As filed with the Securities and Exchange Commission on February 2, 2024

Registration No. 333- 276670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

1847 HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	5700	38-3922937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 417-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellery W. Roberts
Chief Executive Officer

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 417-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Ross Carmel, Esq. Jeffrey Wofford, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 (212) 930-970

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2024

Up to 3,424,658 Common Shares and/or

Pre-Funded Warrants to Purchase Common Shares

We are offering up to 3,424,658 common shares, based on an assumed public offering price of $1.46 per share, the closing price of our common shares on January 31, 2024. We are also offering to each purchaser of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering the opportunity to purchase pre-funded warrants in lieu of common shares. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of our outstanding common shares. Each pre-funded warrant will be exercisable for one common share. The purchase price of each pre-funded warrant will be equal to the price per share, minus $0.01, and the exercise price of each pre-funded warrant will be equal to $0.01 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. See “Description of Securities” for more information.

Our common shares are listed on NYSE American under the symbol “EFSH.” On January 31, 2024, the closing price of our common shares on NYSE American was $1.46. We do not intend to apply for the listing of the pre-funded warrants on NYSE American or any other national securities exchange, and we do not expect a market to develop for the pre-funded warrants.

There is no minimum number of shares or minimum aggregate amount of proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering by delivery versus payment/receipt versus payment upon receipt of investor funds. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Spartan Capital Securities, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent is not purchasing or selling any of the securities we are offering and is not required to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public amount, placement agent’s fee and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below and to provide certain other compensation to the placement agent. See “Plan of Distribution” for more information regarding these arrangements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of this prospectus.

	Per Share(1)	Total
Public offering price	$1.46	$5,000,000
Placement agent fees(2)	$0.12	$400,000
Proceeds, before expenses, to us(3)	$1.34	$4,600,000

(1)	Based on an assumed public offering price of $1.46 per share, the closing price of our common shares on January 31, 2024.

(2)	The placement agent will receive compensation in addition to the placement agent fees. See “Plan of Distribution” for a complete description of the compensation arrangements.

(3)	We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $295,000.

We expect to deliver the common shares and/or pre-funded warrants against payment in New York, New York on or about               , 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Spartan Capital Securities, LLC

The date of this prospectus is          , 2024

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Neither we nor the placement agent has authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the placement agent are offering to sell our securities and seeking offers to buy our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the placement agent has done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Plan of Distribution” and “Material U.S. Federal Income Tax Considerations” for additional information on these restrictions.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus and the historical financial statements and the notes thereto included in this prospectus. You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus before deciding to buy our securities.

Unless otherwise indicated by the context, reference in this prospectus to “we,” “us,” “our,” “our company” and similar references are to the combined business of 1847 Holdings LLC and its consolidated subsidiaries.

Our Company

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America.

On May 28, 2020, our subsidiary 1847 Asien Inc., or 1847 Asien, acquired Asien’s Appliance, Inc., a California corporation, or Asien’s. Asien’s has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

On September 30, 2020, our subsidiary 1847 Cabinet Inc., or 1847 Cabinet, acquired Kyle’s Custom Wood Shop, Inc., an Idaho corporation, or Kyle’s. Kyle’s is a leading custom cabinetry maker servicing contractors and homeowners since 1976 in Boise, Idaho and the surrounding area. Kyle’s focuses on designing, building, and installing custom cabinetry primarily for custom and semi-custom builders.

On March 30, 2021, our subsidiary 1847 Wolo Inc., or 1847 Wolo, acquired Wolo Mfg. Corp., a New York corporation, and Wolo Industrial Horn & Signal, Inc., a New York corporation (which we collectively refer to as Wolo). Headquartered in Deer Park, New York and founded in 1965, Wolo designs and sells horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

On October 8, 2021, our subsidiary 1847 Cabinet acquired High Mountain Door & Trim Inc., a Nevada corporation, or High Mountain, and Sierra Homes, LLC d/b/a Innovative Cabinets & Design, a Nevada limited liability company, or Innovative Cabinets. Headquartered in Reno, Nevada and founded in 2014, High Mountain specializes in all aspects of finished carpentry products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others, working primarily with large homebuilders of single-family homes and commercial and multi-family developers. Innovative Cabinets is headquartered in Reno, Nevada and was founded in 2008. It specializes in custom cabinetry and countertops for a client base consisting of single-family homeowners, builders of multi-family homes, as well as commercial clients.

On February 9, 2023, our subsidiary 1847 ICU Holdings Inc., or 1847 ICU, acquired ICU Eyewear Holdings, Inc., a California corporation, and its subsidiary ICU Eyewear, Inc., a California corporation, which we collectively refer to as ICU Eyewear. Headquartered in Hollister, California and founded in 1956, ICU Eyewear specializes in the sale and distribution of reading eyewear and sunglasses, blue light blocking eyewear, sun readers, and other outdoor specialty sunglasses, as well as select health and personal care items, including face masks.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to make and grow regular distributions to our common shareholders and increase common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Our Manager

We have engaged 1847 Partners LLC, which we refer to as our manager, to manage our day-to-day operations and affairs, oversee the management and operations of our businesses and perform certain other services on our behalf, subject to the oversight of our board of directors. We believe that our manager’s expertise and experience is a critical factor in executing our strategy to make and grow regular distributions to our common shareholders and increase common shareholder value over time. Ellery W. Roberts, our Chief Executive Officer, is the sole manager of our manager and, as a result, our manager is an affiliate of Mr. Roberts.

At our inception, our manager engaged Ellery W. Roberts as our Chief Executive Officer. Mr. Roberts is also an employee of our manager and is seconded to our company, which means that he has been assigned by our manager to work for our company during the term of the management services agreement. Although Mr. Roberts is an employee of our manager, he reports directly to our board of directors.

We entered into a management services agreement with our manager on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed.

Our manager owns all of our allocation shares, which are a separate class of limited liability company interests. The allocation shares generally will entitle our manager to receive a 20% profit allocation upon the sale of a particular subsidiary, calculated based on whether the gains generated by such sale (in excess of a high-water mark) plus certain historical profits of the subsidiary exceed an annual hurdle rate of 8% (which rate is multiplied by the subsidiary’s average share of our consolidated net assets). Once such hurdle rate has been exceeded then the profit allocation becomes payable to our manager as described in “The Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation.”

Our Market Opportunity

We acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, in 2022 platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.6x to 9.3x trailing twelve month adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) versus 6.5x to 7.1x trailing twelve month adjusted EBITDA, respectively).

We believe that the following factors contribute to lower acquisition multiples for small businesses:

●	there are typically fewer potential acquirers for these businesses;

●	third-party financing generally is less available for these acquisitions;

●	sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

●	these businesses are generally less frequently sold pursuant to an auction process.

We believe that our management team’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses. See “Management” for more information about our management team.

We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses. In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to make and grow regular distributions to our common shareholders and to increase common shareholder value over the long term. We plan to continue focusing on acquiring businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

Unlike buyers of small businesses that rely on significant leverage to consummate acquisitions, we plan to limit the use of third-party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Our Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we seek to grow the earnings and cash flow of acquired companies and, in turn, grow regular distributions to our common shareholders and to increase common shareholder value over time. We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our businesses.

We seek to acquire and manage small businesses. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager oversees and supports the management team of our businesses by, among other things:

●	recruiting and retaining managers to operate our businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

●	regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

●	assisting the management teams of our businesses in their analysis and pursuit of prudent organic growth strategies;

●	identifying and working with business management teams to execute on attractive external growth and acquisition opportunities;

●	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

●	providing the management teams of our businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

●	forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

●	recruit and develop management teams for our businesses that are familiar with the industries in which our businesses operate;

●	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

●	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

●	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

●	develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Our Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately held businesses and large corporate parents seek to dispose of their “non-core” operations.

We believe that the greatest opportunities for generating consistently positive annual returns and, ultimately, residual returns on capital invested in acquisitions will result from targeting capital light businesses operating in niche geographical markets with a clearly identifiable competitive advantage within the following industries: business services, consumer services, consumer products, consumable industrial products, industrial services, niche light manufacturing, distribution, alternative/specialty finance and in select cases, specialty retail. While we believe that the professional experience of our management team within the industries identified above will offer the greatest number of acquisition opportunities, we will not eschew opportunities if a business enjoys an inarguable moat around its products and services in an industry which our management team may have less familiarity.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition. Our previous acquisitions met these acquisition criteria.

We benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management teams’ experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, our manager will:

●	engage in a substantial level of internal and third-party due diligence;

●	critically evaluate the management team;

●	identify and assess any financial and operational strengths and weaknesses of any target business;

●	analyze comparable businesses to assess financial and operational performances relative to industry competitors;

●	actively research and evaluate information on the relevant industry; and

●	thoroughly negotiate appropriate terms and conditions of any acquisition.

The process of acquiring new businesses is time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. Although we expect our manager to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which it does not recommend any new acquisitions to us.

Upon an acquisition of a new business, we rely on our manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

We intend to raise capital for additional acquisitions primarily through debt financing, primarily at our operating company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Our primary corporate purpose is to own, operate and grow our operating businesses.  However, in addition to acquiring businesses, we expect to sell businesses that we own from time to time. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame.  We may also decide to own and operate some or all of our businesses in perpetuity if our board believes that it makes sense to do so. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general corporate purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase regular common shareholder distributions over time.

Summary of Our Businesses

Construction

Our construction business is operated through our subsidiaries Kyle’s, High Mountain and Innovative Cabinets. This business segment accounted for approximately 64.9% and 39.8% of our total revenues for the years ended December 31, 2022 and 2021, respectively, and for approximately 59.1% and 65.9% of our total revenues for the nine months ended September 30, 2023 and 2022, respectively.

We specialize in all aspects of finished carpentry and related products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others. We also install windows and kitchen countertops. We primarily service large homebuilders and homeowners of single-family homes and commercial and multi-family developers in the greater Reno-Sparks-Fernley metro area in Nevada and in the Boise, Idaho area.

Our construction segment generated revenues of $31,768,907 and $12,203,890 for the years ended December 31, 2022 and 2021, respectively, and $31,647,199 and $26,000,227 for the nine months ended September 30, 2023 and 2022, respectively.

Eyewear Products

Our eyewear products business is operated by ICU Eyewear. This segment, which we acquired in the first quarter of 2023, accounted for approximately 21.5% of our total revenues for the nine months ended September 30, 2023.

ICU Eyewear, which was founded in 1956 and is headquartered in Hollister, California, is a leading designer of over-the-counter, or OTC, non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers and outdoor specialty sunglasses, as well as select health and personal care items, such as surgical face masks. We sell our products to big-box national retail chains, through various distributors, as well as online direct to consumer sales. We believe that we are the only OTC eyewear supplier in the U.S. to have meaningful penetration in all significant retail channels including grocery, specialty, office supply, pharmacy, and outdoor sports stores.

ICU Eyewear generated revenues of $20,446,381 and $22,032,654 for the years ended December 31, 2022 and 2021, respectively, and $11,530,027 for the period from February 9, 2023 (date of acquisition) to September 30, 2023.

Retail and Appliances

Our retail and appliances business is operated by Asien’s. This business segment accounted for approximately 21.8% and 41.6% of our total revenues for the years ended December 31, 2022 and 2021, respectively, and for approximately 12.9% and 21.1% of our total revenues for the nine months ended September 30, 2023 and 2022, respectively.

Since 1948, we have been providing a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing in the North Bay area of Sonoma County, California. Our main focus is delivering personal sales and exceptional service to our customers at competitive prices.

We operate one of the area’s oldest appliance stores and are well known and highly respected throughout the North Bay area. We have strong, established relationships with customers and contractors in the community. We provide products and services to a diverse group of customers, including homeowners, builders, and designers. As a member of BrandSource, a buying group that offers vendor programs, factory direct deals, marketing support, opportunity buys, close-outs, consumer rebates, finance offers, and similar benefits, we offer a full line of top brands from U.S. and international manufacturers.

Our retail and appliances segment generated revenues of $10,671,129 and $12,741,063 for the years ended December 31, 2022 and 2021, respectively, and $6,887,589 and $8,322,500 for the nine months ended September 30, 2023 and 2022, respectively.

Automotive Supplies

Our automotive supplies business is operated by Wolo. This business segment accounted for approximately 13.3% and 18.6% of our total revenues for the years ended December 31, 2022 and 2021, respectively, and for approximately 6.6% and 13.0% of our total revenues for the nine months ended September 30, 2023 and 2022, respectively.

Our automotive supplies business is headquartered in Deer Park, New York and was founded in 1965. We design and sell horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offer vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, we sell our products to big-box national retail chains, through specialty and industrial distributors, as well as on- line/mail order retailers and original equipment manufacturers, or OEMs.

Our automotive supplies segment generated revenues of $6,489,088 and $5,716,031 for the years ended December 31, 2022 and 2021, respectively, and $3,507,383 and $5,114,755 for the nine months ended September 30, 2023 and 2022, respectively.

Our Structure

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement governing our company and differ from those applying to a Delaware corporation. See “Description of Securities” for more information about the operating agreement. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation.

Our company is classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company is not expected to incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, deduction and credit. As a holder of our shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our net taxable income. We will file a partnership return with the Internal Revenue Service, or IRS, and will issue you with tax information, including a Schedule K-1, setting forth your allocable share of our income, gain, loss, deduction, credit and other items. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

We currently have four classes of limited liability company interests - the common shares, the series A senior convertible preferred shares, the series B senior convertible preferred shares and the allocation shares. All of our allocation shares have been and will continue to be held by our manager. See “Description of Securities” for more information about our shares.

Our Competitive Advantages

We believe that our manager’s collective investment experience and approach to executing our investment strategy provide us with several competitive advantages. These competitive advantages, certain of which are discussed below, have enabled our management to generate very attractive risk- adjusted returns for investors in their predecessor firms.

Robust Network. Through their activities with their predecessor firms and their comprehensive marketing capabilities, we believe that the management team of our manager has established a “top of mind” position among investment bankers and business brokers targeting small businesses. By employing an institutionalized, multi-platform marketing strategy, we believe our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our presence and credibility in the small business market. In contrast to many other buyers of and investors in small businesses, we believe that we can buy businesses at value-oriented multiples and through our asset management activities with a group of professional, experienced and talented operating partners, create appreciable value. We believe our experience, track record and consistent execution of our marketing and investment activities will allow us to maintain a leadership position as the preferred partner for today’s small business market.

Disciplined Deal Sourcing. We employ an institutionalized, multi-platform approach to sourcing new acquisition opportunities. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events. We supplement these activities by retaining selected intermediary firms to conduct targeted searches for opportunities in specific categories on an opportunistic basis. As a result of the significant time and effort spent on these activities, we believe we established close relationships and unique “top of mind” awareness with many of the most productive intermediary sources for small business acquisition opportunities in the United States. While reinforcing our market leadership, this capability enables us to generate a large number of attractive acquisition opportunities.

Differentiated Acquisition Capabilities in the Small Business Market. We deploy a differentiated approach to acquiring businesses in the small business market. Our management concentrates their efforts on mature companies with sustainable value propositions, which can be supported by our resources and institutional expertise. Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements. We believe our commitment to conservative capital structures and valuation will enhance each acquired operating subsidiary’s ability to deliver consistent levels of cash available for distribution, while additionally supporting reinvestment for growth.

Value Proposition for Business Owners. We employ a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of the target’s owners and management team. In addition to serving as an exit pathway for sellers, we seek to align our interests with the sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition and by typically allowing the incumbent management team to retain operating control of the acquired operating subsidiary on a day-to-day basis. We believe that our company is an appealing buyer for small business owners and managers due to our track record of capitalizing portfolio companies conservatively, enhancing our ability to execute on its strategic initiatives and adding equity value. As a result, we believe business owners and managers will find our company to be a dynamic, value-added buyer that brings considerable resources to achieve their strategic, capital and operating needs, resulting in substantial value creation for the operating subsidiary.

Operating Partner. Our manager has consistently worked with a strong network of seasoned operating partners - former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries. We believe that our operating partner model will enable us to make a significant improvement in the operating subsidiary, as compared to other buyers, such as traditional private equity firms, which rely principally upon investment professionals to make acquisition/investment and monitoring decisions regarding not only the business, financial and legal due diligence aspects of a business but also the more operational aspects including industry dynamics, management strength and strategic growth initiatives. We typically engage an operating partner soon after identifying a target business for acquisition, enhancing our acquisition judgment and building the acquisition team’s relationship with the subsidiary’s management team. Operating partners usually serve as a member of the board of directors of an operating subsidiary and spend two to four days per month working with the subsidiary’s management team. We leverage the operating partner’s extensive experience to build the management team, improve operations and assist with strategic growth initiatives, resulting in value creation.

Small Business Market Experience. We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries. Our manager’s investment experience in the small business market prior to forming our company has further contributed to our institutional expertise in the acquisition, strategic and operational decisions critical to the long-term success of small businesses. Since 2000, the management team of our manager has collectively been presented with several thousand investment opportunities and actively worked with more than 30 small businesses on all facets of their strategy, development and operations, which we have successfully translated into unique, institutionalized capabilities directed towards creating value in small businesses.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Structure

●	The impact of geopolitical conflicts may adversely affect our business and results of operations.

●	Our auditors have issued a going concern opinion on our audited financial statements.

●	We may not be able to effectively integrate the businesses that we acquire.

●	We may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

●	We may not be able to successfully fund acquisitions due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

●	If we are unable to generate sufficient cash flow from the anticipated dividends and interest payments that we expect to receive from our businesses, we may not be able to make distributions to our shareholders.

Risks Related to Our Construction Business

●	The loss of any of our key customers could have a materially adverse effect on our results of operations.

●	Our business primarily relies on U.S. home improvement, repair and remodel and new home construction activity levels, all of which are impacted by risks associated with fluctuations in the housing market.

●	Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

●	The nature of our custom carpentry business exposes us to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings.

●	We have historically depended on a limited number of third parties to supply key finished goods and raw materials to us.

Risks Related to Our Eyewear Products Business

●	If we are unable to successfully introduce new products, develop our brands, and maintain a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

●	Our business depends on our ability to build and maintain strong brands.

●	The loss of any of our key customers could have a materially adverse effect on our results of operations.

●	We are dependent upon relationships with manufacturers, including many located in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

●	We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and the results of operations.

●	Our business is highly competitive.

Risks Related to Our Retail and Appliances Business

●	If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

●	Our business depends on our ability to build and maintain strong brands.

●	Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

●	Our business is highly competitive.

●	We may be subject to product liability and other similar claims if people or property are harmed by the products we sell.

●	Risks associated with the suppliers from whom our products are sourced, including supply chain delays and cost increases, could materially adversely affect our financial performance as well as our reputation and brand.

Risks Related to Our Automotive Supply Business

●	If we fail to offer a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

●	We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and results of operations.

●	We are dependent upon relationships with manufacturers in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

●	If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

●	We face exposure to product liability lawsuits.

●	Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Risks Related to Our Relationship with Our Manager

●	Termination of the management services agreement will not affect our manager’s rights to receive profit allocations and removal of our manager may cause us to incur significant fees.

●	Our manager and the members of our management team may engage in activities that compete with us or our businesses.

●	The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for distributions to shareholders and for operations.

●	Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for distributions to our shareholders.

Risks Related to This Offering and Ownership of Our Common Shares

●	We may not be able to maintain a listing of our common shares on NYSE American.

●	The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through future equity financings.

●	Our series A senior convertible preferred shares and series B senior convertible preferred shares are senior to our common shares as to distributions and in liquidation, which could limit our ability to make distributions to our common shareholders.

●	We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

Corporate Information

Our principal executive offices are located at 590 Madison Avenue, 21st Floor, New York, NY 10022 and our telephone number is 212-417-9800. We maintain a website at www.1847holdings.com. Kyle’s maintains a website at www.kylescabinets.com, Innovative Cabinets maintains a website at www.innovativecabinetsanddesign.com, ICU Eyewear maintains a website at icueyewear.com, Asien’s maintains a website at www.asiensappliance.com and Wolo maintains a website at www.wolo-mfg.com. Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus.

Reverse Splits

On September 11, 2023, we effected a 1-for-25 reverse split of our outstanding common shares. On January 8, 2024, we effected a 1-for-4 reverse split of our outstanding common shares. All share and per share data set forth in this prospectus have been retroactively adjusted to reflect these reverse share splits.

The Offering

Securities being offered:

Up to 3,424,658 common shares on a best-efforts basis, based on an assumed public offering price of $1.46 per share, the closing price of our common shares on January 31, 2024. The actual public offering price will be determined between the placement agent and us based on market conditions at the time of pricing and the actual number of shares we will offer will be determined based on the actual public offering price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering to each purchaser of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering the opportunity to purchase pre-funded warrants in lieu of common shares. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of our outstanding common shares. Each pre-funded warrant will be exercisable for one common share. The purchase price of each pre-funded warrant will be equal to the price per share, minus $0.01, and the exercise price of each pre-funded warrant will be equal to $0.01 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis.

Best efforts offering:	We have agreed to offer and sell the securities offered hereby to the purchasers through a placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best-efforts to solicit offers to purchase the securities offered by and under this prospectus. See “Plan of Distribution” section beginning on page 157 for more information.

Common shares to be outstanding after this offering:(1)	4,340,239 common shares if the maximum number of shares being offered are sold (assuming that no pre-funded warrants are issued).

Use of proceeds:

We estimate that we will receive net proceeds of approximately $4.3 million if the maximum number of shares being offered are sold, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay certain debt and for working capital and general corporate purposes, which could include future acquisitions, capital expenditures and working capital. See “Use of Proceeds” on page 58 for more information.

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15.

Lock-up:	We, all of our directors and officers, and the holders of 5% or more of our outstanding common shares, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common shares or other securities convertible into or exercisable or exchangeable for our common shares for a period of three (3) months after this offering is completed without the prior written consent of the placement agent. See “Plan of Distribution” beginning on page 157 for more information.

Trading market and symbol:	Our common shares are listed on NYSE American under the symbol “EFSH.” We do not intend to apply for the listing of the pre-funded warrants on NYSE American or any other national securities exchange, and we do not expect a market to develop for the pre-funded warrants.

Transfer agent:	The transfer agent and registrar for our common shares is VStock Transfer, LLC.

(1)	The number of common shares outstanding immediately following this offering is based on 915,581 common shares outstanding as of January 31, 2024 and excludes:

●	166,225 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

●	91,567 common shares issuable upon the conversion of our outstanding series B senior convertible preferred shares;

●	135,615 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $33.86 per share;

●	common shares issuable upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,860,000, which are convertible into our common shares at a conversion price of $2.7568 (subject to adjustment);

●	common shares issuable upon the conversion of promissory notes in the aggregate principal amount of $1,222,408, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00;

●	common shares issuable upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00;

●	common shares issuable upon the exchange of 6% subordinated convertible promissory notes in the principal amount of $2,520,345, which are exchangeable for our common shares at an exchange price equal to the higher of $1,000 or the 30-day volume weighted average price of our common shares; and

●	20,000 common shares that are reserved for issuance under our 2023 Equity Incentive Plan.

Summary Consolidated Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary consolidated financial data as of December 31, 2022 and 2021 and for the years then ended are derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary consolidated financial data as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with our historical financial statements and related notes. Our financial statements fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Nine Months Ended September 30,		Years Ended December 31,
	2023	2022	2022	2021
	(unaudited)	(unaudited)
Statements of Operations Data
Total revenues	$53,572,198	$39,437,482	$48,929,124	$30,660,984
Total operating expenses	55,269,251	40,533,846	54,668,632	31,764,883
Loss from operations	(1,697,053)	(1,096,364)	(5,739,508)	(1,103,899)
Total other income (expense)	(6,826,567)	(5,862,134)	(6,739,405)	(2,399,119)
Net loss from continuing operations before income taxes	(8,523,620)	(6,958,498)	(12,478,913)	(3,503,018)
Income tax benefit (expense) from continuing operations	(258,007)	1,411,000	1,677,000	(218,139)
Net loss from continuing operations	(8,781,627)	(5,547,498)	(10,801,913)	(3,721,157)
Net income from discontinued operations	-	-	-	240,405
Net loss	$(8,781,627)	$(5,547,498)	$(10,801,913)	$(3,480,752)
Net loss attributable to non-controlling interests from continuing operations	(295,125)	(456,500)	(642,313)	(284,372)
Net income attributable to non-controlling interests from discontinued operations	-	-	-	108,182
Net loss attributable to company	$(8,486,502)	$(5,090,998)	$(10,159,600)	$(3,304,562)
Preferred share dividends	(453,121)	(697,312)	(899,199)	(984,176)
Deemed dividends	(2,397,000)	(9,012,730)	(9,012,730)	(1,527,086)
Net loss attributable to common shareholders	$(11,336,623)	$(14,801,040)	$(20,071,529)	$(5,815,824)
Loss per share from continuing operations – basic	$(56.02)	$(701.74)	$(836.28)	$(489.75)
Loss per share from continuing operations – diluted	$(56.02)	$(701.74)	$(836.28)	$(208.15)

EBITDA	$3,042,052	$(1,717,116)	$(5,847,061)	$(1,057,094)
Adjusted EBITDA	$2,226,820	$1,913,395	$(1,725,063)	$1,348,488

	As of September 30, 2023	As of December 31, 2022	As of December 31, 2021
	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$2,056,751	$1,079,355	$1,383,533
Total current assets	25,367,659	11,225,701	11,136,774
Total assets	60,695,233	45,484,699	47,006,547
Total current liabilities	24,749,424	14,161,291	12,432,466
Total liabilities	58,210,015	42,594,865	45,449,472
Total mezzanine equity	-	-	1,655,404
Total shareholders’ equity (deficit)	2,491,844	2,601,335	(1,029,141)
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	60,695,233	45,484,699	$47,006,547

Reconciliation of Non-GAAP Financial Measures

In this prospectus, we have disclosed certain “non-GAAP” financial measures, including EBITDA and adjusted EBITDA. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flow that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in our financial statements, and vice versa for measures that include amounts, or are subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure as calculated and presented. Non-GAAP financial measures are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not meant to be a substitute for GAAP, and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.

EBITDA, or earnings before interest, income taxes, depreciation and amortization, is calculated as net income (loss) before interest expense, income tax expense (benefit), depreciation expense and amortization expense.

Adjusted EBITDA is calculated utilizing the same calculation as described above in arriving at EBITDA further adjusted by: (i) other income and expenses; (ii) acquisition costs, which consist of transaction costs (legal, accounting, due diligence and the like) incurred in connection with the acquisition of a business expensed during the period; (iii) management fees, which reflect fees due quarterly to our manager in connection with our management services agreement; (iv) allocations of corporate overhead (including executive compensation) or other administrative costs that arise from the ownership of our operating subsidiaries (once acquired) by our acquisition subsidiary or by us as the ultimate holding company, including allocations of supervisory, centralized or other parent level expense items; (v) one-time extraordinary expenses or losses; (vi) impairment charges, which reflect write downs to goodwill or other intangible assets; (vii) gains or losses recorded in connection with the sale of fixed assets; and (vii) gains or losses recognized upon the sale of a business.

To provide investors with additional information about our financial results, we disclose within this prospectus EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. These metrics are derived exclusively from our financial statements. We have provided below a reconciliation between EBITDA and Adjusted EBITDA and net income (loss). Net income (loss) is the most directly comparable financial measure prepared in accordance with GAAP.

We have included EBITDA and Adjusted EBITDA in this prospectus because we believe it enhances investors’ understanding of our operating results. EBITDA and Adjusted EBITDA is provided because management believes it is an important measure of financial performance commonly used to determine the value of companies, to define standards for borrowing from institutional lenders and because it is the primary measure used by management to evaluate our performance.

Some limitations of EBITDA and Adjusted EBITDA are:

●	EBITDA and Adjusted EBITDA do not reflect the interest expense of, or the cash requirements necessary to, service interest or principal payments on our debts;

●	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

●	other companies may calculate EBITDA or Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure.

The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2023	2022	2022	2021
Net loss	$(8,781,627)	$(5,547,498)	$(10,801,913)	$(3,480,752)
Interest expense	9,747,299	3,714,623	4,594,740	1,296,537
Income tax (benefit) expense	258,007	(1,411,000)	(1,677,000)	218,139
Depreciation and amortization	1,818,373	1,526,759	2,037,112	908,982
EBITDA	3,042,052	(1,717,116)	(5,847,061)	(1,057,094)
Other (income) expense	135,232	(3,431)	11,450	(876)
Gain on forgiveness of debt	-	-	-	(360,302)
Gain on disposal of property and equipment	(18,026)	(47,690)	(65,417)	(10,885)
Gain on disposition of subsidiary	-	-	-	(3,282,804)
Gain on bargain purchase	(2,639,861)	-	-	-
Loss on extinguishment of debt	-	2,039,815	2,039,815	137,692
Loss on change in fair value of warrant liability	27,900	-	-	-
Gain on change in fair value of derivative liabilities	(425,977)	-	-	-
Loss on redemption of preferred shares	-	-	-	4,017,553
Loss on write-down of contingent note payable	-	158,817	158,817	602,204
1847 operations team*	1,130,500	658,000	877,333	428,000
Management fees*	975,000	825,000	1,100,000	875,000
Adjusted EBITDA	$2,226,820	$1,913,395	$(1,725,063)	$1,348,488

*	We have elected to include these items as we believe that a prospective purchaser considering a purchase of our company would also add back these items when assessing the value of our company. We believe that the addition of these items is reflective of how a potential purchaser of our company would assess our operating cashflow.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Structure

The impact of geopolitical conflicts may adversely affect our business and results of operations.

We acquire inventory in regions outside the United States, including Asia. As a result, our operations are affected by economic, political and other conditions in the foreign countries in which we do business as well as U.S. laws regulating international trade. Specifically, instability in the geopolitical environment in many parts of the world (including as a result of the on-going Russia and Ukraine war, and increasingly tense China-Taiwan relations) and other disruptions may continue to put pressure on global economic conditions. Notably, approximately 90% of Wolo’s vendor base is located in China and supply chain issues have escalated shipping costs by over 400% from 2020. In addition, all of ICU Eyewear’s manufacturing is outsourced to contract manufacturers, including many located in China and Taiwan. Asien’s has also experienced ongoing supply chain delays and cost increases with appliance manufacturers. Our inability to respond to and manage the potential impact of such events effectively could have a material adverse effect on our business, financial condition, and results of operations.

In addition, countries across the globe are instituting sanctions and other penalties against Russia and are becoming more wary of China. While we do not have operations in, and do not obtain product from, Russia or Ukraine, the retaliatory measures that have been taken, and could be taken in the future, by the U.S., NATO, and other countries have created global security concerns that could result in broader European military and political conflicts and otherwise have a substantial impact on regional and global economies, any or all of which could adversely affect our business.

While the broader consequences are uncertain at this time, the continuation and/or escalation of the Russian and Ukraine conflict, along with any expansion of the conflict to surrounding areas, create a number of risks that could adversely impact our business, including:

●	increased inflation and significant volatility in commodity prices;

●	disruptions to our technology infrastructure, including through cyberattacks, ransom attacks or cyber-intrusion;

●	adverse changes in international trade policies and relations;

●	our ability to maintain or increase our prices, including freight in response to rising fuel costs;

●	disruptions in global supply chains;

●	increased exposure to foreign currency fluctuations; and

●	constraints, volatility or disruption in the credit and capital markets.

Our auditors have issued a going concern opinion on our audited financial statements.

Although our audited financial statements for the year ended December 31, 2022 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2022 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. We have generated losses since inception and have relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflow from operations. For the year ended December 31, 2022, we incurred a net loss of $10,801,913 (before deducting losses attributable to non-controlling interests) and cash flows used in operations of $4,131,477. For the nine months ended September 30, 2023, we incurred a net loss of $8,781,627 (before deducting losses attributable to non-controlling interests) and cash flows used in operations of $5,697,319.

Notwithstanding the foregoing, management believes, based on our operating plan, that current working capital and current and expected additional financing is sufficient to fund operations and satisfy our obligations as they come due for at least one year from the financial statement issuance date. However, we do believe additional funds are required to execute our business plan and our strategy of acquiring additional businesses. The funds required to execute our business plan will depend on the size, capital structure and purchase price consideration that the seller of a target business deems acceptable in a given transaction. The amount of funds needed to execute our business plan also depends on what portion of the purchase price of a target business the seller of that business is willing to take in the form of seller notes or our equity or equity in one of our subsidiaries.

Although we do not believe that we will require additional cash to continue our operations over the next twelve months, there are no assurances that we will be able to raise our revenues to a level which supports profitable operations and provides sufficient funds to pay obligations in the future. Our prior losses have had, and will continue to have, an adverse effect on our financial condition. In addition, continued operations and our ability to acquire additional businesses may be dependent on our ability to obtain additional financing in the future, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through our operations, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

We may not be able to effectively integrate the businesses that we acquire.

Our ability to realize the anticipated benefits of acquisitions will depend on our ability to integrate those businesses with our own. The combination of multiple independent businesses is a complex, costly and time-consuming process and there can be no assurance that we will be able to successfully integrate businesses into our business, or if such integration is successfully accomplished, that such integration will not be costlier or take longer than presently contemplated. Integration of future acquisitions may include various risks and uncertainties, including the factors discussed in the paragraph below. If we cannot successfully integrate and manage the businesses within a reasonable time, we may not be able to realize the potential and anticipated benefits of such acquisitions, which could have a material adverse effect on our share price, business, cash flows, results of operations and financial position.

We will consider other acquisitions that we believe will complement, strengthen and enhance our growth. We evaluate opportunities on a preliminary basis from time to time, but these transactions may not advance beyond the preliminary stages or be completed. Such acquisitions are subject to various risks and uncertainties, including:

●	the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are in diverse geographic regions) and achieve expected synergies;

●	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

●	the inability to maintain uniform standards, controls, procedures and policies;

●	the need or obligation to divest portions of the acquired companies;

●	the potential failure to identify material problems and liabilities during due diligence review of acquisition targets;

●	the potential failure to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses; and

●	the challenges associated with operating in new geographic regions.

Our future success is dependent on the employees of our manager, our manager’s operating partners and the management team of our business, the loss of any of whom could materially adversely affect our financial condition, business and results of operations.

Our future success depends, to a significant extent, on the continued services of the employees of our manager. The loss of their services may materially adversely affect our ability to manage the operations of our businesses. The employees of our manager may leave our manager and go to companies that compete with us in the future. In addition, we depend on the assistance provided by our manager’s operating partners in evaluating, performing diligence on and managing our businesses. The loss of any employees of our manager or any of our manager’s operating partners may materially adversely affect our ability to implement or maintain our management strategy or our acquisition strategy.

The future success of our existing and future businesses also depends on the respective management teams of those businesses because we intend to operate our businesses on a stand-alone basis, primarily relying on their existing management teams for day-to-day operations. Consequently, their operational success, as well as the success of any organic growth strategy, will be dependent on the continuing efforts of the management teams of our businesses. We will seek to provide these individuals with equity incentives and to have employment agreements with certain persons we have identified as key to their businesses. However, these measures may not prevent these individuals from leaving their employment. The loss of services of one or more of these individuals may materially adversely affect our financial condition, business and results of operations.

We may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

We acquire small businesses in various industries. Generally, because such businesses are privately held, we may experience difficulty in evaluating potential target businesses as much of the information concerning these businesses is not publicly available. Therefore, our estimates and assumptions used to evaluate the operations, management and market risks with respect to potential target businesses may be subject to various risks and uncertainties. Further, the time and costs associated with identifying and evaluating potential target businesses and their industries may cause a substantial drain on our resources and may divert our management team’s attention away from the operations of our businesses for significant periods of time.

In addition, we may have difficulty effectively integrating and managing acquisitions. The management or improvement of businesses we acquire may be hindered by a number of factors, including limitations in the standards, controls, procedures and policies implemented in connection with such acquisitions. Further, the management of an acquired business may involve a substantial reorganization of the business’ operations resulting in the loss of employees and customers or the disruption of our ongoing businesses. We may experience greater than expected costs or difficulties relating to an acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition.

We face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities.

We have been formed to acquire and manage small businesses. In pursuing such acquisitions, we expect to face strong competition from a wide range of other potential purchasers. Although the pool of potential purchasers for such businesses is typically smaller than for larger businesses, those potential purchasers can be aggressive in their approach to acquiring such businesses. Furthermore, we expect that we may need to use third-party financing in order to fund some or all of these potential acquisitions, thereby increasing our acquisition costs. To the extent that other potential purchasers do not need to obtain third-party financing or are able to obtain such financing on more favorable terms, they may be in a position to be more aggressive with their acquisition proposals. As a result, in order to be competitive, our acquisition proposals may need to be aggressively priced, including at price levels that exceed what we originally determined to be fair or appropriate. Alternatively, we may determine that we cannot pursue on a cost-effective basis what would otherwise be an attractive acquisition opportunity.

We may not be able to successfully fund acquisitions due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

In order to make acquisitions, we intend to raise capital primarily through debt financing, primarily at our operating company level, additional equity offerings, the sale of equity or assets of our businesses, offering equity in our company or our businesses to the sellers of target businesses or by undertaking a combination of any of the above. Because the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow at our company level. The sale of additional shares of any class of equity will also be subject to market conditions and investor demand for such shares at prices that may not be in the best interest of our shareholders. These risks may materially adversely affect our ability to pursue our acquisition strategy.

We may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

We may change our strategy at any time without the consent of our shareholders, which may result in our acquiring businesses or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our strategy may increase our exposure to interest rate and currency fluctuations, subject us to regulation under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, or subject us to other risks and uncertainties that affect our operations and profitability.

If we are unable to generate sufficient cash flow from the anticipated dividends and interest payments that we expect to receive from our businesses, we may not be able to make distributions to our shareholders.

Our primary business is the holding and managing of controlling interests in our operating businesses. Therefore, we will be dependent upon the ability of our businesses to generate cash flows and, in turn, distribute cash to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us, first, to satisfy our financial obligations and, second, to make distributions to our common shareholders. The ability of our businesses to make payments to us may also be subject to limitations under the laws of the jurisdictions in which they are incorporated or organized. If, as a consequence of these various restrictions or otherwise, we are unable to generate sufficient cash flow from our businesses, we may not be able to declare, or may have to delay or cancel payment of, distributions to our common shareholders.

In addition, the put price and profit allocation will be payment obligations and, as a result, will be senior in right to the payment of any distributions to our shareholders. Further, we are required to make a profit allocation to our manager upon satisfaction of applicable conditions to payment. See “The Manager—Our Manager as an Equity Holder” for more information about our manager’s put right and profit allocation.

Our loans with third parties contain certain terms that could materially adversely affect our financial condition.

We and our subsidiaries are parties to certain loans with third parties, which are secured by the assets of our subsidiaries.  The loans agreements contain customary representations, warranties and affirmative and negative financial and other covenants. If an event of default were to occur under any of these loans, the lender thereto may pursue all remedies available to it, including declaring the obligations under its respective loan immediately due and payable, which could materially adversely affect our financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further discussion regarding our borrowing activities.

In the future, we may seek to enter into other credit facilities to help fund our acquisition capital and working capital needs. These credit facilities may expose us to additional risks associated with leverage and may inhibit our operating flexibility and reduce cash flow available for payment of distributions to our shareholders.

We may seek to enter into other credit facilities with third-party lenders to help fund our acquisitions. Such credit facilities will likely require us to pay a commitment fee on the undrawn amount and will likely contain a number of affirmative and restrictive covenants.

If we violate any such covenants, our lenders could accelerate the maturity of any debt outstanding and we may be prohibited from making any distributions to our shareholders. Such debt may be secured by our assets, including the stock we may own in businesses that we acquire and the rights we have under intercompany loan agreements that we may enter into with our businesses. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by businesses that we currently manage and may acquire in the future and distributed or paid to us. Any failure to comply with the terms of our indebtedness may have a material adverse effect on our financial condition.

In addition, we expect that such credit facilities will bear interest at floating rates which will generally change as interest rates change. We will bear the risk that the rates that we are charged by our lenders will increase faster than we can grow the cash flow from our businesses or businesses that we may acquire in the future, which could reduce profitability, materially adversely affect our ability to service our debt, cause us to breach covenants contained in our third-party credit facilities and reduce cash flow available for distribution.

We may engage in a business transaction with one or more target businesses that have relationships with our executive officers, our directors, our manager, our manager’s employees or our manager’s operating partners, or any of their respective affiliates, which may create or present conflicts of interest.

We may decide to engage in a business transaction with one or more target businesses with which our executive officers, our directors, our manager, our manager’s employees, our manager’s operating partners, or any of their respective affiliates, have a relationship, which may create or present conflicts of interest. Regardless of whether we obtain a fairness opinion from an independent investment banking firm with respect to such a transaction, conflicts of interest may still exist with respect to a particular acquisition and, as a result, the terms of the acquisition of a target business may not be as advantageous to our shareholders as it would have been absent any conflicts of interest.

The operational objectives and business plans of our businesses may conflict with our operational and business objectives or with the plans and objective of another business we own and operate.

Our businesses operate in different industries and face different risks and opportunities depending on market and economic conditions in their respective industries and regions. A business’ operational objectives and business plans may not be similar to our objectives and plans or the objectives and plans of another business that we own and operate. This could create competing demands for resources, such as management attention and funding needed for operations or acquisitions, in the future.

If, in the future, we cease to control and operate our businesses or other businesses that we acquire in the future or engage in certain other activities, we may be deemed to be an investment company under the Investment Company Act.

We have the ability to make investments in businesses that we will not operate or control. If we make significant investments in businesses that we do not operate or control, or that we cease to operate or control, or if we commence certain investment-related activities, we may be deemed to be an investment company under the Investment Company Act. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame. If we were deemed to be an investment company, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Securities and Exchange Commission, or the SEC, or modify our investments or organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us or our manager and otherwise will subject us to additional regulation that will be costly and time-consuming.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential shareholders could lose confidence in our financial statements, which would harm the trading price of our common shares.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

A report of our management is included under Item 9A. “Controls and Procedures” included in our Annual Report on Form 10-K for the year ended December 31, 2022. We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor in our annual report. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2022, management identified material weaknesses. These material weaknesses were associated with our lack of (i) appropriate policies and procedures to evaluate the proper accounting and disclosures of key documents and agreements, (ii) adequate segregation of duties with our limited accounting personnel and reliance upon outsourced accounting services and (iii) sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of GAAP commensurate with our financial reporting requirements. We are undertaking remedial measures, which measures will take time to implement and test, to address these material weaknesses. There can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our share price.

Risks Related to Our Construction Business

The loss of any of our key customers could have a materially adverse effect on our results of operations.

Historically, a few long-term recurring contractor customers have accounted for a majority of our revenues. There can be no assurance that we will maintain or improve the relationships with those customers. Our major customers often change each period based on when a given order is placed. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Our business primarily relies on U.S. home improvement, repair and remodel and new home construction activity levels, all of which are impacted by risks associated with fluctuations in the housing market. Downward changes in the general economy, the housing market or other business conditions could adversely affect our results of operations, cash flows and financial condition.

Our business primarily relies on home improvement, repair and remodel and new home construction activity levels in the United States. The housing market is sensitive to changes in economic conditions and other factors, such as the level of employment, access to labor, consumer confidence, consumer income, availability of financing and interest rate levels. Adverse changes in any of these conditions generally, or in any of the markets where we operate, including due to the global pandemic, could decrease demand and could adversely impact our businesses by: causing consumers to delay or decrease homeownership; making consumers more price conscious resulting in a shift in demand to smaller, less expensive homes; making consumers more reluctant to make investments in their existing homes, including large kitchen and bath repair and remodel projects; or making it more difficult to secure loans for major renovations.

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. Also, trends in the financial industry which influence the requirements used by lenders to evaluate potential buyers can result in reduced availability of financing. If interest rates or lending requirements increase and consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, our business, financial condition and results of operations may also be adversely impacted and the impact may be material.

Our custom carpentry business is subject to seasonal and other periodic fluctuations, and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

Our custom carpentry business is subject to seasonal fluctuations. We believe that we can more effectively control and balance our direct labor resources and costs during seasonal variations in our custom carpentry business, depending on the dynamics of the market served. However, extreme winter weather conditions can have an adverse effect on appointments and installations, which typically occur during our fourth and first quarters and can also negatively affect our net sales and operating results. In addition, sales and revenues may decline in the fourth quarter due to the holiday season.

Difficulties in recruiting adequate personnel may have a material adverse effect on our ability to meet our growth expectations.

In order to fulfill our growth expectations, we must recruit, hire, train and retain qualified sales and installation personnel. In particular, during the pandemic, we may experience greater difficulty in fulfilling our personnel needs since our employees are not able to work remotely for installations. When new construction and remodeling are on the rise, recruiting independent contractors to perform our installations becomes more difficult. There can be no assurance that we will have sufficient contractors or employees to fulfill our installation requirements. Our inability to fulfill our personnel needs could have a material adverse effect on our ability to meet our growth expectations.

Increases in the cost of labor, union organizing activity and work stoppages at our facilities or the facilities of our suppliers could materially affect our financial performance.

Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. Currently, none of our employees are represented by labor unions. Strikes or other types of conflicts with personnel could arise or we may become a target for union organizing activity. Some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Any interruption in the production of our products could reduce sales of our products and increase our costs.

In the event of a catastrophic loss of our key manufacturing facility, our business would be adversely affected.

While we maintain insurance covering our facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of our manufacturing facility due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

The nature of our custom carpentry business exposes us to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings.

We are subject to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings relating to the products we install or manufacture that, if adversely determined, could adversely affect our financial condition, results of operations and cash flows. We rely on manufacturers and other suppliers to provide us with most of the products we install. Other than for products manufactured by Kyle’s, we generally do not have direct control over the quality of such products manufactured or supplied by such third-party suppliers. As such, we are exposed to risks relating to the quality of such products. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which would result in significant unexpected costs.

We are also exposed to potential claims arising from the conduct of our employees and contractors, for which we may be contractually liable. We have in the past been, and may in the future be, subject to penalties and other liabilities in connection with injury or damage incurred in conjunction with the installation of our products.

In addition, our contracts, particularly those with large single-family and multi-family homebuilders, contain certain performance and installation schedule requirements. Many factors, some of which our outside of our control, may affect our ability to meet these requirements, including shortages of material or skilled labor, unforeseen engineering problems, work stoppages, weather interference, floods, unanticipated cost increases, and legal or political challenges. If we do not meet these requirements, we may be subject to liquidated damages or other penalties, as well as claims for breach of contract.

Product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings can be expensive to defend and can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. In addition, lawsuits relating to construction defects typically have statutes of limitations that can run as long as ten years. Claims of this nature could also have a negative impact on customer confidence in us and our services. Although we currently maintain what we believe to be suitable and adequate insurance, we may be unable to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities. In addition, some liabilities may not be covered by our insurance. Current or future claims could have a material adverse effect on our reputation, business, financial condition and results of operations.

If we are unable to compete successfully with our competitors, our financial condition and results of operations may be harmed.

We operate in a highly fragmented and very competitive industry. Our competitors include national and local carpentry manufacturers. These can be large, consolidated operations which house their manufacturing facilities in large and efficient plants, as well as relatively small, local cabinetmakers. Although we believe that we have superior name and reputation of direct marketing of custom designed carpentry, we compete with numerous competitors in our primary markets in which we operate, with reputation, price, workmanship and services being the principal competitive factors. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. Some of our competitors have greater resources available and are less highly leveraged, which may provide them with greater financial flexibility. We also compete against retail chains, including Sears, Costco, Builders Square, Sam’s Warehouse Club and other stores, which offer similar products and services through licensees. We compete, to a lesser extent, with small home improvement contractors and with large “home center” retailers such as Home Depot and Lowes. As a result of the implementation of our business strategy to conduct more remodel, condo/multi-family, and commercial projects in the new construction markets, we anticipate that we will compete to a greater degree with large “home center” retailers. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our dealer network. We may have to adjust the prices of some of our products to stay competitive, which would reduce our revenues or harm our financial condition and results of operations. We may not have sufficient resources to continue to make such investments or maintain our competitive position within each of the markets we serve.

We have historically depended on a limited number of third parties to supply key finished goods and raw materials to us. Failure to obtain a sufficient supply of these finished goods and raw materials in a timely fashion and at reasonable costs could significantly delay our delivery of products, which would cause us to breach our sales contracts with our customers.

We have historically purchased certain key finished goods and raw materials, such as pre-manufactured doors, cabinets, countertops, lumber and hardware, from a limited number of suppliers. We purchased finished goods and raw materials on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these finished goods and raw materials from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key finished goods and raw materials in a timely fashion, it would result in a significant delay in our delivery of products, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain a sufficient supply of these finished goods and raw materials at a reasonable cost could also harm our revenue and gross profit margins.

Increased prices for finished goods or raw materials could increase our cost of revenues and decrease demand for our products, which could adversely affect our revenue or profitability.

Our profitability is affected by the prices of the finished goods and raw materials used in the manufacturing and sale of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Increased prices could adversely affect our profitability or revenues. We do not have long-term supply contracts for finished goods and raw materials; however, we enter into pricing agreements with certain customers which fix their pricing for specified periods ranging from one to twelve months. Significant increases in the prices of finished goods and raw materials could adversely affect our profit margins, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products.

Interruptions in deliveries of finished goods and raw materials could adversely affect our revenue or profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver finished goods and raw materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of finished goods and raw materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary finished good or raw material could cause us to cease manufacturing or selling one or more of our products for a period of time.

Environmental requirements applicable to our facilities may impose significant environmental compliance costs and liabilities, which would adversely affect our results of operations.

Our facilities are subject to numerous federal, state and local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. We believe we are in substantial compliance with all applicable requirements. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities. In addition, we might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease our cash flow.

We may fail to fully realize the anticipated benefits of our growth strategy within the multi-family and commercial properties channels.

Part of our growth strategy depends on expanding our business in the multi-family and commercial properties channels. We may fail to compete successfully against other companies that are already established providers within those channels. Demand for our products within the multi-family and commercial properties channels may not grow, or might even decline. In addition, trends within the industry change often, we may not accurately gauge consumer preferences and successfully develop, manufacture and market our products. Our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could adversely affect our sales. Further, the implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and may divert management’s attention away from our existing business and increase the demands on our financial systems and controls. If our management is unable to effectively manage growth, our business, financial condition or results of operations could be adversely affected. If our growth strategy is not successful then our revenue and earnings may not grow as anticipated or may decline, we may not be profitable, or our reputation and brand may be damaged. In addition, we may change our financial strategy or other components of our overall business strategy if we believe our current strategy is not effective, if our business or markets change, or for other reasons, which may cause fluctuations in our financial results.

Risks Related to Our Eyewear Products Business

If we are unable to successfully introduce new products, develop our brands, and maintain a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

In order to expand our business, we must successfully offer, on a continuous basis, a broad selection of products that meet the needs of our customers, including by being the first to market with new products. In addition, to be successful, our product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. We cannot predict with certainty that we will be successful in offering products that meet all of these requirements. Moreover, even if we offer a broad selection of products at competitive prices, we must maintain sufficient in-stock inventory to meet consumer demand. If our product offerings fail to satisfy our customers’ requirements or respond to changes in customer preferences or we otherwise fail to maintain sufficient in-stock inventory, our revenue could decline.

The price categories of the reader glasses and sunglasses markets in which we compete are particularly vulnerable to changes in fashion trends and consumer preferences. Our historical success is attributable, in part, to our introduction of unique designs, interesting patterns, and creative marketing, which are perceived to represent an improvement over eyeglasses and accessory products. Our future success will depend on our continued ability to develop and introduce such innovative products and continued success in building our brands. If we are unable to continue to do so, our future sales could decline, inventory levels could rise, leading to additional costs for storage and potential write-downs relating to the value of excess inventory, and there could be a negative impact on production costs since fixed costs would represent a larger portion of total production costs due to the decline in quantities produced, which could materially adversely affect our results of operations.

If vision correction alternatives to OTC eyeglasses become more widely available, or consumer preferences for such alternatives increase, our profitability could suffer through a reduction of sales of our reader eyewear products, including lenses and accessories.

Our business could be negatively impacted by the availability and acceptance of vision correction alternatives to OTC or reader eyeglasses, such as contact lenses and refractive optical surgery. Increased use of vision correction alternatives could result in decreased use of our reader eyewear products, including a reduction of sales of lenses and accessories sold in our retail outlets, which could have a material adverse impact on our business, results of operations, financial condition and prospects.

Our business depends on our ability to build and maintain strong brands. We may not be able to maintain and enhance our brands if we receive unfavorable customer complaints, negative publicity, or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

Maintaining and enhancing our brands is critical to expanding our base of customers and suppliers. Our ability to maintain and enhance our brand depends largely on our ability to maintain customer confidence in our product and service offerings. If customers do not have a satisfactory shopping experience, they may seek out alternative offers from our competitors and may not return to our displays and retail sites as often in the future, or at all. In addition, unfavorable publicity regarding, for example, our practices relating to privacy and data protection, product quality, delivery problems, competitive pressures, litigation or regulatory activity, could seriously harm our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our customer base and result in decreased revenue, which could adversely affect our business and financial results.

In addition, maintaining and enhancing these eyeglass product brands may require us to make substantial investments, and these investments may not be successful. If we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to provide high quality products to our customers and a reliable, trustworthy, and profitable sales channel to our suppliers, which we may not be able to do successfully.

Customer complaints or negative publicity about our sites, products, delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites and our sites, could rapidly and severely diminish consumer use of our sites and consumer and supplier confidence in us and result in harm to our brands.

Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

Our business success depends to some extent on our ability to expand our customer offerings by launching new brands, which may include new eyewear designs, new eyewear accessories, or personal care products, and by expanding our existing offerings into new retail locations and geographies. Launching new brands and products or expanding geographically requires significant upfront investments, including investments in marketing, information technology, and additional personnel. We may not be able to generate satisfactory revenue from these efforts to offset the costs of such expansions. Any lack of market acceptance of our efforts to launch new brands and services or to expand our existing offerings could have a material adverse effect on our business, prospects, financial condition, and results of operations. Further, as we continue to expand our fulfillment capability or add new businesses with different requirements, our logistics networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively.

We have also entered and may continue to enter new markets in which we have limited or no experience, which may not be successful or appealing to our customers. For instance, in 2020, we entered the personal care products industry by providing and selling surgical face masks as well as N95 face masks to support the demand due to the COVID-19 pandemic. This, and other similar activities may present new and difficult technological and logistical challenges, and resulting service disruptions, failures or other quality issues may cause customer dissatisfaction and harm our reputation and brand. Further, our current and potential competitors in new market segments may have greater brand recognition, financial resources, longer operating histories and larger customer bases than we do in these areas. As a result, we may not be successful enough in these newer areas to recoup our investments in them. If this occurs, our business, financial condition and operating results may be materially adversely affected.

The loss of any of our key customers could have a materially adverse effect on our results of operations.

Historically, a few long-term recurring customers have accounted for the majority of our revenues. For the year ended December 31, 2022, approximately 65% of our eyewear product revenues were from sales to customers from our retail agreement with Target. There can be no assurance that we will maintain or improve the relationships with those customers or retailers. Our major customers often change each period based on when a given order is placed. If we cannot maintain long-term relationships with major customers, lose our contract to sell retail eyewear and eyewear accessories at Target, or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

Our success depends on our ability to acquire and retain customers and maintain our relationships with retailers in a cost-effective manner. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we may not be able to generate the scale necessary to drive beneficial network effects with our suppliers or efficiencies in our logistics network, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

If our efforts to satisfy our existing customers are not successful, we may not be able to acquire new customers in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher marketing expenses in order to acquire new customers.

We are dependent upon relationships with manufacturers, including many located in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

All of our manufacturing is outsourced to contract manufacturers, including many located in China and Taiwan, resulting in additional factors could interrupt our relationships or affect our ability to acquire the necessary products on acceptable terms, including:

●	political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

●	fluctuations in foreign currency exchange rates that may increase our cost of products;

●	imposition of duties, taxes, tariffs or other charges on imports;

●	difficulties in complying with import and export laws, regulatory requirements and restrictions;

●	natural disasters and public health emergencies, such as the recent COVID-19 pandemic;

●	import shipping delays resulting from foreign or domestic labor shortages, slow-downs, or stoppage; and

●	the failure of local laws to provide a sufficient degree of protection against infringement of our intellectual property;

●	imposition of new legislation relating to import quotas or other restrictions that may limit the quantity of our products that may be imported into the U.S. from countries or regions where we do business;

●	financial or political instability in any of the countries in which our products are manufactured;

●	potential recalls or cancellations of orders for any products that do not meet our quality standards;

●	disruption of imports by labor disputes or strikes and local business practices;

●	political or military conflict involving the U.S. or any country in which our suppliers are located, which could cause a delay in the transportation of our products, an increase in transportation costs and additional risk to products being damaged and delivered on time;

●	heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

●	inability of our non-U.S. suppliers to obtain adequate credit or access liquidity to finance their operations; and

●	our ability to enforce any agreements with our foreign suppliers.

If we were unable to import products from China and Taiwan or were unable to import products from China and Taiwan in a cost-effective manner, we could suffer irreparable harm to our business and be required to significantly curtail our operations, file for bankruptcy or cease operations.

From time to time, we may also have to resort to administrative and court proceedings to enforce our legal rights with foreign suppliers. However, it may be more difficult to evaluate the level of legal protection we enjoy in Taiwan and China and the corresponding outcome of any administrative or court proceedings than in comparison to our suppliers in the United States.

Possible new tariffs that might be imposed by the United States government could have a material adverse effect on our results of operations.

Changes in U.S. and foreign governments’ trade policies have resulted in, and may continue to result in, tariffs on imports into and exports from the U.S., among other restrictions. Throughout 2018 and 2019, the U.S. imposed tariffs on imports from several countries, including China. If further tariffs are imposed on imports of our products, or retaliatory trade measures are taken by China or other countries in response to existing or future tariffs, we could be forced to raise prices on all of our imported products or make changes to our operations, any of which could materially harm our revenue or operating results. Any additional future tariffs or quotas imposed on our products or related materials may impact our sales, gross margin and profitability if we are unable to pass increased prices on to our customers.

We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and the results of operations.

In 2022 and 2021, we purchased a substantial portion of finished goods from four third-party vendors which comprised 92% and 87% of our purchases, respectively. Our ability to acquire products from our suppliers in amounts and on terms acceptable to us is dependent upon a number of factors that could affect our suppliers and which are beyond our control. For example, financial or operational difficulties that some of our suppliers may face could result in an increase in the cost of the products we purchase from them. We also do not have any exclusive contracts with our suppliers. If we do not maintain our relationships with our existing suppliers or develop relationships with new suppliers on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, we could lose customers and our sales could decline.

We also have limited control over the products that our suppliers purchase or keep in stock. Our suppliers may not accurately forecast the products that will be in high demand, or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to our customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers and our sales could decline.

Furthermore, as part of our routine business, suppliers extend credit to us in connection with our purchase of their products. In the future, our suppliers may limit the amount of credit they are willing to extend to us in connection with our purchase of their products. If this were to occur, it could impair our ability to acquire the types and quantities of products that we desire from the applicable suppliers on acceptable terms, severely impact our liquidity and capital resources, limit our ability to operate our business and could have a material adverse effect on our financial condition and results of operations.

We may be unable to source new suppliers or strengthen our relationships with current suppliers.

During the year ended December 31, 2022, four main suppliers represented approximately 92% of our product purchases. Our agreements with suppliers are generally terminable at will by either party upon short notice. If we do not maintain our existing relationships or build new relationships with suppliers on acceptable commercial terms, we may not be able to maintain a broad selection of merchandise, and our business and prospects would suffer severely.

In order to attract quality suppliers, we must:

●	demonstrate our ability to help our suppliers increase their sales;

●	offer suppliers a high quality, cost-effective fulfillment process; and

●	continue to provide suppliers with a dynamic and real-time view of our demand and inventory needs.

If we are unable to provide our suppliers with a compelling return on investment and an ability to increase their sales, we may be unable to maintain and/or expand our supplier network, which would negatively impact our business.

Increased prices and interruptions in deliveries for finished goods or raw materials could increase our cost of revenues and decrease demand for our products, which could adversely affect our revenue or profitability.

Our profitability is affected by the prices of the finished goods and raw materials used in the manufacturing and sale of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Increased prices could adversely affect our profitability or revenues. We do not have long-term supply contracts for finished goods and raw materials. Significant increases in the prices of finished goods and raw materials could adversely affect our profit margins, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver finished goods and raw materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of finished goods and raw materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary finished good or raw material could cause us to cease manufacturing or selling one or more of our products for a period of time.

We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our products to our distribution centers and subsequently to our retail partners and customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for the shipment of our products, both inbound and outbound shipping logistics, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, and we may not be able to pass these costs directly to our customers. Any increased shipping costs could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and reducing gross margins which could negatively affect our operating results. In addition, we utilize a variety of shipping methods for both inbound and outbound logistics. For inbound logistics, we rely on trucking, ocean carriers, and air carriers and any increases in fees that they charge could adversely affect our business and financial condition. For outbound logistics, we rely on “Less-than-Truckload” and parcel freight based upon the product and quantities being shipped and customer delivery requirements. These outbound freight costs have increased on a year-over-year basis and may continue to increase in the future.

In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

In the event of a catastrophic loss of our key distribution facility, our business would be adversely affected.

While we maintain insurance covering our facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of our distribution facility, due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

Our business is rapidly evolving and intensely competitive, and we have many competitors. Our competition includes big box retailers, such as Foster Grant, SAV Eyewear, Eyebobs, Peepers, Blue Gem, Sees Eyewear, Modo, and EyeOs, and online marketplaces, such as Amazon.

We expect competition to continue to increase. We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including:

●	the size and composition of our customer base;

●	the number of suppliers and products we feature;

●	our selling and marketing efforts;

●	the quality, price and reliability of products we offer;

●	the quality and convenience of the shopping experience that we provide;

●	our ability to distribute our products and manage our operations; and

●	our reputation and brand strength.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, faster and less costly shipping, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater net revenue and profits from their existing customer base, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net revenue from their customer bases more effectively than we do.

If we fail to manage our growth effectively, our business, financial condition and operating results could be harmed.

To manage our growth effectively, we must continue to implement our operational plans and strategies, improve, and expand our infrastructure of people and information systems and expand, train and manage our employee base. To support continued growth, we must effectively integrate, develop and motivate new employees. We face significant competition for personnel. Failure to manage our hiring needs effectively or successfully integrate our new hires may have a material adverse effect on our business, financial condition and operating results.

Additionally, the growth of our business places significant demands on our operations, as well as our management and other employees. The growth of our business may require significant additional resources to meet these daily requirements, which may not scale in a cost-effective manner or may negatively affect the quality of our sites and customer experience. We are also required to manage relationships with a growing number of suppliers, customers and other third parties. Our information technology systems and our internal controls and procedures may not be adequate to support the future growth of our supplier and employee base. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be materially adversely affected.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. Many of our products are large and require special handling and delivery. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

We may be subject to product liability and other similar claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability and other claims and litigation (including class actions) or regulatory action relating to safety, personal injury, death or environmental or property damage. Some of our agreements with members of our supply chain may not indemnify us from product liability for a particular product, and some members of our supply chain may not have sufficient resources or insurance to satisfy their indemnity and defense obligations. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, result in site unavailability, service disruptions, and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position. We also from time to time receive inquiries and subpoenas and other types of information requests from government authorities and we may become subject to related claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and related legal proceedings is difficult to predict, such matters can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, reputational harm or costs and significant payments, any of which could negatively affect our business operations and financial position.

We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, our business could be harmed.

We believe our success has depended, and continues to depend, on the members of our senior management teams. The loss of any of our senior management or other key employees could materially harm our business. Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, particularly mid-level managers and merchandising and technology personnel. The market for such positions is competitive. Qualified individuals are in high demand, and we may incur significant costs to attract them. Our inability to recruit and develop mid-level managers could materially adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and other U.S. employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and operating results may be materially adversely affected.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal, credit accounts and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from consumers or to facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property rights.

We regard our customer lists, domain names, trade dress, trade secrets, trademarks, proprietary technology and similar intellectual property as critical to our success, and we rely on trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. We might not be able to obtain broad protection for all of our intellectual property. The protection of our intellectual property rights may require the expenditure of significant financial, managerial and operational resources. We may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or proprietary rights or to establish the validity of such rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may materially adversely affect our business, financial condition and operating results. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights, and we may not be able to broadly enforce all of our intellectual property rights. Any of our intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Additionally, the process of obtaining intellectual property protections is expensive and time-consuming, and we may not be able to pursue all necessary or desirable actions at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these protections will adequately safeguard our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior intellectual property rights. We may also be exposed to claims from third parties claiming infringement of their intellectual property rights. These claims could result in litigation that may materially affect our financial condition and operating results in a material and adverse way.

We may be accused of infringing on the intellectual property rights of third parties.

We may be subject to claims and litigation by third parties that we infringe on their intellectual property rights. The costs of supporting such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained. As our business expands and the number of competitors in our market increases and overlaps occur, we expect that infringement claims may increase in number and significance. Any claims or proceedings against us, whether meritorious or not, could be time-consuming, result in considerable litigation costs, require significant amounts of management time or result in the diversion of significant operational resources, any of which could materially adversely affect our business, financial condition and operating results.

We have received in the past, and we may receive in the future, communications alleging that certain items posted on or sold through our sites violate third-party copyrights, designs, marks and trade names or other intellectual property rights or other proprietary rights. Brand and content owners and other proprietary rights owners have actively asserted their purported rights against online companies. In addition to litigation from rights owners, we may be subject to regulatory, civil or criminal proceedings and penalties if governmental authorities believe we have aided and abetted in the sale of counterfeit or infringing products.

Such claims, whether or not meritorious, may result in the expenditure of significant financial, managerial and operational resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have violated their rights, but such licenses may not be available on terms acceptable to us, or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

If we do not continue to negotiate and maintain favorable license arrangements, our sales or cost of revenues could suffer.

We have entered into license agreements that enable us to manufacture and distribute prescription frames and sunglasses under certain names, including Dr. Dean Edell. These license agreements typically have terms of multiple years and may contain options for renewal for additional periods and require us to make guaranteed and contingent royalty payments to the licensor. Accordingly, if we are unable to negotiate and maintain satisfactory license arrangements with some of our designers, our growth prospects and financial results could materially suffer from a reduction in sales or an increase in advertising costs and royalty payments to designers.

Existing or future government regulation could expose us to liabilities and costly changes in our business operations and could reduce customer demand for our products and services.

We are subject to federal and state consumer protection laws and regulations, including laws protecting the privacy of customer non-public information and regulations prohibiting unfair and deceptive trade practices, as well as laws and regulations governing businesses in general and the Internet and e-commerce and certain environmental laws. Additional laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications, intellectual property rights, and information security. Furthermore, it is not clear how existing laws such as those governing issues such as property ownership, sales and other taxes, trespass, data mining and collection, and personal privacy apply to the Internet and e-commerce. To the extent we expand into international markets, we will be faced with complying with local laws and regulations, some of which may be materially different than U.S. laws and regulations. Any such foreign law or regulation, any new U.S. law or regulation, or the interpretation or application of existing laws and regulations to our business may have a material adverse effect on our business, prospects, financial condition and results of operations by, among other things, subjecting us to fines, penalties, damages or other liabilities, requiring costly changes in our business operations and practices, and reducing customer demand for our products and services. We may not maintain sufficient, or any, insurance coverage to cover the types of claims or liabilities that could arise as a result of such regulation.

Risks Related to Our Retail and Appliances Business

If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

Our success depends on our ability to acquire and retain customers in a cost-effective manner. We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. We cannot assure you that the net profit from new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we may not be able to generate the scale necessary to drive beneficial network effects with our suppliers or efficiencies in our logistics network, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

We believe that many of our new customers originate from word-of-mouth and other non-paid referrals from existing customers. Therefore, we must ensure that our existing customers remain loyal to us in order to continue receiving those referrals. If our efforts to satisfy our existing customers are not successful, we may not be able to acquire new customers in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher marketing expenses in order to acquire new customers.

Our success depends in part on our ability to increase our net revenue per active customer. If our efforts to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement are not successful, our growth prospects and revenue will be materially adversely affected.

Our ability to grow our business depends on our ability to retain our existing customer base and generate increased revenue and repeat purchases from this customer base, and maintain high levels of customer engagement. To do this, we must continue to provide our customers and potential customers with a unified, convenient, efficient and differentiated shopping experience by:

●	providing imagery, tools and technology that attract customers who historically would have bought elsewhere;

●	maintaining a high-quality and diverse portfolio of products;

●	delivering products on time and without damage; and

●	maintaining and further developing our in-store and online platforms.

If we fail to increase net revenue per active customer, generate repeat purchases or maintain high levels of customer engagement, our growth prospects, operating results and financial condition could be materially adversely affected.

Our business depends on our ability to build and maintain strong brands. We may not be able to maintain and enhance our brands if we receive unfavorable customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

Maintaining and enhancing our brands is critical to expanding our base of customers and suppliers. Our ability to maintain and enhance our brand depends largely on our ability to maintain customer confidence in our product and service offerings, including by delivering products on time and without damage. If customers do not have a satisfactory shopping experience, they may seek out alternative offers from our competitors and may not return to our stores and sites as often in the future, or at all. In addition, unfavorable publicity regarding, for example, our practices relating to privacy and data protection, product quality, delivery problems, competitive pressures, litigation or regulatory activity, could seriously harm our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our customer base and result in decreased revenue, which could adversely affect our business and financial results.

In addition, maintaining and enhancing these brands may require us to make substantial investments, and these investments may not be successful. If we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to provide high quality products to our customers and a reliable, trustworthy and profitable sales channel to our suppliers, which we may not be able to do successfully.

Customer complaints or negative publicity about our sites, products, delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites and our sites, could rapidly and severely diminish consumer use of our sites and consumer and supplier confidence in us and result in harm to our brands.

Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

Our business success depends to some extent on our ability to expand our customer offerings by launching new brands and services and by expanding our existing offerings into new geographies. Launching new brands and services or expanding geographically requires significant upfront investments, including investments in marketing, information technology, and additional personnel. We may not be able to generate satisfactory revenue from these efforts to offset these costs. Any lack of market acceptance of our efforts to launch new brands and services or to expand our existing offerings could have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as we continue to expand our fulfillment capability or add new businesses with different requirements, our logistics networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively.

We have also entered and may continue to enter into new markets in which we have limited or no experience, which may not be successful or appealing to our customers. These activities may present new and difficult technological and logistical challenges, and resulting service disruptions, failures or other quality issues may cause customer dissatisfaction and harm our reputation and brand. Further, our current and potential competitors in new market segments may have greater brand recognition, financial resources, longer operating histories and larger customer bases than we do in these areas. As a result, we may not be successful enough in these newer areas to recoup our investments in them. If this occurs, our business, financial condition and operating results may be materially adversely affected.

If we fail to manage our growth effectively, our business, financial condition and operating results could be harmed.

To manage our growth effectively, we must continue to implement our operational plans and strategies, improve and expand our infrastructure of people and information systems and expand, train and manage our employee base. We have rapidly increased employee headcount since our inception to support the growth in our business. To support continued growth, we must effectively integrate, develop and motivate a large number of new employees. We face significant competition for personnel. Failure to manage our hiring needs effectively or successfully integrate our new hires may have a material adverse effect on our business, financial condition and operating results.

Additionally, the growth of our business places significant demands on our operations, as well as our management and other employees. For example, we typically launch hundreds of promotional events across thousands of products each month on our sites via emails and personalized displays. These events require us to produce updates of our sites and emails to our customers on a daily basis with different products, photos and text. Any surge in online traffic and orders associated with such promotional activities places increased strain on our operations, including our logistics network, and may cause or exacerbate slowdowns or interruptions. The growth of our business may require significant additional resources to meet these daily requirements, which may not scale in a cost-effective manner or may negatively affect the quality of our sites and customer experience. We are also required to manage relationships with a growing number of suppliers, customers and other third parties. Our information technology systems and our internal controls and procedures may not be adequate to support our future growth of our supplier and employee base. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be materially adversely affected.

Our ability to obtain continued financing is critical to the growth of our business. We will need additional financing to fund operations, which additional financing may not be available on reasonable terms or at all.

Our future growth, including the potential for future market expansion will require additional capital. We will consider raising additional funds through various financing sources, including the procurement of additional commercial debt financing. However, there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to execute our growth strategy, and operating results may be adversely affected. Any additional debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility.

Our ability to obtain financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, are not sufficient to satisfy our capital needs, we may be required to decrease the pace of, or eliminate, our future product offerings and market expansion opportunities and potentially curtail operations.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

Our business is rapidly evolving and intensely competitive, and we have many competitors in different industries. Our competition includes big box retailers, such as Home Depot, Lowe’s and Costco, specialty retailers, such as TeeVax, Ferguson and Premier Bath and Kitchen, and online marketplaces, such as Amazon.

We expect competition to continue to increase. We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including:

●	the size and composition of our customer base;

●	the number of suppliers and products we feature;

●	our selling and marketing efforts;

●	the quality, price and reliability of products we offer;

●	the quality and convenience of the shopping experience that we provide;

●	our ability to distribute our products and manage our operations; and

●	our reputation and brand strength.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, faster and less costly shipping, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater net revenue and profits from their existing customer base, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net revenue from their customer bases more effectively than we do.

Our success depends, in substantial part, on our continued ability to market our products through search engines and social media platforms.

The marketing of our products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with search engines and social media platforms, including those operated by Google, Facebook, Bing and Yahoo!. These platforms could decide to change their terms and conditions of use at any time (and without notice) and/or significantly increase their fees. No assurances can be provided that we will be able to maintain cost-effective and otherwise satisfactory relationships with these platforms and our inability to do so in the case of one or more of these platforms could have a material adverse effect on our business, financial condition and results of operations.

We obtain a significant number of visits via search engines such as Google, Bing and Yahoo! Search engines frequently change the algorithms that determine the ranking and display of results of a user’s search and may make other changes to the way results are displayed, which can negatively affect the placement of links and, therefore, reduce the number of visits to our website. The growing use of online ad-blocking software may also impact the success of our marketing efforts because we may reach a smaller audience and fail to bring more customers to our website, which could have a material adverse effect on our business, financial condition and results of operations.

System interruptions that impair customer access to our sites or other performance failures or incidents involving our logistics network, our technology infrastructure or our critical technology partners could damage our business, reputation and brand and substantially harm our business and results of operations.

The satisfactory performance, reliability and availability of our sites, transaction processing systems, logistics network, and technology infrastructure are critical to our reputation and our ability to acquire and retain customers, as well as maintain adequate customer service levels.

For example, if one of our data centers fails or suffers an interruption or degradation of services, we could lose customer data and miss order fulfillment deadlines, which could harm our business. Our systems and operations, including our ability to fulfill customer orders through our logistics network, are also vulnerable to damage or interruption from inclement weather, fire, flood, power loss, telecommunications failure, terrorist attacks, labor disputes, cyber-attacks, data loss, acts of war, break-ins, earthquake and similar events. In the event of a data center failure, the move to a back-up could take substantial time, during which time our sites could be completely shut down. Further, our back-up services may not effectively process spikes in demand, may process transactions more slowly and may not support all of our site’s functionality.

We use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. We may not always be successful in executing these upgrades and improvements, and the operation of our systems may be subject to failure. In particular, we have in the past and may in the future experience slowdowns or interruptions on some or all of our sites when we are updating them, and new technologies or infrastructures may not be fully integrated with existing systems on a timely basis, or at all. Additionally, if we expand our use of third-party services, including cloud-based services, our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with such services and/or failures by such third parties, which are out of our control. Our net revenue depends on the number of visitors who shop on our sites and the volume of orders we can handle. Unavailability of our sites or reduced order fulfillment performance would reduce the volume of goods sold and could also materially adversely affect consumer perception of our brand.

We may experience periodic system interruptions from time to time. In addition, continued growth in our transaction volume, as well as surges in online traffic and orders associated with promotional activities or seasonal trends in our business, place additional demands on our technology platform and could cause or exacerbate slowdowns or interruptions. If there is a substantial increase in the volume of traffic on our sites or the number of orders placed by customers, we may be required to further expand and upgrade our technology, logistics network, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our sites or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. In order to remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our sites, which is particularly challenging given the rapid rate at which new technologies, customer preferences and expectations and industry standards and practices are evolving in the e-commerce industry. Accordingly, we redesign and enhance various functions on our sites on a regular basis, and we may experience instability and performance issues as a result of these changes.

Any slowdown, interruption or performance failure of our sites and the underlying technology and logistics infrastructure could harm our business, reputation and our ability to acquire, retain and serve our customers, which could materially adversely affect our results of operations.

Our failure or the failure of third-party service providers to protect our sites, networks and systems against security breaches, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results.

We collect, maintain, transmit and store data about our customers, employees, contractors, suppliers, vendors and others, including credit card information and personally identifiable information, as well as other confidential and proprietary information. We also employ third-party service providers that store, process and transmit certain proprietary, personal and confidential information on our behalf. We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit, encrypt, anonymize or pseudonymize certain confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction and personal data or other confidential and sensitive information from being breached or compromised. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, ransom-ware, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our sites, networks and systems or that we or our third-party service providers otherwise maintain, including payment card systems and human resources management platforms. We and our service providers may not anticipate, discover or prevent all types of attacks until after they have already been launched, and techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships.

Breaches of our security measures or those of our third-party service providers or cyber security incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of personal information, including consumers’ and employees’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; limited or terminated access to certain payment methods or fines or higher transaction fees to use such methods; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment or training of additional personnel and protection technologies, responses to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. If any of these breaches of security occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. In addition, any party who is able to illicitly obtain a customer’s password could access that customer’s transaction data or personal information. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition and operating results. We may need to devote significant resources to protect against security breaches or to address problems caused by breaches, diverting resources from the growth and expansion of our business.

We may be subject to product liability and other similar claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability and other claims and litigation (including class actions) or regulatory action relating to safety, personal injury, death or environmental or property damage. Some of our agreements with members of our supply chain may not indemnify us from product liability for a particular product, and some members of our supply chain may not have sufficient resources or insurance to satisfy their indemnity and defense obligations. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

Risks associated with the suppliers from whom our products are sourced, including supply chain delays and cost increases, could materially adversely affect our financial performance as well as our reputation and brand.

We depend on our ability to provide our customers with a wide range of products from qualified suppliers, many of whom are located in countries outside of the U.S., in a timely and efficient manner. Political and economic instability, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability or cost of raw materials, merchandise quality issues, currency exchange rates, trade tariff developments, transport availability and cost, transport security, inflation, and other factors relating to our suppliers are beyond our control. In particular, we have recently experienced ongoing supply chain delays and cost increases with appliance manufacturers.

Our agreements with most of our suppliers do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they usually restrict such suppliers from selling products to other buyers. There can be no assurance that our current suppliers will continue to seek to sell us products on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and offer high quality merchandise to our customers is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

Further, we rely on our suppliers’ representations of product quality, safety and compliance with applicable laws and standards. If our suppliers or other vendors violate applicable laws, regulations or our supplier code of conduct, or implement practices regarded as unethical, unsafe, or hazardous to the environment, it could damage our reputation and negatively affect our operating results. Further, concerns regarding the safety and quality of products provided by our suppliers could cause our customers to avoid purchasing those products from us, or avoid purchasing products from us altogether, even if the basis for the concern is outside of our control. As such, any issue, or perceived issue, regarding the quality and safety of any items we sell, regardless of the cause, could adversely affect our brand, reputation, operations and financial results.

We also are unable to predict whether any of the countries in which our suppliers’ products are currently manufactured or may be manufactured in the future will be subject to new, different, or additional trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from suppliers with international manufacturing operations, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to our customers and materially adversely affect our financial performance as well as our reputation and brand. Furthermore, some or all of our suppliers’ foreign operations may be adversely affected by political and financial instability, resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds or other trade disruptions.

In addition, our business with foreign suppliers may be affected by changes in the value of the U.S. dollar relative to other foreign currencies. For example, any movement by any other foreign currency against the U.S. dollar may result in higher costs to us for those goods. Declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of one or more of our foreign suppliers. This, in turn, might cause such foreign suppliers to demand higher prices for merchandise in their effort to offset any lost profits associated with any currency devaluation, delay merchandise shipments, or discontinue selling to us altogether, any of which could ultimately reduce our sales or increase our costs.

Our suppliers have imposed conditions in our business arrangements with them. If we are unable to continue satisfying these conditions, or such suppliers impose additional restrictions with which we cannot comply, it could have a material adverse effect on our business, financial condition and operating results.

Our suppliers have strict conditions for doing business with them. Several are sizeable such as General Electric, Whirlpool and Riggs Distributing. If we cannot satisfy these conditions or if they impose additional or more restrictive conditions that we cannot satisfy, our business would be materially adversely affected. It would be materially detrimental to our business if these suppliers decided to no longer do business with us, increased the pricing at which they allow us to purchase their goods or impose other restrictions or conditions that make it more difficult for us to work with them. Any of these events could have a material adverse effect on our business, financial condition and operating results.

We may be unable to source new suppliers or strengthen our relationships with current suppliers.

Our agreements with suppliers are generally terminable at will by either party upon short notice. If we do not maintain our existing relationships or build new relationships with suppliers on acceptable commercial terms, we may not be able to maintain a broad selection of merchandise, and our business and prospects would suffer severely.

In order to attract quality suppliers, we must:

●	demonstrate our ability to help our suppliers increase their sales;

●	offer suppliers a high quality, cost-effective fulfillment process; and

●	continue to provide suppliers with a dynamic and real-time view of our demand and inventory needs.

If we are unable to provide our suppliers with a compelling return on investment and an ability to increase their sales, we may be unable to maintain and/or expand our supplier network, which would negatively impact our business.

We depend on our suppliers to perform certain services regarding the products that we offer.

As part of offering our suppliers’ products for sale on our sites, suppliers are often responsible for conducting a number of traditional retail operations with respect to their respective products, including maintaining inventory and preparing merchandise for shipment to our customers. In these instances, we may be unable to ensure that suppliers will perform these services to our or our customers’ satisfaction in a manner that provides our customer with a unified brand experience or on commercially reasonable terms. If our customers become dissatisfied with the services provided by our suppliers, our business, reputation and brands could suffer.

We depend on our relationships with third parties, and changes in our relationships with these parties could adversely impact our revenue and profits.

We rely on third parties to operate certain elements of our business. For example, we use carriers such as FedEx, UPS, DHL and the U.S. Postal Service to deliver products. As a result, we may be subject to shipping delays or disruptions caused by inclement weather, natural disasters, system interruptions and technology failures, labor activism, health epidemics or bioterrorism. We are also subject to risks of breakage or other damage during delivery by any of these third parties. We also use and rely on other services from third parties, such as retail partner services, telecommunications services, customs, consolidation and shipping services, as well as warranty, installation and design services.

We may be unable to maintain these relationships, and these services may also be subject to outages and interruptions that are not within our control. For example, failures by our telecommunications providers have in the past and may in the future interrupt our ability to provide phone support to our customers. Third parties may in the future determine they no longer wish to do business with us or may decide to take other actions or make changes to their practices that could harm our business. We may also determine that we no longer want to do business with them. If products are not delivered in a timely fashion or are damaged during the delivery process, or if we are not able to provide adequate customer support or other services or offerings, our customers could become dissatisfied and cease buying products through our sites, which would adversely affect our operating results.

The seasonal trends in our business create variability in our financial and operating results and place increased strain on our operations.

We experience surges in orders associated with promotional activities and seasonal trends. This activity may place additional demands on our technology systems and logistics network and could cause or exacerbate slowdowns or interruptions. Any such system, site or service interruptions could prevent us from efficiently receiving or fulfilling orders, which may reduce the volume or quality of goods or services we sell and may cause customer dissatisfaction and harm our reputation and brand.

Our business may be adversely affected if we are unable to provide our customers with a cost-effective shopping platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as notebooks and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. We continually upgrade existing technologies and business applications to keep pace with these rapidly changing and continuously evolving technologies, and we may be required to implement new technologies or business applications in the future. The implementation of these upgrades and changes requires significant investments and as new devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these alternative devices and platforms. Additionally, we may need to devote significant resources to the support and maintenance of such applications once created. Our results of operations may be affected by the timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure to accommodate such alternative devices and platforms. Further, in the event that it is more difficult or less compelling for our customers to buy products from us on their mobile or other devices, or if our customers choose not to buy products from us on such devices or to use mobile or other products that do not offer access to our sites, our customer growth could be harmed and our business, financial condition and operating results may be materially adversely affected.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. Many of our products are large and require special handling and delivery. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

Uncertainties in economic conditions and their impact on consumer spending patterns, particularly in the home goods segment, could adversely impact our operating results.

Consumers may view a substantial portion of the products we offer as discretionary items rather than necessities. As a result, our results of operations are sensitive to changes in macro-economic conditions that impact consumer spending, including discretionary spending. Some of the factors adversely affecting consumer spending include levels of unemployment; consumer debt levels; changes in net worth based on market changes and uncertainty; home foreclosures and changes in home values or the overall housing, residential construction or home improvement markets; fluctuating interest rates; credit availability, including mortgages, home equity loans and consumer credit; government actions; fluctuating fuel and other energy costs; fluctuating commodity prices and general uncertainty regarding the overall future economic environment. Adverse economic changes in any of the regions in which we sell our products could reduce consumer confidence and could negatively affect net revenue and have a material adverse effect on our operating results.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect our net revenue and business.

Our business is highly dependent upon email and other messaging services for promoting our sites and products. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our net revenue and profitability would be materially adversely affected. Changes in how webmail applications organize and prioritize email may also reduce the number of subscribers opening our emails. For example, in 2013 Google Inc.’s Gmail service began offering a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications would also materially adversely impact our business. Our use of email and other messaging services to send communications about our products or other matters may also result in legal claims against us, which may cause us increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially adversely affect our business, financial condition and operating results.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal, credit accounts and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from consumers or to facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition and results of operations.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e- commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business. Further, if we enter into new market segments or geographical areas and expand the products and services we offer, we may be subject to additional laws and regulatory requirements or prohibited from conducting our business, or certain aspects of it, in certain jurisdictions. We will incur additional costs complying with these additional obligations and any failure or perceived failure to comply would adversely affect our business and reputation.

Failure to comply with applicable laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of laws and regulations govern the collection, use, retention, sharing, export and security of personal information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not comply, or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any applicable privacy or consumer protection- related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease using certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of proprietary or third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. U.S. and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted significantly reduce the effectiveness of such practices and technologies. The regulation of the use of cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.

In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition and operating results.

We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, our business could be harmed.

We believe our success has depended, and continues to depend, on the members of our senior management teams. The loss of any of our senior management or other key employees could materially harm our business. Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, particularly mid-level managers and merchandising and technology personnel. The market for such positions is competitive. Qualified individuals are in high demand, and we may incur significant costs to attract them. Our inability to recruit and develop mid-level managers could materially adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and other U.S. employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and operating results may be materially adversely affected.

We may not be able to adequately protect our intellectual property rights.

We regard our customer lists, domain names, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. We might not be able to obtain broad protection for all of our intellectual property. The protection of our intellectual property rights may require the expenditure of significant financial, managerial and operational resources. We may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or proprietary rights or to establish the validity of such rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may materially adversely affect our business, financial condition and operating results. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights, and we may not be able to broadly enforce all of our intellectual property rights. Any of our intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Additionally, the process of obtaining intellectual property protections is expensive and time-consuming, and we may not be able to pursue all necessary or desirable actions at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these protections will adequately safeguard our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or intellectual property rights. We may also be exposed to claims from third parties claiming infringement of their intellectual property rights, or demanding the release or license of open source software or derivative works that we developed using such software (which could include our proprietary code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license, publicly release the affected portions of our source code, be limited in or cease using the implicated software unless and until we can re-engineer such software to avoid infringement or change the use of the implicated open source software.

We may be accused of infringing on the intellectual property rights of third parties.

The e-commerce industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. We may be subject to claims and litigation by third parties that we infringe on their intellectual property rights. The costs of supporting such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained. As our business expands and the number of competitors in our market increases and overlaps occur, we expect that infringement claims may increase in number and significance. Any claims or proceedings against us, whether meritorious or not, could be time-consuming, result in considerable litigation costs, require significant amounts of management time or result in the diversion of significant operational resources, any of which could materially adversely affect our business, financial condition and operating results.

We have received in the past, and we may receive in the future, communications alleging that certain items posted on or sold through our sites violate third-party copyrights, designs, marks and trade names or other intellectual property rights or other proprietary rights. Brand and content owners and other proprietary rights owners have actively asserted their purported rights against online companies. In addition to litigation from rights owners, we may be subject to regulatory, civil or criminal proceedings and penalties if governmental authorities believe we have aided and abetted in the sale of counterfeit or infringing products.

Such claims, whether or not meritorious, may result in the expenditure of significant financial, managerial and operational resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have violated their rights, but such licenses may not be available on terms acceptable to us, or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, result in site unavailability, service disruptions, and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position. We also from time to time receive inquiries and subpoenas and other types of information requests from government authorities and we may become subject to related claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and related legal proceedings is difficult to predict, such matters can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, reputational harm or costs and significant payments, any of which could negatively affect our business operations and financial position.

Risks Related to Our Automotive Supply Business

If we fail to offer a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

In order to expand our business, we must successfully offer, on a continuous basis, a broad selection of products that meet the needs of our customers, including by being the first to market with new products. In addition, to be successful, our product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. We cannot predict with certainty that we will be successful in offering products that meet all of these requirements. Moreover, even if we offer a broad selection of products at competitive prices, we must maintain sufficient in-stock inventory to meet consumer demand. If our product offerings fail to satisfy our customers’ requirements or respond to changes in customer preferences or we otherwise fail to maintain sufficient in-stock inventory, our revenue could decline.

We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and results of operations.

In 2022 and 2021, Wolo purchased a substantial portion of finished goods from four third-party vendors which comprised 84.7% and 61.4% of its purchases, respectively. Our ability to acquire products from our suppliers in amounts and on terms acceptable to us is dependent upon a number of factors that could affect our suppliers and which are beyond our control. For example, financial or operational difficulties that some of our suppliers may face could result in an increase in the cost of the products we purchase from them. If we do not maintain our relationships with our existing suppliers or develop relationships with new suppliers on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, we could lose customers and our sales could decline.

We also have limited control over the products that our suppliers purchase or keep in stock. Our suppliers may not accurately forecast the products that will be in high demand or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to our customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers and our sales could decline.

In addition, the increasing consolidation among auto parts suppliers may disrupt or end our relationship with some suppliers, result in product shortages and/or lead to less competition and, consequently, higher prices. Furthermore, as part of our routine business, suppliers extend credit to us in connection with our purchase of their products. In the future, our suppliers may limit the amount of credit they are willing to extend to us in connection with our purchase of their products. If this were to occur, it could impair our ability to acquire the types and quantities of products that we desire from the applicable suppliers on acceptable terms, severely impact our liquidity and capital resources, limit our ability to operate our business and could have a material adverse effect on our financial condition and results of operations.

We are dependent upon relationships with manufacturers in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

Most of our manufacturing is outsourced to contract manufacturers in China and Taiwan, resulting in additional factors could interrupt our relationships or affect our ability to acquire the necessary products on acceptable terms, including:

●	political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

●	fluctuations in foreign currency exchange rates that may increase our cost of products;

●	imposition of duties, taxes, tariffs or other charges on imports;

●	difficulties in complying with import and export laws, regulatory requirements and restrictions;

●	natural disasters and public health emergencies, such as the recent COVID-19 pandemic;

●	import shipping delays resulting from foreign or domestic labor shortages, slow-downs, or stoppage; and

●	the failure of local laws to provide a sufficient degree of protection against infringement of our intellectual property;

●	imposition of new legislation relating to import quotas or other restrictions that may limit the quantity of our products that may be imported into the U.S. from countries or regions where we do business;

●	financial or political instability in any of the countries in which our products are manufactured;

●	potential recalls or cancellations of orders for any products that do not meet our quality standards;

●	disruption of imports by labor disputes or strikes and local business practices;

●	political or military conflict involving the U.S. or any country in which our suppliers are located, which could cause a delay in the transportation of our products, an increase in transportation costs and additional risk to products being damaged and delivered on time;

●	heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

●	inability of our non-U.S. suppliers to obtain adequate credit or access liquidity to finance their operations; and

●	our ability to enforce any agreements with our foreign suppliers.

If we were unable to import products from China and Taiwan or were unable to import products from China and Taiwan in a cost-effective manner, we could suffer irreparable harm to our business and be required to significantly curtail our operations, file for bankruptcy or cease operations.

From time to time, we may also have to resort to administrative and court proceedings to enforce our legal rights with foreign suppliers. However, it may be more difficult to evaluate the level of legal protection we enjoy in Taiwan and China and the corresponding outcome of any administrative or court proceedings than in comparison to our suppliers in the United States.

We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our products to our distribution centers and subsequently to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for the shipment of our products, both inbound and outbound shipping logistics, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, and we may not be able to pass these costs directly to our customers. Any increased shipping costs could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and reducing gross margins which could negatively affect our operating results. In addition, we utilize a variety of shipping methods for both inbound and outbound logistics. For inbound logistics, we rely on trucking and ocean carriers and any increases in fees that they charge could adversely affect our business and financial condition. For outbound logistics, we rely on “Less-than-Truckload” and parcel freight based upon the product and quantities being shipped and customer delivery requirements. These outbound freight costs have increased on a year-over-year basis and may continue to increase in the future. We also ship a number of oversized auto parts which may trigger additional shipping costs by third-party delivery services. Any increases in fees or any increased use of “Less-than-Truckload” shipping would increase our shipping costs which could negatively affect our operating results.

In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

If commodity prices such as fuel, plastic and steel increase, our margins may be negatively impacted.

Our third-party delivery services have increased fuel surcharges from time to time, and such increases negatively impact our margins, as we are generally unable to pass all of these costs directly on to consumers. Increasing prices in the component materials for the parts we sell may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and increase the prices they charge. We cannot ensure that we can recover all the increased costs through price increases, and our suppliers may not continue to provide the consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on our business and results of operations.

If we are unable to manage the challenges associated with our international operations, the growth of our business could be limited and our business could suffer.

In addition to our relationships with foreign suppliers, we have contracts with sales representatives from thirteen regional sales companies in North America, Mexico, Puerto Rico, the U.K., Europe, the Middle East and the industrial aftermarket. We are subject to a number of risks and challenges that specifically relate to our international operations. Our international operations may not be successful if we are unable to meet and overcome these challenges, which could limit the growth of our business and may have an adverse effect on our business and operating results. These risks and challenges include:

●	difficulties and costs of staffing and managing foreign operations;

●	restrictions imposed by local labor practices and laws on our business and operations;

●	exposure to different business practices and legal standards;

●	unexpected changes in regulatory requirements;

●	the imposition of government controls and restrictions;

●	political, social and economic instability and the risk of war, terrorist activities or other international incidents;

●	the failure of telecommunications and connectivity infrastructure;

●	natural disasters and public health emergencies;

●	potentially adverse tax consequences; and

●	fluctuations in foreign currency exchange rates and relative weakness in the U.S. dollar.

If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

Our success depends on our ability to successfully receive and fulfill orders and to promptly deliver our products to our customers. Most of the orders for our products are filled from our inventory in our distribution centers, where all our inventory management, packaging, labeling and product return processes are performed. Increased demand and other considerations may require us to expand our distribution centers or transfer our fulfillment operations to larger or other facilities in the future. If we do not successfully expand our fulfillment capabilities in response to increases in demand, our sales could decline.

In addition, our distribution centers are susceptible to damage or interruption from human error, pandemics, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. We do not currently maintain back-up power systems at our fulfillment centers. We do not presently have a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur in the event operations at our fulfillment center are interrupted. In addition, alternative arrangements may not be available, or if they are available, may increase the cost of fulfillment. Any interruptions in our fulfillment operations for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations.

We face intense competition and operate in an industry with limited barriers to entry, and some of our competitors may have greater resources than us and may be better positioned to capitalize on the growing auto parts market.

The aftermarket auto parts industry is competitive and highly fragmented, with products distributed through multi-tiered and overlapping channels. We compete with both online and offline retailers who offer OEMs and aftermarket auto parts. Current or potential competitors include FIAMM, Grote, Peterson Manufacturing Company, ECCO, Vixen Horns, Grover, HornBlasters, and Kleinn.

Many of our current and potential competitors have longer operating histories, large customer bases, superior brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have used and may continue to use aggressive pricing tactics and devote substantially more financial resources to website and system development than we do. We expect that competition will further intensify in the future as Internet use and online commerce continue to grow worldwide. Increased competition may result in reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

We rely on key personnel and may need additional personnel for the success and growth of our business.

Our business is largely dependent on the personal efforts and abilities of highly skilled executive, technical, managerial, merchandising and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

If our product catalog database is stolen, misappropriated or damaged, or if a competitor is able to create a substantially similar catalog without infringing our rights, then we may lose an important competitive advantage.

We have invested significant resources and time to build and maintain our product catalog, which is maintained in the form of an electronic database. We believe that our product catalog provides us with an important competitive advantage. We cannot assure you that we will be able to protect our product catalog from unauthorized copying or theft or that our product catalog will continue to operate adequately, without any technological challenges. In addition, it is possible that a competitor could develop a catalog or database that is similar to or more comprehensive than ours, without infringing our rights. In the event our product catalog is damaged or is stolen, copied or otherwise replicated to compete with us, whether lawfully or not, we may lose an important competitive advantage and our business could be harmed.

Economic conditions have had, and may continue to have, an adverse effect on the demand for aftermarket auto parts and could adversely affect our sales and operating results.

Demand for our products has been and may continue to be adversely affected by general economic conditions. In declining economies, consumers often defer regular vehicle maintenance and may forego purchases of nonessential performance and accessories products, which can result in a decrease in demand for auto parts in general. Consumers also defer purchases of new vehicles, which immediately impacts performance parts and accessories, which are generally purchased in the first six months of a vehicle’s lifespan. In addition, during economic downturns, some competitors may become more aggressive in their pricing practices, which would adversely impact our gross margin. Certain suppliers may exit the industry, which may impact our ability to procure parts and may adversely impact gross margin as the remaining suppliers increase prices to take advantage of limited competition.

Vehicle miles driven, vehicle accident rates and insurance companies’ willingness to accept a variety of types of parts in the repair process have fluctuated and may decrease, which could result in a decline of our revenues and negatively affect our results of operations.

We and our industry depend on the number of vehicle miles driven, vehicle accident rates and insurance companies’ willingness to accept a variety of types of parts in the repair process. Decreased miles driven reduce the number of accidents and corresponding demand for parts, and reduce the wear and tear on vehicles with a corresponding reduction in demand for vehicle repairs and parts. If consumers were to drive less in the future and/or accident rates were to decline, as a result of higher gas prices, increased use of ride-shares, the advancement of driver assistance technologies, or otherwise, our sales may decline and our business and financial results may suffer.

We will be required to collect and pay more sales taxes, and could become liable for other fees and penalties, which could have an adverse effect on our business.

We have historically collected sales or other similar taxes only on the shipment of goods to customers in the state of New York. However, following the U.S. Supreme Court decision in South Dakota v. Wayfair, we are now required to collect sales tax in any state which passes legislation requiring out-of-state retailers to collect sales tax even where they have no physical nexus. We have historically enjoyed a competitive advantage to the extent our competitors are already subject to those tax obligations. By collecting sales tax in additional states, we will lose this competitive advantage as total costs to our customers will increase, which could adversely affect our sales.

Moreover, if we fail to collect and remit or pay required sales or other taxes in a jurisdiction or qualify or register to do business in a jurisdiction that requires us to do so or if we have failed to do so in the past, we could face material liabilities for taxes, fees, interest and penalties. If various jurisdictions impose new tax obligations on our business activities, our sales and net income in those jurisdictions could decrease significantly, which could harm our business.

Higher wage and benefit costs could adversely affect our business.

Changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefit costs. Increased labor costs brought about by changes in minimum wage laws, other regulations or prevailing market conditions could increase our expenses and have an adverse impact on our profitability.

We face exposure to product liability lawsuits.

The automotive industry in general has been subject to a large number of product liability claims due to the nature of personal injuries that result from car accidents or malfunctions. As a distributor of auto parts, including parts obtained overseas, we could be held liable for the injury or damage caused if the products we sell are defective or malfunction regardless of whether the product manufacturer is the party at fault. While we carry insurance against product liability claims, if the damages in any given action were high or we were subject to multiple lawsuits, the damages and costs could exceed the limits of our insurance coverage or prevent us from obtaining coverage in the future. If we were required to pay substantial damages as a result of these lawsuits, it may seriously harm our business and financial condition. Even defending against unsuccessful claims could cause us to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to our business, the damage to our reputation and the brands offered on our websites could adversely affect our future reputation and our brand and could result in a decline in our net sales and profitability.

Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Weather, terrorist activities, war or other disasters, or the threat of them, may result in the closure of one or more of our facilities, or may adversely affect our ability to timely provide products to our customers, resulting in lost sales or a potential loss of customer loyalty.  Most of our products are imported from other countries and these goods could become difficult or impossible to bring into the United States, and we may not be able to obtain such products from other sources at similar prices.  Such a disruption in revenue could potentially have a negative impact on our results of operations, financial condition and cash flows.

We rely extensively on our computer systems to manage inventory, process transactions and timely provide products to our customers.  Our systems are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches or other catastrophic events.  If our systems are damaged or fail to function properly, we may experience loss of critical data and interruptions or delays in our ability to manage inventories or process customer transactions.  Such a disruption of our systems could negatively impact revenue and potentially have a negative impact on our results of operations, financial condition and cash flows.

Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

It is essential to our business strategy that our technology and network infrastructure remain secure and is perceived by our customers to be secure. Despite security measures, however, any network infrastructure may be vulnerable to cyber-attacks. Information security risks have significantly increased in recent years in part due to the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign private parties and state actors. We may face cyber-attacks that attempt to penetrate our network security, including our data centers, to sabotage or otherwise disable our network of websites and online marketplaces, misappropriate our or our customers’ proprietary information, which may include personally identifiable information, or cause interruptions of our internal systems and services. If successful, any of these attacks could negatively affect our reputation, damage our network infrastructure and our ability to sell our products, harm our relationship with customers that are affected and expose us to financial liability.

We maintain a comprehensive system of preventive and detective controls through our security programs; however, given the rapidly evolving nature and proliferation of cyber threats, our controls may not prevent or identify all such attacks in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations, and we cannot eliminate the risk of human error or employee or vendor malfeasance.

In addition, any failure by us to comply with applicable privacy and information security laws and regulations could cause us to incur significant costs to protect any customers whose personal data was compromised and to restore customer confidence in us and to make changes to our information systems and administrative processes to address security issues and compliance with applicable laws and regulations. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop shopping on our sites altogether. Such events could lead to lost sales and adversely affect our results of operations. We also could be exposed to government enforcement actions and private litigation.

Failure to comply with privacy laws and regulations and failure to adequately protect customer data could harm our business, damage our reputation and result in a loss of customers.

Federal and state regulations may govern the collection, use, sharing and security of data that we receive from our customers. In addition, we have and post on our websites our own privacy policies and practices concerning the collection, use and disclosure of customer data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, U.S. Federal Trade Commission requirements or other federal, state or international privacy-related laws and regulations could result in proceedings or actions against us by governmental entities or others, which could potentially harm our business. Further, failure or perceived failure to comply with our policies or applicable requirements related to the collection, use or security of personal information or other privacy-related matters could damage our reputation and result in a loss of customers. The regulatory framework for privacy issues is currently evolving and is likely to remain uncertain for the foreseeable future.

Challenges by OEMs to the validity of the aftermarket auto parts industry and claims of intellectual property infringement could adversely affect our business and the viability of the aftermarket auto parts industry.

OEMs have attempted to use claims of intellectual property infringement against manufacturers and distributors of aftermarket products to restrict or eliminate the sale of aftermarket products that are the subject of the claims. The OEMs have brought such claims in federal court and with the United States International Trade Commission. We have received in the past, and we anticipate we may in the future receive, communications alleging that certain products we sell infringe the patents, copyrights, trademarks and trade names or other intellectual property rights of OEMs or other third parties.

The United States Patent and Trademark Office records indicate that OEMs are seeking and obtaining more design patents and trademarks than they have in the past. In some cases, we have entered into license agreements that allow us to sell aftermarket parts that replicate OEM patented parts in exchange for a royalty. In the event that our license agreements, or other similar license arrangements are terminated, or we are unable to agree upon renewal terms, we may be subject to restrictions on our ability to sell aftermarket parts that replicate parts covered by design patents or trademarks, which could have an adverse effect on our business.

Litigation or regulatory enforcement could also result in interpretations of the law that require us to change our business practices or otherwise increase our costs and harm our business. We may not maintain sufficient, or any, insurance coverage to cover the types of claims that could be asserted. If a successful claim were brought against us, it could expose us to significant liability.

If we are unable to protect our intellectual property rights, our reputation and brand could be impaired and we could lose customers.

We regard our patents, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, our proprietary rights may be infringed or misappropriated, and we could be required to incur significant expenses to preserve them. In the past we have filed litigation to protect our intellectual property rights. The outcome of such litigation can be uncertain, and the cost of prosecuting such litigation may have an adverse impact on our earnings. We have patent and trademark registrations for several patents and marks. However, any registrations may not adequately cover our intellectual property or protect us against infringement by others. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services may be made available online. We also currently own or control a number of Internet domain names and have invested time and money in the purchase of domain names and other intellectual property, which may be impaired if we cannot protect such intellectual property. We may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If we are not able to protect our patents, trademarks, domain names or other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

Because we are involved in litigation from time to time and are subject to numerous laws and governmental regulations, we could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

We are sometimes the subject of complaints or litigation from customers, employees or other third parties for various reasons. The damages sought against us in some of these litigation proceedings could be substantial. Although we maintain liability insurance for some litigation claims, if one or more of the claims were to greatly exceed our insurance coverage limits or if our insurance policies do not cover a claim, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Existing or future government regulation could expose us to liabilities and costly changes in our business operations and could reduce customer demand for our products and services.

We are subject to federal and state consumer protection laws and regulations, including laws protecting the privacy of customer non-public information and regulations prohibiting unfair and deceptive trade practices, as well as laws and regulations governing businesses in general and the Internet and e-commerce and certain environmental laws. Additional laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications, intellectual property rights, and information security. Furthermore, it is not clear how existing laws such as those governing issues such as property ownership, sales and other taxes, trespass, data mining and collection, and personal privacy apply to the Internet and e-commerce. To the extent we expand into international markets, we will be faced with complying with local laws and regulations, some of which may be materially different than U.S. laws and regulations. Any such foreign law or regulation, any new U.S. law or regulation, or the interpretation or application of existing laws and regulations to our business may have a material adverse effect on our business, prospects, financial condition and results of operations by, among other things, subjecting us to fines, penalties, damages or other liabilities, requiring costly changes in our business operations and practices, and reducing customer demand for our products and services. We may not maintain sufficient, or any, insurance coverage to cover the types of claims or liabilities that could arise as a result of such regulation.

We may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that global weather patterns are being influenced by increased levels of greenhouse gases in the earth’s atmosphere. This growing sentiment and the concern over climate change have led to legislative and regulatory initiatives aimed at reducing greenhouse gas emissions which warm the earth’s atmosphere. These warmer weather conditions could result in a decrease in demand for auto parts in general. Moreover, proposals that would impose mandatory requirements on greenhouse gas emissions continue to be considered by policy makers in the United States. Laws enacted that directly or indirectly affect our suppliers (through an increase in the cost of production or their ability to produce satisfactory products) or our business (through an impact on our inventory availability, cost of revenues, operations or demand for the products we sell) could adversely affect our business, financial condition, results of operations and cash flows. Significant increases in fuel economy requirements or new federal or state restrictions on emissions of carbon dioxide that may be imposed on vehicles and automobile fuels could adversely affect demand for vehicles, annual miles driven or the products we sell or lead to changes in automotive technology. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by us or our suppliers. Our inability to respond to such changes could adversely impact the demand for our products and our business, financial condition, results of operations or cash flows.

Possible new tariffs that might be imposed by the United States government could have a material adverse effect on our results of operations.

Changes in U.S. and foreign governments’ trade policies have resulted in, and may continue to result in, tariffs on imports into and exports from the U.S., among other restrictions. Throughout 2018 and 2019, the U.S. imposed tariffs on imports from several countries, including China. If further tariffs are imposed on imports of our products, or retaliatory trade measures are taken by China or other countries in response to existing or future tariffs, we could be forced to raise prices on all of our imported products or make changes to our operations, any of which could materially harm our revenue or operating results. Any additional future tariffs or quotas imposed on our products or related materials may impact our sales, gross margin and profitability if we are unable to pass increased prices on to our customers.

Risks Related to Our Relationship with Our Manager

Termination of the management services agreement will not affect our manager’s rights to receive profit allocations and removal of our manager may cause us to incur significant fees.

Our manager owns all of our allocation shares, which generally will entitle our manager to receive a profit allocation as a form of preferred distribution. In general, this profit allocation is designed to pay our manager 20% of the excess of the gains upon dispositions of our subsidiaries, plus an amount equal to the net income of such subsidiaries since their acquisition by us, over an annualized hurdle rate. If our manager resigns or is removed, for any reason, it will remain the owner of our allocation shares. It will therefore remain entitled to all profit allocations while it holds our allocation shares regardless of whether it is terminated as our manager. If we terminate our manager, it may therefore be difficult or impossible for us to find a replacement to serve the function of our manager, because we would not be able to force our manager to transfer its allocation shares to a replacement manager so that the replacement manager could be entitled to a profit allocation. Therefore, as a practical matter, it may be difficult for us to replace our manager without its cooperation. If it becomes necessary to replace our manager and we are unable to replace our manager without its cooperation, we may be unable to continue to manage our operations effectively and our business may fail.

If we terminate the management services agreement with our manager, any fees, costs and expenses already earned or otherwise payable to our manager upon termination would become immediately due. Moreover, if our manager were to be removed and our management services agreement terminated by a vote of our board of directors and a majority of our common shares other than common shares beneficially owned by our manager, we would also owe a termination fee to our manager on top of the other fees, costs and expenses. In addition, the management services agreement is silent as to whether termination of our manager “for cause” would result in a termination fee; there is therefore a risk that the agreement may be interpreted to entitle our manager to a termination fee even if terminated “for cause”. The termination fee would equal twice the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. As a result, we could incur significant management fees as a result of the termination of our manager, which may increase the risk that our business may be unable to meet its financial obligations or otherwise fail.

Mr. Ellery W. Roberts, our Chairman and Chief Executive Officer, controls our manager. If some event were to occur to cause Mr. Roberts (or his designated successor, heirs, beneficiaries or permitted assigns) not to control our manager without the prior written consent of our board of directors, our manager would be considered terminated under our agreement.

Our manager and the members of our management team may engage in activities that compete with us or our businesses.

Although our Chief Executive Officer intends to devote substantially all of his time to the affairs of our company and our manager must present all opportunities that meet our acquisition and disposition criteria to our board of directors, neither our manager nor our Chief Executive Officer is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement and the obligation to provide management services will not create a mutually exclusive relationship between our manager and its affiliates, on the one hand, and our company, on the other.

Our manager need not present an acquisition opportunity to us if our manager determines on its own that such acquisition opportunity does not meet our acquisition criteria.

Our manager will review any acquisition opportunity to determine if it satisfies our acquisition criteria, as established by our board of directors from time to time. If our manager determines, in its sole discretion, that an opportunity fits our criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to signing a letter of intent, indication of interest or similar document or agreement. Opportunities that our manager determines do not fit our criteria do not need to be presented to our board of directors for consideration. In addition, upon a determination by our board of directors not to promptly pursue an opportunity presented to it by our manager, in whole or in part, our manager will be unrestricted in its ability to pursue such opportunity, or any part that we do not promptly pursue, on its own or refer such opportunity to other entities, including its affiliates. If such an opportunity is ultimately profitable, we will not have participated in such opportunity. See “The Manager—Acquisition and Disposition Opportunities” for more information about our current acquisition criteria.

Our Chief Executive Officer, Mr. Ellery W. Roberts, controls our manager and, as a result, we may have difficulty severing ties with Mr. Roberts.

Under the terms of the management services agreement, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to us, and our manager will, as promptly as practicable, replace any such individual. However, because Mr. Roberts controls our manager, we may have difficulty completely severing ties with Mr. Roberts absent terminating the management services agreement and our relationship with our manager. Further, termination of the management services agreement could give rise to a significant financial obligation, which may have a material adverse effect on our business and financial condition. See “The Manager” for more information about our relationship with our manager.

If the management services agreement is terminated, our manager, as holder of the allocation shares, has the right to cause us to purchase its allocation shares, which may have a material adverse effect on our financial condition.

If: (i) the management services agreement is terminated at any time other than as a result of our manager’s resignation, subject to (ii); or (ii) our manager resigns, our manager will have the right, but not the obligation, for one year from the date of termination or resignation, as the case may be, to cause us to purchase the allocation shares for the put price. The put price shall be equal to, as of any exercise date: (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date; or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date. If our manager elects to cause us to purchase its allocation shares, we are obligated to do so and, until we have done so, our ability to conduct our business, including our ability to incur debt, to sell or otherwise dispose of our property or assets, to engage in certain mergers or consolidations, to acquire or purchase the property, assets or stock of, or beneficial interests in, another business, or to declare and pay distributions, would be restricted. These financial and operational obligations may have a material adverse effect on our financial condition, business and results of operations. See “The Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about our manager’s put right and our obligations relating thereto, as well as the definition and calculation of the base put price amount.

If the management services agreement is terminated, we will need to change our name and cease our use of the term “1847”, which in turn could have a material adverse impact upon our business and results of operations as we would be required to expend funds to create and market a new name.

Our manager controls our rights to the term “1847” as it is used in the name of our company. We and any businesses that we acquire must cease using the term “1847,” including any trademark based on the name of our company that may be licensed to them by our manager under the license provisions of our management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name, which may have a material adverse effect on our business and results of operations.

We have agreed to indemnify our manager under the management services agreement that may result in an indemnity payment that could have a material adverse impact upon our business and results of operations.

The management services agreement provides that we will indemnify, reimburse, defend and hold harmless our manager, together with its employees, officers, members, managers, directors and agents, from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities of any kind arising out of the breach of any term or condition in the management services agreement or the performance of any services under such agreement except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. If our manager is forced to defend itself in any claims or actions arising out of the management services agreement for which we are obligated to provide indemnification, our payment of such indemnity could have a material adverse impact upon our business and results of operations.

Our manager can resign on 120 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could materially adversely affect our financial condition, business and results of operations, as well as the market price of our shares.

Our manager has the right, under the management services agreement, to resign at any time on 120 days written notice, whether we have found a replacement or not. If our manager resigns, we may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all, in which case our operations are likely to experience a disruption, our financial condition, business and results of operations, as well as our ability to pay distributions are likely to be materially adversely affected and the market price of our shares may decline. In addition, the coordination of our internal management, acquisition activities and supervision of our business is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the experience and expertise possessed by our manager and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our businesses may result in additional costs and time delays that could materially adversely affect our financial condition, business and results of operations as well as the market price of our shares.

The amount recorded for the allocation shares may be subject to substantial period-to-period changes, thereby significantly adversely impacting our results of operations.

We will record the allocation shares at the redemption value at each balance sheet date by recording any change in fair value through our income statement as a dividend between net income and net income available to common shareholders. The redemption value of the allocation shares is largely related to the value of the profit allocation that our manager, as holder of the allocation shares, will receive. The redemption value of the allocation shares may fluctuate on a period-to-period basis based on the distributions we pay to our common shareholders, the earnings of our businesses and the price of our common shares, which fluctuation may be significant, and could cause a material adverse effect on our results of operations. See “The Manager—Our Manager as an Equity Holder” for more information about the terms and calculation of the profit allocation and any payments under the supplemental put provisions of our operating agreement.

We cannot determine the amount of the management fee that will be paid to our manager over time with certainty, which management fee may be a significant cash obligation and may reduce the cash available for operations and distributions to our shareholders.

Our manager’s management fee will be calculated by reference to our adjusted net assets, which will be impacted by the following factors:

●	the acquisition or disposition of businesses;

●	organic growth, add-on acquisitions and dispositions by our businesses; and

●	the performance of our businesses.

We cannot predict these factors, which may cause significant fluctuations in our adjusted net assets and, in turn, impact the management fee we pay to our manager. Accordingly, we cannot determine the amount of management fee that will be paid to our manager over time with any certainty, which management fee may represent a significant cash obligation and may reduce the cash available for our operations and distributions to our shareholders.

We must pay our manager the management fee regardless of our performance. Therefore, our manager may be induced to increase the amount of our assets rather than the performance of our businesses.

Our manager is entitled to receive a management fee that is based on our adjusted net assets, as defined in the management services agreement, regardless of the performance of our businesses. In this respect, the calculation of the management fee is unrelated to our net income. As a result, the management fee may encourage our manager to increase the amount of our assets by, for example, recommending to our board of directors the acquisition of additional assets, rather than increase the performance of our businesses. In addition, payment of the management fee may reduce or eliminate the cash we have available for distributions to our shareholders.

The management fee is based solely upon our adjusted net assets; therefore, if in a given year our performance declines, but our adjusted net assets remain the same or increase, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distributions to our shareholders.

The management fee we pay to our manager will be calculated solely by reference to our adjusted net assets. If in a given year our performance declines, but our adjusted net assets remain the same or increase, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distributions to our shareholders. See “The Manager—Our Manager as a Service Provider—Management Fee” for more information about the terms and calculation of the management fee.

The amount of profit allocation to be paid to our manager could be substantial. However, we cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty.

We cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty. Such determination would be dependent on, among other things, the number, type and size of the acquisitions and dispositions that we make in the future, the distributions we pay to our shareholders, the earnings of our businesses and the market value of common shares from time to time, factors that cannot be predicted with any certainty at this time. Such factors will have a significant impact on the amount of any profit allocation to be paid to our manager, especially if our share price significantly increases. See “The Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation. Any amounts paid in respect of the profit allocation are unrelated to the management fee earned for performance of services under the management services agreement.

The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for distributions to shareholders and for operations.

Under the management services agreement, we will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our manager incurred on our behalf in connection with the provision of services to us. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our manager pursuant to any offsetting management services agreements entered into between our manager and our businesses, or any transaction services agreements to which such businesses are a party. In addition, our manager, as holder of the allocation shares, will be entitled to receive a profit allocation upon satisfaction of applicable conditions to payment and may be entitled to receive the put price upon the occurrence of certain events. While we cannot quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. The management fee, put price and profit allocation are payment obligations and, as a result, will be senior in right to the payment of any distributions to our shareholders. Likewise, the profit allocation may also significantly reduce the cash available for operations.

Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for distributions to our shareholders.

Under the terms of the management services agreement, our manager is paid a management fee calculated as a percentage of our adjusted net assets for certain items and is unrelated to net income or any other performance base or measure. See “The Manager—Our Manager as a Service Provider—Management Fee” for more information about the calculation of the management fee. Our manager, which Ellery W. Roberts, our Chief Executive Officer, controls, may advise us to consummate transactions, incur third-party debt or conduct our operations in a manner that may increase the amount of fees paid to our manager which, in turn, may result in higher compensation to Mr. Roberts because his compensation is paid by our manager from the management fee it receives from us.

Fees paid by our company and our businesses pursuant to transaction services agreements do not offset fees payable under the management services agreement and will be in addition to the management fee payable by our company under the management services agreement.

The management services agreement provides that businesses that we may acquire in the future may enter into transaction services agreements with our manager pursuant to which our businesses will pay fees to our manager. See “The Manager—Our Manager as a Service Provider” for more information about these agreements. Unlike fees paid under the offsetting management services agreements, fees that are paid pursuant to such transaction services agreements will not reduce the management fee payable by us. Therefore, such fees will be in addition to the management fee payable by us or offsetting management fees paid by businesses that we may acquire in the future.

The fees to be paid to our manager pursuant to these transaction service agreements will be paid prior to any principal, interest or dividend payments to be paid to us by our businesses, which will reduce the amount of cash available for distributions to our shareholders.

Our manager’s profit allocation may induce it to make decisions and recommend actions to our board of directors that are not optimal for our business and operations.

Our manager, as holder of all of the allocation shares, will receive a profit allocation based on the extent to which gains from any sales of our subsidiaries plus their net income since the time they were acquired exceed a certain annualized hurdle rate. As a result, our manager may be encouraged to make decisions or to make recommendations to our board of directors regarding our business and operations, the business and operations of our businesses, acquisitions or dispositions by us or our businesses and distributions to our shareholders, any of which factors could affect the calculation and payment of profit allocation, but which may otherwise be detrimental to our long-term financial condition and performance.

The obligations to pay the management fee and profit allocation, including the put price, may cause us to liquidate assets or incur debt.

If we do not have sufficient liquid assets to pay the management fee and profit allocation, including the put price, when such payments are due and payable, we may be required to liquidate assets or incur debt in order to make such payments. This circumstance could materially adversely affect our liquidity and ability to make distributions to our shareholders.

Risks Related to Taxation

Our shareholders will be subject to taxation on their share of our taxable income, whether or not they receive cash distributions from us.

Our company is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Consequently, our shareholders are subject to U.S. federal income taxation and, possibly, state, local and foreign income taxation on their share of our taxable income, whether or not they receive cash distributions from us. There is, accordingly, a risk that our shareholders may not receive cash distributions equal to their allocated portion of our taxable income or even in an amount sufficient to satisfy the tax liability that results from that income. This risk is attributable to a number of variables, such as results of operations, unknown liabilities, government regulations, financial covenants relating to our debt, the need for funds for future acquisitions and/or to satisfy short- and long-term working capital needs of our businesses, and the discretion and authority of our board of directors to make distributions or modify our distribution policy.

As a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed under certain recently enacted partnership audit rules), although it will file an annual partnership information return with the IRS. The information return will report the results of our activities and will contain a Schedule K-1 for each company shareholder reflecting allocations of profits or losses (and items thereof) to our members, that is, to the shareholders. Each partner of a partnership is required to report on his or her income tax return his or her share of items of income, gain, loss, deduction, credit, and other items of the partnership (in each case, as reflected on such Schedule K-1) without regard to whether cash distributions are received. Each holder will be required to report on his or her tax return his or her allocable share of company income, gain, loss, deduction, credit and other items for our taxable year that ends with or within the holder’s taxable year. Thus, holders of common shares will be required to report taxable income (and thus be subject to significant income tax liability) without a corresponding current receipt of cash if we were to recognize taxable income and not make cash distributions to the shareholders.

Generally, the determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement, but it is also subject to income tax laws governing the allocation of the partnership’s income, gains, losses, deductions and credits. These laws are complex, and there can be no assurance that the IRS would not successfully challenge any allocation set forth in any Schedule K-1 issued by us. Whether an allocation set forth in any particular K-1 issued to a shareholder will be accepted by the IRS also depends on a facts and circumstances analysis of the underlying economic arrangement of our shareholders. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of allocated income or loss could be modified. See “Material U.S. Federal Income Tax Considerations” for more information.

All of our income could be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow available for distribution to shareholders and thus could result in a substantial reduction in the value our shares.

Given the number of shareholders that we have, and because our shares are listed for trading on the over-the-counter market, we believe that our company will be regarded as a publicly traded partnership. Under the federal tax laws, a publicly traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will be treated as a partnership, however, and not as a corporation for U.S. federal tax purposes so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income,” within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended, or the Code, and we are not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of stock or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. We expect to realize sufficient qualifying income to satisfy the qualifying income exception. We also expect that we will not be required to register under the Investment Company Act.

In certain cases, income that would otherwise qualify for the qualifying income exception may not so qualify if it is considered to be derived from an active conduct of a business. For example, the IRS may assert that interest received by us from our subsidiaries is not qualifying income because it is derived in the conduct of a lending business. If we fail to satisfy the qualifying income exception or is required to register under the Investment Company Act, we will be classified as a corporation for U.S. federal (and certain state and local) income tax purposes, and shareholders would be treated as shareholders in a domestic corporation. We would be required to pay federal income tax at regular corporate rates on its income. In addition, we would likely be liable for state and local income and/or franchise taxes on our income. Distributions to the shareholders would constitute ordinary dividend income (taxable at then existing ordinary income rates) or, in certain cases, qualified dividend income (which is generally subject to tax at reduced tax rates) to such holders to the extent of our earnings and profits, and the payment of these dividends would not be deductible to us. Shareholders would receive an IRS Form 1099-DIV in respect of such dividend income and would not receive a Schedule K-1. Taxation of our company as a corporation could result in a material reduction in distributions to our shareholders and after-tax return and would likely result in a substantial reduction in the value of, or materially adversely affect the market price of, our shares.

The present U.S. federal income tax treatment of an investment in our shares may be modified by administrative, legislative, or judicial interpretation at any time, and any such action may affect investments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for our company to be classified as a partnership, and not as a corporation, for U.S. federal income tax purposes, necessitate that our company restructure its investments, or otherwise adversely affect an investment in our shares.

In addition, we may become subject to an entity level tax in one or more states. Several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise, or other forms of taxation. If any state were to impose a tax upon our company as an entity, our distributions to you would be reduced.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings, or arrangements we may not have otherwise entered into.

In order for our company to be treated as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, we may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings we (or any of our subsidiaries, as the case may be) may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow. In addition, we may not be able to participate in certain corporate reorganization transactions that would be tax free to our shareholders if we were a corporation for U.S. federal income tax purposes.

Non-corporate investors who are U.S. taxpayers will not be able to deduct certain fees, costs or other expenses for U.S. federal income tax purposes.

We will pay a management fee (and possibly certain transaction fees) to our manager. We will also pay certain costs and expenses incurred in connection with the activities of our manager. We intend to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. taxpayers who hold our shares. Under current law in effect for taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U.S. taxpayers may not deduct any such miscellaneous itemized deductions for U.S. federal income tax purposes. A non-corporate U.S. taxpayer’s inability to deduct such items could result in such holder reporting as his or her share of company taxable income an amount that exceeds any cash actually distributed to such U.S. taxpayer for the year. U.S. holders of our shares that are corporations generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law.

A portion of the income arising from an investment in our shares may be treated as unrelated business taxable income and taxable to certain tax-exempt holders despite such holders’ tax-exempt status.

We expect to incur debt with respect to certain of our investments that will be treated as “acquisition indebtedness” under section 514 of the Code. To the extent we recognize income from any investment with respect to which there is “acquisition indebtedness” during a taxable year, or to the extent we recognize gain from the disposition of any investment with respect to which there is “acquisition indebtedness,” a portion of that income will be treated as unrelated business taxable income and taxable to tax-exempt investors. In addition, if the IRS successfully asserts that we are engaged in a trade or business for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), tax-exempt holders, and in certain cases non-U.S. holders, would be subject to U.S. income tax on any income generated by such business. The foregoing would apply only if the amount of such business income does not cause us to fail to meet the qualifying income test (which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

A portion of the income arising from an investment in our shares may be treated as income that is effectively connected with our conduct of a U.S. trade or business, which income would be taxable to holders who are not U.S. taxpayers.

If the IRS successfully asserts that we are engaged in a trade or business in the United States for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), then in certain cases non-U.S. holders would be subject to U.S. income tax on any income that is effectively connected with such business. It could also cause the non-U.S. holder to be subject to U.S. federal income tax on a sale of his or her interest in our company. The foregoing would apply only if the amount of such business income does not cause us to fail to meet the qualifying income test (which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

Risks related to recently enacted legislation.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares.

We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued, nor is the long-term impact of recently enacted tax legislation clear. Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. federal income tax laws on an investment in our shares.

Risks Related to This Offering and Ownership of Our Common Shares

We may not be able to maintain a listing of our common shares on NYSE American.

Our common shares are listed on NYSE American, and we must meet certain financial and liquidity criteria to maintain the listing of our common shares on NYSE American. If we fail to meet any listing standards or if we violate any listing requirements, our common shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common shares from NYSE American may materially impair our shareholders’ ability to buy and sell our common shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common shares. The delisting of our common shares could significantly impair our ability to raise capital and the value of your investment.

The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through future equity financings.

The market price and trading volume of our common shares may fluctuate significantly. Many factors that are beyond our control may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through equity financings. These factors include the following:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead investors of our common shares to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to maintain the listing our common shares on NYSE American.

An active, liquid trading market for our common shares may not be sustained, which may make it difficult for you to sell the common shares you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our common shares that you purchase at a price above the price you purchase them or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our common shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

There is no public market for the pre-funded warrants being offered.

We do not intend to apply to list the pre-funded warrants on NYSE American or any other national securities exchange. Accordingly, there is no established public trading market for the pre-funded warrants being offered pursuant to this offering, nor do we expect such a market to develop. Without an active market, the liquidity of such pre-funded warrants will be limited.

Holders of the pre-funded warrants will have no rights as shareholders until such holders exercise the pre-funded warrants.

Holders of the pre-funded warrants purchased in this offering only acquire our common shares upon exercise thereof, meaning holders will have no rights with respect to our common shares underlying such pre-funded warrants. Upon the exercise of the pre-funded warrants purchased, such holders will be entitled to exercise the rights of shareholders only as to matters for which the record date occurs after the exercise date.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common shares may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

The best efforts structure of this offering may have an adverse effect on our business plan.

The placement agent is offering the securities in this offering on a best efforts basis. The placement agent is not required to purchase any securities, but will use their reasonable best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us. The success of this offering will impact our ability to use the proceeds to execute our business plan.

You will experience immediate and substantial dilution as a result of this offering.

As of September 30, 2023, our pro forma net tangible book value (deficit) was approximately $(26,166,105), or approximately $(28.58) per share. Since the price per share being offered in this offering is substantially higher than the pro forma net tangible book value per common share, you will suffer substantial dilution with respect to the net tangible book value of the common shares you purchase in this offering. Based on the assumed public offering price of $1.46 per share being sold in this offering, the closing price of our common shares on January 31, 2024, and our pro forma net tangible book value per share as of September 30, 2023, if you purchase common shares in this offering, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common shares of $6.50 per share if the maximum number of shares being offered are sold. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common shares in this offering.

Future sales of our securities may affect the market price of our common shares and result in material dilution.

We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Notably, we are obligated to issue 166,225 common shares upon the conversion of our outstanding series A senior convertible preferred shares, 91,567 common shares upon the conversion of our outstanding series B senior convertible preferred shares and 135,615 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $33.86 per share. We are also obliged to issue common shares upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,860,000, which are convertible into our common shares at a conversion price of $2.7568 (subject to adjustment), upon the conversion of promissory notes in the aggregate principal amount of $1,222,408, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00, and upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00. In addition, we are obligated to issue common shares upon the exchange of promissory notes in the aggregate principal amount of $2,520,345, which are exchangeable for our common shares at an exchange price equal to the higher of $1,000 or the 30-day volume weighted average price of our common shares. We have also reserved 20,000 common shares for issuance under our 2023 Equity Incentive Plan.

Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could materially adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate.

Rule 144 sales in the future may have a depressive effect on our share price.

All of the outstanding common shares held by the present officers, directors, and affiliate shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common shares. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if our company is a current reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registration of common shares of present shareholders, may have a depressive effect upon the price of the common shares in any market that may develop.

Our series A senior convertible preferred shares and series B senior convertible preferred shares are senior to our common shares as to distributions and in liquidation, which could limit our ability to make distributions to our common shareholders.

Holders of our series A senior convertible preferred shares are entitled to quarterly dividends, payable in cash or in common shares, at a rate per annum of 24.0% of the stated value ($2.20 per share) and holders of our series B senior convertible preferred shares are entitled to quarterly dividends, payable in cash or in common shares, at a rate per annum of 19.0% of the stated value ($3.00 per share), subject to adjustment. In addition, upon any liquidation of our company or its subsidiaries, each holder of outstanding series A senior convertible preferred shares and series B senior convertible preferred shares will be entitled to receive an amount of cash equal to 115% of the stated value, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared), before any payment shall be made to or set apart for the holders of our common shares. This could limit our ability to make regular distributions to our common shareholders or distributions upon liquidation.

We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders.

Any additional preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

Our potential future earnings and cash distributions to our shareholders may affect the market price of our common shares.

Generally, the market price of our common shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our common shares may trade at prices that are higher or lower than our net asset value per share. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our common shares. Our failure to meet market expectations with respect to earnings and cash distributions and our failure to make such distributions, for any reason whatsoever, could materially adversely affect the market price of our common shares.

Were our common shares to be considered penny stock, and therefore become subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in our common shares.

Our common shares may be subject to the penny stock rules under the Exchange Act. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than 5% of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our common shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common shares. As long as our common shares are subject to the penny stock rules, holders of our common shares may find it more difficult to sell their shares.

Holders of our common shares may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiffs in any such action.

Our operating agreement governing our common shares provides that, to the fullest extent permitted by law, holders of our common shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our operating agreement, including any claim under the U.S. federal securities laws.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern our operating agreement, by a federal or state court in the State of Delaware, which has non-exclusive jurisdiction over matters arising under the operating agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to our operating agreement. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the operating agreement.

If you or any other holders or beneficial owners of our common shares bring a claim against us in connection with matters arising under our operating agreement, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under our operating agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the operating agreement with a jury trial. No condition, stipulation or provision of the operating agreement serves as a waiver by any holder or beneficial owner of our common shares or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Forward-looking statements include, but are not limited to, statements about:

●	our ability to effectively integrate and operate the businesses that we acquire;

●	our ability to successfully identify and acquire additional businesses;

●	our organizational structure, which may limit our ability to meet our dividend and distribution policy;

●	our ability to service and comply with the terms of indebtedness;

●	our cash flow available for distribution and our ability to make distributions to our common shareholders;

●	our ability to pay the management fee, profit allocation and put price to our manager when due;

●	labor disputes, strikes or other employee disputes or grievances;

●	the regulatory environment in which our businesses operate under;

●	trends in the industries in which our businesses operate;

●	the competitive environment in which our businesses operate;

●	changes in general economic or business conditions or economic or demographic trends in the United States including changes in interest rates and inflation;

●	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

●	casualties, condemnation or catastrophic failures with respect to any of our business’ facilities;

●	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

●	extraordinary or force majeure events affecting the business or operations of our businesses;

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $4.3 million if the maximum number of shares being offered are sold, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the proceeds of this offering to repay certain debt and for working capital and general corporate purposes, which could include future acquisitions, capital expenditures and working capital. Pending these uses, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

On August 11, 2023, we issued 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 to certain investors. These notes are due and payable on February 11, 2024. We may voluntarily prepay the notes in full at any time. In addition, if we consummate any equity or equity-linked or debt securities issuance, or enter into a loan agreement or other financing, other than certain excluded debt (as defined in the notes), then we must prepay the notes in full. In connection with this offering, we plan to repay at least $2,000,000 of these notes and to request an extension of the maturity date.

Our management will retain broad discretion over the allocation of the net proceeds from this offering. See “Risk Factors—Risks Related to this Offering and the Ownership of Our Common Shares—Our management has broad discretion as to the use of the net proceeds from this offering.”

DIVIDEND AND DISTRIBUTION POLICY

Holders of our series A senior convertible preferred shares are entitled to dividends at a rate per annum of 24.0% of the stated value of $2.00 per share (subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares on our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date; provided that if our common shares are not registered, any dividends payable in common shares shall be calculated based upon the fixed price of $1.57; and provided further that we may only elect to pay dividends in common shares based upon such fixed price if the volume weighted average price for the common shares on our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Holders of our series B senior convertible preferred shares are entitled to dividends at a rate per annum of 19.0% of the stated value of $3.00 per share (subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date; provided that if our common shares are not registered, any dividends payable in common shares shall be calculated based upon the fixed price of $2.70; and provided further that we may only elect to pay dividends in common shares based upon such fixed price if the volume weighted average price for the common shares on our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date is $2.70 or higher.

We plan to make regular distributions on our outstanding common shares, subject to our operating subsidiaries generating sufficient cash flow to support such regular cash distributions. Our distribution policy will be based on the liquidity and capital of our businesses and on our intention to pay out as distributions to our shareholders most of the cash resulting from the ordinary operation of the businesses, and not to retain significant cash balances in excess of what is prudent for our company or our businesses, or as may be prudent for the consummation of attractive acquisition opportunities. If our strategy is successful, we expect to maintain and increase the level of regular distributions to common shareholders in the future.

The declaration and payment of any distribution to our common shareholders will be subject to the approval of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that the board of directors deems relevant. However, even if our board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of our debt, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if our operating subsidiaries do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial debt commitments, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make distributions to our common shareholders.

We may use cash flow from our operating subsidiaries, capital resources, including borrowings under any third-party credit facilities that we establish, or reduction in equity to pay a distribution. See “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions to our shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2023:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the issuance of 19,708 common shares as payment of dividends on our series A senior convertible preferred shares and series B senior convertible preferred shares and (ii) the issuance of 110,550 common shares upon the conversion of certain amounts due under promissory notes; and

●	on an as adjusted basis to give effect to the sale of the maximum of 3,424,658 common shares in this offering, after deducting the placement agent fees and other estimated offering expenses payable by us, and after giving effect to the use of proceeds described herein.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	September 30, 2023
	Actual	Pro Forma	As Adjusted
Cash and cash equivalents	$2,056,751	$2,056,751	$6,361,751
Long-term debt:
Notes payable, net	2,180,907	2,180,907	2,180,907
Convertible notes payable, net	26,693,048	26,693,048	26,693,048
Revolving line of credit, net	3,311,558	3,311,558	3,311,558
Total long-term debt	32,185,513	32,185,513	32,185,513
Total shareholders’ equity:
Series A senior convertible preferred shares, 4,450,460 shares designated; 226,667 shares issued and outstanding, actual, pro forma and as adjusted	190,377	190,377	190,377
Series B senior convertible preferred shares, 583,334 shares designated; 91,567 shares issued and outstanding, actual, pro forma and as adjusted	240,499	240,499	240,499
Allocation shares, 1,000 shares issued and outstanding, actual, pro forma and as adjusted	1,000	1,000	1,000
Common shares, 500,000,000 shares authorized, 785,323 shares issued and outstanding, actual; 915,581 shares issued and outstanding, pro forma; and 4,340,239 shares issued and outstanding, as adjusted	785	916	4,340
Distribution receivable	(2,000,000)	(2,000,000)	(2,000,000)
Additional paid-in capital	57,315,083	57,369,333	61,670,909
Accumulated deficit	(53,255,900)	(53,255,900)	(53,255,900)
Total 1847 Holdings shareholders’ equity	2,491,844	2,546,225	6,851,225
Non-controlling interests	(6,626)	(6,626)	(6,626)
Total shareholders’ equity	2,485,218	2,539,599	6,844,599
Total capitalization	$34,670,731	$34,725,112	$39,030,112

The table and discussion above exclude:

●	166,225 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

●	91,567 common shares issuable upon the conversion of our outstanding series B senior convertible preferred shares;

●	135,615 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $33.86 per share;

●	common shares issuable upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,860,000, which are convertible into our common shares at a conversion price of $2.7568 (subject to adjustment);

●	common shares issuable upon the conversion of promissory notes in the aggregate principal amount of $1,222,408, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00;

●	common shares issuable upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00;

●	common shares issuable upon the exchange of 6% subordinated convertible promissory notes in the principal amount of $2,520,345, which are exchangeable for our common shares at an exchange price equal to the higher of $1,000 or the 30-day volume weighted average price of our common shares; and

●	20,000 common shares that are reserved for issuance under our 2023 Equity Incentive Plan.

DILUTION

If you invest in our securities in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per common share of immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per common share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of common shares deemed to be outstanding at that date.

As of September 30, 2023, our net tangible book value (deficit) was approximately $(26,166,105), or approximately $(33.32) per share. After giving effect to (i) the issuance of 19,708 common shares as payment of dividends on our series A senior convertible preferred shares and series B senior convertible preferred shares and (ii) the issuance of 110,550 common shares upon the conversion of certain amounts due under promissory notes, the pro forma net tangible book value (deficit) of our common shares as of September 30, 2023 is approximately $(26,166,105), or approximately $(28.58) per share.

After giving effect to the sale of the maximum of 3,424,658 common shares in this offering, and after deducting the placement agent fees and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value (deficit) as of September 30, 2023 would have been approximately $(21,861,105), or approximately $(5.04) per share. This amount represents an immediate increase in net tangible book value of $23.54 per share to existing shareholders and an immediate dilution in net tangible book value of $6.50 per share to purchasers of our common shares in this offering, as illustrated in the following table.

Assumed public offering price per share		$1.46
Historical net tangible book value (deficit) per share as of September 30, 2023	$(33.32)
Increase per share attributable to the pro forma adjustments described above	4.74
Pro forma net tangible book value (deficit) per share as of September 30, 2023	(28.58)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	23.54
Pro forma as adjusted net tangible book value (deficit) per share after this offering		(5.04)
Dilution per share to new investors purchasing shares in this offering		$6.50

The table and discussion above exclude:

●	166,225 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

●	91,567 common shares issuable upon the conversion of our outstanding series B senior convertible preferred shares;

●	135,615 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $33.86 per share;

●	common shares issuable upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,860,000, which are convertible into our common shares at a conversion price of $2.7568 (subject to adjustment);

●	common shares issuable upon the conversion of promissory notes in the aggregate principal amount of $1,222,408, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00;

●	common shares issuable upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $3.00;

●	common shares issuable upon the exchange of 6% subordinated convertible promissory notes in the principal amount of $2,520,345, which are exchangeable for our common shares at an exchange price equal to the higher of $1,000 or the 30-day volume weighted average price of our common shares; and

●	20,000 common shares that are reserved for issuance under our 2023 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America.

On May 28, 2020, our subsidiary 1847 Asien acquired Asien’s. Asien’s has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

On September 30, 2020, our subsidiary 1847 Cabinet acquired Kyle’s. Kyle’s is a leading custom cabinetry maker servicing contractors and homeowners since 1976 in Boise, Idaho and the surrounding area. Kyle’s focuses on designing, building, and installing custom cabinetry primarily for custom and semi-custom builders.

On March 30, 2021, our subsidiary 1847 Wolo acquired Wolo. Headquartered in Deer Park, New York and founded in 1965, Wolo designs and sells horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

On October 8, 2021, our subsidiary 1847 Cabinet acquired High Mountain and Innovative Cabinets. Headquartered in Reno, Nevada and founded in 2014, High Mountain specializes in all aspects of finished carpentry products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others, working primarily with large homebuilders of single-family homes and commercial and multi-family developers. Innovative Cabinets is headquartered in Reno, Nevada and was founded in 2008. It specializes in custom cabinetry and countertops for a client base consisting of single-family homeowners, builders of multi-family homes, as well as commercial clients.

On February 9, 2023, our subsidiary 1847 ICU acquired ICU Eyewear. Headquartered in Hollister, California and founded in 1956, ICU Eyewear specializes in the sale and distribution of reading eyewear and sunglasses, blue light blocking eyewear, sun readers, and other outdoor specialty sunglasses, as well as select health and personal care items, including face masks.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to make and grow regular distributions to our common shareholders and increase common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Management Fees

On April 15, 2013, we and our manager entered into a management services agreement, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% of our adjusted net assets for services performed (which we refer to as the parent management fee). The amount of the parent management fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by our manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) parent management fees received by (or owed to) our manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid parent management fees. We did not expense any parent management fees for the nine months ended September 30, 2023 and 2022 or the years ended December 31, 2022 and 2021.

1847 Asien entered into an offsetting management services agreement with our manager on May 28, 2020, 1847 Cabinet entered into an offsetting management services agreement with our manager on August 21, 2020 (which was amended and restated on October 8, 2021), 1847 Wolo entered into an offsetting management services agreement with our manager on March 30, 2021 and 1847 ICU entered into an offsetting management services agreement with our manager on February 9, 2023. Pursuant to the offsetting management services agreements, each of 1847 Asien, 1847 Wolo and 1847 ICU appointed our manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement) and 1847 Cabinet appointed our manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement), which was increased to $125,000 or 2% of adjusted net assets on October 8, 2021; provided, however, in each case that if the aggregate amount of management fees paid or to be paid by such entities, together with all other management fees paid or to be paid to our manager under other offsetting management services agreements, exceeds, or is expected to exceed, 9.5% of our gross income in any fiscal year or the parent management fee in any fiscal quarter, then the management fee to be paid by such entities shall be reduced, on a pro rata basis determined by reference to the other management fees to be paid to our manager under other offsetting management services agreements.

Each of these entities shall also reimburse our manager for all of their costs and expenses which are specifically approved by their board of directors, including all out-of-pocket costs and expenses, which are actually incurred by our manager or its affiliates on behalf of these entities in connection with performing services under the offsetting management services agreements.

1847 Asien expensed management fees of $225,000 for the nine months ended September 30, 2023 and 2022 and $300,000 for the years ended December 31, 2022 and 2021.

1847 Cabinet expensed management fees of $375,000 for the nine months ended September 30, 2023 and 2022 and $500,000 and $350,000 for the years ended December 31, 2022 and 2021, respectively.

1847 Wolo expensed management fees of $225,000 for the nine months ended September 30, 2023 and 2022 and $300,000 and $225,000 for the years ended December 31, 2022 and 2021, respectively.

1847 ICU expensed management fees of $150,000 for the nine months ended September 30, 2023.

On a consolidated basis, our company expensed total management fees of $975,000 and $825,000 for the nine months ended September 30, 2023 and 2022, respectively, and $1,100,000 and $875,000 for the years ended December 31, 2022 and 2021, respectively.

Segments

The Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC 280, Segment Reporting, requires that an enterprise report selected information about reportable segments in its financial reports issued to its shareholders. As of September 30, 2023, we have four reportable segments – the retail and appliances segment, which is operated by Asien’s, the retail and eyewear segment, which is operated by ICU Eyewear, the construction segment, which is operated by Kyle’s, High Mountain and Innovative Cabinets, and the automotive supplies segment, which is operated by Wolo.

The retail and appliances segment provides a wide variety of appliance products (laundry, refrigeration, cooking, dishwashers, outdoor, accessories, parts, and other appliance related products) and services (delivery, installation, service and repair, extended warranties, and financing).

The retail and eyewear segment provides a wide variety of eyewear products (non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers and outdoor specialty sunglasses).

The construction segment provides finished carpentry products and services (door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, fireplace mantles, windows, and custom design and build of cabinetry and countertops).

The automotive supplies segment provides horn and safety products (electric, air, truck, marine, motorcycle, and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment, and emergency vehicles.

We provide general corporate services to our segments; however, these services are not considered when making operating decisions and assessing segment performance. These services are reported under “Corporate Services” below and these include costs associated with executive management, financing activities and public company compliance.

Discontinued Operations

On April 19, 2021, we entered into a stock purchase agreement with the original owners of Neese, Inc., pursuant to which they purchased our 55% ownership interest in 1847 Neese Inc. for a purchase price of $325,000 in cash. As a result of this transaction, 1847 Neese Inc. is no longer a subsidiary of our company. All financial information of 1847 Neese Inc. previously presented as part of land management services operations are classified as discontinued operations and not presented as part of continuing operations for the year ended December 31, 2021.

Results of Operations

1847 Holdings LLC

Comparison of Nine Months Ended September 30, 2023 and 2022

The following table sets forth key components of our results of operations during the nine months ended September 30, 2023 and 2022, both in dollars and as a percentage of our revenues.

	Nine Months Ended September 30,
	2023		2022
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$53,572,198	100.0%	$39,437,482	100.0%
Operating expenses
Cost of revenues	32,774,377	61.2%	25,109,863	63.7%
Personnel	9,960,863	18.6%	7,159,442	18.2%
Depreciation and amortization	1,818,373	3.4%	1,526,759	3.9%
General and administrative	10,715,638	20.0%	6,737,782	17.1%
Total operating expenses	55,269,251	103.2%	40,533,846	102.8%
Loss from operations	(1,697,053)	(3.2)%	(1,096,364)	(2.8)%
Other income (expense)
Other income (expense)	(135,232)	(0.3)%	3,431	0.0%
Interest expense	(9,747,299)	(18.2)%	(3,714,623)	(9.4)%
Gain on disposal of property and equipment	18,026	0.0%	47,690	0.1%
Loss on extinguishment of debt	-	-	(2,039,815)	(5.2)%
Loss on change in fair value of warrant liability	(27,900)	(0.1)%	-	-
Gain on change in fair value of derivative liabilities	425,977	0.8%	-	-
Loss on write-down of contingent note payable	-	-	(158,817)	(0.4)%
Gain on bargain purchase	2,639,861	4.9%	-	-
Total other expense	(6,826,567)	(12.7)%	(5,862,134)	(14.9)%
Net loss before income taxes	(8,523,620)	(15.9)%	(6,958,498)	(17.6)%
Income tax benefit (expense)	(258,007)	(0.5)%	1,411,000	3.6%
Net loss	$(8,781,627)	(16.4)%	$(5,547,498)	(14.1)%

Revenues. Our total revenues were $53,572,198 for the nine months ended September 30, 2023, as compared to $39,437,482 for the nine months ended September 30, 2022.

The retail and appliances segment generates revenue through sales of home furnishings, including appliances and related products. Revenues from the retail and appliances segment decreased by $1,434,911, or 17.2%, to $6,887,589 for the nine months ended September 30, 2023, from $8,322,500 for the nine months ended September 30, 2022. The decline in revenues was primarily attributed to ongoing supply chain delays and decreased customer demand.

The retail and eyewear segment generates revenue through sales of eyewear products, including non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers and outdoor specialty sunglasses. Revenues for the retail and eyewear segment were $11,530,027 for the period from February 9, 2023 (date of acquisition) to September 30, 2023.

The construction segment generates revenue through the sale of finished carpentry products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others, as well as kitchen countertops. Revenues from the construction segment increased by $5,646,972, or 21.7%, to $31,647,199 for the nine months ended September 30, 2023, from $26,000,227 for the nine months ended September 30, 2022. The increase in revenues was primarily attributed to an increase in new multi-family projects and an increase in the average customer contract value.

The automotive supplies segment generates revenue through the design and sale of horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), including vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Revenues from the automotive supplies segment decreased by $1,607,372, or 31.4%, to $3,507,383 for the nine months ended September 30, 2023 from $5,114,755 for the nine months ended September 30, 2022. The decline in revenues was primarily attributed to ongoing supply chain delays with manufacturers and decreased customer demand.

Cost of revenues. Our total cost of revenues was $32,774,377 for the nine months ended September 30, 2023, as compared to $25,109,863 for the nine months ended September 30, 2022.

Cost of revenues for the retail and appliances segment consists of the cost of purchased merchandise plus the cost of delivering merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors. Cost of revenues for the retail and appliances segment decreased by $784,127, or 12.6%, to $5,461,866 for the nine months ended September 30, 2023, from $6,245,993 for the nine months ended September 30, 2022. Such decrease was primarily attributed to the corresponding decrease in revenues, offset by increased product costs. As a percentage of retail and appliances revenues, cost of revenues for the retail and appliances segment was 79.3% and 75.0% for the nine months ended September 30, 2023 and 2022, respectively.

Cost of revenues for the retail and eyewear segment consists of the costs of purchased finished goods plus freight and tariff costs. Cost of revenues for the retail and eyewear segment was $7,102,908, or 61.6% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to September 30, 2023.

Cost of revenues for the construction segment consists of finished goods, lumber, hardware and materials and plus direct labor and related costs, net of any material discounts from vendors. Cost of revenues for the construction segment increased by $2,212,564, or 14.0%, to $18,048,394 for the nine months ended September 30, 2023, from $15,835,830 for the nine months ended September 30, 2022. Such increase was primarily attributed to the corresponding increase in revenues, offset by improved supply chain negotiations leading to better pricing and more efficient procurement processes. As a percentage of construction revenues, cost of revenues for the construction segment was 57.0% and 60.9% for the nine months ended September 30, 2023 and 2022, respectively.

Cost of revenues for the automotive supplies segment consists of the costs of purchased finished goods plus freight and tariff costs. Cost of revenues for the automotive supplies segment decreased by $866,831, or 28.6%, to $2,161,209 for the nine months ended September 30, 2023, from $3,028,040 for the nine months ended September 30, 2022. Such decrease was primarily attributed to the corresponding decrease in revenues, offset by increased product costs. As a percentage of automotive supplies revenues, cost of revenues for the automotive supplies segment was 61.6% and 59.2% for the nine months ended September 30, 2023 and 2022, respectively.

Personnel costs. Personnel costs include employee salaries and bonuses plus related payroll taxes. It also includes health insurance premiums, 401(k) contributions, and training costs. Our total personnel costs were $9,960,863 for the nine months ended September 30, 2023, as compared to $7,159,442 for the nine months ended September 30, 2022.

Personnel costs for the retail and appliances segment decreased by $28,612, or 4.9%, to $558,461 for the nine months ended September 30, 2023, from $587,073 for the nine months ended September 30, 2022. Such decrease was primarily attributed to decreased employee headcount as a result of decreased revenues. As a percentage of retail and appliances revenue, personnel costs for the retail and appliances segment were 8.1% and 7.1% for the nine months ended September 30, 2023 and 2022, respectively.

Personnel costs for the retail and eyewear segment was $2,070,996, or 18.0% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to September 30, 2023.

Personnel costs for the construction segment increased by $800,313, or 17.3%, to $5,420,532 for the nine months ended September 30, 2023, from $4,620,219 for the nine months ended September 30, 2022. Such increase was primarily attributed to increased employee headcount as a result of increased revenues, offset the implementation of revised compensation policies aimed at enhancing cost efficiency. As a percentage of construction revenue, personnel costs for the construction segment were 17.1% and 17.8% for the nine months ended September 30, 2023 and 2022, respectively.

Personnel costs for the automotive supplies segment decreased by $146,258, or 17.3%, to $701,145 for the nine months ended September 30, 2023, from $847,403 for the nine months ended September 30, 2022. Such decrease was primarily attributed to decreased employee headcount as a result of decreased revenues. As a percentage of automotive supplies revenue, personnel costs for the automotive supplies segment were 20.0% and 16.6% for the nine months ended September 30, 2023 and 2022, respectively.

Personnel costs for the corporate services segment increased by $104,982, or 9.5%, to $1,209,729 for the nine months ended September 30, 2023, from $1,104,747 for the nine months ended September 30, 2022. Such increase was primarily attributed to accrued management bonuses and wages.

Depreciation and amortization. Our total depreciation and amortization expense increased by $291,614, or 19.1%, to $1,818,373 for the nine months ended September 30, 2023, from $1,526,759 for the nine months ended September 30, 2022.

General and administrative expenses. Our general and administrative expenses consist primarily of professional advisor fees, stock-based compensation, bad debts reserve, rent expense, advertising, bank fees, and other expenses incurred in connection with general operations. Our total general and administrative expenses were $10,715,638 for the nine months ended September 30, 2023, as compared to $6,737,782 for the nine months ended September 30, 2022.

General and administrative expenses for the retail and appliances segment decreased by $357,062, or 24.1%, to $1,123,403 for the nine months ended September 30, 2023, from $1,480,465 for the nine months ended September 30, 2022. Such decrease was primarily attributed to the decrease in revenues, offset by increased rent and office expenditures. As a percentage of retail and appliances revenue, general and administrative expenses for the retail and appliances segment were 16.2% and 17.8% for the nine months ended September 30, 2023 and 2022, respectively.

General and administrative expenses for the retail and eyewear segment was $2,554,342, or 22.2% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to September 30, 2023.

General and administrative expenses for the construction segment increased by $401,454, or 11.3%, to $3,958,394 for the nine months ended September 30, 2023, from $3,556,940 for the nine months ended September 30, 2022. Such increase was primarily attributed to increased revenues, along with increases in rent and office expenditures, offset by decreased professional fees. As a percentage of construction revenue, general and administrative expenses for the construction segment were 12.5% and 13.7% for the nine months ended September 30, 2023 and 2022, respectively.

General and administrative expenses for the automotive supplies segment decreased by $66,083, or 7.2%, to $855,287 for the nine months ended September 30, 2023, from $921,370 for the nine months ended September 30, 2022. Such decrease was primarily attributed to the decrease in revenues, offset by increased office expenditures. As a percentage of automotive supplies revenue, general and administrative expenses for the automotive supplies segment were 24.4% and 18.0% for the nine months ended September 30, 2023 and 2022, respectively.

General and administrative expenses for the corporate services segment increased by $1,445,205, or 185.5%, to $2,224,212 for the nine months ended September 30, 2023, from $779,007 for the nine months ended September 30, 2022. Such increase was primarily attributed to increased professional fees, insurance expenses, and board fees.

Total other income (expense). We had $6,826,567 in total other expense, net, for the nine months ended September 30, 2023, as compared to $5,862,134 for the nine months ended September 30, 2022. Other expense, net, for the nine months ended September 30, 2023, consisted of interest expense of $9,747,299, other expense of $135,232 and a loss on change in fair value of warrant liability of $27,900, offset by a gain on bargain purchase of $2,639,861, a gain on disposal of property and equipment of $18,026, and a gain on change in fair value of derivative liabilities of $425,977, while other expense, net, for the nine months ended September 30, 2022 consisted interest expense of $3,714,623, a loss on extinguishment of debt of $2,039,815 and a loss on write-down of contingent note payable of $158,817, offset by a gain on disposal of property of equipment of $47,690 and other income of $3,431. As noted above, our total interest expense increased by $6,032,676, or 162.4%, primarily due to a new revolving loan and promissory notes issued in 2023, as described in more detail below.

Income tax benefit (expense).  We had an income tax expense of $258,007 and an income tax benefit of $1,411,000 for the nine months ended September 30, 2023 and 2022, respectively.

Net loss. As a result of the cumulative effect of the factors described above, we had a net loss of $8,781,627 and $5,547,498 for the nine months ended September 30, 2023 and 2022, respectively.

Comparison of Years Ended December 31, 2022 and 2021

The following table sets forth key components of our results of operations during the years ended December 31, 2022 and 2021, both in dollars and as a percentage of our revenues.

	Years Ended December 31,
	2022		2021
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$48,929,124	100.00%	$30,660,984	100.0%
Operating Expenses
Cost of revenues	33,227,730	67.9%	20,100,906	65.6%
Personnel	9,531,101	19.5%	3,803,497	12.4%
Depreciation and amortization	2,037,112	4.2%	908,982	3.0%
General and administrative	9,872,689	20.2%	6,951,498	22.7%
Total Operating Expenses	54,668,632	111.7%	31,764,883	103.6%
Loss From Operations	(5,739,508)	(11.7)%	(1,103,899)	(3.6)%
Other Income (Expenses)
Other income (expense)	(11,450)	(0.0)%	876	0.0%
Interest expense	(4,594,740)	(9.4)%	(1,296,537)	(4.2)%
Gain on forgiveness of debt	-	-	360,302	1.2%
Gain on disposal of property and equipment	65,417	0.1%	10,885	0.0%
Gain on disposition of subsidiary	-	-	3,282,804	10.7%
Loss on extinguishment of debt	(2,039,815)	(4.2)%	(137,692)	(0.4)%
Loss on redemption of preferred shares	-	-	(4,017,553)	(13.1)%
Loss on write-down of contingent note payable	(158,817)	(0.3)%	(602,204)	(2.0)%
Total Other Income (Expense)	(6,739,405)	(13.8)%	(2,399,119)	(7.8)%
Net Loss Before Income Taxes	(12,478,913)	(25.5)%	(3,503,018)	(11.4)%
Income tax benefit (expense)	1,677,000	3.4%	(218,139)	(0.7)%
Net Loss From Continuing Operations	$(10,801,913)	(22.1)%	$(3,721,157)	(12.1)%

Total revenues. Our total revenues were $48,929,124 for the year ended December 31, 2022, as compared to $30,660,984 for the year ended December 31, 2021.

Revenues from the retail and appliances segment decreased by $2,069,934, or 16.2%, to $10,671,129 for the year ended December 31, 2022 from $12,741,063 for the year ended December 31, 2021. Such decrease was primarily due to ongoing supply chain delays and cost increases with appliance manufacturers, increased time it takes to receive products, and decreased customer demand.

Revenues from the construction segment increased by $19,565,017, or 160.3%, to $31,768,907 for the year ended December 31, 2022 from $12,203,890 for the year ended December 31, 2021. Such increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, revenues from the construction segment increased by $514,545, or 9.5%. Such increase was primarily due to increases in the average customer contract in the construction segment.

Revenues from the automotive supplies segment increased by $773,057, or 13.5%, to $6,489,088 for the year ended December 31, 2022 from $5,716,031 for the year ended December 31, 2021. Such increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021.

Cost of revenues. Our total cost of revenues was $33,227,730 for the year ended December 31, 2022, as compared to $20,100,906 for the year ended December 31, 2021.

Cost of revenues for the retail and appliances segment decreased by $1,579,436, or 16.1%, to $8,203,401 for the year ended December 31, 2022 from $9,782,837 for the year ended December 31, 2021. Such decrease primarily due to the decrease in revenues from the retail and appliance segment. As a percentage of retail and appliances revenues, cost of revenues for the retail and appliances segment was 76.9% and 76.8% for the years ended December 31, 2022 and 2021, respectively.

Cost of revenues for the construction segment increased by $14,270,276, or 212.7%, to $20,980,103 for the year ended December 31, 2022 from $6,709,827 for the year ended December 31, 2021. Such increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, cost of revenues for the construction segment increased by $544,095, or 18.4%. Such increase was primarily due to the corresponding increase in revenues from the construction segment, as well as increased product and delivery costs. As a percentage of construction revenues, cost of revenues for the construction segment was 66.0% and 55.0% for the years ended December 31, 2022 and 2021, respectively.

Cost of revenues for the automotive supplies segment increased by $435,984, or 12.1%, to $4,044,226 for the year ended December 31, 2022 from $3,608,242 for the year ended December 31, 2021. Such increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021. As a percentage of automotive supplies revenues, cost of revenues for the automotive supplies segment was 62.3% and 63.1% for the years ended December 31, 2022 and 2021, respectively.

Personnel costs. Our total personnel costs were $9,531,101 for the year ended December 31, 2021, as compared to $3,803,497 for the year ended December 31, 2021.

Personnel costs for the retail and appliances segment increased by $38,626, or 4.9%, to $822,539 for the year ended December 31, 2022 from $783,913 for the year ended December 31, 2021. Such increase was primarily to increased employee headcount as a result of previous staffing shortages in the retail and appliances segment. As a percentage of retail and appliances revenue, personnel costs for the retail and appliances segment were 7.7% and 6.2% for the years ended December 31, 2022 and 2021, respectively.

Personnel costs for the construction segment increased by $4,636,931, or 316.9%, to $6,100,374 for the year ended December 31, 2022 from $1,463,443 for the year ended December 31, 2021. Such increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, personnel costs for the construction segment decreased by $47,132, or 4.9%. Such decrease was primarily due to decreased office personnel headcount in the construction segment. As a percentage of construction revenue, personnel costs for the construction segment were 19.2% and 12.0% for the years ended December 31, 2022 and 2021, respectively.

Personnel costs for the automotive supplies segment increased by $79,466, or 12.1%, to $1,094,361 for the year ended December 31, 2022 from $1,014,895 for the year ended December 31, 2021. Such increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021. As a percentage of automotive supplies revenues, personnel costs for the automotive supplies segment was 16.9% and 17.8% for the years ended December 31, 2022 and 2021, respectively.

Personnel costs for our holding company increased by $972,581, or 179.7%, to $1,513,827 for the year ended December 31, 2022 from $541,246 for the year ended December 31, 2021. Such increase was primarily due to increased headcount and management bonuses.

Depreciation and amortization. Our total depreciation and amortization expense increased by $1,128,130, or 124.1%, to $2,037,112 for the year ended December 31, 2022 from $908,982 for the year ended December 31, 2021. Such increase was primarily as a result of the intangible assets and property and equipment acquired in the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021.

General and administrative expenses. Our total general and administrative expenses were $9,872,689 for the year ended December 31, 2022, as compared to $6,951,498 for the year ended December 31, 2021.

General and administrative expenses for the retail and appliances segment decreased by $267,180, or 13.9%, to $1,649,702 for the year ended December 31, 2022 from $1,916,882 for the year ended December 31, 2021. Such decrease was primarily due to the decrease in revenues from the retail and appliance segment. As a percentage of retail and appliances revenue, general and administrative expenses for the retail and appliances segment were 15.5% and 15.0% for the years ended December 31, 2022 and 2021, respectively.

General and administrative expenses for the construction segment increased by $2,780,074, or 117.0%, to $5,156,425 for the year ended December 31, 2022 from $2,376,351 for the year ended December 31, 2021. Such increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, general and administrative expenses for the construction segment decreased by $26,926, or 2.5%. Such decrease was primarily attributable to a decrease in management fees as a result of the acquisitions of High Mountain and Innovative Cabinets, offset by increased rent from a new facility lease in the construction segment. As a percentage of construction revenue, general and administrative expenses for the construction segment were 16.2% and 19.5% for the years ended December 31, 2022 and 2021, respectively.

General and administrative expenses for the automotive supplies segment decreased by $637,326, or 33.3%, to $1,275,369 for the year ended December 31, 2022 from $1,912,695 for the year ended December 31, 2021. Such decrease was primarily due to the lack of acquisition related costs during the current period. As a percentage of automotive supplies revenue, general and administrative expenses for the automotive supplies segment were 19.7% and 33.5% for the years ended December 31, 2022 and 2021, respectively.

General and administrative expenses for our holding company increased by $1,045,623, or 140.2%, to $1,791,193 for the year ended December 31, 2022 from $745,570 for the year ended December 31, 2021. Such increase was primarily due to increased professional fees and corporate insurance.

Total other income (expense). We had $6,739,405 in total other expense, net, for the year ended December 31, 2022, as compared to other expense, net, of $2,399,119 for the year ended December 31, 2021. Other expense, net, for the year ended December 31, 2022 consisted of interest expense of $4,594,740, a loss on extinguishment of debt of $2,039,815, a loss on write-down of contingent note payable of $158,817 and other expense of $11,450, offset by a gain on disposal of property and equipment of $65,417, while other expense, net, for the year ended December 31, 2021 consisted of a loss on redemption of preferred shares of $4,017,553, interest expense of $1,296,537, a loss on write-down of contingent note payable of $602,204 and a loss on extinguishment of debt of $137,692, offset by a gain on disposition of subsidiary of $3,282,804 related to the disposition of Neese, a gain on forgiveness of debt of $360,302, a gain on sale of property and equipment of $10,885 and other income of $876. The loss on extinguishment of debt was a result of partially settling debt through the issuance of common shares and the significant increase in interest expense was primarily a result of note issuances during the period and convertible debt issuances during the fourth quarter of 2021 in order to help finance the acquisitions of High Mountain and Innovative Cabinets.

Income tax benefit (expense).  We had an income tax benefit of $1,677,000 for the year ended December 31, 2022, as compared to an income tax expense of $218,139 for the year ended December 31, 2021.

Net loss from continuing operations. As a result of the cumulative effect of the factors described above, our net loss from continuing operations was $10,801,913 for the year ended December 31, 2022, as compared to $3,721,157 for the year ended December 31, 2021, an increase of $7,080,756, or 190.3%.

ICU Eyewear

Comparison of Years Ended December 31, 2022 and 2021

The following table sets forth key components of the results of operations of ICU Eyewear during the years ended December 31, 2022 and 2021, both in dollars and as a percentage of its revenue.

	Years Ended December 31,
	2022		2021
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Eyewear, net	$20,446,381	100.00%	$19,766,650	89.72%
Personal protective equipment	-	-	2,266,004	10.28%
Total Revenue	20,446,381	100.00%	22,032,654	100.00%
Cost of Revenue
Eyewear	14,053,642	68.73%	12,564,687	57.03%
Personal protective equipment	-	-	2,164,412	9.82%
Total Cost of Revenue	14,053,642	68.73%	14,729,099	66.85%
Gross Profit	6,392,739	31.27%	7,303,555	33.15%
Selling, General and Administrative Expenses	7,272,615	35.57%	6,833,698	31.02%
Impairment of Intangible Asset	82,000	0.40%	-	-
Income (loss) from Operations	(961,876)	(4.70)%	469,857	2.13%
Other Income (Expense)
Interest expense	(262,743)	(1.29)%	(178,054)	(0.81)%
Other income (expense), net	237,329	1.16%	(259,488)	(1.18)%
Total Other Income (Expense)	(25,414)	(0.12)%	(437,542)	(1.99)%
Income (Loss) before Income Tax Expense	(987,290)	(4.83)%	32,315	0.15%
Income Tax Expense	(17,361)	(0.08)%	(37,800)	(0.17)%
Net Loss	$(1,004,651)	(4.91)%	$(5,485)	(0.02)%

Total revenue. Total revenue decreased by $1,586,273, or 7.20%, to $20,446,381 for the year ended December 31, 2022 from $22,032,654 for the year ended December 31, 2021. Such decrease was primarily due to a lack of revenue from personal protective equipment during the year ended December 31, 2022, while revenue from eyewear products increased by $679,731, 3.44%.

Total cost of revenue. Total cost of revenue decreased by $675,457, or 4.59%, to $14,053,642 for the year ended December 31, 2022 from $14,729,099 for the year ended December 31, 2021. This decrease was largely due to the lack of cost of revenue from personal protective equipment, while cost of revenue from eyewear products increased by $1,488,955, or 11.85%. As a percentage of eyewear revenue, cost of eyewear revenue was 68.73% and 63.57% for the years ended December 31, 2022 and 2021. Such decrease was primarily due to adjustments related to the discontinuation of personal protective equipment as a percentage of revenue.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $438,917, or 6.42%, to $7,272,615 for the year ended December 31, 2022 from $6,833,698 for the year ended December 31, 2021. As a percentage of revenue, selling, general and administrative expenses were 35.57% and 31.02% for the years ended December 31, 2022 and 2021, respectively. Such increase was primarily due to an increase in outside labor rates.

Impairment of intangible asset. For the year ended December 31, 2022, ICU Eyewear recorded an impairment loss of $82,000 related to a trademark.

Total other income (expense). ICU Eyewear had $25,414 in total other expense, net, for the year ended December 31, 2022, as compared to other expense, net, of $437,542 for the year ended December 31, 2021. Other expense for the year ended December 31, 2022 consisted of interest expense of $262,743, offset by other income of $237,329 related to an adjustment of aged accounts payable, while other expense for the year ended December 31, 2021 consisted of interest expense of $178,054 and other expense of $259,488 related to personal protective equipment.

Income tax expense.  Income tax expense was $17,361 for the year ended December 31, 2022, as compared to $37,800 for the year ended December 31, 2021.

Net loss. As a result of the cumulative effect of the factors described above, net loss was $1,004,651 for the year ended December 31, 2022, as compared to $5,485 for the year ended December 31, 2021.

Liquidity and Capital Resources

1847 Holdings LLC

As of September 30, 2023, we had cash and cash equivalents of $2,056,751. For the nine months ended September 30, 2023, we incurred a loss from operations of $1,697,053, cash flows used in operations of $5,697,319 and working capital of $618,235. We have generated operating losses since inception and have relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflow from operations, which creates substantial doubt about our ability to continue as a going concern for a period at least one year.

Management plans to address the above as needed by, securing additional bank lines of credit, and obtaining additional financing through debt or equity transactions. Management has implemented tight cost controls to conserve cash.

The ability of our company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and to eventually attain profitable operations. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if our company is unable to continue as a going concern. If our company is unable to obtain adequate capital, it could be forced to cease operations.

We believe additional funds are required to execute our business plan and our strategy of acquiring additional businesses. The funds required to execute our business plan will depend on the size, capital structure and purchase price consideration that the seller of a target business deems acceptable in a given transaction. The amount of funds needed to execute our business plan also depends on what portion of the purchase price of a target business the seller of that business is willing to take in the form of seller notes or our equity or equity in one of our subsidiaries. We will seek growth as funds become available from cash flow, borrowings, additional capital raised privately or publicly, or seller retained financing.

Our primary use of funds will be for future acquisitions, public company expenses including regular distributions to our shareholders, investments in future acquisitions, payments to our manager pursuant to the management services agreement, potential payment of profit allocation to our manager and potential put price to our manager in respect of the allocation shares it owns. The management fee, expenses, potential profit allocation and potential put price are paid before distributions to shareholders and may be significant and exceed the funds we hold, which may require us to dispose of assets or incur debt to fund such expenditures. See “Our Manager” for more information concerning the management fee, the profit allocation and put price.

The amount of management fee paid to our manager by us is reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses. As a result, the management fee paid to our manager may fluctuate from quarter to quarter. The amount of management fee paid to our manager may represent a significant cash obligation. In this respect, the payment of the management fee will reduce the amount of cash available for distribution to shareholders.

Our manager, as holder of 100% of our allocation shares, is entitled to receive a twenty percent (20%) profit allocation as a form of preferred equity distribution, subject to an annual hurdle rate of eight percent (8%), as follows. Upon the sale of a subsidiary, our manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high-water mark plus (ii) the subsidiary’s net income since its acquisition by us exceeds the 8% hurdle rate. The 8% hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by us, multiplied by (iii) the subsidiary’s average share (determined based on gross assets, generally) of our consolidated net equity (determined according to GAAP, with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, our manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary’s net income since its acquisition). The amount of profit allocation may represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of profit allocation paid, when paid, will reduce the amount of cash available to us for our operating and investing activities, including future acquisitions. See “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information on the calculation of the profit allocation.

Our operating agreement also contains a supplemental put provision, which gives our manager the right, subject to certain conditions, to cause us to purchase the allocation shares then owned by our manager upon termination of the management services agreement. The amount of put price under the supplemental put provision is determined by assuming all of our subsidiaries are sold at that time for their fair market value and then calculating the amount of profit allocation would be payable in such a case. If the management services agreement is terminated for any reason other than our manager’s resignation, the payment to our manager could be as much as twice the amount of such hypothetical profit allocation. As is the case with profit allocation, the calculation of the put price is complex and based on many factors that cannot be predicted with any certainty at this time. See “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on the calculation of the put price. The put price obligation, if our manager exercises its put right, will represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of put price will reduce the amount of cash available to us for our operating and investing activities, including future acquisitions.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for the period indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities from continuing operations	$(5,697,319)	$(3,977,286)	$(4,131,477)	$(897,566)
Net cash used in investing activities from continuing operations	(3,901,545)	(178,944)	(160,418)	(15,684,770)
Net cash provided by financing activities from continuing operations	10,576,260	4,357,196	3,987,717	16,585,520
Net increase (decrease) in cash and cash equivalents from continuing operations	977,396	200,966	(304,178)	3,184
Cash and cash equivalents at beginning of period	1,079,355	1,383,533	1,383,533	1,380,349
Cash and cash equivalents at end of period	$2,056,751	$1,584,499	$1,079,355	$1,383,533

Net cash used in operating activities was $5,697,319 for the nine months ended September 30, 2023, as compared to $3,977,286 for the nine months ended September 30, 2022. The increase in the net cash used in operating activities was primarily a result of the net loss during the period, gain on bargain purchase of $2,639,861 related to the acquisition of ICU Eyewear, and increased prepaid expenses.

Net cash used in operating activities from continuing operations was $4,131,477 for the year ended December 31, 2022, as compared to $897,566 for the year ended December 31, 2021. The increase in cash used from operating activities was primarily a result of the increased net loss, decreased receivables, and increased deferred tax liability, offset by increased inventories and increased accounts payable and accrued expenses.

Net cash used in investing activities was $3,901,545 for the nine months ended September 30, 2023, as compared to $178,944 for the nine months ended September 30, 2022. The increase in the net cash used in investing activities was primarily a result of the cash paid for the acquisition of ICU Eyewear.

Net cash used in investing activities from continuing operations was $160,418 for the year ended December 31, 2022, as compared to $15,684,770 for the year ended December 31, 2021. The decrease in cash used in investing activities was primarily a result of the cash paid in acquisitions during the prior year.

Net cash provided by financing activities was $10,576,260 for the nine months ended September 30, 2023, as compared to $4,357,196 for the nine months ended September 30, 2022. The increase in the net cash provided by investing activities was primarily a result of the proceeds from the private placements and revolving loan described below, offset by decreased proceeds from public offerings.

Net cash provided by financing activities from continuing operations was $3,987,717 for the year ended December 31, 2022, as compared to $16,585,520 for the year ended December 31, 2021. The decrease in cash provided by investing activities was primarily a result of decreased proceeds from preferred shares and notes payable issuances and increased dividend payments, offset by an equity offering and decreased notes payable payments.

Public Offering

On July 3, 2023, we entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan Capital Securities, LLC, or Spartan, pursuant to which we agreed to issue and sell to such purchasers an aggregate of 38,450 common shares and prefunded warrants for the purchase of 55,000 common shares at an offering price of $20.00 per common share and $19.00 per pre-funded warrant, pursuant to our effective registration statement on Form S-1 (File No. 333-272057). On July 7, 2023, the closing of this offering was completed. At the closing, the purchasers prepaid the exercise price of the prefunded warrants in full. Therefore, we received total gross proceeds of $1,869,000. Pursuant to the placement agency agreement, Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, we received net proceeds of approximately $1,494,480. All of the purchasers exercised the prefunded warrants in full either at closing or shortly thereafter and we issued an aggregate of 55,000 common shares upon such exercise.

Registered Direct Offering

On July 14, 2023, we entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, which were amended pursuant to an amendatory agreement, dated July 18, 2023, among our company, Spartan and such purchasers. Pursuant to the foregoing, on July 18, 2023, we issued and sold to such purchasers an aggregate of 40,000 common shares at a purchase price of $24.00 per share for total gross proceeds of $960,000, pursuant to our effective shelf registration statement on Form S-3 (File No. 333-269509). Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, we received net proceeds of approximately $858,200.

Debt

Revolving Lines of Credit

On February 9, 2023, 1847 ICU and ICU Eyewear entered into a loan and security agreement with Industrial Funding Group, Inc. for a revolving loan of up to $5,000,000, which was evidenced by a secured promissory note in the principal amount of up to $5,000,000. On February 9, 2023, 1847 ICU received an advance of $2,063,182 under the note, of which $1,963,182 was used to repay certain debt of ICU Eyewear in connection with the agreement and plan of merger, with the remaining $100,000 used to pay lender fees. On February 11, 2023, the Industrial Funding Group, Inc. sold and assigned the loan and security agreement, the note and related loan documents to GemCap Solutions, LLC.

The note was to mature on February 9, 2025 with all advances bearing interest at an annual rate equal to the greater of (i) the sum of (a) the “Prime Rate” as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such prime rate changes, plus (b) eight percent (8.00%), and (ii) fifteen percent (15.00%); provided that following and during the continuation of an event of default (as defined in the loan and security agreement), interest on the unpaid principal balance of the advances shall accrue at an annual rate equal to such rate plus three percent (3.00%). Interest accrued on the advances was payable monthly commencing on March 7, 2023. The note was secured by all of the assets of 1847 ICU and ICU Eyewear.

On September 11, 2023, GemCap Solutions, LLC sold and assigned the loan to AB Lending SPV I LLC d/b/a Mountain Ridge Capital. On the same date, 1847 ICU and ICU Eyewear entered into an amended and restated credit and security agreement with the AB Lending SPV I LLC d/b/a Mountain Ridge Capital for a revolving loan of up to $15,000,000, which loan may be drawn in advances. On the same date, we received an advance of $4,218,985, which was used to pay the amounts outstanding under the loan from GemCap Solutions, LLC, to pay certain closing fees and expenses in connection with the closing and for general working capital purposes.

The revolving loan matures on September 11, 2026 and bears interest at an annual rate equal to Term SOFR plus eight percent (8.00%) per annum or, if at any time the Term SOFR cannot be determined, then at the Base Rate plus seven percent (7.00%), but in any event at a rate no higher than that permitted under applicable law. “Term SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York for a one-month period on the date that is two (2) business days prior to the first day of such one-month period and “Base Rate” means a rate per annum equal to the greatest of (i) the Federal Funds Rate in effect on such day plus 1.00%, (ii) the Prime Rate in effect on such day, and (iii) Term SOFR for a one-month tenor plus 1.00%. However, following and during the continuation of an event of default (as defined in the amended and restated credit and security agreement), interest shall accrue at a default rate equal to such above rate plus two percent (2.00%) per annum. Interest accrued on the advances shall be payable monthly on the first day of each month commencing on October 1, 2023. We may voluntarily prepay the entire unpaid principal amount of the advances prior to the maturity date, but must pay a prepayment fee determined as follows: (i) a fee of three percent (3.00%) if the prepayment is made on or before September 11, 2024, (ii) a fee of two percent (2.00%) if the prepayment is made between September 12, 2024 and September 11, 2025, or (iii) a fee of one percent (1.00%) if the prepayment is made between September 12, 2025 and September 11, 2026.

The amended and restated credit and security agreement contains customary affirmative and negative financial and other covenants and events of default for a loan of this type. The loan is secured by a first priority security interest in all of the assets of 1847 ICU and ICU Eyewear and is guaranteed by our company pursuant to a limited guaranty. Our company may satisfy its obligations under the limited guaranty by paying such amounts in cash, or by issuing to the lender a number of common shares equal to the sum needed to satisfy the obligations under the limited guaranty in full divided by a price equal to the lesser of $4.575 or the closing price of the common shares on the day prior to such issuance; provided that if such issuance would violate Section 7.13 of the NYSE American Company Guide, which restricts the issuance of shares equal to 20% or more of the outstanding common shares for less than the greater of book or market value, then we must obtain shareholder approval of such issuance.

The outstanding principal balance of the revolving loan at September 30, 2023 is $3,311,558, net of debt discounts of $746,825, and an accrued interest balance of $37,141.

Private Placements of Promissory Notes and Warrants

On February 3, 2023, we entered into securities purchase agreements with two accredited investors, pursuant to which we issued to such investors (i) promissory notes in the aggregate principal amount of $604,000 and (ii) five-year warrants for the purchase of an aggregate of 1,259 common shares for total cash proceeds of $540,000. As additional consideration, we issued an aggregate of 1,259 common shares to the investors as a commitment fee. Additionally, we issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 9 common shares.

On February 9, 2023, we entered into securities purchase agreements with the same two accredited investors, pursuant to which we issued to such investors (i) promissory notes in the aggregate principal amount of $2,557,575 and (ii) five-year warrants for the purchase of an aggregate of 5,239 common shares for total cash proceeds of $2,271,818. As additional consideration, we issued 2,898 common shares to one investor and issued to the other investor a five-year warrant for the purchase of 2,431 common shares, which were issued as a commitment fee. Additionally, we issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 120 common shares.

On February 22, 2023, we entered into securities purchase agreement with one accredited investor, pursuant to which we issued to such investor (i) a promissory note in the principal amount of $878,000 and (ii) five-year warrants for the purchase of 1,830 common shares for total cash proceeds of $737,700. As additional consideration, we issued a five-year warrant for the purchase of 1,984 common shares to the investor as a commitment fee. Additionally, we issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 76 common shares.

These notes bear interest at a rate of 12% per annum and mature on the first anniversary of the date of issuance; provided that any principal amount or interest which is not paid when due shall bear interest at a rate of the lesser of 16% per annum or the maximum amount permitted by law from the due date thereof until the same is paid. The notes require monthly payments of principal and interest commencing in May 2023. We may voluntarily prepay the outstanding principal amount and accrued interest of each note in whole upon payment of certain prepayment fees. In addition, if at any time we receive cash proceeds from any source or series of related or unrelated sources, including, but not limited to, the issuance of equity or debt, the exercise of outstanding warrants, the issuance of securities pursuant to an equity line of credit (as defined in the notes) or the sale of assets outside of the ordinary course of business, each holder shall have the right in its sole discretion to require us to immediately apply up to 50% of such proceeds to repay all or any portion of the outstanding principal amount and interest then due under the notes. The notes are unsecured and have priority over all other unsecured indebtedness. The notes contain customary affirmative and negative covenants and events of default for a loan of this type.

The notes become convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs under the notes at a conversion price equal the lower of (i) $3.00 (subject to adjustments) and (ii) 80% of the lowest volume weighted average price of the common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $3.00 (subject to adjustments).

We evaluated the embedded features within these promissory notes in accordance with ASC 480 and ASC 815. We determined that the embedded features, specifically (i) the default penalty of 15% on outstanding principal and accrued interest, and (ii) the conversion option into common shares at the lower of $3.00 or 80% of the lowest volume weighted average price for the common shares on our principal trading market, or the VWAP, in the five days preceding conversion, subject to a $3.00 floor price, constitute derivative liabilities. These features, arising from default provisions not within our control, including the contingent interest feature and the contingent conversion (deemed redemption) feature, meet the definition of a derivative and do not qualify for derivative accounting exemptions. Consequently, these embedded features are bifurcated from the debt host and recognized as a single derivative liability.

The initial fair value of the derivative liabilities was determined using a Monte Carlo Simulation valuation model, considering various potential outcomes and scenarios. The model used the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 160.45%; (iii) risk-free interest rate of 4.68%; (iv) maximum term of one year; (v) estimated fair value of the common shares of $193.00 per share; and (vi) various probability assumptions. Subsequent changes in fair value are recognized in the statement of operations each reporting period. The issuance costs for the promissory notes, along with the allocated fair values of both the warrants and the bifurcated embedded derivative liability, have been collectively treated as a debt discount. This discount is being amortized to interest expense over the term of the promissory notes using the effective interest method.

On August 4, 2023, we received notices from the investors that an event of default had occurred under the notes issued on February 3, 2023 for failure to make certain payments when due. The investors agreed in writing that they would not require any payments in cash for the over-due amounts or accelerate the payments due under the notes for a period of 60 days. Since an event of default occurred, the investors had the right to convert the notes, including the over-due amounts, penalties and fees, into common shares at their election. Subsequently, both investors converted the notes issued on February 3, 2023 in full.

On August 9, 2023, we received notices from the investors that an event of default had occurred under the notes issued on February 9, 2023 for failure to make certain payments when due. The investors agreed in writing that they would not require any payments in cash for the over-due amounts or accelerate the payments due under the notes for a period of 60 days. Since an event of default occurred, the investors had the right to convert the notes, including the over-due amounts, penalties and fees, into common shares at their election.

On August 31, 2023, our company, the investors entered into amendments to the notes issued on February 9, 2023 and February 22, 2023, pursuant to which the parties agreed to extend the maturity date of these remaining notes to August 31, 2024 and we agreed to make monthly payments commencing on September 30, 2023, as further described in the amendments. The investors also agreed not to convert any portion of the remaining notes as long as we make these payments when due. As consideration for the investors’ entry into the amendments, we agreed to pay the investors an amendment fee equal to 10% of the principal amounts of the remaining notes.

The outstanding principal balance of these notes at September 30, 2023 is $1,447,427 and an accrued interest balance of $168,487.

Private Placement of 20% OID Notes and Warrants

On August 11, 2023, we entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which we issued and sold to the investors 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 and warrants for the purchase of an aggregate of 40,989 common shares for total cash proceeds of $2,218,000.

The notes are due and payable on February 11, 2024. We may voluntarily prepay the notes in full at any time. In addition, if we consummate any equity or equity-linked or debt securities issuance, or enter into a loan agreement or other financing, other than certain excluded debt (as defined in the notes), then we must prepay the notes in full. The notes are unsecured and have priority over all other unsecured indebtedness of our company, except for certain senior indebtedness (as defined in the notes). The notes contain customary affirmative and negative covenants and events of default for a loan of this type.

The warrants are exercisable for a period five (5) years at an exercise price of $18.30 (subject to standard adjustments for share splits, share combinations, share dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions) and may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of common shares upon exercise thereof.

Spartan acted as placement agent in connection with the securities purchase agreement and received (i) a cash transaction fee equal to 6% of the aggregate gross proceeds, (ii) a non-accountable and non-reimbursable due diligence and expense fee equal to 1% of the aggregate gross proceeds and (iii) a warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the notes and exercise of the warrants at an exercise price of $20.13 per share (subject to adjustment), resulting in the issuance of a warrant for 86,613 common shares. The warrant is exercisable at any time six months after the date of issuance and until the fifth anniversary thereof.

Subject to equityholder approval (as defined in the securities purchase agreement), the notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $3.00 (subject to adjustments). The conversion price of the notes is subject to standard adjustments, including a price-based adjustment in the event that we issue any common shares or other securities convertible into or exercisable for common shares at an effective price per share that is lower than the conversion price, subject to certain exceptions.

We evaluated the embedded features within these promissory notes in accordance with ASC 480 and ASC 815. We determined that the embedded features, specifically (i) the default penalty of 40% on outstanding principal, and (ii) the conversion option into common shares at 90% of the lowest VWAP in the five days preceding conversion, subject to a $3.00 floor price, constitute derivative liabilities. These features, arising from default provisions not within our control, including the contingent interest feature and the contingent conversion (deemed redemption) feature, meet the definition of a derivative and do not qualify for derivative accounting exemptions. Consequently, these embedded features are bifurcated from the debt host and recognized as a single derivative liability.

The initial fair value of the derivative liabilities was determined using a Monte Carlo Simulation valuation model, considering various potential outcomes and scenarios. The model used the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 145.37%; (iii) risk-free interest rate of 5.37%; (iv) maximum term of one year; (v) estimated fair value of the common shares of $18.52 per share; and (vi) various probability assumptions. Subsequent changes in fair value are recognized in the statement of operations each reporting period. The issuance costs for the promissory notes, along with the allocated fair values of both the warrants and the bifurcated embedded derivative liability, have been collectively treated as a debt discount. This discount is being amortized to interest expense over the term of the promissory notes using the effective interest method.

The outstanding principal balance of these notes at September 30, 2023 is $126, net of debt discounts of $3,124,874.

Purchase and Sale of Future Revenues Agreement

On March 31, 2023, we and 1847 Cabinet entered into a non-recourse funding agreement with a third-party for the sale of future revenues totaling $1,965,000 for net cash proceeds of $1,410,000. We are required to make weekly ACH payments in the amount of $39,300. The agreement also allows for the third-party to file UCCs securing their interest in the receivables and includes customary events of default.

We recorded a debt discount of $555,000, which will be amortized under the effective interest method. We are utilizing the prospective method to account for subsequent changes in the estimated future payments, whereby if there is a change in the estimated future cash flows, a new effective interest rate is determined based on the revised estimate of remaining cash flows. The outstanding balance at September 30, 2023 is $797,487, net of debt discounts of $145,713, and the effective interest rate was 72.4%.

6% Subordinated Promissory Notes

As part of the consideration paid in the acquisition of ICU Eyewear, 1847 ICU issued the sellers 6% subordinated promissory notes in the aggregate principal amount of $500,000. The notes bear interest at the rate of 6% per annum with all principal and accrued interest being due and payable in one lump sum on February 9, 2024; provided that upon an event of default (as defined in the notes), such interest rate shall increase to 10%. 1847 ICU may prepay all or any portion of the notes at any time prior to the maturity date without premium or penalty of any kind. The notes contain customary events of default, including, without limitation, in the event of (i) non-payment, (ii) a default by 1847 ICU of any of its covenants in the notes, the agreement and plan of merger or any other agreement entered into in connection with the agreement and plan of merger, or a breach of any of the representations or warranties under such documents, (iii) the insolvency or bankruptcy of 1847 ICU or ICU Eyewear or (iv) a change of control (as defined in the notes) of 1847 ICU or ICU Eyewear. The notes are unsecured and subordinated to all senior indebtedness.

The outstanding balance of this note at September 30, 2023 is $500,000 and an accrued interest balance of $19,416.

Secured Convertible Promissory Notes

On October 8, 2021, we and each of our subsidiaries 1847 Asien, 1847 Wolo, 1847 Cabinet, Asien’s, Wolo, Kyle’s, High Mountain and Innovative Cabinets, entered into a note purchase agreement with two institutional investors, pursuant to which we issued to these purchasers secured convertible promissory notes in the aggregate principal amount of $24,860,000. The notes contain an aggregate original issue discount of $497,200. As a result, the total purchase price was $24,362,800. After payment of expenses of $617,825, we received net proceeds of $23,744,975, of which $10,687,500 was used to fund the cash portion of the purchase price for the acquisition of High Mountain and Innovative Cabinets. In addition, as consideration for the financing, we granted the financing agent warrants for the purchase of 3,602 common shares with a fair value of $956,526 and 7.5% interest in High Mountain and Innovative Cabinets which had a fair value of $1,146,803. The agent fees were reflected as a discount against the convertible note payable with the warrants being included in additional paid in capital and the equity interest being included within noncontrolling interest on the consolidated balance sheet.

The notes bear interest at a rate per annum equal to the greater of (i) 4.75% plus the U.S. Prime Rate that appears in The Wall Street Journal from time to time or (ii) 8%; provided that, upon an event of default (as defined in the notes), such rate shall increase to 24% or the maximum legal rate. Payments of interest only, computed at such rate on the outstanding principal amount, will be due and payable quarterly in arrears commencing on January 1, 2022 and continuing on the first day of each calendar quarter thereafter through and including the maturity date, October 8, 2026.

We may voluntarily prepay the notes in whole or in part upon payment of a prepayment fee in an amount equal to 10% of the principal and interest paid in connection with such prepayment. In addition, immediately upon receipt by our company or any subsidiary of any proceeds from any issuance of indebtedness (other than certain permitted indebtedness), any proceeds of any sale or disposition by our company or any subsidiary of any of the collateral or any of its respective assets (other than asset sales or dispositions in the ordinary course of business which are permitted by the note purchase agreement), or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, we must prepay the notes in an amount equal to all such proceeds, net of reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by our company or a subsidiary in connection therewith (in each case, paid to non-affiliates).

The holders of the notes may, in their sole discretion, elect to convert any outstanding and unpaid principal portion of the notes, and any accrued but unpaid interest on such portion, into our common shares at a conversion price equal to $2.7568 (subject to standard adjustments, including a full ratchet antidilution adjustment); provided that the notes contain certain beneficial ownership limitations.

The note purchase agreement and the notes contain customary representations, warranties, affirmative and negative financial and other covenants and events of default for loans of this type. The notes are guaranteed by each subsidiary and are secured by a first priority security interest in all of our assets.

The outstanding principal balance of the convertible notes at September 30, 2023 is $22,894,397, net of debt discounts of $1,965,603, and an accrued interest balance of $1,043,310.

6% Subordinated Convertible Promissory Notes

On October 8, 2021, 1847 Cabinet issued 6% subordinated convertible promissory notes in the aggregate principal amount of $5,880,345 to Steven J. Parkey and Jose D. Garcia-Rendon, the sellers of High Mountain and Innovative Cabinets. On July 26, 2022, we and 1847 Cabinet entered into a conversion agreement with Steven J. Parkey and Jose D. Garcia-Rendon, pursuant to which they agreed to convert an aggregate of $3,360,000 of the notes into an aggregate of 8,000 common shares at a conversion price of $420 per share. As a result, we recognized a loss on extinguishment of debt of $1,280,000.

The notes bear interest at a rate of six percent (6%) per annum and are due and payable on October 8, 2024; provided that upon an event of default (as defined in the notes), such interest rate shall increase to ten percent (10%) per annum. 1847 Cabinet may prepay the notes in whole or in part, without penalty or premium, upon ten (10) business days prior written notice to the holders of the notes.

On October 8, 2021, we entered into an exchange agreement with the holders, pursuant to which we granted them the right to exchange all of the principal amount and accrued but unpaid interest under the notes or any portion thereof for a number of our common shares to be determined by dividing the amount to be converted by an exchange price equal to the higher of (i) the 30-day volume weighted average price for our common shares on the primary national securities exchange or over-the-counter market on which our common shares are traded over the thirty (30) trading days immediately prior to the applicable exchange date or (ii) $1,000 (subject to equitable adjustments for stock splits, stock combinations, recapitalizations and similar transactions).

The notes contain customary events of default, including in the event of a default under the secured convertible promissory notes described above. The rights of the holders to receive payments under the notes are subordinated to the rights of the purchasers under secured convertible promissory notes described above.

The outstanding principal balance of these notes at September 30, 2023 is $2,351,224, net of debt discounts of $169,122, and an accrued interest balance of $496,104.

6% Amortizing Promissory Note

On July 29, 2020, 1847 Asien entered into a securities purchase agreement with Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992, pursuant to which 1847 Asien issued a two-year 6% amortizing promissory note in the aggregate principal amount of $1,037,500. The note was subsequently amended on multiple occasions. Pursuant to the latest amendment, the parties agreed to extend the maturity date of the note to July 30, 2023. The note is unsecured and contains customary events of default. This note is currently in default.

The outstanding principal balance of this note at September 30, 2023 is $465,805 and an accrued interest balance of $241,011.

Related Party Promissory Note

On September 30, 2020, a portion of the purchase price for the acquisition of Kyle’s was paid by the issuance of a promissory note by 1847 Cabinet to Stephen Mallatt, Jr. and Rita Mallatt in the principal amount of $1,260,000. Payment of the principal and accrued interest on the note was subject to vesting. On July 26, 2022, we and 1847 Cabinet entered into a conversion agreement with Stephen Mallatt, Jr. and Rita Mallatt, pursuant to which they agreed to convert $797,221 of the vesting note into 1,899 common shares at a conversion price of $420 per share. As a result, we recognized a loss on extinguishment of debt of $303,706. The note was subsequently amended on multiple occasions. Pursuant to the latest amendment, the parties agreed to extend the maturity date of the note to July 30, 2023. This note is currently in default.

The outstanding principal balance of this note at September 30, 2023 is $362,779 and an accrued interest balance of 222,928.

Financing Leases

On February 14, 2019, High Mountain entered into an equipment financing lease to purchase equipment for $24,337, which matures in January 2024. The balance payable was $1,862 as of September 30, 2023.

On April 10, 2019, High Mountain entered into an equipment financing lease to purchase equipment for $67,577, which matures in April 2024. The balance payable was $9,114 as of September 30, 2023.

On June 2, 2020, High Mountain entered into an equipment financing lease to purchase equipment for $9,240, which matures in May 2024. The balance payable was $1,644 as of September 30, 2023.

On May 6, 2021, Kyle’s entered into an equipment financing lease to purchase equipment for $276,896, which matures in December 2027. The balance payable was $198,375 as of September 30, 2023.

On October 12, 2021, Kyle’s entered into an equipment financing lease to purchase equipment for $245,376, which matures in December 2027. The balance payable was $ 176,346 as of September 30, 2023.

On March 28, 2022, Kyle’s entered into an equipment financing lease to purchase machinery and equipment for $316,798, which matures in January 2028. The balance payable was $238,881 as of September 30, 2023.

On April 11, 2022, Kyle’s entered into an equipment financing lease to purchase machinery and equipment for $11,706, which matures in June 2027. The balance payable was $8,705 as of September 30, 2023.

On July 13, 2022, Kyle’s entered into an equipment financing lease to purchase machinery and equipment for $240,260, which matures in June 2028. The balance payable was $196,643 as of September 30, 2023.

Vehicle Loans

Asien’s has entered into five retail installment sale contracts pursuant to which it agreed to finance its delivery trucks at rates ranging from 3.74% to 8.72% with an aggregate remaining principal amount of $71,903 as of September 30, 2023.

Kyle’s has entered into two retail installment sale contracts pursuant to which it agreed to finance its delivery trucks at rates ranging from 5.90% to 6.54% with an aggregate remaining principal amount of $40,394 as of September 30, 2023.

High Mountain has entered into eleven retail installment sale contracts pursuant to which it agreed to finance delivery trucks and equipment at rates ranging from 3.74% to 9.94% with an aggregate remaining principal amount of $295,105 as of September 30, 2023.

Innovative Cabinets has entered into two retail installment sale contracts pursuant to which it agreed to finance delivery trucks and equipment at rates of 3.74% with an aggregate remaining principal amount of $10,087 as of September 30, 2023.

Total Debt

The following table shows aggregate figures for the total debt, described above that is coming due in the short and long term as of September 30, 2023. See the above disclosures for more details regarding these loans.

	Short-Term	Long-Term	Total Debt
Notes Payable
Vehicle loans	$113,991	$303,498	$417,489
6% Amortizing promissory note	465,805	-	465,805
6% Subordinated promissory note	500,000	-	500,000
Purchase and sale of future revenues loan	943,200	-	943,200
20% OID subordinated promissory notes	3,125,000	-	3,125,000
Total notes payable	5,147,996	303,498	5,451,494
Less: debt discounts on notes payable	(3,270,587)	-	(3,270,587)
Total notes payable, net	1,877,409	303,498	2,180,907

Related Party Notes Payable
Related party promissory note	362,779	-	362,779

Convertible Notes Payable
Secured convertible promissory notes	-	24,860,000	24,860,000
6% subordinated convertible promissory notes	-	2,520,346	2,520,346
Promissory notes issued in private placements	1,447,427	-	1,447,427
Total convertible notes payable	1,447,427	27,380,346	28,827,773
Less: debt discounts on convertible notes payable	-	(2,134,725)	(2,134,725)
Total convertible notes payable, net	1,447,427	25,245,621	26,693,048

Revolving Line of Credit
Revolving loan	-	4,058,383	4,058,383
Less: debt discounts on revolving line of credit	-	(746,825)	(746,825)
Total revolving line of credit, net	-	3,311,558	3,311,558

Finance Leases
Financing leases	182,384	649,186	831,570
Total debt	$7,140,586	$32,391,413	$39,531,999
Less: debt discounts	(3,270,587)	(2,881,550)	(6,152,137)
Total debt, net	$3,869,999	$29,509,863	$33,379,862

ICU Eyewear

As of December 31, 2022, ICU Eyewear had cash and cash equivalents of $907,651. The following table provides detailed information about ICU Eyewear’s net cash flow for the periods indicated:

Cash Flow

	Years Ended December 31,
	2022	2021
Net cash used in operating activities	$(867,222)	$(2,390,342)
Net cash used in investing activities	(200,985)	(742,727)
Net cash provided by financing activities	20,555	-
Net decrease in cash and cash equivalents	(1,047,652)	(3,133,069)
Cash and cash equivalents at beginning of year	1,955,303	5,088,372
Cash and cash equivalent at end of year	$907,651	$1,955,303

Net cash used in operating activities was $867,222 for the year ended December 31, 2022, as compared to $2,390,342 for the year ended December 31, 2021. The decrease in cash used in operating activities was primarily a result of increases in inventory and prepaid expenses and other current assets, a decrease in accounts payable and the impairment of intangible assets.

Net cash used in investing activities was $200,985 for the year ended December 31, 2022, as compared to $742,727 for the year ended December 31, 2021. The net cash used in investing activities for both years consisted entirely of purchases of property and equipment.

Net cash provided by financing activities was $20,555 for the year ended December 31, 2022, which consisted of a change in line of credit. ICU Eyewear had no financing activities for the year ended December 31, 2021.

Contractual Obligations

Our principal commitments consist mostly of obligations under the loans described above, the operating leases described under “Business” and other contractual commitments described below.

We have engaged our manager to manage our day-to-day operations and affairs. Our relationship with our manager will be governed principally by the following agreements:

●	the management services agreement and offsetting management services agreements relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and

●	our operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive profit allocations from us, and the supplemental put provision relating to our manager’s right to cause us to purchase the allocation shares it owns.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The following discussion relates to critical accounting policies for our consolidated company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition and Cost of Revenue

We record revenue in accordance with FASB ASC Topic 606, “Revenue from Contracts with Customers.” Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

Retail and Appliances Segment

We collect payment for special-order models including tax and partial payment for non-special orders from the customer at the time the order is placed. We do not incur incremental costs obtaining purchase orders from customers, however, if we did, because all contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations – The revenue that we recognize arises from orders we receive from customers. Our performance obligations under the customer orders correspond to each sale of merchandise that we make to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, our products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation. Once this occurs, we have satisfied our performance obligation and we recognize revenue.

Transaction Price ‒ We agree with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In our contracts with customers, we allocate the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that we collect concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to us. Substantially all sales are to individual retail consumers (homeowners), builders and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. We have a diverse customer base with no one client accounting for more than 10% of total revenue.

Customer deposits ‒ We record customer deposits when payments are received in advance of the delivery of the merchandise. We expect that substantially all of the customer deposits will be recognized within six months as the performance obligations are satisfied.

Construction Segment

We recognize revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We account for a contract when we have approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Since most contracts are bundled to include both material and installation services, we combine these items into one performance obligation as the overall promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct. We do offer assurance-type warranties on certain of our installed products and services that do not represent a separate performance obligation and, as such, do not impact the timing or extent of revenue recognition.

For any contracts that are not complete at the reporting date, we recognize revenue over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being installed. We utilize the output method to measure progress toward completion for the value of the goods and services transferred to the customer as we believe this best depicts the transfer of control of assets to the customer. Additionally, external factors such as weather, and customer delays may affect the progress of a project’s completion, and thus the timing and amount of revenue recognition, cash flow, and profitability from a particular contract may be adversely affected.

An insignificant portion of sales, primarily retail sales, is accounted for on a point-in-time basis when the sale occurs. Sales taxes, when incurred, are recorded as a liability and excluded from revenue on a net basis.

Contracts can be subject to modification to account for changes in contract specifications and requirements. We consider contract modifications to exist when the modification either creates new, or changes the existing, enforceable rights and obligations. Most contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue on a cumulative catch-up basis.

All contracts are billed either contractually or as work is performed. Billing on long-term contracts occurs primarily on a monthly basis throughout the contract period whereby we submit progress invoices for customer payment as work is performed. On some contracts, the customer may withhold payment on an invoice equal to a percentage of the invoice amount, which will be subsequently paid after satisfactory completion of each project. This amount is referred to as retainage and is common practice in the construction industry, as it allows customers to ensure the quality of the service performed prior to full payment. The retention provisions are not considered a significant financing component.

Cost of revenues earned include all direct material and labor costs and those indirect costs related to contract performance.

We record a contract asset when we have satisfied our performance obligation prior to billing and a contract liability when a customer payment is received prior to the satisfaction of our performance obligation. The difference between the beginning and ending balances of contract assets and liabilities primarily results from the timing of our performance and the customer’s payment. At times, we have a right to payment from previous performance that is conditional on something other than passage of time, such as retainage, which is included in contract assets or contract liabilities, as determined on a contract-by-contract basis.

Automotive Supplies Segment

We collect payment for internet and phone orders, including tax, from the customer at the time the order is shipped. Customers placing orders with a purchase order through the EDI (Electronic Data Interface) are allowed to purchase on credit and make payment after receipt of product on the agreed upon terms.

Performance Obligations – The revenue that we recognize arises from orders we receive from contracts with customers. Our performance obligations under the customer orders correspond to each sale of merchandise that we make to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, our products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment of the order. Once this occurs, we have satisfied our performance obligation and it recognizes revenue.

Transaction Price ‒ We agree with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In our contracts with customers, we allocate the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that we collect concurrently with revenue-producing activities are excluded from revenue.

Cost of revenues includes the cost of purchased merchandise plus freight, warehouse salaries, tariffs, and any applicable delivery charges from the vendor to us. We had two major customers who represent a significant portion of revenue in the automotive segment. These two customers represented 39.4% of total revenue in the automotive segment for the year ended December 31, 2022.

Warranties vary and are typically 90 days to consumers and manufacturing defect warranty to are available to resellers. At times, depending on the product, we can also offer a warranty for up to 12 months.

Goodwill

Goodwill represents the excess of purchase price over the fair value of the net assets acquired. We evaluate goodwill for impairment annually, or more frequently if an event occurs or circumstances that indicate the goodwill is not recoverable. When impairment indicators are identified, we may elect to perform an optional qualitative assessment to determine whether it is more likely than not that the fair value of our reporting units has fallen below their carrying value. This assessment is based on several factors, including industry and market conditions, overall financial performance, including an assessment of cash flows in comparison to actual and projected results of prior periods. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value based on our qualitative analysis, or if we elect to skip this step, we perform a Step 1 quantitative analysis to determine the fair value of the reporting unit. At December 31, 2022 and 2021, there were no impairments of goodwill.

Intangible Assets

These assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques. We have no intangibles with indefinite lives. At December 31, 2022 and 2021, there were no impairments of intangible assets.

Long-Lived Assets

We review our property and equipment and right-of-use assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The test for impairment is required to be performed by management upon triggering events. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At December 31, 2022 and 2021, there were no impairments of long-lived assets.

Warrant liability

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815-40, “Contracts in Entity’s Own Equity.” The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the warrants are indexed to our own shares and whether the events where holders of the warrants could potentially require net cash settlement are within our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

Embedded Derivative Liabilities

We evaluate the embedded features in accordance with ASC 480, and ASC 815, “Derivatives and Hedging Activities.” Certain conversion options and redemption features are required to be bifurcated from their host instrument and accounted for as free-standing derivative financial instruments should certain criteria be met. We apply significant judgment to identify and evaluate complex terms and conditions of all of our financial instruments, including notes payable and warrants, to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the consolidated statement of operations each period.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

CORPORATE HISTORY AND STRUCTURE

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement governing our company and differ from those applying to a Delaware corporation. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation.

Our company is classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company is not expected to incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, deduction and credit. As a holder of our shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our net taxable income. We will file a partnership return with the IRS and will issue you with tax information, including a Schedule K-1, setting forth your allocable share of our income, gain, loss, deduction, credit and other items. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

We currently have four classes of limited liability company interests - the common shares, the series A senior convertible preferred shares, the series B senior convertible preferred shares and the allocation shares. All of our allocation shares have been and will continue to be held by our manager.

On March 3, 2017, our newly formed wholly-owned subsidiary 1847 Neese Inc., or 1847 Neese, acquired all of the issued and outstanding capital stock of Neese, Inc., or Neese, for an aggregate purchase price of $6,655,000. On April 19, 2021, we entered into a stock purchase agreement with the original owners of Neese, pursuant to which they purchased our 55% ownership interest in 1847 Neese for a purchase price of $325,000 in cash. As a result of this transaction, 1847 Neese is no longer a subsidiary of our company.

On April 5, 2019, our newly formed indirect wholly-owned subsidiary 1847 Goedeker Inc. (now known as Polished.com Inc.), or 1847 Goedeker, acquired substantially all of the assets of Goedeker Television Co. for an aggregate purchase price of $6,200,000. On October 23, 2020, we distributed all of the shares of 1847 Goedeker that we held to our shareholders. As a result of this distribution, 1847 Goedeker is no longer a subsidiary of our company.

On May 28, 2020, our newly formed wholly-owned subsidiary 1847 Asien acquired all of the issued and outstanding capital stock of Asien’s for an aggregate purchase price of $1,918,000 consisting of: (i) $233,000 in cash; (ii) the issuance of an amortizing promissory note in the principal amount of $200,000; (iii) the issuance of a demand promissory note in the principal amount of $655,000; and (iv) 1,038 common shares of our company, having a mutually agreed upon value of $830,000 and a fair value of $1,037,500, which could be repurchased by 1847 Asien for a period of one year following the closing at a purchase price of $250 per share. The shares were repurchased by 1847 Asien on July 29, 2020. As a result of this transaction, we own 95% of 1847 Asien, with the remaining 5% held by a third party, and 1847 Asien owns 100% of Asien’s. 1847 Asien was formed in the State of Delaware on March 24, 2020 and Asien’s was formed in the State of California on February 6, 2004.

On September 30, 2020, our newly formed wholly-owned subsidiary 1847 Cabinet acquired all of the issued and outstanding capital stock of Kyle’s for an aggregate purchase price of up to $6,839,792, consisting of (i) $4,389,792 in cash, (ii) an 8% contingent subordinated note in the aggregate principal amount of up to $1,260,000, and (iii) 1,750 common shares of our company, having a mutually agreed upon value of $1,400,000 and a fair value of $3,675,000. As a result of this transaction, we own 92.5% of 1847 Cabinet, with the remaining 7.5% held by a third party, and 1847 Cabinet owns 100% of Kyle’s. 1847 Cabinet was formed in the State of Delaware on August 21, 2020 and Kyle’s was formed in the State of Idaho on May 7, 1991.

On March 30, 2021, our newly formed wholly-owned subsidiary 1847 Wolo acquired all of the issued and outstanding capital stock of Wolo for an aggregate purchase price of $8,344,055, consisting of (i) $6,550,000 in cash, (ii) a 6% secured promissory note in the aggregate principal amount of $850,000 and (iii) cash paid to seller, net of working capital adjustment, of $944,056. As a result of this transaction, we own 92.5% of 1847 Wolo, with the remaining 7.5% held by a third party, and 1847 Wolo owns 100% of Wolo Mfg. Corp and Wolo Industrial Horn & Signal, Inc. 1847 Wolo was formed in the State of Delaware on December 3, 2020. Wolo Mfg. Corp. was formed in the State of New York on August 6, 1965 and Wolo Industrial Horn & Signal, Inc. was formed in the State of New York on January 28, 1999.

On October 8, 2021, 1847 Cabinet acquired all of the issued and outstanding capital stock or other equity securities of High Mountain and Innovative Cabinets for an aggregate purchase price of $15,441,173 (subject to adjustment), consisting of (i) $10,687,500 in cash and (ii) the issuance by 1847 Cabinet of 6% subordinated convertible promissory notes in the amount of $4,753,673, consisting of an aggregate principal amount of $5,880,345, net of debt discount of $1,126,672. As a result of this transaction, 1847 Cabinet acquired 92.5% of High Mountain and Innovative Cabinets, with the remaining 7.5% held by a third party. High Mountain was formed in the State of Nevada on April 4, 2014 and Innovative Cabinets was formed in the State of Nevada on June 17, 2008.

On February 9, 2023, our newly formed wholly-owned subsidiary 1847 ICU acquired all of the issued and outstanding capital stock of ICU Eyewear for an aggregate purchase price of $4,500,000, consisting of (i) 4,000,000 in cash, minus any unpaid debt of ICU Eyewear and certain transaction expenses, and (ii) the issuance of 6% subordinated non-convertible promissory notes in the aggregate principal amount of $500,000. As a result of this transaction, we own 100% of 1847 ICU, and 1847 ICU owns 100% of ICU Eyewear Holdings, Inc., which in turn owns 100% of ICU Eyewear, Inc. ICU Eyewear Holdings, Inc. was formed in the State of California on October 20, 2003, and ICU Eyewear, Inc. was formed in the State of California on September 5, 1956.

On May 14, 2021, we formed 1847 HQ Inc. as a wholly-owned subsidiary in the State of Delaware to manage our benefit plans.

The following chart depicts our current organizational structure:

See “The Manager” for more details regarding the ownership of our manager.

THE MANAGER

Overview of Our Manager

Our manager, 1847 Partners LLC, is a Delaware limited liability company. It has two classes of limited liability interests known as Class A interests and Class B interests. The Class A interests, which give the holder the right to the profit allocation received by our manager as a result of holding our allocation shares, are owned in their entirety by 1847 Partners Class A Member LLC; and the Class B interests, which give the holder the right to all other profits or losses of our manager, including the management fee payable to our manager by us, are owned in their entirety by 1847 Partners Class B Member LLC. 1847 Partners Class A Member LLC is owned 52% by Ellery W. Roberts, our Chief Executive Officer, 38% by 1847 Founders Capital LLC, which is owned by Edward J. Tobin, and approximately 9% by Louis A. Bevilacqua, the managing member of Bevilacqua PLLC, our outside counsel, with the balance being owned by a former contractor to such law firm. 1847 Partners Class B Member LLC is owned 54% by Ellery W. Roberts, 36% by 1847 Founders Capital LLC and 10% by Louis A. Bevilacqua. Mr. Roberts is also the sole manager of both entities. In the future, Mr. Roberts may cause 1847 Partners Class A Member LLC or 1847 Partners Class B Member LLC to issue units to employees of our manager to incentivize those employees by providing them with the ability to participate in our manager’s incentive allocation and management fee.

Key Personnel of Our Manager

The key personnel of our manager are Ellery W. Roberts, our Chief Executive Officer, and Edward J. Tobin. Each of these individuals will be compensated entirely by our manager from the management fees it receives. As employees of our manager, these individuals devote a substantial majority of their time to the affairs of our company.

Collectively, the management team of our manager has more than 60 years of combined experience in acquiring and managing small businesses and has overseen the acquisitions and financing of over 50 businesses.

Acquisition and Disposition Opportunities

Our manager has exclusive responsibility for reviewing and making recommendations to our board of directors with respect to acquisition and disposition opportunities. If our manager does not originate an opportunity, our board of directors will seek a recommendation from our manager prior to making a decision concerning such opportunity. In the case of any acquisition or disposition opportunity that involves an affiliate of our manager or us, our nominating and corporate governance committee, or, if we do not have such a committee, the independent members of our board of directors, will be required to authorize and approve such transaction.

Our manager will review each acquisition or disposition opportunity presented to our manager to determine if such opportunity satisfies the acquisition and disposition criteria established by our board of directors. The acquisition and disposition criteria provide that our manager will review each acquisition opportunity presented to it to determine if such opportunity satisfies our acquisition and disposition criteria, and if it is determined, in our manager’s sole discretion, that an opportunity satisfies the criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to the consummation of any such opportunity.

Our investment criteria include the following:

●	Revenue of at least $5.0 million

●	Current year EBITDA/Pre-tax Income of at least $1.5 million with a history of positive cash flow

●	Clearly identifiable “blueprint” for growth with the potential for break-out returns

●	Well-positioned companies within our core industry categories (consumer-driven, business-to-business, light manufacturing and specialty finance) with strong returns on capital

●	Opportunities wherein building management team, infrastructure and access to capital are the primary drivers of creating value

●	Headquartered in North America

We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. With respect to investment opportunities that do not fall within the criteria set forth above, our manager must first present such opportunities to our board of directors. Our board of directors and our manager will review these criteria from time to time and our board of directors may make changes and modifications to such criteria as we make additional acquisitions and dispositions.

If an acquisition opportunity is referred to our board of directors by our manager and our board of directors determines not to timely pursue such opportunity in whole or in part, any part of such opportunity that we do not promptly pursue may be pursued by our manager or may be referred by our manager to any person, including affiliates of our manager. In this case, our manager is likely to devote a portion of its time to the oversight of this opportunity, including the management of a business that we do not own.

If there is a disposition, our manager must use its commercially reasonable efforts to manage a process through which the value of such disposition can be maximized, taking into consideration non-financial factors such as those relating to competition, strategic partnerships, potential favorable or adverse effects on us, our businesses, or our investments or any similar factors that may reasonably perceived as having a short- or long-term impact on our business, results of operations and financial condition.

Management Services Agreement

The management services agreement sets forth the services performed by our manager. Our manager performs such services subject to the oversight and supervision of our board of directors.

In general, our manager performs those services for us that would be typically performed by the executive officers of a company. Specifically, our manager performs the following services, which we refer to as the management services, pursuant to the management services agreement:

●	manage our day-to-day business and operations, including our liquidity and capital resources and compliance with applicable law;

●	identify, evaluate, manage, perform due diligence on, negotiate and oversee acquisitions of target businesses and any other investments;

●	evaluate and oversee the financial and operational performance of our businesses, including monitoring the business and operations of such businesses, and the financial performance of any other investments that we make;

●	provide, on our behalf, managerial assistance to our businesses;

●	evaluate, manage, negotiate and oversee dispositions of all or any part of any of our property, assets or investments, including disposition of all or any part of our businesses;

●	provide or second, as necessary, employees of our manager to serve as our executive officers or other employees or as members of our board of directors; and

●	perform any other services that would be customarily performed by executive officers and employees of a publicly listed or quoted company.

We and our manager have the right at any time during the term of the management services agreement to change the services provided by our manager. In performing management services, our manager has all necessary power and authority to perform, or cause to be performed, such services on our behalf, and, in this respect, our manager is the only provider of management services to us. Nonetheless, our manager is required to obtain authorization and approval of our board of directors in all circumstances where executive officers of a corporation typically would be required to obtain authorization and approval of a corporation’s board of directors, including, for example, with respect to the consummation of an acquisition of a target business, the issuance of securities or the entry into credit arrangements.

While our Chief Executive Officer, Mr. Ellery W. Roberts, intends to devote substantially all of his time to the affairs of our company, neither Mr. Roberts, nor our manager, is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement does not require our manager and its affiliates to provide management services to us exclusively.

Secondment of Our Executive Officers

In accordance with the terms of the management services agreement, our manager may second to us our executive officers, which means that these individuals will be assigned by our manager to work for us during the term of the management services agreement. Our board of directors has appointed Mr. Roberts as an executive officer of our company. Although Mr. Roberts is an employee of our manager, he will report directly, and be subject, to our board of directors. In this respect, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to us and our manager will, as promptly as practicable, replace any such individual; however, our Chief Executive Officer, Mr. Roberts, controls our manager, which may make it difficult for our board of directors to completely sever ties with Mr. Roberts. Our manager and our board of directors may agree from time to time that our manager will second to us one or more additional individuals to serve on our behalf, upon such terms as our manager and our board of directors may mutually agree.

Indemnification by our Company

We have agreed to indemnify and hold harmless our manager and its employees and representatives, including any individuals seconded to us, from and against all losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of the performance of any management services. However, we will not be obligated to indemnify or hold harmless our manager for any losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of (i) a breach by our manager or its employees or its representatives of the management services agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of our manager or its employees or representatives in the performance of any of its obligations under the management services agreement, or (iii) fraudulent or dishonest acts of our manager or its employees or representatives with respect to our company or any of its businesses.

Termination of Management Services Agreement

Our board of directors may terminate the management services agreement and our manager’s appointment if, at any time:

●	a majority of our board of directors vote to terminate the management services agreement, and the holders of at least a majority of the outstanding shares (other than shares beneficially owned by our manager) then entitled to vote also vote to terminate the management services agreement;

●	neither Mr. Roberts nor his designated successor controls our manager, which change of control occurs without the prior written consent of our board of directors;

●	there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) our manager materially breached the terms of the management services agreement and such breach continued unremedied for 60 days after our manager receives written notice from us setting forth the terms of such breach, or (ii) our manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, or (y) engaged in fraudulent or dishonest acts in connection with our business or operations;

●	our manager has been convicted of a felony under federal or state law, our board of directors finds that our manager is demonstrably and materially incapable of performing its duties and obligations under the management services agreement, and the holders of at least 66 2/3% of the then outstanding shares, other than shares beneficially owned by our manager, vote to terminate the management services agreement; or

●	there is a finding by a court of competent jurisdiction that our manager has (i) engaged in fraudulent or dishonest acts in connection with our business or operations or (ii) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, and the holders of at least 66 2/3% of the then outstanding shares (other than shares beneficially owned by our manager) vote to terminate the management services agreement.

In addition, our manager may resign and terminate the management services agreement at any time upon 120 days prior written notice to us, and this right is not contingent upon the finding of a replacement manager. However, if our manager resigns, until the date on which the resignation becomes effective, it will, upon request of our board of directors, use reasonable efforts to assist our board of directors to find a replacement manager at no cost and expense to us.

Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with us and cease to work at the date of such termination or at any other time as determined by our manager. Any director appointed by our manager may continue serving on our board of directors, subject to the terms of the operating agreement.

If we terminate the management services agreement, we have agreed to cease using the term “1847”, including any trademarks based on the name of our company that may be licensed to them by our manager, under the licensing provisions of the management services agreement, entirely in our business and operations within 180 days of such termination. Such licensing provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. In this respect, our right to use the term “1847” and related intellectual property is subject to licensing provisions between our manager, on the one hand, and our company, on the other hand.

Except with respect to the termination fee payable to our manager due to a termination of the management services agreement based solely on a vote of our board of directors and our shareholders, no other termination fee is payable upon termination of the management services agreement for any other reason. See “—Our Manager as a Service Provider—Termination Fee” for more information about the termination fee payable upon termination of the management services agreement.

While termination of the management services agreement will not affect any terms and conditions, including those relating to any payment obligations, that exist under any offsetting management services agreements or transaction services agreements, such agreements will be terminable by our businesses upon 60 days prior written notice and there will be no termination or other similar fees due upon such termination. Notwithstanding termination of the management services agreement, our manager will maintain its rights with respect to the allocation shares it then owns, including its rights under the supplemental put provision of our operating agreement. See “—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on our manager’s put right with respect to the allocation shares.

Our Relationship with Our Manager, Manager Fees and Manager Profit Allocation

Our relationship with our manager is based on our manager having two distinct roles: first, as a service provider to us and, second, as an equity holder of the allocation shares.

As a service provider, our manager performs a variety of services for us, which entitles it to receive a management fee. As holder of our allocation shares, our manager has the right to a preferred distribution in the form of a profit allocation upon the occurrence of certain events. Our manager paid $1,000 for the allocation shares. In addition, our manager will have the right to cause us to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

These relationships with our manager are governed principally by the following agreements:

●	the management services agreements relating to the services our manager performs for us and our businesses; and

●	our operating agreement relating to our manager’s rights with respect to the allocation shares it owns and which contains the supplemental put provision relating to our manager’s right to cause us to purchase the allocation shares it owns.

We also expect that our manager will enter into offsetting management services agreements and transaction services agreements with our businesses directly. These agreements, and some of the material terms relating thereto, are discussed in more detail below. The management fee, profit allocation and put price under the supplemental put provision will be our payment obligations and, as a result, will be paid, along with other company obligations, prior to the payment of distributions to common shareholders.

The following table provides a simplified description of the fees and profit allocation rights held by our manager. Further detail is provided in the following subsections.

Description	Fee Calculation	Payment Term
Management Fees

Determined by management services agreement	0.5% of adjusted net assets (2.0% annually)	Quarterly

Determined by offsetting management services agreement	Payment of fees by our subsidiary businesses that result in a dollar for dollar reduction of manager fees paid by us to our manager such that our manager cannot receive duplicate fees from both us and our subsidiary	Quarterly

Termination fee – determined by management services agreement	Accumulated management fee paid in the preceding 4 fiscal quarters multiplied by 2. Paid only upon termination by our board and a majority in interest of our shareholders

Determined by management services agreement	Reimbursement of manager’s costs and expenses in providing services to us, but not including: (1) costs of overhead; (2) due diligence and other costs for potential acquisitions our board of directors does not approve pursuing or that are required by acquisition target to be reimbursed under a transaction services agreement; and (3) certain seconded officers and employees	Ongoing

Transaction Services Fees

Acquisition services of target businesses or disposition of subsidiaries – fees determined by transaction services agreements	2.0% of aggregate purchase price up to $50 million; plus 1.5% of aggregate purchase price in excess of $50 million and up to and equal to $100 million; plus 1.0% of aggregate purchase price in excess of $100 million	Per transaction

Manager profit allocation determined by our operating agreement

20% of certain profits and gains on a sale of subsidiary after clearance of the 8% annual hurdle rate

8% hurdle rate determined for any subsidiary by multiplying the subsidiary’s average quarterly share of our assets by an 8% annualized rate

Sale of a material amount of capital stock or assets of one of our businesses or subsidiaries.

Holding event: at the option of our manager, for the 30 day period following the 5th anniversary of an acquired business (but only based on historical profits of the business)

Our Manager as a Service Provider

Management Fee

We will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of its adjusted net assets, as discussed in more detail below (which we refer to as the parent management fee).

Subject to any adjustments discussed below, for performing management services under the management services agreement during any fiscal quarter, we will pay our manager a management fee with respect to such fiscal quarter. The management fee to be paid with respect to any fiscal quarter will be calculated as of the last day of such fiscal quarter, which we refer to as the calculation date. The management fee will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect. The amount of any management fee payable by us as of any calculation date with respect to any fiscal quarter will be (i) reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) management fees received by (or owed to) our manager as of such calculation date, and (iii) increased by the amount of any outstanding accrued and unpaid management fees.

The management fee will be paid prior to the payment of distributions to our common shareholders. If we do not have sufficient liquid assets to pay the management fee when due, we may be required to liquidate assets or incur debt in order to pay the management fee.

Offsetting Management Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into offsetting management services agreements with our businesses pursuant to which our manager may perform services that may or may not be similar to management services. Any fees to be paid by one of our businesses pursuant to such agreements are referred to as offsetting management fees and will offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by us under the management services agreement with respect to a fiscal quarter. The management services agreement provides that the aggregate amount of offsetting management fees to be paid to our manager with respect to any fiscal quarter shall not exceed the management fee to be paid to our manager with respect to such fiscal quarter.

Our manager entered into offsetting management services agreements with 1847 Asien, 1847 Cabinet, 1847 Wolo and 1847 ICU. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management Fees” for a description of these agreements. Our manager may also enter into offsetting management services agreements with our future subsidiaries, which agreements would be in the form prescribed by our management services agreement. The offsetting management fee paid to our manager for providing management services to a future subsidiary will vary.

The services that our manager provides under the offsetting management services agreements include: conducting general and administrative supervision and oversight of the subsidiary’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to our business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines. If our manager and the subsidiary do not enter into an offsetting management services agreement, our manager will provide these services for our subsidiaries under our management services agreement.

Example of Calculation of Management Fee with Adjustment for Offsetting Management Fees

In order to better understand how the management fee is calculated, we are providing the following example:

Quarterly management fee:		(in thousands)
1	Consolidated total assets	$100,000
2	Consolidated accumulation amortization of intangibles	5,000
3	Total cash and cash equivalents	5,000
4	Adjusted total liabilities	(10,000)
5	Adjusted net assets (Line 1 + Line 2 – Line 3 – Line 4)	90,000
6	Multiplied by quarterly rate	0.5%
7	Quarterly management fee	$450

Offsetting management fees:
8	Acquired company A offsetting management fees	$(100)
9	Acquired company B offsetting management fees	(100)
10	Acquired company C offsetting management fees	(100)
11	Acquired company D offsetting management fees	(100)
12	Total offsetting management fees (Line 8 + Line 9 – Line 10 – Line 11)	(400)
13	Quarterly management fee payable by Company (Line 7 + Line 12)	$50

The foregoing example provides hypothetical information only and does not intend to reflect actual or expected management fee amounts.

For purposes of the calculation of the management fee:

●	“Adjusted net assets” will be equal to, as of any calculation date, the sum of (i) our consolidated total assets (as determined in accordance with GAAP) as of such calculation date, plus (ii) the absolute amount of our consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) as of such calculation date, minus (iii) total cash and cash equivalents, minus (iv) the absolute amount of our adjusted total liabilities as of such calculation date.

●	“Adjusted total liabilities” will be equal to, as of any calculation date, our consolidated total liabilities (as determined in accordance with GAAP) as of such calculation date after excluding the effect of any outstanding third-party indebtedness.

●	“Quarterly management fee” will be equal to, as of any calculation date, the product of (i) 0.5%, multiplied by (ii) our adjusted net assets as of such calculation date; provided, however, that with respect to any fiscal quarter in which the management services agreement is terminated, we will pay our manager a management fee with respect to such fiscal quarter equal to the product of (i)(x) 0.5%, multiplied by (y) our adjusted net assets as of such calculation date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of such fiscal quarter to but excluding the date upon which the management services agreement is terminated and the denominator of which is the number of days in such fiscal quarter.

●	“Total offsetting management fees” will be equal to, as of any calculation date, fees paid to our manager by the businesses that we acquire in the future under separate offsetting management services agreements.

Transaction Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into transaction services agreements with any of our businesses relating to the performance by our manager of certain transaction-related services in connection with the acquisitions of target businesses by us or dispositions of our property or assets. These services may include those customarily performed by a third-party investment banking firm or similar financial advisor, which may or may not be similar to management services, in connection with the acquisition of target businesses by us or our subsidiaries or disposition of subsidiaries or any of our property or assets or those of our subsidiaries. In connection with providing transaction services, our manager will generally receive a fee equal to the sum of (i) 2.0% of the aggregate purchase price of the target business up to and equal to $50 million, plus (ii) 1.5% of the aggregate purchase price of the target business in excess of $50 million and up to and equal to $100 million, plus (iii) 1.0% of the aggregate purchase price over $100 million, subject to annual review by our board of directors. The purchase price of a target business shall be defined as the aggregate amount of consideration, including cash and the value of any shares issued by us on the date of acquisition, paid for the equity interests of such target business plus the aggregate principal amount of any debt assumed by us of the target business on the date of acquisition or any similar formulation. The other terms and conditions relating to the performance of transaction services will be established in accordance with market practice.

Our manager may enter into transaction services agreements with our subsidiaries and future subsidiaries, which agreements would be in the form prescribed by our management services agreement.

The services that our manager will provide to our subsidiaries and future subsidiaries under the transaction services agreements will include the following services that would be provided in connection with a specific transaction identified at the time that the transaction services agreement is entered into: reviewing, evaluating and otherwise familiarizing itself and its affiliates with the business, operations, properties, financial condition and prospects of the future subsidiary and its target acquisition and preparing documentation describing the future subsidiary’s operations, management, historical financial results, projected financial results and any other relevant matters and presenting such documentation and making recommendations with respect thereto to certain of our manager’s affiliates.

Any fees received by our manager pursuant to such a transaction services agreement will be in addition to the management fee payable by us pursuant to the management services agreement and will not offset the payment of such management fee. A transaction services agreement with any of our businesses may provide for the reimbursement of costs and expenses incurred by our manager in connection with the acquisition of such businesses.

Transaction services agreements will be reviewed, authorized and approved by our board of directors on an annual basis.

Reimbursement of Expenses

We are responsible for paying costs and expenses relating to its business and operations. We agreed to reimburse our manager during the term of the management services agreement for all costs and expenses that are incurred by our manager or its affiliates on our behalf of, including any out-of-pocket costs and expenses incurred in connection with the performance of services under the management services agreement, and all costs and expenses the reimbursement of which are specifically approved by our board of directors.

We will not be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to our manager’s overhead or any other costs and expenses relating to our manager’s conduct of its business and operations. Also, we will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in the identification, evaluation, management, performance of due diligence on, negotiation and oversight of potential acquisitions of new businesses for which we (or our manager on our behalf) fail to submit an indication of interest or letter of intent to pursue such acquisition, including costs and expenses relating to travel, marketing and attendance of industry events and retention of outside service providers relating thereto. In addition, we will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in connection with the identification, evaluation, management, performance of due diligence on, negotiating and oversight of an acquisition by us if such acquisition is actually consummated and the business so acquired entered into a transaction services agreement with our manager providing for the reimbursement of such costs and expenses by such business. In this respect, the costs and expenses associated with the pursuit of add-on acquisitions may be reimbursed by any businesses so acquired pursuant to a transaction services agreement.

All reimbursements will be reviewed and, in certain circumstances, approved by our board of directors on an annual basis in connection with the preparation of year-end financial statements.

Termination Fee

We will pay our manager a termination fee upon termination of the management services agreement if such termination is based solely on a vote of our board of directors and our shareholders; no other termination fee will be payable to our manager in connection with the termination of the management services agreement for any other reason. The termination fee that is payable to our manager will be equal to the product of (i) two (2) multiplied by (ii) the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. The termination fee will be payable in eight equal quarterly installments, with the first such installment being paid on or within five (5) business days of the last day of the fiscal quarter in which the management services agreement was terminated and each subsequent installment being paid on or within five (5) business days of the last day of each subsequent fiscal quarter, until such time as the termination fee is paid in full to our manager.

Our Manager as an Equity Holder

Manager’s Profit Allocation

Our manager owns 100% of our allocation shares, which generally will entitle our manager to receive a 20% profit allocation as a form of preferred distribution. Upon the sale of a subsidiary, our manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high-water mark plus (ii) the subsidiary’s net income since its acquisition by us exceeds the 8% hurdle rate. The 8% hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by us, multiplied by (iii) the subsidiary’s average share (determined based on gross assets, generally) of our consolidated net equity (determined according to GAAP with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, our manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary’s net income since its acquisition). The calculation of the profit allocation and the rights of our manager, as the holder of the allocation shares, are governed by the operating agreement.

Our board will have the opportunity to review and approve the calculation of manager’s profit allocation when it becomes due and payable. Our manager will not receive a profit allocation on an annual basis. Instead, our manager will be paid a profit allocation only upon the occurrence of one of the following events, which we refer to collectively as the trigger events:

●	the sale of a material amount, as determined by our manager and reasonably consented to by a majority of our board of directors, of the capital stock or assets of one of our subsidiaries or a subsidiary of one of our subsidiaries, including a distribution of our ownership of a subsidiary to our shareholders in a spin-off or similar transaction, which event we refer to as a sale event; or

●	at the option of our manager, for the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in a business, which event we refer to as a holding event. If our manager elects to forego declaring a holding event with respect to such business during such period, then our manager may only declare a holding event with respect to such business during the 30-day period following each anniversary of such fifth anniversary date with respect to such business. Once declared, our manager may only declare another holding event with respect to a business following the fifth anniversary of the calculation date with respect to a previously declared holding event.

We believe this payment timing, rather than a method that provides for annual allocation payments, more accurately reflects the long-term performance of each of our businesses and is consistent with our intent to hold, manage and grow our businesses over the long term. We refer generally to the obligation to make this payment to our manager as the “profit allocation” and, specifically, to the amount of any particular profit allocation as the “manager’s profit allocation.”

Definitions used in, and an example of the calculation of profit allocation, are set forth in more detail below.

The amount of our manager’s profit allocation will be based on the extent to which the “total profit allocation amount” (as defined below) with respect to any business, as of the last day of any fiscal quarter in which a trigger event occurs, which date we refer to as the “calculation date”, exceeds the relevant hurdle amounts (as described below) with respect to such business, as of such calculation date. Our manager’s profit allocation will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect, and such calculation will be subject to a review and approval process by our board of directors. For this purpose, “total profit allocation amount” will be equal to, with respect to any business as of any calculation date, the sum of:

●	the contribution-based profit (as described below) of such business as of such calculation date, which will be calculated upon the occurrence of any trigger event with respect to such business; plus

●	the excess of our cumulative gains and losses (as described below) over the high-water mark (as described below) as of such calculation date, which will only be calculated upon the occurrence of a sale event with respect to such business, and not on a holding event (we generally expect this component to be the most significant component in calculating total profit allocation amount).

Specifically, manager’s profit allocation will be calculated and paid as follows:

●	manager’s profit allocation will not be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business does not exceed such business’ level 1 hurdle amount (based on an 8% annualized hurdle rate, as described below), as of such calculation date; and

●	manager’s profit allocation will be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business exceeds such business’ level 1 hurdle amount, as of such calculation date. Our manager’s profit allocation to be paid with respect to such calculation date will be equal to the sum of the following:

o	100% of such business’ total profit allocation amount, as of such calculation date, with respect to that portion of the total profit allocation amount that exceeds such business’ level 1 hurdle amount (but is less than or equal to such business’ level 2 hurdle amount (which is based on a 10% annualized hurdle rate, as described below), in each case, as of such calculation date. We refer to this portion of the total profit allocation amount as the “catch-up.” The “catch-up” is intended to provide our manager with an overall profit allocation of 20% of the business’ total profit allocation amount until such business’ level 2 hurdle amount has been reached; plus

o	20% of the total profit allocation amount, as of such calculation date, that exceeds such business’ level 2 hurdle amount as of such calculation date; minus

o	the high-water mark allocation, if any, as of such calculation date. The effect of deducting the high-water mark allocation is to take into account profit allocations our manager has already received in respect of past gains attributable to previous sale events.

The administrator will calculate our manager’s profit allocation on or promptly following the relevant calculation date, subject to a “true-up” calculation upon availability of audited or unaudited consolidated financial statements, as the case may be, to the extent not available on such calculation date. Any adjustment necessitated by the true-up calculation will be made in connection with the next calculation of manager’s profit allocation. Because of the length of time that may pass between trigger events, there may be a significant delay in our ability to realize the benefit, if any, of a true-up of our manager’s profit allocation.

Once calculated, the administrator will submit the calculation of our manager’s profit allocation, as adjusted pursuant to any true-up, to our board of directors for its review and approval. The board of directors will have ten business days to review and approve the calculation, which approval shall be automatic absent disapproval by the board of directors. Our manager’s profit allocation will be paid ten business days after such approval.

If the board of directors disapproves of the administrator’s calculation of manager’s profit allocation, the calculation and payment of manager’s profit allocation will be subject to a dispute resolution process, which may result in our manager’s profit allocation being determined, at our cost and expense, by two independent accounting firms. Any determination by such independent accounting firms will be conclusive and binding on us and our manager.

We will also pay a tax distribution to our manager if our manager is allocated taxable income by us but does not realize distributions from us at least equal to the taxes payable by our manager resulting from allocations of taxable income. Any such tax distributions will be paid in a similar manner as profit allocations are paid.

For any fiscal quarter in which a trigger event occurs with respect to more than one business, the calculation of our manager’s profit allocation, including the components thereof, will be made with respect to each business in the order in which controlling interests in such businesses were acquired or obtained by us and the resulting amounts shall be aggregated to determine the total amount of manager’s profit allocation. If controlling interests in two or more businesses were acquired at the same time and such businesses give rise to a calculation of manager’s profit allocation during the same fiscal quarter, then manager’s profit allocation will be further calculated separately for each such business in the order in which such businesses were sold.

The profit allocations and tax distributions will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the profit allocations or tax distributions when due, we may be required to liquidate assets or incur debt in order to pay such profit allocation. Our manager will have the right to elect to defer the payment of our manager’s profit allocation due on any payment date. Once deferred, our manager may demand payment thereof upon 20 business days’ prior written notice.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns, including its right to receive profit allocations, unless our manager exercises its put right to sell such allocation shares to us.

Example of Calculation of Manager’s Profit Allocation

Our manager will receive a profit allocation at the end of the fiscal quarter in which a trigger event occurs, as follows (all dollar amounts are in millions):

Assumptions

Year 1:

Acquisition of Company A

Acquisition of Company B

Year 4

Company A (or assets thereof) sold for $25 capital gain (as defined below) over its net book value of assets at time of sale, which is a qualifying trigger event

Company A’s average allocated share of our consolidated net equity over its ownership is $50

Company A’s holding period in quarters is 12 (assuming that Company A is acquired on the first day of the year)

Company A’s contribution-based profit since acquisition is $5

Year 6:

Company B’s contribution-based profit since acquisition is $7

Company B’s average allocated share of our consolidated net equity over its ownership is $25

Company B’s holding period in quarters is 20

Company B’s cumulative gains and losses are $20

Manager elects to have holding period measured for purposes of profit allocation for Company B

Profit Allocation Calculation:		Year 4 A, due to sale	Year 6 B, due to 5 year hold
1	Contribution-based profit since acquisition for respective subsidiary	$5	$7
2	Gain/ Loss on sale of company	25	0
3	Cumulative gains and losses	25	20
4	High-water mark prior to transaction	0	20
5	Total Profit Allocation Amount (Line 1 + Line 3)	30	27
6	Business’ holding period in quarters since ownership or last measurement due to holding event	12	20
7	Business’ average allocated share of consolidated net equity	50	25
8	Business’ level 1 hurdle amount (2.00% * Line 6 * Line 7)	12	10
9	Business’ excess over level 1 hurdle amount (Line 5 – Line 8)	18	17
10	Business’ level 2 hurdle amount (125% * Line 8)	15	12.5
11	Allocated to manager as “catch-up” (Line 10 – Line 8)	3	2.5
12	Excess over level 2 hurdle amount (Line 9 – Line 11)	15	14.5
13	Allocated to manager from excess over level 2 hurdle amount (20% * Line 12)	3	2.9
14	Cumulative allocation to manager (Line 11 + Line 13)	6	5.4
15	High-water mark allocation (20% * Line 4)	0	4
16	Manager’s Profit Allocation for Current Period (Line 14 – Line 15,> 0)	$6	$1.4

For purposes of calculating profit allocation:

●	An entity’s “adjusted net assets” will be equal to, as of any date, the sum of (i) such entity’s consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the absolute amount of such entity’s consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) as of such date, minus (iii) the absolute amount of such entity’s adjusted total liabilities as of such date.

●	An entity’s “adjusted total liabilities” will be equal to, as of any date, such entity’s consolidated total liabilities (as determined in accordance with GAAP) as of such date after excluding the effect of any outstanding third-party indebtedness of such entity.

●	A business’ “allocated share of our overhead” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of such business’ quarterly share of our overhead for each fiscal quarter ending during such measurement period.

●	A business’ “average allocated share of our consolidated equity” will be equal to, with respect to any measurement period as of any calculation date, the average (i.e., arithmetic mean) of a business’ quarterly allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

●	“Capital gains” (i) means, with respect to any entity, capital gains (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net sales price of such capital stock or assets, as the case may be, exceeded (y) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our consolidated balance sheet prepared in accordance with GAAP; provided, that such amount shall not be less than zero.

●	“Capital losses” (i) means, with respect to any entity, capital losses (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our consolidated balance sheet prepared in accordance with GAAP, exceeded (y) the net sales price of such capital stock or assets, as the case may be; provided, that such absolute amount thereof shall not be less than zero.

●	Our “consolidated net equity” will be equal to, as of any date, the sum of (i) our consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the aggregate amount of asset impairments (as determined in accordance with GAAP) that were taken relating to any businesses owned by us as of such date, plus (iii) our consolidated accumulated amortization of intangibles (as determined in accordance with GAAP), as of such date minus (iv) our consolidated total liabilities (as determined in accordance with GAAP) as of such date.

●	A business’ “contribution-based profits” will be equal to, for any measurement period as of any calculation date, the sum of (i) the aggregate amount of such business’ net income (as determined in accordance with GAAP and as adjusted for minority interests) with respect to such measurement period (without giving effect to (x) any capital gains or capital losses realized by such business that arise with respect to the sale of capital stock or assets held by such business and which sale gave rise to a sale event and the calculation of profit allocation or (y) any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement, in each case, to the extent included in the calculation of such business’ net income), plus (ii) the absolute aggregate amount of such business’ loan expense with respect to such measurement period, minus (iii) the absolute aggregate amount of such business’ allocated share of our overhead with respect to such measurement period.

●	Our “cumulative capital gains” will be equal to, as of any calculation date, the aggregate amount of capital gains realized by us as of such calculation date, after giving effect to any capital gains realized by us on such calculation date, since its inception.

●	Our “cumulative capital losses” will be equal to, as of any calculation date, the aggregate amount of capital losses realized by us as of such calculation date, after giving effect to any capital losses realized by us on such calculation date, since its inception.

●	Our “cumulative gains and losses” will be equal to, as of any calculation date, the sum of (i) the amount of cumulative capital gains as of such calculation date, minus (ii) the absolute amount of cumulative capital losses as of such calculation date.

●	The “high-water mark” will be equal to, as of any calculation date, the highest positive amount of capital gains and losses as of such calculation date that were calculated in connection with a qualifying trigger event that occurred prior to such calculation date.

●	The “high-water mark allocation” will be equal to, as of any calculation date, the product of (i) the amount of the high-water mark as of such calculation date, multiplied by (ii) 20%.

●	A business’ “level 1 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.00% (8% annualized), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

●	A business’ “level 2 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.5% (10% annualized, which is 125% of the 8% annualized hurdle rate), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

●	A business’ “loan expense” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of all interest or other expenses paid by such business with respect to indebtedness of such business to either our company or other company businesses with respect to such measurement period.

●	The “measurement period” will mean, with respect to any business as of any calculation date, the period from and including the later of (i) the date upon which we acquired a controlling interest in such business and (ii) the immediately preceding calculation date as of which contribution-based profits were calculated with respect to such business and with respect to which profit allocation were paid (or, at the election of the allocation member, deferred) by us up to and including such calculation date.

●	Our “overhead” will be equal to, with respect to any fiscal quarter, the sum of (i) that portion of our operating expenses (as determined in accordance with GAAP) (without giving effect to any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement to the extent included in the calculation of our operating expenses), including any management fees actually paid by us to our manager, with respect to such fiscal quarter that are not attributable to any of the businesses owned by us (i.e., operating expenses that do not correspond to operating expenses of such businesses with respect to such fiscal quarter), plus (ii) our accrued interest expense (as determined in accordance with GAAP) on any outstanding third-party indebtedness with respect to such fiscal quarter, minus (iii) revenue, interest income and other income reflected in our unconsolidated financial statements as prepared in accordance with GAAP.

●	A “qualifying trigger event” will mean, with respect to any business, a trigger event that gave rise to a calculation of total profit allocation with respect to such business as of any calculation date and (ii) where the amount of total profit allocation so calculated as of such calculation date exceeded such business’ level 2 hurdle amount as of such calculation date.

●	A business’ “quarterly allocated share of our consolidated equity” will be equal to, with respect to any fiscal quarter, the product of (i) our consolidated net equity as of the last day of such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is the sum of (x) our adjusted net assets as of the last day of such fiscal quarter, minus (y) the aggregate amount of any cash and cash equivalents as such amount is reflected on our consolidated balance sheet as prepared in accordance with GAAP that is not taken into account in the calculation of any business’ adjusted net assets as of the last day of such fiscal quarter.

●	A business’ “quarterly share of our overhead” will be equal to, with respect to any fiscal quarter, the product of (i) the absolute amount of our overhead with respect to such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is our adjusted net assets as of the last day of such fiscal quarter.

●	An entity’s “third-party indebtedness” means any indebtedness of such entity owed to any third-party lenders that are not affiliated with such entity.

Supplemental Put Provision

In addition to the provisions discussed above, in consideration of our manager’s acquisition of the allocation shares, our operating agreement contains a supplemental put provision pursuant to which our manager will have the right to cause us to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

If the management services agreement is terminated at any time or our manager resigns, then our manager will have the right, but not the obligation, for one year from the date of such termination or resignation, as the case may be, to elect to cause us to purchase all of the allocation shares then owned by our manager for the put price as of the put exercise date.

For purposes of this provision, the “put price” is equal to, as of any exercise date, (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date, in each case, calculated assuming that (x) all of the businesses are sold in an orderly fashion for fair market value as of such exercise date in the order in which the controlling interest in each business was acquired or otherwise obtained by us, (y) the last day of the fiscal quarter ending immediately prior to such exercise date is the relevant calculation date for purposes of calculating manager’s profit allocation as of such exercise date. Each of the two separate, independently made calculations of our manager’s profit allocation for purposes of calculating the put price will be performed by a different investment bank that is engaged by us at our cost and expense. The put price will be adjusted to account for a final “true-up” of our manager’s profit allocation.

We and our manager can mutually agree to permit us to issue a note in lieu of payment of the put price when due; provided, that if our manager resigns and terminates the management services agreement, then we will have the right, in our sole discretion, to issue a note in lieu of payment of the put price when due. In either case the note would have an aggregate principal amount equal to the put price, would bear interest at a rate of LIBOR plus 4.0% per annum, would mature on the first anniversary of the date upon which the put price was initially due, and would be secured by the then-highest priority lien available to be placed on our equity interests in each of our businesses.

Our obligations under the put provision of our operating agreement are absolute and unconditional. In addition, we will be subject to certain obligations and restrictions upon exercise of our manager’s put right until such time as our obligations under the put provision of our operating agreement, including any related note, have been satisfied in full, including:

●	subject to our right to issue a note in the circumstances described above, we must use commercially reasonable efforts to raise sufficient debt or equity financing to permit us to pay the put price or note when due and obtain approvals, waivers and consents or otherwise remove any restrictions imposed under contractual obligations or applicable law or regulations that have the effect of limiting or prohibiting us from satisfying our obligations under the supplemental put agreement or note;

●	our manager will have the right to have a representative observe meetings of our board of directors and have the right to receive copies of all documents and other information furnished to the board of directors;

●	our company and its businesses will be restricted in their ability to sell or otherwise dispose of their property or assets or any businesses they own and in their ability to incur indebtedness (other than in the ordinary course of business) without granting a lien on the proceeds therefrom to our manager, which lien will secure our obligations under the put provision of our operating agreement or note; and

●	we will be restricted in our ability to (i) engage in certain mergers or consolidations, (ii) sell, transfer or otherwise dispose of all or a substantial part of our business, property or assets or all or a substantial portion of the stock or beneficial ownership of our businesses or a portion thereof, (iii) liquidate, wind-up or dissolve, (iv) acquire or purchase the property, assets, stock or beneficial ownership or another person, or (v) declare and pay distributions to our common shareholders.

We have also agreed to indemnify our manager for any losses or liabilities it incurs or suffers in connection with, arising out of or relating to its exercise of its put right or any enforcement of terms and conditions of the supplemental put provision of our operating agreement.

The put price will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the put price when due, we may be required to liquidate assets or incur debt in order to pay the put price.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns. In this regard, our manager will retain its put right and its allocation shares after ceasing to serve as our manager. As a result, if we terminate our manager, regardless of the reason for such termination, it would retain the right to exercise the put right and demand payment of the put price.

BUSINESS

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America.

On May 28, 2020, our subsidiary 1847 Asien acquired Asien’s. Asien’s has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

On September 30, 2020, our subsidiary 1847 Cabinet acquired Kyle’s. Kyle’s is a leading custom cabinetry maker servicing contractors and homeowners since 1976 in Boise, Idaho and the surrounding area. Kyle’s focuses on designing, building, and installing custom cabinetry primarily for custom and semi-custom builders.

On March 30, 2021, our subsidiary 1847 Wolo acquired Wolo. Headquartered in Deer Park, New York and founded in 1965, Wolo designs and sells horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

On October 8, 2021, our subsidiary 1847 Cabinet acquired High Mountain and Innovative Cabinets. Headquartered in Reno, Nevada and founded in 2014, High Mountain specializes in all aspects of finished carpentry products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others, working primarily with large homebuilders of single-family homes and commercial and multi-family developers. Innovative Cabinets is headquartered in Reno, Nevada and was founded in 2008. It specializes in custom cabinetry and countertops for a client base consisting of single-family homeowners, builders of multi-family homes, as well as commercial clients.

On February 9, 2023, our subsidiary 1847 ICU acquired ICU Eyewear. Headquartered in Hollister, California and founded in 1956, ICU Eyewear specializes in the sale and distribution of reading eyewear and sunglasses, blue light blocking eyewear, sun readers, and other outdoor specialty sunglasses, as well as select health and personal care items, including face masks.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals of growing regular distributions to our common shareholders and increase common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Our Market Opportunity

We acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, in 2022 platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.6x to 9.3x trailing twelve month adjusted EBITDA versus 6.5x to 7.1x trailing twelve month adjusted EBITDA, respectively).

We believe that the following factors contribute to lower acquisition multiples for small businesses:

●	there are typically fewer potential acquirers for these businesses;

●	third-party financing generally is less available for these acquisitions;

●	sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

●	these businesses are generally less frequently sold pursuant to an auction process.

We believe that our management team’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses. See “Management” for more information about our management team.

We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses. In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to make and grow regular distributions to our common shareholders and to increase common shareholder value over the long-term. We plan to continue focusing on acquiring businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

We plan to limit the use of third-party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we seek to grow the earnings and cash flow of acquired companies and, in turn, grow regular distributions to our common shareholders and to increase common shareholder value over time. We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our businesses.

We seek to acquire and manage small businesses. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager oversees and supports the management team of our businesses by, among other things:

●	recruiting and retaining managers to operate our businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

●	regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

●	assisting the management teams of our businesses in their analysis and pursuit of prudent organic growth strategies;

●	identifying and working with business management teams to execute on attractive external growth and acquisition opportunities;

●	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

●	providing the management teams of our businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

●	forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

●	recruit and develop management teams for our businesses that are familiar with the industries in which our businesses operate;

●	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

●	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

●	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

●	develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately held businesses and large corporate parents seek to dispose of their “non-core” operations.

We believe that the greatest opportunities for generating consistently positive annual returns and, ultimately, residual returns on capital invested in acquisitions will result from targeting capital light businesses operating in niche geographical markets with a clearly identifiable competitive advantage within the following industries: business services, consumer services, consumer products, consumable industrial products, industrial services, niche light manufacturing, distribution, alternative/specialty finance and in select cases, specialty retail. While we believe that the professional experience of our management team within the industries identified above will offer the greatest number of acquisition opportunities, we will not eschew opportunities if a business enjoys an inarguable moat around its products and services in an industry which our management team may have less familiarity.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition. Our previous acquisitions met these acquisition criteria.

We benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management teams’ experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, our manager will:

●	engage in a substantial level of internal and third-party due diligence;

●	critically evaluate the management team;

●	identify and assess any financial and operational strengths and weaknesses of any target business;

●	analyze comparable businesses to assess financial and operational performances relative to industry competitors;

●	actively research and evaluate information on the relevant industry; and

●	thoroughly negotiate appropriate terms and conditions of any acquisition.

The process of acquiring new businesses is time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. Although we expect our manager to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which it does not recommend any new acquisitions to us.

Upon an acquisition of a new business, we rely on our manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

As discussed in more detail below, we intend to raise capital for additional acquisitions primarily through debt financing, primarily at our operating company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Our primary corporate purpose is to own, operate and grow our operating businesses.  However, in addition to acquiring businesses, we expect to sell businesses that we own from time to time. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame.  We may also decide to own and operate some or all of our businesses in perpetuity if our board believes that it makes sense to do so. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general corporate purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase regular common shareholder distributions over time.

There are several risks associated with our acquisition strategy, including the following risks, which are described more fully in “Risk Factors—Risks Related to Our Business and Structure”:

●	we may not be able to successfully fund future acquisitions of new businesses due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy;

●	we may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business;

●	we face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities; and

●	we may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

Strategic Advantages

Based on the experience of our manager and its ability to identify and negotiate acquisitions, we believe that we are strongly positioned to acquire additional businesses. Our manager has strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities. In negotiating these acquisitions, we believe our manager will be able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.

We believe that the flexibility, creativity, experience and expertise of our manager in structuring transactions provides us with strategic advantages by allowing us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

Our manager also has a large network of deal intermediaries who expose us to potential acquisitions. Through this network, we have a substantial pipeline of potential acquisition targets. Our manager also has a well-established network of contacts, including professional managers, attorneys, accountants and other third-party consultants and advisors, who may be available to assist us in the performance of due diligence and the negotiation of acquisitions, as well as the management and operation of our businesses once acquired.

Valuation and Due Diligence

When evaluating businesses or assets for acquisition, we perform a rigorous due diligence and financial evaluation process. In doing so, we seek to evaluate the operations of the target business as well as the outlook for the industry in which the target business operates. While valuation of a business is, by definition, a subjective process, we define valuations under a variety of analyses, including:

●	discounted cash flow analyses;

●	evaluation of trading values of comparable companies;

●	expected value matrices;

●	assessment of competitor, supplier and customer environments; and

●	examination of recent/precedent transactions.

One outcome of this process is an effort to project the expected cash flows from the target business as accurately as possible. A further outcome is an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, we believe that our detailed due diligence review process allows us to more accurately estimate future cash flows and more effectively evaluate the prospects for operating the business in the future. To assist us in identifying material risks and validating key assumptions in our financial and operational analysis, in addition to our own analysis, we engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. We may also engage technical, operational or industry consultants, as necessary.

A further critical component of the evaluation of potential target businesses is the assessment of the capability of the existing management team, including recent performance, expertise, experience, culture and incentives to perform. Where necessary, and consistent with our management strategy, we actively seek to augment, supplement or replace existing members of management who we believe are not likely to execute the business plan for the target business. Similarly, we analyze and evaluate the financial and operational information systems of target businesses and, where necessary, we actively seek to enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.

Financing

We finance acquisitions primarily through additional equity and debt financings. We believe that having the ability to finance most, if not all, acquisitions with the general capital resources raised by our company, rather than financing relating to the acquisition of individual businesses, provides us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, we believe that, at some point in the future, we may need to pursue additional debt or equity financings, or offer equity in our company or target businesses to the sellers of such target businesses, in order to fund acquisitions.

Our Competitive Advantages

We believe that our manager’s collective investment experience and approach to executing our investment strategy provide us with several competitive advantages. These competitive advantages, certain of which are discussed below, have enabled our management to generate very attractive risk- adjusted returns for investors in their predecessor firms.

Robust Network. Through their activities with their predecessor firms and their comprehensive marketing capabilities, we believe that the management team of our manager has established a “top of mind” position among investment bankers and business brokers targeting small businesses. By employing an institutionalized, multi-platform marketing strategy, we believe our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our presence and credibility in the small business market. In contrast to many other buyers of and investors in small businesses, we believe that we can buy businesses at value-oriented multiples and through our asset management activities with a group of professional, experienced and talented operating partners, create appreciable value. We believe our experience, track record and consistent execution of our marketing and investment activities will allow us to maintain a leadership position as the preferred partner for today’s small business market.

Disciplined Deal Sourcing. We employ an institutionalized, multi-platform approach to sourcing new acquisition opportunities. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events. We supplement these activities by retaining selected intermediary firms to conduct targeted searches for opportunities in specific categories on an opportunistic basis. As a result of the significant time and effort spent on these activities, we believe we established close relationships and unique “top of mind” awareness with many of the most productive intermediary sources for small business acquisition opportunities in the United States. While reinforcing our market leadership, this capability enables us to generate a large number of attractive acquisition opportunities.

Differentiated Acquisition Capabilities in the Small Business Market. We deploy a differentiated approach to acquiring businesses in the small business market. Our management concentrates their efforts on mature companies with sustainable value propositions, which can be supported by our resources and institutional expertise. Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements. We believe our commitment to conservative capital structures and valuation will enhance each acquired operating subsidiary’s ability to deliver consistent levels of cash available for distribution, while additionally supporting reinvestment for growth.

Value Proposition for Business Owners. We employ a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of the target’s owners and management team. In addition to serving as an exit pathway for sellers, we seek to align our interests with the sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition and by typically allowing the incumbent management team to retain operating control of the acquired operating subsidiary on a day-to-day basis. We believe that our company is an appealing buyer for small business owners and managers due to our track record of capitalizing portfolio companies conservatively, enhancing our ability to execute on its strategic initiatives and adding equity value. As a result, we believe business owners and managers will find our company to be a dynamic, value-added buyer that brings considerable resources to achieve their strategic, capital and operating needs, resulting in substantial value creation for the operating subsidiary.

Operating Partner. Our manager has consistently worked with a strong network of seasoned operating partners - former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries. We believe that our operating partner model will enable us to make a significant improvement in the operating subsidiary, as compared to other buyers, such as traditional private equity firms, which rely principally upon investment professionals to make acquisition/investment and monitoring decisions regarding not only the business, financial and legal due diligence aspects of a business but also the more operational aspects including industry dynamics, management strength and strategic growth initiatives. We typically engage an operating partner soon after identifying a target business for acquisition, enhancing our acquisition judgment and building the acquisition team’s relationship with the subsidiary’s management team. Operating partners usually serve as a member of the board of directors of an operating subsidiary and spend two to four days per month working with the subsidiary’s management team. We leverage the operating partner’s extensive experience to build the management team, improve operations and assist with strategic growth initiatives, resulting in value creation.

Small Business Market Experience. We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries. Our manager’s investment experience in the small business market prior to forming our company has further contributed to our institutional expertise in the acquisition, strategic and operational decisions critical to the long-term success of small businesses. Since 2000, the management team of our manager has collectively been presented with several thousand investment opportunities and actively worked with more than 30 small businesses on all facets of their strategy, development and operations, which we have successfully translated into unique, institutionalized capabilities directed towards creating value in small businesses.

Intellectual Property

Our manager owns certain intellectual property relating to the term “1847.” Our manager has granted our company a license to use the term “1847” in its business.

Facilities

Our principal office is located at 590 Madison Avenue, 21st Floor, New York, NY 10022. We entered into an office service agreement with Regus Management Group, LLC for use of office space at this location effective January 22, 2013. Under the agreement, in exchange for our right to use the office space at this location, we are required to pay a monthly fee of $479 (excluding taxes).

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Employees

As of December 31, 2023, our company had five full-time employees (excluding our operating subsidiaries described below).

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Construction Business

Our construction business is operated through our subsidiaries Kyle’s, High Mountain and Innovative Cabinets. This business segment accounted for approximately 64.9% and 39.8% of our total revenues for the years ended December 31, 2022 and 2021, respectively, and for approximately 59.1% and 65.9% of our total revenues for the nine months ended September 30, 2023 and 2022, respectively.

Overview

We specialize in all aspects of finished carpentry and related products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others. We also install windows and kitchen countertops. We primarily service large homebuilders and homeowners of single-family homes and commercial and multi-family developers in the greater Reno-Sparks-Fernley metro area in Nevada and in the Boise, Idaho area.

Products and Services

We provide a wide variety of finished carpentry products and services to single-family homeowners and builders, builders of multi-family homes, as well as commercial clients in the greater Reno-Sparks-Fernley metro area in Nevada, which is one of the fastest growing economic regions in the Western U.S. This includes selling and installing doors, door frames, basic trim, base boards, crown molding, kitchen and bathroom cabinets and countertops, walk-in closets, bookcases, fireplace mantles, even staircases, staircase handles and spindles.

We also install windows in this market. Revenue from window installation is projected to grow significantly. Window installation does not require any manufacturing or assembly of windows and minimal inventory levels of product is needed. We can simply either install the windows that have already been purchased by the client or buy them for a specific job and install them.

We also build cabinets for every area of a home - kitchen and bath cabinets, fireplace mantels and surrounds, entertainment systems and wall units, bookcases and office cabinets - in Boise, Idaho and the surrounding area, for builders, designers and homeowners when they are building a new home or conduct remodeling. In this market, most of the focus has been on supplying custom or semi-custom builders of residential properties.

Manufacturing

Most of our services consist of design, assembly, and installation services. As a result, we do not manufacture most of our products, although we do have limited manufacturing operations consisting of value-add activities such as drilling pre-manufactured doors for holes and attaching hinges.

In the Boise, Idaho market, Kyle’s operates a cabinet shop that is equipped with state-of-the-art tools operated by skilled cabinet makers. It manufactures its cabinets using its computer numerical control machinery in order to maximize efficiency. The details of each custom cabinet it makes are created by its own employees, from hand sanding to staining and painting to adding a wide array of specialty finishes, coatings, distressing and glazing.

Pricing

Our strategy has been to deliver quality and performance at a value-based price target. Our pricing model generally offers better features or efficiencies than general market competitors in each product category to our builder markets.

Supplier Relationships

We source products and raw materials from multiple regional, national and foreign suppliers. Certain of our products and materials come from Asian-based suppliers. Products and materials from Asian-based suppliers may be subjected to import tariffs, depending on various foreign policies of the US government. As such, we continue to explore partnership or supplier opportunities to optimize our costs.

The primary raw materials used in the manufacture of Kyle’s products are melamine and veneered sheet goods, lumber, doors and hardware. The cost of these raw materials is a key factor in pricing its products.

We have historically purchased certain key products and raw materials from a limited number of suppliers. We purchase products and raw materials on the basis of purchase orders. While we believe that there is an ample supply of most of the products and raw materials that we need, in the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these products and raw materials from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key products and raw materials in a timely fashion, it would result in a significant delay in delivering our products and services, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these products and raw materials at a reasonable cost could also harm our revenue and gross profit margins. Please see “Risk Factors—Risks Related to Our Construction Business” for a description of the risks related to our supplier relationships.

Sales and Marketing

In the Reno-Sparks-Fernley, Nevada market, we primarily work with large homebuilders of single-family homes, single-family homeowners and commercial and multi-family developers with revenue that is well diversified across multiple large homebuilding companies such as Mountain West, MSL, DR Horton, Tanamera, Allco Construction, Artisan Communities, Toll Brothers and Lennar, to name several of the more prominent commercial relationships we maintain.

In the Boise, Idaho market, we primarily work with custom or semi-custom home builders, but due to strong housing demands in the area, we are also tapping into the residential multi-family, new construction segment of the market.

We have high customer retention levels and have generated a considerable number of broader revenue opportunities through direct and specific interaction with our customer base. We have negotiated pricing with several long-term recurring contractor customers, which have accounted for a majority of our revenues. There can be no assurance that we will maintain or improve the relationships with those customers. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations. Please also see “Risk Factors—Risks Related to Our Construction Business—The loss of any of our key customers could have a materially adverse effect on our results of operations.”

We primarily rely on direct consumer marketing and our extensive relationships with local builders to market our products. We also maintain websites at www.kylescabinets.com and www.innovativecabinetsanddesign.com and conduct social media marketing through Facebook pages.

Competition

The finished carpentry industry consists of contractors that provide specialist finish carpentry services, such as on-site construction and the installation of doors, windows, stairs, shelving, cupboards, cabinets and decks. Carpenters experience steep competition from do-it-yourself (DIY) homeowners in the housing alterations and additions market and from other skilled tradespeople in the new building construction market, such as general building contractors’ in-house staff.

We compete with numerous competitors in our primary markets, with reputation, price, workmanship and services being the principal competitive factors. We primarily compete with other specialty builders in our markets, such as Franklin’s, Western Idaho, and to a lesser extent against national retail chains such as Home Depot and Lowes. Barriers to entry exist from other similar companies coming into the regions given the pool of available labor working in finished carpentry in the regions, and the close working relationships that exist between industry players in the regions. These barriers to entry are also experienced by larger competitors from outside the regions, providing them with substantial challenges in establishing a foothold. As a result of the implementation of our business strategy, which is delivering high value, quality products and customized solutions and installations, we anticipate that we will continue to effectively compete against the aforementioned competition.

Competitive Strengths

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

●	Superior name and reputation. We are well established in our markets (including for over 40 years in the Boise market), and have built strong reputations for best-in-class processes, product quality, and timeliness. We have strong visibility both online and among industry professionals. Over our many years in business, we have established a stellar reputation for integrity, superior service, and genuine concern for our clients and their businesses.

●	Established blue-chip clients. We have customer lists that include many regional contractors in the areas that we service, many of whom have used us as their go-to vendors for many years.

●	Streamlined operations. We believe that our processes and operational systems have led to higher than average efficiencies, accuracy and profitability.

●	Diversified capabilities. We have diversified capabilities to support large homebuilders of single-family homes and commercial and multi-family developers, providing flexibility toward trending markets and growth opportunities.

●	Outstanding growth opportunities. Our portfolio, brand and reputation, and streamlined operational platform can be leveraged for expansion, both in existing regions, and other high-value surrounding areas.

●	Strong regional presence. We operate in the in the greater Reno-Sparks-Fernley metro area, which is one of the fastest growing economic regions in the Western U.S. due to its day drive distance to many of the largest commercial centers and port facilities in the United States and favorable tax and business regulation environment. There are multiple national homebuilders and multi-family developers active in the region. We are among the largest custom carpentry companies in this region.

Growth Strategies

We will strive to grow our business by pursuing the following growth strategies.

●	Product line expansion. There are a number of opportunities to expand our product and servicing offerings. Notably, as discussed above, we intend to expand our window installation services, which has a large market potential.

●	Geographic expansion. With more service requests in the surrounding area, there is immediate opportunities for expansion to homeowners and contractors located near Twin Falls, McCall, and Sun Valley areas of Idaho, as well as Northern Nevada. We believe that we are well positioned to expand into these surrounding areas.

●	Expansion to commercial projects. There are opportunities for us to exploit additional opportunities in the commercial real estate sector. That could be office buildings and hotel and resort properties. In the Boise market, we primarily focus on the residential single family, new construction segment of the construction market. Evidence of market demand is ongoing for multi-family projects, both within our current customer markets and within other potential customers. Given appropriate infrastructure to support the market’s volume, immediate market penetration for multi-family projects could be achieved.

●	Capacity and infrastructure expansion. In the Boise market, we plan to purchase more machinery and build a separate finishing facility with automated spray finishing for stains, clear lacquers and pigmented lacquers. In the Reno market, we are in the process of expanding our warehouse space and operations.

Facilities

Kyle’s is located at 10849 W. Emerald St. Boise, ID 83713. It operates from a 6,600 square foot facility, which includes corporate offices, administration, production floor, warehouse, and employee areas. On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, the sellers of Kyle’s. The lease is for a term of five years, with an option for a renewal term of five years, and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

On June 9, 2021, Kyle’s entered into a lease agreement for an additional facility located at 11193 W. Emerald St. Boise, ID 83713. The facility consists of 9,530 square feet of office and warehouse space. The lease commenced on January 1, 2022 and is for a term of 62 months, with an option for a renewal term of five years, and provides for a base rent of $3,336 for months 3-4 (with no payments for the first two months), with gradual increases to $7,508 for final year. In addition, Kyle’s is responsible for its proportionate share of all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

High Mountain is located at 8895 Double Diamond Pkwy, Reno, NV 89521 and leases a 42,000 square foot facility at this location. The term of the lease commenced on June 1, 2022 (upon the completion of improvements) and is for a period of 61 months. The base rent is $29,400 for months 2-13 (with no payments for the first month), with gradual increases to $34,394 for months 50-61. In addition, High Mountain is responsible for its proportionate share of all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

Innovative Cabinets is headquartered at 875 East Patriot Boulevard, Suite 280, Reno, NV 89511, where it leases a 24,000 square foot facility, consisting of warehouse and production space. The term of the lease commenced on January 1, 2021 and is for a period of 61 months. The base rent is $15,600 for 2021, with gradual increases to $18,085 for 2026. In addition, Innovative Cabinets is responsible for its proportionate share of all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

We believe that all of these properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Employees

As of December 31, 2023, our construction companies employed 184 full-time employees. None of the employees are represented by labor unions, and we believe that our custom carpentry companies have excellent relationships with their employees.

Regulation

The facility in Boise, Idaho is subject to Idaho Department of Environmental Quality in connection with air quality and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety.

We believe that we are in substantial compliance with all applicable requirements. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

Permits are required for certain of our operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities. In addition, we might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease our cash flow.

Eyewear Products Business

Our eyewear products business is operated by ICU Eyewear. This segment, which we acquired in the first quarter of 2023, accounted for approximately 21.5% of our total revenues for the nine months ended September 30, 2023.

Overview

ICU Eyewear, which was founded in 1956 and is headquartered in Hollister, California, is a leading designer of OTC non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers and outdoor specialty sunglasses, as well as select health and personal care items, such as surgical face masks. We sell our products to big-box national retail chains, through various distributors, as well as online direct to consumer sales. We believe that we are the only OTC eyewear supplier in the U.S. to have meaningful penetration in all significant retail channels including grocery, specialty, office supply, pharmacy, and outdoor sports stores.

Products

We design and sell a broad range of products comprised of OTC reader eyeglasses, blue light blocking eyewear, sun readers, outdoor specialty sunglasses, and accessories.

Reader Eyeglasses and Specialty Sunglasses

We design and sell an extensive selection of OTC non-prescription reading glasses, sunglasses, sun reading glasses, as well as active and sport sunglasses. Our distinctive eyewear is marketed under several distinct brand names, each of which addresses a particular product category and price point.

Our brand names include “ICU Eyewear,” “Studio by ICU Eyewear,” “ICU Eco Eyewear,” “Dr. Dean,” “Wink by ICU Eyewear,” “SOL,” “Fisherman,” “Guideline Eyegear,” “ICU Health,” and “Screen Vision.” Most of our sales come from the “ICU Eyewear Brand.”

We believe that our distinctive eyewear and eyewear merchandising has led to our success as an OTC eyewear provider at Target, as well as becoming the exclusive provider of personal care products to Target.

Eyeglass Accessories

We have an array of existing eye health and accessories products, including contact lens cases and spray lens cleaners that we sell in tandem with our existing eyeglasses products.

Personal Care Items

In 2020, we began selling personal care items such as surgical face masks and other personal protective equipment, or PPE, to serve the needs of our existing and new customers. We sold both surgical masks as well as the N95 respirators to the United States government, as well as private retailers. In 2021, this business continued, with large retailers continuing to place significant orders and committing to purchase masks and other personal care categories, through at least 2023.

We also sell a variety of products, including eye masks, eye pillows, white noise machines, and reusable silicone earplugs through our brand “Sleep Well by ICU.” The products in our Sleep Well line also include bath salts, bath bombs, body butters, and vapor drops.

Manufacturing

All of our manufacturing is outsourced to contract manufacturers. We believe we have developed meaningful, long-term relationships with our manufacturing vendors, some of which have worked with us for over 20 years, and which provide valuable collaboration in new product development ideas and formulations.

We believe that our high-quality standards for our products ensure that customers are receiving the best products on the market. Our Hollister, California facility shipped 5.7 million units in 2022 and has the capacity to ship up to 10 million units per year across an array of product categories, made possible by our partnerships with our suppliers. Our manufacturing operations are designed to allow low-cost production of a wide variety of products while maintaining a high level of customer service and quality.

We believe that our manufacturing facilities generally have sufficient capacity to meet our current business requirements and our currently anticipated sales.

Vendor/Supplier Relationships

We have developed long term relationships with our top four contact manufacturers based in China, Taiwan and the United States. All materials are sourced by the contract manufacturers. The following table sets forth the vendors and suppliers that accounted for more than 10% of our purchases for the year ended December 31, 2022:

Supplier	Product	Total Purchases (2021)	Total Purchases (2022)	Percent of Purchases (2022)
Contour Optik Inc.	Reading Glasses	$4,453,915	$4,118,692	49%
Prosben Inc.	Accessories/ Private Label	1,027,890	1,294,240	15%
Indiana Face Mask	PPE	140,550	1,645,479	19%

While we work primarily with a small, select group of trusted partners to ensure our quality and reliability, we are under no exclusive supplier contracts, and we have working relationships with a variety of second-source alternatives for all product manufacturing needs.

We believe that our strong relationships with suppliers yield high quality, competitive pricing and overall good service to our customers. Although we cannot be sure that our sources of supply will be adequate in all circumstances, we believe that we can develop alternate sources in a timely and cost-effective manner if our current sources become inadequate. Due to the availability of numerous alternative suppliers, we do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations. See “Risk Factors—Risks Related to Our Eyewear Products Business” for a description of the risks related to our supplier relationships.

Sales and Marketing

Our innovative retail product packaging design is also a highly effective marketing tool. We use intuitive merchandizing displays to show the full color spectrum and product choices of our offering in retail locations. Our eyeglass products are designed to be displayed in a way that is easier to take off, try, package, and replace each product, as compared to historical tagged eyewear products. Our branded assortments of differentiated fashion forward product lines are specifically curated for each individual, channel, and retail partner.

We also market our certificated carbon neutral status, as well as our eco-friendly reading glasses that are made from recycled plastic, recycled metal, and bamboo.

Additional marketing programs may include in-store promotional programs for customers, e-commerce via our website and Amazon.com, as well as email blasts. New product launches and updates are also sent to customers via email blast periodically.

We exhibit at key industry and customer tradeshows and belong to the Vision Council.

Customers

We sell products to national retailers, direct-to-consumer, web-based retailers, and industrial wholesalers.

We serve multiple large customers, including Amazon, Raley’s, Publix, Whole Foods and Target. Most of our online customers such as Amazon ship direct. A majority of our sales are made to repeat customers, with many of our retail customer relationships spanning more than 10 years. One major customer, Target, accounted for approximately 65% of our eyewear product sales for the years ended December 31, 2022 and 2021.

As of December 31, 2022, we had sales agreements in place with most of our customers, including all national and midsize accounts. Sales agreements specify new store allowances, terms of sale (discounts), annual stock adjustment, freight routing, company trade shows, rebates, and advertising programs. Agreement lengths and renewal terms are based on the individual customer relationship.

In 2020, due to the COVID-19 pandemic, we entered a personal care products market for PPE and other health products, where we sold products to our large retail customers, such as Target, as well as the United States government.

Competition

The OTC eyewear products and accessories industry is highly competitive with product availability, store location, brand recognition, and price being the principal competitive factors. We believe that we have established our brand as an industry-leader in the marketing and sale of OTC eyeglasses and eyeglass products for the retail and direct to consumer industries, especially for reading glasses and sunglasses. Current competitors in related industries are Foster Grant, SAV Eyewear, Eyebobs, Peepers, Blue Gem, Sees Eyewear, Modo, and EyeOs.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, faster and less costly shipping, significantly greater financial, marketing and other resources and larger customer bases than we do.

Competitive Advantages

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

●	Established name and reputation. We believe that we have maintained our excellent reputation in the industry for over 65 years through bringing unique products and eyeglass designs to the market to meet current and future needs.

●	Trademarks and brands. We have been granted 19 trademarks in the United States, relating to each of our specialized brands. We believe that our brands provide unique and distinct focuses, each of which provides products in a distinctive product category, retail channel, and for a particular price point.

●	Long-term supplier and customer relationships. We have established relationships with our vendors, with many of these relationships spanning more than 20 years, and the majority of our sales are to our established retail partners, with many of our customer relationships lasting over 10 years. Our partnership with companies like Target and Raley’s enables us to provide quality products to trusted and repeated customers. We believe that we are the only OTC eyewear supplier to have meaningful penetration in all significant retail channels, including office supply, outdoor brands, and natural grocery channels.

Growth Strategies

Management sees the below as the key initiatives for our continued growth strategy:

●	Increase sales through new products and online marketing. We are aggressively pursuing our current market share and building sales by adding new products to our existing range. We look to expand distribution of our new blue light blocking eyewear, which was initially released in Target in April 2018, under our “Screen Vision by ICU Eyewear” brand. Additionally, we will continue to expand our online sales platform, including our website and Amazon.com, among others.

●	Expand to new retail partners. The eyeglass product market may have multiple channels of distribution, one of which is the retail product market. Presently, this channel distributes the majority of our products to our customers, primarily through our contracts with Target, Office Depot, and Raley’s. We plan to expand our products to new customers, with the goal of partnering with other large retailers.

●	Acquisition. We are targeting small to mid-size eyewear companies that have products and or channels to complement our current product and customer mix which will increase gross revenue and realize the benefits of economies of scale and scope.

Intellectual Property

We have 19 trademarks registered in the United States for our brands and brand names.

Our intellectual property, including trademarks, service marks, domain names, and trade secrets, is an important part of our business. To protect our intellectual property, we rely on a combination of laws and regulations, in addition to intellectual property rights in the United States, including trademarks and trade secret laws, together with contractual provisions and technical measures that we have implemented. To protect our trade secrets, we maintain strict control access to our proprietary systems and technology. We also enter into confidentiality and invention assignment agreements with employees and consultants, as well as confidentiality and non-disclosure agreements with third parties that provide products and services to us.

Facilities

ICU Eyewear is located at 1900 Shelton Drive, Hollister, CA 95023. The site is approximately 56,200 square feet in total and consists of 5,000 square feet of office and service department space and a 51,200 square foot warehouse. ICU Eyewear leases this premises pursuant to a 5-year lease commencing July 1, 2023 at a monthly rate of $35,000 with increases of up to $45,610 during the least year of the term.

We believe that all of our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Employees

As of December 31, 2023, we employed 25 employees, including 12 hourly employees. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Regulation

We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those related to labor and employment, discrimination, anti-bribery/anti-corruption, product quality and safety standards, data privacy and taxes. Compliance with any such laws and regulations has not had a material adverse effect on our operations to date.

Retail and Appliances Business

Our retail and appliances business is operated by Asien’s. This business segment accounted for approximately 21.8% and 41.6% of our total revenues for the years ended December 31, 2022 and 2021, respectively, and for approximately 12.9% and 21.1% of our total revenues for the nine months ended September 30, 2023 and 2022, respectively.

Overview

Since 1948, we have been providing a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing in the North Bay area of Sonoma County, California. Our main focus is delivering personal sales and exceptional service to our customers at competitive prices.

We operate one of the area’s oldest appliance stores and are well known and highly respected throughout the North Bay area. We have strong, established relationships with customers and contractors in the community. We provide products and services to a diverse group of customers, including homeowners, builders, and designers. As a member of BrandSource, a buying group that offers vendor programs, factory direct deals, marketing support, opportunity buys, close-outs, consumer rebates, finance offers, and similar benefits, we offer a full line of top brands from U.S. and international manufacturers.

Products and Services

Appliance Sales

With a showroom display area of approximately 6,000 square feet, we offer a complete line of home and kitchen appliances to residential customers, including:

●	Cooking: Products include cooktops, microwaves, warming drawers, ventilation, wall ovens, ranges and range tops. Major brands include Beko, BlueStar, Café, DCS, Fisher Paykel, Five Star, Fulgor Milano, GE, Haier, Jenn-Air, KitchenAid, Maytag, Miele, Monogram, Sub-Zero, Viking, Whirlpool and Wolf.

●	Refrigeration: Products include a wide variety of refrigerator configurations, freezers and ice makers, and wine and beer coolers. Major brands include Fisher Paykel, Jenn-Air, KitchenAid, Liebherr, Miele, Monogram, Perlick, Sub-Zero, Viking and Whirlpool.

●	Laundry: Products include washers, dryers and laundry extras. Major brands include Amana, ASKO, Beko, Fisher & Paykel, GE, Maytag, Miele, Speed Queen and Whirlpool.

●	Clean Up: Products include dishwashers, trash compactors, and in-sink food waste disposers. Major brands include AGA, Amana, ASKO, Beko, Café, Cove, Crosley, Fisher Paykel, GE, Hot Point, Jenn-Air, KitchenAid, Maytag, Miele, Monogram, Viking and Whirlpool.

●	Outdoor: Products include outdoor grills, refrigeration, and storage. Major brands include DCS, Green Mountain Grills, LYNX, Marvel, Perlick, Sub-Zero, Viking and Wolf.

Appliance Services

We also offer a variety of appliance services, including delivery, installation, warranty service and appliance repair and maintenance. We are the largest independent appliance service company in Sonoma County. Our service technicians are experts, averaging 15 years of field experience with factory training. They are vendor certified to handle our customers’ kitchen appliance, laundry, and outdoor appliance service needs. We also offer extended warranties.

Pricing

We provide premium and super premium products to the North Bay customer. A significant number of the appliances in our catalog are subject to a unilateral minimum retail price policy, or UMRP, or minimum advertised pricing restrictions. UMRP restricts a reseller from discounting the customer price for an appliance below a vendor published UMRP and product promotions are solely those specified by the vendor and unilaterally available. We thrive in the premium market by providing the customer with a higher overall perceived value as well as a competitive total invoice cost by offering premium service at reasonable rates. Our sales associates are industry professionals with an average of more than 15 years of experience selling appliances. This team of six averages over twelve years seniority with the senior member having been with us for 27 years. The premium appliance market requires this expertise as very often sales and customer service teams are interacting with designers, builders, and contractors, as well as our core customer, the homeowner. Our hard-earned reputation for this expertise in sales, installation and service accretes to our advantage when we compete directly across product lines that are also available from other local resellers and big box competitors. Our merchant and sales team are responsible to ensure that pricing and promotion for these appliances are competitive.

Vendor/Supplier Relationships

The following table sets forth the vendors and suppliers that accounted for more than 10% of our purchases for the year ended December 31, 2022:

Supplier	Total Purchases (2021)	Total Purchases (2022)	Percent of Purchases (2022)
Riggs Distributing, Inc.	$2,558,915	$1,753,121	24.3%
General Electric	2,411,825	1,798,537	24.9%
Whirlpool	1,203,187	830,283	11.5%

Products are purchased from all suppliers on an at-will basis. We have no long-term purchase agreements with any supplier. Relationships with suppliers are subject to change from time to time. Changes in relationships with suppliers occur periodically and could positively or negatively have an impact on our net sales and operating profits. We believe that we can be successful in mitigating negative effects resulting from unfavorable changes in the relationships with suppliers through, among other things, the development of new or expanded supplier relationships. Please see “Risk Factors—Risks Related to Our Retail and Appliances Business” for a description of the risks related to our supplier relationships.

BrandSource Membership

We are part of the member-owned buying group, BrandSource, which has an internal marketing company as well as a company to finance their purchases from some brands.

Members of BrandSource can compete with box stores by banding together under the buying group; the dealers/members own the buying group/co-op. Simply put, the group aids members in helping them buy better, reduce costs, drive business into their stores and educate them in a way an independent dealer could not do it alone.

We believe that the benefits of our membership with this group include:

●	$19 billion dollar buying power allowing members to compete on the price of products (same as box store);

●	BrandSource finance through Progressive Leasing so members can get credit approved to purchase goods;

●	BrandSource marketing so members can compete for consumer store traffic. This includes turnkey websites, digital and social marketing, as well as print and video marketing. This allows members to actually out-market the box stores locally;

●	National and regional education forums for members to be “in the know” on industry trends, vendor product knowledge and idea exchange; and

●	BrandSource AVB retail technology solutions and consulting.

Marketing

We market our products through a variety of methods, both digital and traditional. Some examples include digital advertising, radio, billboards and “go local” marketing.

Digital Advertising

We participate in pay-per-click ads, digital banner ads, YouTube videos, Facebook posts, and similar digital media, through our membership in BrandSource. We also have a professional and easy-to-use website (www.asiensappliance.com), which allows customers to research, compare, and order products online. This site is hosted and maintained by BrandSource.

Radio

We run radio spots on various stations throughout the year, with most spots promoting our brand. These advertisements strive to promote our experience, expertise, service, local ownership, and more than 70 years in business. Some radio spots are paid for by appliance manufacturers, in which case we will promote the quality of the brand, rather than the price.

Billboards

We have secured a prominent billboard in Sonoma County located on Northbound 101 across from the Corby Avenue auto row in Santa Rosa. In many cases, as with radio ads, appliance manufacturers will pay for advertising on the billboards.

“Go Local” Marketing

We also participate in the “GO LOCAL” marketing organization for locally owned independent businesses. Members of this organization use a shared brand, targeted advertising, and a rewards card to increase sales and gain market share.

Customers and Markets

We currently serve customers in the areas of Sonoma, Napa, Marin, Lake and Mendocino counties, California. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. We have a diverse customer base, with no one customer accounting for more than 10% of total revenue.

Customer Support

Customer Service is of critical importance to our success. We primarily conduct customer service in person or on the telephone, although web-initiated chat, text and email are available and rapidly growing coordination and communication. We believe in allowing our customer to choose the preferred method for communication. Our role in providing premium appliances can often require substantial pre-sales support, such as when quoting a multi-appliance bid package for a builder. Since 2020, there has been a material shift toward online sales and the appliance industry is no exception.

Our customer service is available to field inbound customer calls from 8:00 am to 5:30 pm PST, Monday through Friday and Saturday from 9:00 am to 5:00 pm.

Logistics

The large majority of our inventory consists of customers’ completed orders, most of which are selected from models on display in our extensive showroom. We do, however, maintain a supply of common and in-demand appliances for walk-in customers who are looking to make same-day purchases.

We take ownership of inventory when it is delivered to our warehouse. At this point, warehouse staff unloads the product, determines the delivery location and arranges for delivery of the product. Customers may arrange for a delivery service or their third-party installers and contractors to pick-up their appliances at our warehouse or have them scheduled for drop-off or installation. We will coordinate third-party delivery or recommend factory trained third-party installation services when necessary. We also offer installation services. Another important service is haul-away of a customer’s used appliances. This service is included with drop-off or installation. We contract with a local third-party recycling firm to ensure that used appliances receive optimum recycling and appropriate disposal.

Our return and exchange policy is designed to be as worry-free and customer friendly as possible. A customer may cancel or exchange an item that is on order or is not subject to a vendor mandated restocking fee. We may pass any supplier assessed restocking fee on to the customer in the event a special ordered appliance is returned or exchanged without defect.

Competition

We compete with big box retailers, independent appliance retailers, hybrid retail and direct-to-consumer companies and web only companies. As a hybrid retail and direct-to-consumer company, we have the ability to successfully rival the offerings of each competitor, utilizing impressions from both online and traditional marketing, our consultative selling practice and customer service expertise, and a curated assortment of premier brands to attract and retain new customers.

The U.S. appliance market in general is highly fragmented with thousands of local and regional retailers competing for share. Our primary competitors in the appliance market include big box retailers, such as Home Depot, Lowe’s and Costco; specialty retailers, such as TeeVax, Ferguson and Premier Bath and Kitchen; and online marketplaces, such as Amazon.

The shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies. We are rapidly evolving our business processes to capitalize on this market shift. While premium brands continue to place restrictions on the pure ecommerce distribution models, we are adapting the concierge selling available on our showroom floor for the web customer at home. The COVID-19 pandemic has accelerated this shift and is rewarding the entrepreneurial innovation necessary for this transition. This ongoing adaptation and continual process improvement will allow us to continue to enjoy a preferred reseller status with the premium brands that differentiate our offerings.

Competitive Strengths

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

●	Name and reputation. We believe that we enjoy a long-standing (more than 70 years) reputation with vendors and customers for our focus on offering a full line of appliances, including premium brands unavailable from the competition, with consultative selling, competitive pricing and superior customer service.

●	Highly experienced management and personnel. We believe that our personnel are its most important asset. We have an experienced management team with decades of industry knowledge and a team of experienced, knowledgeable and skilled field personnel.

●	Diverse product and service offerings. We offer a full line of top brands from U.S. and international manufacturers. We also offer delivery, installation and repair and maintenance services provided by our highly knowledgeable personnel.

●	Inventory discipline. Resellers in the appliance industry are experiencing unprecedented supply chain issues with backorder on many appliance categories. Increasingly, the most success in appliance sales is found for those with available inventory on hand. We react quickly to the expression of customer demand by confirming availability for products and placing orders to reserve potential stock needs. Our curated assortment allows us to react to micro-trends and adjust assortment and buying decisions quickly. On the showroom floor, our experienced team has quickly pivoted to first sell what is available and then over-communicate with the customer when an item is on backorder. As a result, we are maintaining a low cancelation rate. Customer service processes and resources to allow more efficient ongoing customer communication and coordination will allow us to earn loyalty within our market by exceeding the service levels customers receive from other specialty retailers.

●	Extended repair, delivery, and loaner services. Many of our sales are “duress” sales to replace broken or antiquated equipment. It is not uncommon for service to provide a gateway sales. A customer looking to replace their appliance still wants a quality product and they need it quickly. This is where the value of our full-service approach wins customer loyalty.

●	Online sales expertise. We believe that our ability to transact online, big ticket, home delivery sales give us strategic positioning and capability to sell more products to our current customer base, as well as to add new big ticket product categories.

●	Membership in BrandSource. As discussed in more detail above, we believe that our membership in BrandSource provides us with a number of competitive advantages.

Growth Strategies

We will strive to grow our business by pursuing the following growth strategies:

●	Digital strategy. We plan to implement best-in-class solutions from parallel industries focused on a click-to-brick digital strategy. This includes enhancing our web presence and digital advertising while providing tools to facilitate consultation, guided customer support and service. We also plan to enhance the full-cycle customer relationship including loyalty, incentives for referral, and long-tail satisfaction surveys. We also plan to enhance our geographic reach through installation partnerships.

●	Increase local marketing spend. We plan to increase our local marketing spending. Outreach messaging will increase the emphasis on us as a trusted community resource and other local first values. We plan to build incrementally on ad spending where a return is measurable. This involves first optimizing local market internet search and digital advertising campaigns, while at the same time innovating a COVID-19 appropriate approach to what was traditionally outside sales by more regularly engaging builders, designers, and contractors and encouraging regular digital meeting place. We plan to provide local leadership by being efficient and providing secure online tools to enable project management and data exchange.

●	Store growth. We are actively looking for underserved and growing communities on the west coast that echo the attributes that serve our success in the current Sonoma County location.

Intellectual Property

We do not own any registered intellectual property for our retail and appliances business. The agreements with our suppliers generally provide us with a limited, non-exclusive license to use the supplier’s trademarks, service marks and trade names for the sole purpose of promoting and selling their products.

To protect intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions. We rely on the protection of laws regarding unregistered copyrights for certain content we create. We also rely on trade secret laws to protect our proprietary technology and other intellectual property. To further protect our intellectual property, we enter into confidentiality agreements with our executive officers and directors.

Facilities

Asien’s is located at 1801 Piner Rd., Santa Rosa, CA 95401. The site is approximately 11,000 square feet in total and consists of a 6,000 square foot showroom display area as well as a general office, accounting office, service department and 4,000 square foot warehouse. We lease this site on a month-to-month basis for approximately $9,700 per month. We also rent an additional 3,000 square feet of warehouse and office space in an adjacent building for $2,000 per month.

We believe that all of our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Employees

As of December 31, 2023, we employed 15 full-time employees. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Regulation

Our business is subject to a variety of laws and regulations applicable to companies that are conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. For example, certain applicable privacy laws and regulations require us to provide customers with our policies on sharing information with third parties, and advance notice of any changes to these policies. Related laws may govern the manner in which we transfer sensitive information or impose obligations on us in the event of a security breach or inadvertent disclosure of such information. Additionally, tax regulations in jurisdictions where we do not currently collect state or local taxes may subject us to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. The continued growth and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on companies doing business on the Internet.

Automotive Supplies Business

Our automotive supplies business is operated by Wolo. This business segment accounted for approximately 13.3% and 18.6% of our total revenues for the years ended December 31, 2022 and 2021, respectively, and for approximately 6.6% and 13.0% of our total revenues for the nine months ended September 30, 2023 and 2022, respectively.

Overview

Our automotive supplies business is headquartered in Deer Park, New York and was founded in 1965. We design and sell horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offer vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, we sell our products to big-box national retail chains, through specialty and industrial distributors, as well as on- line/mail order retailers and OEMs.

Products

We design and sell a broad range of branded vehicle horns, warning lights, sirens, back-up alarms and accessories.

Horns

We design and sell an innovative and extensive selection of electromechanical, air and electronic-speaker horns. The horns are used in many industries such as: heavy duty truck, motorcycle, marine, industrial and the automotive aftermarket. We also sell hand-held gas horns which can be used for sporting events, as well as marine, construction sites and outdoor activities.

Our top-selling product is the Bad Boy horn, which has a one-piece design that requires no hoses. It installs in minutes by simply transferring the vehicle’s factory horn wires to the compressor, and mounts with one bolt included in kit. The Bad Boy produces a powerful dual tone air horn sound that is two times louder than the factory horn. It is compact in size to fit any car, truck, motorcycle and any 12-volt vehicle that wants a loud air horn sound. A heavy-duty maintenance free compressor provides years of dependable service.

In the past three years, we have brought a number of new and innovative horn products to the markets to which we sell. Some highlights include:

●	Midnight Express. A high-pressure truck train horn that is three trumpets, all metal and painted semi-gloss black. Train horns are purchased by the vehicle owner that wants the ultra-powerful sound of a train.

●	Quadraphonic Express. Four metal trumpets that are triple chrome plated, produce an ultra-powerful train horn sound that will be heard and will dress-up the appearance of any vehicle.

●	Nexgen Express Train Horn. A totally new design by us, a state-of-the-art fully electronic train horn, compact in size and produces more than 150-watts output. Engineered to fit into the engine compartment of cars, SUVs and even compact vehicles with a simple two wire hook-up, Nexgen offers two distinctive train horn sounds controlled by a wireless key fab.

●	Mighty Mo. An industrial equipment horn designed to withstand off-road and construction site conditions, while being able to penetrate noisy environments and still be heard.

Compressor and Tank Systems

We also sell air compressor systems, consisting of air storage tanks, compressors and everything needed to hookup a high-pressure air horn. Two years ago, we started offering complete kits of train horns and choice of high-pressure air systems. Additionally, we offer replacement parts for all products.

Electric Sirens and Speakers

We have an array of emergency electronic sirens with built-in public address systems used by emergency responders.

Back-Up Alarms

We offer a variety of back-up alarm systems from basic beep-style horn sold in all aftermarket retailers, to hi-tech intelligent alarms that adjust audio output to be louder than surrounding ambient noise. Our Model BA-697 has three super bright 1-watt LEDs that flash while the vehicle is in reverse and the auditable warning sound is turned on. In addition, we have a selection of white noise “Psss Psss” sound alarms required in the state of California.

Warning Lights

We offer a large selection of warning lights for road assistance as well as emergency vehicles, construction, road safety and snow plowing vehicles. Warning lights come in a variety of types, sizes and shapes such as rotating, strobe and state-of-the-art LED models ranging in sizes from 8 inches to fifty-seven 57 inches. A recent addition to warning lights that has become an everyday bestseller for us is the new WATCHMAN®, which is a 24-inch magnet light bar that can be converted to permanent mounting in minutes with no special tools. Because of the products’ popularity, we designed a larger 48” version of the Watchman, which has seen very good acceptance in the market.

Another recent addition is Luminous, a high-performance, low profile linear light bar designed with the latest state-of-the-art electronic circuitry that has low power consumption and will provide years of reliable service. Luminous produces an intense beam of light which can be seen 360 degrees even in bright daylight. Available in three lengths in color amber, blue, red, green and any combination of colors. Luminous is certified SAE J845 Class 1 and California Title 13.

Manufacturing

Most of our manufacturing is outsourced to contract manufacturers in China and Taiwan. In-house manufacturing consists of changes to fully assembled products, as per custom orders. For example, converting the voltage of a horn for truck use, or the standard color of a particular warning light.

We have implemented a strict quality control program which is run by our warehouse/production manager. We believe that our high-quality standards assure customers that they are getting the best and most reliable products in the market. Our manufacturing operations are designed to allow low-cost production of a wide variety of products while maintaining a high level of customer service and quality.

We believe that our manufacturing facilities generally have sufficient capacity to meet our current business requirements and our currently anticipated sales.

Vendor/Supplier Relationships

We have developed long term relationships with contact manufacturers based in China and Taiwan. All materials are sourced by the contract manufacturers. The following table sets forth the vendors and suppliers that accounted for more than 10% of our purchases for the year ended December 31, 2022:

Supplier	Product	Total Purchases (2021)	Total Purchases (2022)	Percent of Purchases (2022)
E-own Corporation	Warning Lights & Horns	$430,937	$418,780	28.6%
Zhejiang Jiejia Automobile	Horns	162,491	304,228	20.8%
Changz	Warning Lights	-	271,611	18.5%
Ruian Jiani Auto Parts	Horns	178,324	246,799	16.8%

We have established relationships with our vendors, with many of these relationships spanning more than 15 years. We implement vendor agreements with all our major accounts and some mid-size accounts. The typical length of a vendor agreement is 2-3 years, and in most cases automatically renew.

We have also established volume discounts with our suppliers which help to offset increased material, tariffs and increased labor costs domestically and overseas. With the unstable world market, we have carefully started to engage secondary suppliers to make sure we have no interruptions in the supply chain and to be sure we maintain a competitive price.

We believe that our strong relationships with suppliers yield high quality, competitive pricing and overall good service to our customers. Although we cannot be sure that our sources of supply will be adequate in all circumstances, we believe that we can develop alternate sources in a timely and cost-effective manner if our current sources become inadequate. Due to availability of numerous alternative suppliers, we do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations. See “Risk Factors—Risks Related to Our Automotive Supply Business” for a description of the risks related to our supplier relationships.

Sales and Marketing

Our sales team consists of a vice president of sales who coordinates with contracted sales representatives from thirteen regional sales companies in North America, Mexico, Puerto Rico, the U.K., Europe, the Middle East and the industrial aftermarket. The sales representative’s agreement with us is limited to automotive, internet-based companies and occasionally motorcycle aftermarket distributors.

Sales representatives are responsible for the solicitation and development of new accounts, as well as working with existing customers to develop promotions and incentives for our products. We have had relationships with these regional sales companies for 13 to 15 years on-average. All major customers are serviced frequently by their sales representatives.

Our innovative retail product packaging design is also a highly effective marketing tool in direct-to-consumer selling. Featuring quick response (QR) barcode technology, customers are able to scan product packaging using their smart phone or mobile device to instantly see product information, watch demonstration videos, or even hear horn demos. There is no need for special in-store displays or additional shelf space as all information is accessible directly by scanning the product packaging. It is like having a virtual sales associate in-store. Packaging also features scan-back’s, an instant rebate that is applied at the register upon checkout.

Additional marketing programs include in-store promotional programs for customers, e-commerce via our website, as well as email blasts and customer print catalogs. We mail print and/or electronic CD catalogs to established accounts every 18 months with new product information inserted via supplemental sell-sheets. New product launches and updates are also sent to customers via email blast periodically.

We exhibit at key industry and customer tradeshows and belongs to the National Marine Manufacturers Association and American Boat and Yacht Council.

Customers

We sell products to the automobile aftermarket, national retailers, direct-to-consumer, mail order, web-based retailers, public safety equipment wholesalers, industrial wholesalers, as well as the motorcycle and marine aftermarkets.

We have a diverse customer base, including Amazon, AutoZone, Advanced Auto Parts, CarQuest, Aries, das, Grainger, FleetFarm and J&P Cycles. Internationally, we sell products in Canada, Mexico, Europe, and Amsterdam. Most of our online customers such as Amazon ship direct internationally. A majority of our sales are made to repeat customers, with many of our customer relationships spanning more than 10 years. We believe that our customers appreciate the ease of doing business with all orders placed electronically via electronic data interchange, or EDI.

In recent years, we have entered into the motorcycle and industrial (fleet maintenance) aftermarkets, as well a product line of horns for the marine parts aftermarket.

Order Fulfillment

Our efficient fulfillment process uses an intergraded EDI system for receiving orders, advanced shipping notices and invoicing. The custom software is integral in reducing manual order entry, as well as the prevention of errors.

Implementing an EDI system has allowed us to improve our fulfillment threshold rate, as well as avoid fines from customers for order fulfillment errors and fill rate. The following diagram illustrates our order fulfillment process.

Research and Development

For the development of new products, we have implemented a streamlined R&D process. The average R&D process from initial design to sending a product sample for tooling is approximately 6-12 months.

●	Step 1: Identify and confirm a problem and/or need for a product

●	Step 2: Draw up many possible solutions and discuss with sales manager and warehouse manager, whose focus in on the market demand

●	Step 3: Narrow down to the three best options and create handmade prototype to test which solution works best.

●	Step 4: Send sample prototype to patent attorney to determine ability to patent and send hand sample to a draftsman for 3D drawing

●	Step 5: The 3D drawing is approved, and a 3D print is made. The 3D print sample is tested, and any necessary modifications are made

●	Step 6: The 3D drawing and printed sample are sent to one of our suppliers to start the tooling process

Competition

The sale of automotive aftermarket items is highly competitive in many areas, including customer service, product availability, store location, brand recognition and price.  We believe that we have established our brand as an industry-leader in developing innovative products for the automobile aftermarket industry, especially in horn design and technology (electric, air, truck, marine, motorcycle and industrial equipment). Current competitors in related industries are FIAMM, Grote, Peterson Manufacturing Company, ECCO, Vixen Horns, HornBlasters and Klienn.

Competitive Advantages

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

●	Established name and reputation. We believe that we have maintained our excellent reputation in the industry for over 55 years through bringing exclusive products and designs to market to meet current and future needs.

●	Patents and trademarks. We have been granted 46 patents from the U.S., China, Taiwan and the EU. About half of our patents are utility patents, which protect a products’ methods of functionality. Utility patents are a difficult barrier for competitors to overcome, therefore these products have a higher profit margin. The other half of our patents are design patents.

●	Long-term supplier and customer relationships. We have established relationships with our vendors, with many of these relationships spanning more than 15 years, and a majority of our sales are made to repeat customers, with many of our customer relationships spanning more than 10 years.

●	International licensing agreements. We have a licensing agreement with a large wholesale supplier of auto parts in the U.K. for our patented Bad Boy Horn. The U.K. supplier also has retail chain stores and this agreement has been generating year-over-year sales growth for us.

Growth Strategies

Management sees the below as the key initiatives for our continued growth strategy:

●	Increase sales through new products and online marketing. We are aggressively pursuing our current market share and building sales by adding new products to existing accounts. Additionally, we will continue to expand our online sales platforms which include Wolo-mfg.com, Wolo-USA.com, Autozone.com, Amazon.com, BestAutoAccessories.com and Autoaccessoriesgarage.com, among others. There also exists significant growth potential in the purchasing of available key URL’s and implementing enhanced search engine optimization strategies.

●	Expand into traditional market and original equipment replacement horns. The automotive aftermarket has multiple channels of distribution, and one in which we have limited distribution is the traditional channel. This channel distributes products through wholesale warehouse distributors such as Federated Auto Parts, Pronto Auto Parts, Bumper-To-Bumper and Auto Value. Traditional distribution primarily services the DIFM (Do-It-For-Me) or professional installers. Most of the products sold are direct original equipment replacement parts which are researched based on year/make/model of the vehicle needing parts. We have limited distribution into the traditional channel, primarily due to the fact that there are no original equipment replacement horns in our product offerings. We believe that with minor product enhancements, we can offer products to serve this channel and improve market share into the traditional channel.

●	Expand into growing international markets. Currently, we sell our products in the US, Canada, Mexico, Europe and the Middle East. We believe that there is great growth opportunity in Mexico. Additionally, we have identified Canada and the Netherlands as expansion markets specifically for our Motorcycle Air Horn.

●	Additional focus on the municipal and public safety markets. We have identified a significant demand for certified warning lights within the municipal and public safety markets. The certification of existing products is immediately possible and very cost effective.

●	Grow presence within the marine marketplace. We see immediate growth opportunities existing within the marine market with certified horns that meet US Coast Guard regulations and other regulatory standards.

Intellectual Property

We have been granted 46 patents from the United States, China, Taiwan and the EU. About half of our patents are utility patents, which protect a product’s methods of functionality. Utility patents are a difficult barrier for competitors to overcome, therefore these products have a higher profit margin. The other half of our patents are design patents.

We have trademarks registered in the United States and various countries for some of our core properties, including Taiwan, amongst others.

Our intellectual property, including patents, trademarks, service marks, domain names, copyrights and trade secrets, is an important part of our business. To protect our intellectual property, we rely on a combination of laws and regulations, in addition to intellectual property rights in the United States and other jurisdictions, including patents, trademarks, copyrights, and trade secret laws, together with contractual provisions and technical measures that we have implemented. To protect our trade secrets, we maintain strict control access to our proprietary systems and technology. We also enter into confidentiality and invention assignment agreements with employees and consultants, as well as confidentiality and non-disclosure agreements with third parties that provide products and services to us.

Facilities

Wolo is located at 1 Saxwood St., Deer Park, NY 11729. This 10,000 square foot facility houses our offices, production space and stored inventory. The term of the lease for this space commenced in 1978 and has been extended numerous times. Pursuant to the latest amendment entered into in April 2022, the lease expires on July 31, 2025 and provides for a monthly rent of $7,518 for the first year, with scheduled annual increases. The lease agreement contains customary events of default, representations, warranties, and covenants.

We believe that all of our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Employees

As of December 31, 2023, we employed 14 employees, including 9 hourly employees. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Regulation

We are subject to various federal, state, and local laws and governmental regulations relating to the operation of our business, including those related to labor and employment, discrimination, anti-bribery/anti-corruption, product quality and safety standards, data privacy and taxes. Compliance with any such laws and regulations has not had a material adverse effect on our operations to date.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers:

Name	Age	Position
Ellery W. Roberts	53	Chairman, Chief Executive Officer and President
Vernice L. Howard	53	Chief Financial Officer
Glyn C. Milburn	52	Vice President of Operations
Robert D. Barry	80	Director
Michele A. Chow-Tai	60	Director
Clark R. Crosnoe	54	Director
Paul A. Froning	53	Director
Tracy S. Harris	60	Director
Lawrence X. Taylor	59	Director

Ellery W. Roberts.  Mr. Roberts has been our Chairman, Chief Executive Officer and President since our inception in January 2013. Mr. Roberts brings over 20 years of private equity investing experience to our company. In July 2011, Mr. Roberts formed The 1847 Companies LLC, a company that is no longer active, where he began investing his own personal capital and capital of high net worth individuals in select transactions. Prior to forming The 1847 Companies LLC, Mr. Roberts was the co-founder and was co-managing principal of RW Capital Partners LLC from October 2009 to June 2011. Mr. Roberts was a founding member of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Previously, Mr. Roberts served as principal with Lazard Group LLC, a senior financial analyst at Colony Capital, Inc., and a financial analyst with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC).  Mr. Roberts has also served as the chairman of the board of Polished.com Inc. since April 2019 and has also been a director of Western Capital Resources, Inc. since May 2010. Mr. Roberts received his B.A. degree in English from Stanford University. We believe Mr. Roberts is qualified to serve on our board due to his extensive senior management experience in the industry in which we operate, having served as founder or executive of various other management, investment and corporate advisory companies.

Vernice L. Howard. Ms. Howard has served as our Chief Financial Officer since September 2021. Ms. Howard has over 30 years of experience in the fields of finance and accounting. Prior to joining us, she worked for Independent Electrical Contractors, Inc. and its affiliates for over eleven years as chief financial officer, where she was responsible for providing leadership to the organization in the areas of finance, human resources and general facilities administration, in addition to setting policies, procedures, strategies, practices and overseeing the organization’s assets. The foundation of Ms. Howard’s accounting and finance experience began with public accounting for several years gaining experience in tax and auditing in the entertainment and nonprofit sectors as chief financial officer for The Cronkite Ward Company, a television production company, and director of finance for Community Action Group (CAG), a nonprofit organization. Before her work with Independent Electrical Contractors, Inc., Ms. Howard’s professional background established an emphasis in forensic accounting. Ms. Howard is a founding member of Chief, which is a DC based vetted network of C-level or rising VP’s supporting and connecting exceptional women. Ms. Howard holds a Master of Business Administration in Finance from Trinity Washington University Graduate School of Business Management and Bachelor of Science in Accounting from Duquesne University.

Glyn C. Milburn. Mr. Milburn has served as our Vice President of Operations since February 2023 and previously served on our Board from August 2022 to March 2023.  Since February 2016, Mr. Milburn has served as a partner at Jimmy Blackman & Associates, a full-service Government and Public Affairs firm, where he is responsible for business strategy, client management, communications and campaign management for a client portfolio comprised of large public safety labor unions, banking/finance companies, and hotel operators across the State of California. From April 2013 to January 2016, Mr. Milburn served as a special assistant in the City of Los Angeles where he held two positions in the City of Los Angeles, one in the Office of Los Angeles Mayor Eric Garcetti’s Office of Economic Development and another in the Office of Los Angeles Councilman Dennis Zine.  From August 2012 to March 2013, Mr. Milburn co-Founded Provident Investment Advisors LLC, a special investment vehicle for energy, technology and healthcare ventures, where he served as managing member.  Mr. Milburn holds a B.A. degree in Public Policy from Stanford University.

Robert D. Barry. Mr. Barry has been a member of our board of directors since January 2014. He has also served as the chief accounting officer of our former subsidiary Polished.com Inc. since July 2021 and previously served as its chief financial officer from January 2019 to July 2021. He also served as the controller of our former subsidiary Neese, Inc. from July 2017 until our sale of Neese, Inc. in April 2021. From April 2013 until August 2016, Mr. Barry was chief executive officer and chief financial officer of Pawn Plus Inc. Prior to that, Mr. Barry served as executive vice president and chief financial officer of Regional Management Corp., a consumer loan company, from March 2007 to January 2013. Prior to joining Regional Management Corp., Mr. Barry was the managing member of AccessOne Mortgage Company, LLC from 1997 to 2007. Prior to his time at AccessOne, Mr. Barry was executive vice president and chief financial officer for Regional Acceptance Corporation, a consumer finance company, and prior to that he was a financial institutions partner at KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia. We believe Mr. Barry is qualified to serve on our board due to his years of relevant financial and business expertise.

Michele A. Chow-Tai. Ms. Chow-Tai has been a member of our board of directors since August 2023. Ms. Chow-Tai is an experienced professional in global banking and financial services with more than 32 years of industry expertise. For nearly seven years, she has been leading business development initiatives, fundraising, and acquisition strategies at Fairview Capital Partners, a private equity and venture capital firm, where she has been responsible for delivering a significant increase in the firm’s assets under management and has forged strong relationships with major institutional investors in the US and abroad. Prior to her work in private equity, Ms. Chow-Tai spent over two decades at leading global banks and financial services organizations, where she led multiple business initiatives, managed risk, and helped clients navigate the complexities of global markets. Ms. Chow-Tai served as Board Chair for the City University of New York - York College Foundation for 10 years. She is currently a Board Member of the National Association of Securities Professionals – New York Chapter, Board Member of the NASP-NY Foundation, and the Greater New Haven Chambers of Commerce. Ms. Chow-Tai also serves on the Advisory Board of LeaderXXchange, a purpose-driven organization that advises and promotes diversity and sustainability in governance, leadership, and investments. Ms. Chow-Tai holds a B.S. degree from the City University of New York – York College, holds credentials in business administration and finance and is currently pursuing a Juris Doctor degree from Mitchell Hamline School of Law. We believe Ms. Chow-Tai is qualified to serve on our board due to her extensive experience in the global banking and financial services industry.

Clark R. Crosnoe. Mr. Crosnoe has been member of our board of directors since August 2022. In 2009, Mr. Crosnoe founded CRC Capital LLC, a registered investment advisor and manager of the CRC Investment Fund LP, a private investment partnership focused on publicly-traded equity securities. As managing member of CRC Capital LLC, Mr. Crosnoe is responsible for strategy, oversight and the day-to-day investment decisions of the fund. The portfolio typically includes investments in the consumer, financial, healthcare, industrial and energy sectors. In 1999, Mr. Crosnoe was a founding employee of Parallel Investment Partners where he was named partner in 2003. As a partner, he was responsible for sourcing, evaluating, structuring, executing and monitoring private equity investments, and also dedicated a substantial portion of his time to marketing activities for the firm. Mr. Crosnoe began his career in investment banking at Wasserstein Perella & Co. and also gained valuable experience at multi-billion dollar hedge fund HBK Investments. Mr. Crosnoe also serves on the board of directors of Polished.com Inc. Mr. Crosnoe holds undergraduate degrees from the University of Texas at Austin and earned an MBA from Harvard Business School in 1996. We believe Mr. Crosnoe is qualified to serve on our board due to his many years of private and public investment and advisory experience.

Paul A. Froning. Mr. Froning has been a member of our board of directors since April 2013. In 2009, Mr. Froning co-founded Focus Healthcare Partners LLC, a Chicago-based private equity investment, advisory and asset management firm targeting the senior housing and healthcare sectors. Prior to that, Mr. Froning was a managing director in the private equity department of Fortress Investment Group LLC, a publicly-traded New York-based private investment firm, from February 2008 to October 2009. Prior to that, Mr. Froning was the chief investment officer and executive vice president of Brookdale Senior Living Inc., a publicly-traded affiliate of Fortress Investment Group LLC, from 2005 to 2008. Previously, Mr. Froning held senior investment positions at the private equity investment arms of Lazard Group LLC and Security Capital Group, prior to its acquisition by GE Capital Corp., in addition to investment banking experience at Salomon Brothers, prior to its acquisition by Travelers Group, and the securities subsidiary of Principal Financial Group. Mr. Froning has a B.A. degree from the University of Notre Dame. We believe Mr. Froning is qualified to serve on our board due to his more than twenty years of private equity, investment and advisory experience.

Tracy S. Harris. Ms. Harris has been member of our board of directors since August 2022. Ms. Harris is an accomplished executive, board member, and advisor with over 20 years of broad operational and finance experience. Since July 2021, Ms. Harris has served as executive vice president, chief financial officer and treasurer of MIB Group, LLC, a membership corporation owned by insurance companies in the US and Canada. Prior to that, she was the chief financial officer for UMGC\Ventures, the venture fund that invests in education technology companies for the University of Maryland Global Campus, from December 2019 to May 2021, and the chief financial officer and chief business officer of Bullis LLC, an independent college preparatory K-12 day school, from July 2015 to November 2019. She previously worked on the financial turnarounds of Philadelphia and the District of Columbia as a municipal finance expert. She also worked in the heavily regulated financial services industries for over ten years in banking and insurance. Since April 2019, she has served as chair of the audit and compliance committee and on the investment and benefits committees of the District of Columbia Retirement Board, where she evaluates private equity, real estate, alternative assets and international investments for the $11 billion pension fund and monitors state and regulatory compliance, as well as portfolio performance and asset allocation. Since October 2020, she has served as a board member of CareFirst Blue Cross Blue Shield, and its subsidiary companies, where serves on the finance, audit and governance committees. She also currently serves on the boards of Bally’s Corporation and the Council of Institutional Investors. Previously, she served on the boards and committees (finance, investment and audit) of multiple companies. Ms. Harris has been a Governance Fellow with the National Association of Corporate Directors, or NACD, since 2015 and was the first recipient of the Washington Business Journal’s Financial Excellence Award in 2007. After earning an MPA from the University of Pennsylvania, Ms. Harris completed the General Management Program at Harvard Business School. She received an MBA from St. Louis University and a BS in Marketing from Fontbonne University. We believe that Ms. Harris is qualified to serve on our board due to her extensive finance and governance experience.

Lawrence X. Taylor. Mr. Taylor has been member of our board of directors since August 2022. As a C-level executive, advisor, and board member with more than 30 years of business experience, he has guided organizations through complex restructurings, acquisitions, corporate development activities and capital transactions totaling over $20 billion. His experience spans start-ups to private companies to publicly traded companies and includes diverse companies across multiple industries including casino gaming, hospitality, manufacturing, aviation, real estate, retail, and healthcare. Since 2004, Mr. Taylor has served as president of Taylor Strategy Group, a business consulting practice he owns and operates. From 2004 to 2013, Mr. Taylor was a partner and managing director with Odyssey Capital Group, a Phoenix based business. Since 2021, he has served on the board of Item 9 Labs, a public company, where he serves as the lead independent director and on the audit committee (as chair), compensation committee (as chair) and nominating and governance committee. Since September 2022, he has served on the board of Kabbage, Inc. Mr. Taylor has served on the board of Barrie House Coffee Roasters since 2018, where he chairs the M&A committee and serves on the strategic planning committee. Previously, he served on the boards and committees (M&A, strategic planning, restructuring, finance and compensation) of multiple companies. Mr. Taylor is an NACD Board Leadership Fellow and is NACD Directorship Certified. Additionally, he was recognized as a “Director to Watch 2020” by the Private Company Director Magazine. Mr. Taylor holds a Bachelor of Science degree in Finance from Louisiana Tech University. We believe that Mr. Taylor is qualified to serve on our board due to his deep financial expertise, strategy, and governance experience.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors.

Pursuant to our operating agreement, as holder of the allocation shares, our manager has the right to appoint one director to our board of directors for every four members constituting the entire board of directors. Any such director will not be required to stand for election by the shareholders. Ellery W. Roberts is the designated director of our manager. Otherwise, there is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. Our board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the board considered, among other matters, Mr. Robert’s experience and tenure of having founded our company in 2013, and believed that Mr. Roberts is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman considered by the board is that such structure promotes clearer leadership and direction for our company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration; however, much of the work is delegated to committees, which will meet regularly and report back to the full board. The audit committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risk associated with management decisions and strategic direction.

Independent Directors

NYSE American’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors has determined that all of our directors, other than Mr. Roberts, qualify as “independent” directors in accordance with the rules and regulations of NYSE American. In making its independence determinations, the board considered, among other things, relevant transactions between us and entities associated with the independent directors, as described under the heading “Certain Relationships and Related Party Transactions,” and determined that none have any relationship with us or other relationships that would impair the directors’ independence.

Committees of the Board of Directors

Our board has established an audit committee, a compensation and nominating and corporate governance committee, each with its own charter, copies of which are available on our website at www.1847holdings.com. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Michele A. Chow-Tai, Clark R. Crosnoe, Paul A. Froning and Tracy S. Harris, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, have been appointed to serve on our audit committee, with Mr. Froning serving as the chairman. Our board has determined that Mr. Froning is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NYSE American rules and regulations. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; (viii) reviewing and approving the calculation of profit allocation due to the holders our allocation shares when due and payable; (ix) reviewing conflicts of interests that may arise between us and our manager; (x) reviewing and approving related party transactions; and (xi) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Clark R. Crosnoe, Paul A. Froning and Lawrence X. Taylor, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, have been appointed to serve on our compensation committee, with Mr. Crosnoe serving as the chairman. The members of the compensation committee are also “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the compensation paid to our manager; (ii) reviewing and approving the remuneration of our executive officers; (iii) determining the compensation of our independent directors; (iv) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (v) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Michele A. Chow-Tai, Tracy S. Harris and Lawrence X. Taylor, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, have been appointed to serve on our nominating and corporate governance committee, with Mr. Taylor serving as the chairman. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee is responsible for, among other things: (i) recommending the number of directors to comprise our board; (ii) identifying and evaluating individuals qualified to become members of the board and soliciting recommendations for director nominees from the chairman and chief executive officer of our company; (iii) recommending to the board the director nominees for each annual stockholders’ meeting; (iv) recommending to the board the candidates for filling vacancies that may occur between annual stockholders’ meetings; (v) reviewing independent director compensation and board processes, self-evaluations and policies; (vi) overseeing compliance with our code of ethics; and (vii) monitoring developments in the law and practice of corporate governance.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our shareholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Our operating agreement provides that holders of common shares seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide notice thereof in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before shareholders at an annual meeting or from making nominations for directors at an annual or special meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Insider Trading Policy

We have adopted an insider trading policy which prohibits our directors, officers and employees from engaging in transactions in our common shares while in the possession of material non-public information; engaging in transactions in the stock of other companies while in possession of material non-public information that they become aware of in performing their duties; and disclosing material non-public information to unauthorized persons outside our company.

Our insider trading policy restricts trading by directors, officers and certain key employees during blackout periods, which generally begin 15 calendar days before the end of each fiscal quarter and end two business days after the issuance of our earnings release for the quarter. Additional blackout periods may be imposed with or without notice, as the circumstances require.

Our insider trading policy also prohibits our directors, officers and employees from purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of our common shares they hold, directly or indirectly. In addition, directors, officers and employees are expressly prohibited from pledging our common shares to secure personal loans or other obligations, including by holding their shares in a margin account, unless such arrangement is specifically approved in advance by the administrator of our insider trading policy, or making short-sale transactions in our common shares.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2023 and 2022

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Ellery W. Roberts,	2023	-	-	342,643	342,643
Chief Executive Officer(1)	2022	-	-	594,000	594,000
Vernice L. Howard,	2023	300,000	-	-	300,000
Chief Financial Officer	2022	300,000	-	-	300,000
Glyn C. Milburn,	2023	194,753	-	5,833	200,586
Vice President of Operations(2)	2022	-	-	11,667	11,667

(1)	Ellery W. Roberts, our Chief Executive Officer, is employed by our manager and is seconded to our company. Our manager, and not our company, pays any compensation to Mr. Roberts. We do not reimburse our manager for any compensation paid to Mr. Roberts in his capacity as our Chief Executive Officer. We pay our manager a quarterly management fee, and our manager may use the proceeds from the management fee, in part, to pay compensation to Mr. Roberts. For the years ended December 31, 2023 and 2022, the management fee expense for our manager amounted to $1,325,000 and $1,100,000, respectively. Mr. Roberts did not receive any compensation as an employee of our manager for the years ended December 31, 2023 and 2022. However, Mr. Roberts, as a holder of limited liability company interests in our manger, received $342,643 and $594,000 for the years ended December 31, 2023 and 2022, respectively, as a result of distributions from our manger to its interest holders, which is included in “Other Compensation” in the table above.

(2)	Mr. Milburn served on our board of directors from August 2022 to March 2023 and was appointed as our Vice President of Operations in February 2023. “Other compensation” above represents director fees paid to Mr. Milburn.

Employment Agreements

As noted above, Mr. Roberts is not an employee of our company.

On September 7, 2021, we entered into an employment agreement with Vernice L. Howard, our Chief Financial Officer, setting forth the terms of Ms. Howard’s employment. Pursuant to the terms of the employment agreement, we agreed to pay Ms. Howard an annual base salary of $300,000. She is also eligible for an annual incentive bonus of up to 50% of base salary based on earnings targets to be determined by our board. Ms. Howard is also eligible to participate in all employee benefit plans, including health insurance, commensurate with her position. Ms. Howard’s employment is at-will and can be terminated by us at any time or by Ms. Howard upon 90 days’ notice. Pursuant to the employment agreement, if we terminate Ms. Howard’s employment without cause, she is entitled to six months of base compensation. The employment agreement contains customary confidentiality provisions and restrictive covenants prohibiting Ms. Howard from (i) owning or operating a business that competes with us during the term of her employment and for a period of one year following the termination of her employment or (ii) soliciting our employees for a period of two years following the termination of her employment.

On March 1, 2023, we entered into an employment agreement with Glynn C. Milburn, our Vice President of Operations, setting forth the terms of his employment. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Milburn an annual base salary of $230,000. He is also eligible for an annual incentive bonus of up to 50% of base salary based on earnings targets to be determined by our board. Mr. Milburn is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Milburn’s employment is at-will and can be terminated by us at any time or by Mr. Milburn upon 30 days’ notice. Pursuant to the employment agreement, if we terminate Mr. Milburn’s employment without cause, he is entitled to six months of base compensation. The employment agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Milburn from (i) owning or operating a business that competes with us during the term of his employment and for a period of one year following the termination of his employment or (ii) soliciting our employees for a period of two years following the termination of his employment.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

As described under “—Employment Agreements” above, Ms. Howard and Mr. Milburn are entitled severance in the event that they are terminated without cause.

Outstanding Equity Awards at Fiscal Year-End

No executive officer named above had any unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2023.

Director Compensation

The table below sets forth the compensation paid to our non-executive directors during the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Robert D. Barry	2,917	2,917
Michele A. Chow-Tai	11,667	11,667
Clark R. Crosnoe	35,000	35,000
Paul A. Froning	35,000	35,000
Tracy S. Harris	35,000	35,000
Lawrence X. Taylor	35,000	35,000

Our independent directors receive an annual fee of $35,000, payable monthly. We have also agreed to grant our independent directors $35,000 of restricted shares, restricted share units and/or share options, subject to compensation committee approval. Each independent director may be reimbursed for pre-approved reasonable business-related expenses incurred in good faith in connection with his or her duties to our company.

Equity Incentive Plan

On March 28, 2023, our board of directors adopted the 1847 Holdings LLC 2023 Equity Incentive Plan, or the Plan, which was approved by our shareholders on May 9, 2023 and became effective on such date. The following is a summary of certain significant features of the Plan. The information which follows is subject to, and qualified in its entirety by reference to, the Plan document itself, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purposes: The purpose of the Plan is to provide a means whereby employees, directors and consultants of our company, its subsidiaries and affiliates develop a sense of proprietorship and personal involvement in the development and financial success of our company, and to encourage them to devote their best efforts to the business of our company, thereby advancing the interests of our company and its shareholders. A further purpose of the Plan is to provide a means through which we may attract able individuals to provide services to or for the benefit of our company and to provide a means for such individuals to acquire and maintain share ownership in our company, thereby strengthening their concern for the welfare of our company.

Types of Awards: Awards that may be granted include incentive share options, non-qualified share options, share appreciation rights and restricted awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common shares and the award holder’s continuing service with our company.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those officers, employees, directors and consultants of our company and its subsidiaries who are selected by the administrator.

Administration: The Plan is administered by our compensation committee. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Shares Available: The maximum number of common shares that may be delivered to participants under the Plan is 20,000, subject to adjustment for certain corporate changes affecting the shares, such as share splits. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Share Options:

General. Share options give the option holder the right to acquire from us a designated number of common shares at a purchase price that is fixed upon the grant of the option. Share options granted may be either tax-qualified share options (so-called “incentive share options”) or non-qualified share options. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of share options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for share options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive share option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive share option grants to any person owning more than 10% of our voting power must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made either: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the exercise price; (iii) a cashless exercise (broker-assisted exercise) through a “same day sale” commitment; (iv) by a combination of (i), (ii), and (iii); or (v) any other method approved or accepted by the administrator in its sole discretion.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting power, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. As described elsewhere in this summary, an incentive share option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-qualified share options. Any option that does not qualify as an incentive share option will be a non-qualified share option. Under the Code, certain restrictions apply to incentive share options. For example, the exercise price for incentive share options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive share option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive share options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive share options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Share Appreciation Rights:  Share appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment - the appreciation value - either in cash or shares valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted Awards: Restricted awards are shares awarded to participants at no cost. Restricted awards can take the form of awards of restricted share, which represent issued and outstanding shares subject to vesting criteria, or restricted share units, which represent the right to receive shares subject to satisfaction of the vesting criteria. Restricted share awards are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Performance Criteria: Under the Plan, one or more performance criteria will be used by the administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of our company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as share splits, share dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board of directors also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our shareholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2021 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Transactions with Our Manager

Our Chief Executive Officer, Ellery W. Roberts, controls our manager. Our relationship with our manager is governed principally by the following two agreements: (1) the management services agreement and offsetting management services agreements relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and (2) our operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive payments of profit allocation from us and our manager’s right to cause us to purchase the allocation shares it owns. Our manager has also entered into an offsetting management services agreement with 1847 Asien, 1847 Cabinet, 1847 ICU and we expect that our manager will enter into offsetting management services agreements and transaction services agreements with our future businesses directly. The management fee expense for our manager amounted to $1,100,000 and $875,000 for the years ended December 31, 2022 and 2021, respectively, and $975,000 and 825,000 for the nine months ended September 30, 2023 and 2022, respectively.

As of September 30, 2023 and December 31, 2022, our manager has funded $74,928 in related party advances to our company. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Our manager owns certain intellectual property relating to the term “1847.” Pursuant to the management services agreement, our manager has granted us a non-exclusive, royalty free right to use the following intellectual property in connection with our business and operations or as may be required to comply with applicable law: (i) 1847 Holdings LLC; (ii) 1847 Partners LLC; (iii) www.1847holdings.com; and (iv) www.1847partners.com. We are permitted to sublicense the use of this intellectual property to any of our subsidiaries to use in connection with their business or as may be required by law. Our company and any businesses that we acquire must cease using the intellectual property described above entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to the intellectual property licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name.

Transactions with Officers of Subsidiary

On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, who are officers of Kyle’s. The lease is for a term of five years, with an option for a renewal term of five years, and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

A portion of the purchase price for the acquisition of Kyle’s on September 30, 2020 was paid by the issuance of a vesting promissory note by 1847 Cabinet to Stephen Mallatt, Jr. and Rita Mallatt in the principal amount of $1,260,000. Payment of the principal and accrued interest on the note was subject to vesting. As of December 31, 2021, the vested principal and accrued interest balance of the related party note was $1,001,183 and $103,156, respectively. On July 26, 2022, we and 1847 Cabinet entered into a conversion agreement with Stephen Mallatt, Jr. and Rita Mallatt, pursuant to which they agreed to convert $797,221 of the vesting note into 1,899 common shares at a conversion price of $405 per share. Pursuant to the conversion agreement, the note was cancelled, and we agreed to pay $558,734 to Stephen Mallatt, Jr. and Rita Mallatt no later than October 1, 2022. On March 30, 2023, we entered into an amendment to the conversion agreement, effective retroactively to October 1, 2022. Pursuant to the amendment, we agreed to pay a total of $642,544 in three monthly payments commencing on April 5, 2023.

Other Transactions

From time to time, we have received advances from Mr. Roberts to meet short-term working capital needs. As of September 30, 2023 and December 31, 2022, a total of $118,834 in advances are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of January 31, 2024 for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common shares, assuming that we sell the maximum number of shares being offered.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of January 31, 2024 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 590 Madison Avenue, 21st Floor, New York, NY 10022.

	Common Shares Beneficially Owned Prior to this Offering(1)		Common Shares Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares	%	Shares	%
Ellery W. Roberts, Chairman and CEO (3)	67,267	4.99%	67,267	1.53%
Vernice L. Howard, Chief Financial Officer	4	*	4	*
Glyn C. Milburn, VP of Operations	-	-	-	-
Robert D. Barry, Director	44	*	44	*
Michele A. Chow-Tai, Director	-	-	-	-
Clark R. Crosnoe, Director	-	-	-	-
Paul A. Froning, Director	370	*	370	*
Tracy S. Harris, Director	-	-	-	-
Lawrence X. Taylor, Director	-	-	-	-
All executive officers and directors (9 persons above)	67,685	4.99%	67,685	1.54%

*	Less than 1%

(1)	Based on 915,581 common shares issued and outstanding as of January 31, 2024.

(2)	Based on 4,340,239 common shares issued and outstanding after this offering assuming that we sell the maximum number of shares being offered.

(3)	Includes 9,033 common shares and 58,234 common shares issuable upon the conversion of 58,234 series B senior convertible preferred shares. Our series B senior convertible preferred shares contain an ownership limitation, which provides that we shall not effect any conversion of these shares to the extent that after giving effect to the issuance of common shares upon conversion thereof, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of such common shares, which such limitation may be waived by us upon no fewer than 61 days’ prior notice. As a result, we have reduced Mr. Roberts’ ownership percentage to 4.99%.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of our shares. The operating agreement provides for the issuance of our shares, the terms relating to distributions with respect to our shares and the voting rights of holders of our shares. In addition, the terms of the series A senior convertible preferred shares are governed by an amended and restated share designation, dated March 26, 2021, as amended, and the terms of the series B senior convertible preferred shares are governed by a share designation, dated February 17, 2022.

The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the operating agreement are intended to be consistent with the General Corporation Law of the State of Delaware, and the powers of our company, the governance processes and the rights of the holders of our shares are generally intended to be similar in many respects to those that would exist if our company was a Delaware corporation under the General Corporation Law of the State of Delaware, with certain exceptions.

The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the operating agreement and the share designations, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue up to 500,000,000 common shares, 4,450,460 series A senior convertible preferred shares, 583,334 series B senior convertible preferred shares and 1,000 allocation shares. As of January 31, 2024, we had 915,581 common shares issued and outstanding held by approximately 55 holders of record, 226,667 series A senior convertible preferred shares issued and outstanding held by approximately 5 holders of record and 58,234 series B senior convertible preferred shares issued and outstanding held by approximately 2 holders of record. In connection with the formation of our company, our manager acquired 100% of the allocation shares for a capital contribution of $1,000 by our manager. Other than the allocation shares held by our manager, our company will not be authorized to issue any other allocation shares.

Securities Offered in this Offering

We are offering common shares in this offering. We are also offering to each purchaser whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering the opportunity to purchase, if the purchaser so chooses, pre-funded warrants in lieu of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis.

The following summary of certain terms and provisions of the pre-funded warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of pre-funded warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of pre-funded warrant.

Exercisability.  The pre-funded warrants will be exercisable at any time after their original issuance until they are exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the pre-funded warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the pre-funded warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the pre-funded warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the pre-funded warrant. No fractional common shares will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, the number of common shares issuable upon exercise will be rounded up to the next whole share.

Exercise Limitation.  A holder will not have the right to exercise any portion of the pre-funded warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any pre-funded warrants, 9.99%) of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price.  The exercise price for the pre-funded warrants is $0.01 per share. The exercise price and number of common shares issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common shares.

Transferability.  Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.  We do not intend to apply for the listing of the pre-funded warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Rights as a Shareholder.  Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of our common shares, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the pre-funded warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the pre-funded warrant, in the event of certain fundamental transactions, the holders of the pre-funded warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the pre-funded warrants on the date of consummation of such transaction.

Governing Law.  The pre-funded warrants are governed by New York law.

Common Shares

Distribution Rights. Holders of common shares are entitled to receive ratably those distributions, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. Upon our liquidation, dissolution or winding up in accordance with the terms of the operating agreement, the then holders of common shares will be entitled to share in the assets of our company legally available for distribution, following payment to creditors and our series A senior convertible preferred shares and series B senior convertible preferred shares, in accordance with the positive balance in such holders’ tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods.

Voting Rights. The holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under the operating agreement, any action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. Directors are elected by a plurality of votes cast.

Other Rights. Holders of common shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common shares.

Series A Senior Convertible Preferred Shares

Ranking. The series A senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series A senior convertible preferred shares; (ii) on parity with our series B senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series A senior convertible preferred shares.

Dividend Rights. Holders of series A senior convertible preferred shares are entitled to dividends at the current rate per annum of 24.0% of the stated value (currently $2.20 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the VWAP during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $1.57; provided further, that we may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Liquidation Rights. Subject to the rights of our creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including our common shares and allocation shares, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, voting as a separate class (which we refer to herein as the Requisite Holders), shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of such holders shall be required prior to our company’s (or Kyle’s or Wolo’s) creation or issuance of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of our company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo. Notwithstanding the foregoing, this shall not apply to any financing transaction the use of proceeds of which we will use to redeem the series A senior convertible preferred shares and the warrants issued in connection therewith.

Conversion Rights. Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value (currently $2.20 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price (currently $3.00 per share); provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption Rights. We may redeem in whole, or upon the written consent of the Requisite Holders and in the manner provided for in such written consent, in part, the series A senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

Adjustments. The share designation contains standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions. In addition, the share designation provides that if, but only if, the Requisite Holders provide us with at least ten (10) business day’s prior written notice, then, from and after the date of such notice, the stated dividend rate, the stated value and the conversion price shall automatically adjust as follows:

●	On the first day of the 12th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

●	On the first day of the 24th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date. On June 15, 2023, the Requisite Holders provided notice that the stated dividend rate increased from 14% to 24% of the stated value and the stated value increased from $2.00 to $2.20.

●	On the first day of the 36th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding the third adjustment date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $3.00. In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series A senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

Additional Equity Interest. On the third adjustment date set forth above, we are required to cause Wolo to issue to the holders of series A senior convertible preferred shares, on a pro rata basis, a ten percent (10%) equity stake in Wolo. We are required to cause Wolo to grant to the holders of the series A senior convertible preferred shares upon the issuance to them of such equity interest a right to receive an additional number of shares of common stock of Wolo if Wolo issues to any third-party equity securities at a price below the acquisition price (as defined below). Such additional number of shares of common stock of Wolo to be issued in such instance shall be equal to a number of shares of common stock of Wolo which, when added to the number of shares of common stock of Wolo constituting the initial additional equity interest, would be equal to the total number of shares of common stock which would have been issued to a holder of series A senior convertible preferred shares if the price per share of common stock of Wolo was equivalent to the price per equity security paid by such third-party in Wolo. For purposes of this provision, “acquisition price” means the price per share of d Wolo that was paid by us upon the acquisition of Wolo.

Most Favored Nations. The securities purchase agreement relating to the issuance of the series A senior convertible preferred shares contains a standard most favored nations provision which provides that, unless otherwise agreed to by the holders of a majority of the then outstanding series A senior convertible preferred shares, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security, by us with any term that any holder of series A senior convertible preferred shares reasonably believes is more favorable to the holder of such security than to the holder of the series A senior convertible preferred shares then (i) we shall notify the holder of series A senior convertible preferred shares of such additional or more favorable term within five (5) business days of the new issuance and/or amendment of the respective security, which notice may include the filing of a current report on Form 8-K that discloses the issuance of such new security, and (ii) such term, the holder’s option, shall become a part of the transaction documents with the holder of the series A senior convertible preferred shares. The types of terms contained in another security that may be more favorable to the purchaser of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. The holders of the series A senior convertible preferred shares have used this provision to reduce the conversion price on multiple occasions. However, as stated above, the conversion price may not be less than $3.00.

Other Rights. Holders of series A senior convertible preferred shares have no preemptive or subscription rights for additional securities of our company.

Series B Senior Convertible Preferred Shares

Ranking. The series B senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series B senior convertible preferred shares; (ii) on parity with our series A senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series B senior convertible preferred shares.

Dividend Rights. Holders of series B senior convertible preferred shares are entitled to dividends at the current rate per annum of 19.0% of the stated value (currently $3.00 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the VWAP for the common shares our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking regarding the Rule 144 holding period referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $2.70; provided further, that we may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $2.70 or higher.

Liquidation Rights. Subject to the rights of our creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series B senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including our common shares and allocation shares, each holder of outstanding series B senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series B senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series B senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series B senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series B senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series B senior convertible preferred shares do not have any voting rights; provided that, so long as any series B senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series B senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating (i) any amendment, alteration or repeal of any of the provisions of the share designation or (ii) our creation or issuance of any parity securities or any senior securities. Notwithstanding the foregoing, such vote of the holders shall not be required in connection with the issuance of parity securities or senior securities if, and so long as, the proceeds resulting from the issuance of such securities are used to redeem in full the outstanding series B senior convertible preferred shares.

Conversion Rights. Each series B senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value (currently $3.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price (currently $3.00 per share); provided that in no event shall the holder of any series B senior convertible preferred shares be entitled to convert any number of series B senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series B senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption Rights. We may redeem in whole (but not in part) the series B senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid dividends and any other amounts due pursuant to the terms of the series B senior convertible preferred shares.

Adjustments. The share designation contains standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions. In addition, the share designation provides that the stated dividend rate, the stated value and the conversion price shall automatically adjust as follows:

●	On the first day of the 12th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date. On February 25, 2023, the stated dividend rate increased from 14% to 19% of the stated value.

●	On the first day of the 24th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

●	On the first day of the 36th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $3.00 per share (subject to adjustment for splits or dividends of the common shares). In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series B senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

Most Favored Nations. The securities purchase agreement relating to the issuance of the series B senior convertible preferred shares contains a standard most favored nations provision which provides that, unless otherwise agreed to by the holders of a majority of the then outstanding series B senior convertible preferred shares, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security, by us with any term that any holder of series B senior convertible preferred shares reasonably believes is more favorable to the holder of such security than to the holder of the series B senior convertible preferred shares then (i) we shall notify the holder of series B senior convertible preferred shares of such additional or more favorable term within five (5) business days of the new issuance and/or amendment of the respective security, which notice may include the filing of a current report on Form 8-K that discloses the issuance of such new security, and (ii) such term, the holder’s option, shall become a part of the transaction documents with the holder of the series B senior convertible preferred shares. The types of terms contained in another security that may be more favorable to the purchaser of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. The holders of the series B senior convertible preferred shares have used this provision to reduce the conversion price on multiple occasions. However, as stated above, the conversion price may not be less than $3.00.

Other Rights. Holders of series B senior convertible preferred shares have no preemptive or subscription rights for additional securities of our company.

Allocation Shares

Distribution Rights. Under the terms of the operating agreement, we will pay a profit allocation to our manager, as holder of the allocation shares.

Liquidation Rights. Upon a liquidation of our company, any accrued, but unpaid profit allocation due to our manager as a result of our manager’s ownership of the allocation shares would be paid to our manager before any payment is made of any amounts due upon a liquidation to the holders of our common shares but after payment is made to the holders of our series A senior convertible preferred shares and series B senior convertible preferred shares.

Voting Rights. The operating agreement provides that the holder of allocation shares will not be entitled to any voting rights, except that the holder of the allocation shares will have:

●	voting rights in connection with the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;

●	a veto right with respect to the dissolution of our company in certain circumstances;

●	a veto right with respect to the amendment of the provisions providing for distributions to the holders of allocation shares;

●	a veto right to any amendment to the provisions entitling the holders of allocation shares to appoint and remove directors who will serve on our board of directors;

●	a veto right to any amendment to the provision regarding the quorum and voting requirements for board meetings;

●	a veto right to any amendment to the provisions regarding the indemnification and liability of directors;

●	a veto right with respect to any amendment of the provision of the operating agreement governing amendments thereof; and

●	a veto right with respect to any amendment that would adversely affect the holder of allocation shares.

In addition, the holder of the allocation shares has the right to appoint one (1) director to our board of directors for every four (4) members constituting the entire board of directors. Any director appointed to our board of directors by the holder of the allocation shares will not be required to stand for election by the holders of our common shares and will not have any special voting rights.

Other Rights. Holders of allocation shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the allocation shares.

Warrants

On October 8, 2021, we issued to Leonite Capital LLC a five-year warrant for the purchase of 2,977 common shares with an exercise price of $2.7568 per share, which was amended on May 10, 2023. The exercise price is subject to standard adjustments, including a price based antidilution adjustment, and the warrants may be exercised on a cashless basis if there is no effective registration registering, or no current prospectus available for, the resale of the common shares underlying the warrants. This warrant also contains an ownership limitation, which provides that we shall not effect any exercise of the warrant, and Leonite Capital LLC shall not have the right to exercise any portion of the warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, Leonite Capital LLC, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of the warrant; provided that upon no fewer than 61 days’ prior notice to us, Leonite Capital LLC may increase or decrease such beneficial ownership limitation provisions (up to a maximum of 9.99%). Due to the price based antidilution adjustment contained in this warrant, if the public offering price is less than $2.7568 per share, the exercise price of these warrants will be reduced to such public offering price.

On July 8, 2022, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 36 common shares at an exercise price of $2.7568 per share. On February 3, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 9 common shares at an exercise price of $2.7568 per share. On February 9, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 120 common shares at an exercise price of $2.7568 per share. On February 22, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 76 common shares at an exercise price of $2.7568 per share. The exercises prices of these warrants are subject to standard adjustments, including a price based antidilution adjustment, and the warrants may be exercised on a cashless basis if the market price of our common shares is greater than the exercise price. These warrants also contain an ownership limitation, which provides that we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant. Due to the price based antidilution adjustment contained in this warrant, if the public offering price is less than $2.7568 per share, the exercise price of these warrants will be reduced to such public offering price.

On August 5, 2022, we issued a common share purchase warrant to each of Craft Capital Management LLC and R.F. Lafferty & Co. Inc. for the purchase of 358 common shares at an exercise price of $525. The warrants are exercisable at any time and from time to time during the period commencing on February 5, 2023 and ending on August 2, 2027 and may be exercised on a cashless basis if there is no effective registration registering, or no current prospectus available for, the resale of the common shares underlying the warrants. The exercise price is subject to standard adjustments for share dividends, splits, recapitalizations, mergers, reorganizations and similar events.

On January 3, 2023, we issued warrants for the purchase of 4,079 common shares as a dividend to our common shareholders of record as of December 23, 2022 pursuant to a warrant agent agreement, dated January 3, 2023, with VStock Transfer, LLC. Each holder of common shares received a warrant to purchase one (1) common share for every 10 common shares owned as of the record date (with the number of shares underlying the warrant received rounded down to the nearest whole number). Each warrant represents the right to purchase common shares at an exercise price of $420 per share (subject to standard adjustments for share splits, share dividends, recapitalizations and similar transactions). At any time, we may, at our option, voluntarily reduce the then-current exercise price to such amount and for such period or periods of time which may be through the expiration date as may be deemed appropriate by our board of directors. Cashless exercises of the warrants are not permitted. The warrants will generally be exercisable in whole or in part beginning on the later of (i) January 3, 2024 or (ii) the date that a registration statement on Form S-3 with respect to the issuance and registration of the common shares underlying the warrants has been filed with and declared effective by the SEC, and thereafter until January 3, 2026. We may redeem the warrants at any time in whole or in part at $0.001 per warrant (subject to equitable adjustment to reflect share splits, share dividends, share combinations, recapitalizations and like occurrences) upon not less than 30 days’ prior written notice to the registered holders of the warrants.

On August 11, 2023, in connection with the issuance of the 20% OID subordinated promissory notes described below, we issued warrants for the purchase of an aggregate of 40,989 common shares. The terms of the warrants are set forth in a warrant agency agreement, dated August 11, 2023, between our company and VStock Transfer, LLC, our transfer agent. Subject to shareholder approval (as described in more detail under “—Convertible Promissory Notes” below), the warrants are exercisable for a period five (5) years at an exercise price of $18.30 (subject to standard adjustments for share splits, share combinations, share dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions) and may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of common shares upon exercise thereof. These warrants also contain an ownership limitation, which provides that we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant; provided that upon no fewer than 61 days’ prior notice to us, a holder may increase or decrease such beneficial ownership limitation provisions (up to a maximum of 9.99%).

On August 11, 2023, we also issued to Spartan Capital Securities, LLC, the placement agent for this offering, a common share purchase warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the 20% OID subordinated promissory notes and exercise of the warrants issued in connection therewith, or approximately 86,613 common shares as of the date of this prospectus, at an exercise price of $20.13 per share, subject to standard adjustments for share dividends, splits, recapitalizations, mergers, reorganizations and similar events. This warrant is exercisable at any time on or after the date that is the six months after the date of issuance and until the fifth anniversary thereof.

Convertible Promissory Notes

On October 8, 2021, we issued to two institutional investors secured convertible promissory notes in the aggregate principal amount of $24,860,000. The notes bear interest at a rate per annum equal to the greater of (i) 4.75% plus the U.S. prime rate that appears in The Wall Street Journal from time to time or (ii) 8%; provided that, upon an event of default (as defined in the notes), such rate shall increase to 24% or the maximum legal rate. The holders of the notes may, in their sole discretion, elect to convert any outstanding and unpaid principal portion of the notes, and any accrued but unpaid interest on such portion, into our common shares at a conversion price equal to $2.7568 (subject to standard adjustments, including a price based antidilution adjustment). These notes contain a beneficial ownership limitation, which provides that we shall not effect any conversion to the extent that after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such conversion; provided that upon no fewer than 61 days’ prior notice to us, a holder may increase or decrease such beneficial ownership limitation (up to a maximum of 9.99%). Due to the price based antidilution adjustment contained in these notes, if the public offering price is less than $2.7568 per share, the conversion price will be reduced to such public offering price.

On February 9, 2023, we issued a promissory note in the principal amount of $1,390,909 to Mast Hill Fund, L.P. and a promissory note in the principal amount of $1,166,667 to Leonite Fund I, LP. On February 22, 2023, we issued a promissory note in the principal amount of $878,000 to Mast Hill Fund, L.P. The notes bear interest at a rate of 12% per annum and originally matured on the first anniversary of the date of issuance; provided that any principal amount or interest which is not paid when due shall bear interest at a rate of the lesser of 16% per annum or the maximum amount permitted by law from the due date thereof until the same is paid. On August 31, 2023, the parties entered into amendments to the notes, pursuant to which the parties agreed to extend the maturity date of the notes to August 31, 2024 and we agreed to make monthly payments commencing on September 30, 2023. The notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs under the notes at a conversion price equal to 80% of the lowest VWAP of our common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $3.00 (subject to adjustments). These notes also contain a beneficial ownership limitation, which provides that we shall not effect any conversion, and the holders shall not have the right to convert, any portion of the notes to the extent that after giving effect to the issuance of common shares upon conversion, such holder, together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon conversion.

On August 11, 2023, we issued 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 to certain investors. These notes are due and payable on February 11, 2024. Subject to shareholder approval (as described below), the notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs at a conversion price equal to 90% of the lowest VWAP of our common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $3.00 (subject to adjustments). These notes also contain a beneficial ownership limitation, which provides that we shall not effect any conversion to the extent that after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such conversion; provided that upon no fewer than 61 days’ prior notice to us, a holder may increase or decrease such beneficial ownership limitation (up to a maximum of 9.99%). We are required to hold a special meeting of shareholders for the purpose of obtaining shareholder approval of the issuance of all common shares that may be issued upon conversion of the notes and exercise of the warrants issued in connection therewith in accordance with NYSE American rules. On October 10, 2023, we convened a special meeting of shareholders but there was not a sufficient number of common shares present or represented by proxy in order to a constitute quorum. We have adjourned the special meeting and continue to solicit proxies in order to obtain a quorum and continue the special meeting.

Exchangeable Promissory Notes

On October 8, 2021, 1847 Cabinet issued 6% subordinated convertible promissory notes in the aggregate principal amount of $5,880,345 to Steven J. Parkey and Jose D. Garcia-Rendon, the sellers of High Mountain and Innovative Cabinets. On July 26, 2022, we and 1847 Cabinet entered into a conversion agreement with Steven J. Parkey and Jose D. Garcia-Rendon, pursuant to which they agreed to convert an aggregate of $3,360,000 of the notes into an aggregate of 8,000 common shares at a conversion price of $420 per share. The notes bear interest at a rate of six percent (6%) per annum and are due and payable on October 8, 2024; provided that upon an event of default (as defined in the notes), such interest rate shall increase to ten percent (10%) per annum. On October 8, 2021, we entered into an exchange agreement with the holders, pursuant to which we granted them the right to exchange all of the principal amount and accrued but unpaid interest under the notes or any portion thereof for a number of our common shares to be determined by dividing the amount to be converted by an exchange price equal to the higher of (i) the 30-day VWAP for our common shares over the thirty (30) trading days immediately prior to the applicable exchange date or (ii) $1,000 (subject to equitable adjustments for stock splits, stock combinations, recapitalizations and similar transactions).

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our shares, you will be admitted as a member of our company and will be deemed to have agreed to be bound by the terms of the operating agreement. Pursuant to the operating agreement, each shareholder and each person who acquires a share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Ratification of Agreements

The operating agreement provides that each holder, by acquiring shares, ratifies and confirms the various agreements entered into by our company, including but not limited to, the management services agreement, the supplemental put provision of the operating agreement, and that the execution of any of these agreements does not constitute a breach of any duty existing under the operating agreement or otherwise existing at law, in equity or otherwise by any persons, including our manager, approving, negotiating or executing such agreements on behalf our company.

Waiver of Jury Trial

Our operating agreement provides that, to the extent permitted by law, holders of common shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our operating agreement, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Shares—Holders of our common shares may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiffs in any such action.”

Election by Our Company

The operating agreement provides that our board of directors may, without the vote of holders of our shares, cause our company to elect to be treated as a corporation for United States federal income tax purposes if the board receives an opinion from a nationally recognized financial advisor to the effect that our market valuation is expected to be significantly lower as a result of our company continuing to be treated as a partnership for United States federal income tax purposes than if our company instead elected to be treated as a corporation for United States federal income tax purposes.

Amendment of the Operating Agreement

The operating agreement may be amended by a majority vote of our board of directors, except that amending the following provisions requires an affirmative vote of at least a majority of the then outstanding common shares:

●	the purpose or powers of our company;

●	an increase in the number of common shares authorized for issuance;

●	the distribution rights of the common shares;

●	the voting rights relating to the common shares;

●	the hiring of a replacement manager following the termination of the management services agreement;

●	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;

●	the right of our shareholders to vote on the dissolution, winding up and liquidation of our company; and

●	the provision of the operating agreement governing amendments thereof.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the operating agreement may make it more difficult for third parties to acquire control of our company by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of our shares. These provisions are intended to:

●	protect our manager and its economic interests in our company;

●	protect the position of our manager and its rights to manage the business and affairs of our company under the management services agreement;

●	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors;

●	discourage certain types of transactions which may involve an actual or threatened change in control of our company;

●	discourage certain tactics that may be used in proxy fights;

●	encourage persons seeking to acquire control of our company to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and

●	reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of our company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by us in certain limited circumstances. Furthermore, our manager has the right to resign and terminate the management services agreement upon 120 days’ notice.

Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement, will resign their respective position with us and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any director on our board of directors appointed by the holder of the allocation shares may continue serving on our board of directors subject to our manager’s continued ownership of the allocation shares and subject to such director’s removal by the holder of the allocation shares.

If we terminate the management services agreement, our company and its businesses must cease using the term “1847,” including any trademarks based on the name of our company that may be licensed to them by our manager under a license grant in the management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The license grant requires our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager upon termination of the license which would occur upon termination of the management services agreement.

Anti-Takeover Provisions in the Operating Agreement

A number of provisions of the operating agreement also could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of our company. The operating agreement prohibits the merger or consolidation of our company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of our property or assets unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each of the outstanding common shares and allocation shares entitled to vote thereon.

In addition, the operating agreement contains provisions based generally on Section 203 of the General Corporation Law of the State of Delaware which prohibits us from engaging in a business combination with an interested holder of our common shares unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding common shares and allocation shares, excluding shares held by the interested holder or any affiliate or associate of the interested holder of interests.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the operating agreement authorizes our board of directors to increase the size of the board of directors and to fill vacancies on our board of directors. This provision could prevent a holder of common shares from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The operating agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of two-thirds of the then outstanding common shares. A director appointed by our manager may only be removed by our manager, as holder of the allocation shares.

The operating agreement provides that special meetings may only be called by the chairman of our board of directors or by resolution adopted by our board of directors.

The operating agreement also provides that holders of common shares seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before shareholders at an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without further approval of our shareholders. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for our employees. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the operating agreement, as discussed above. Our board of directors could, in the future, choose to amend the operating agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is VStock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Pl, Woodmere, NY 11598, and the telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 4,340,239 common shares outstanding if the maximum number of shares being offered are sold. The common shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued common shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of previously issued warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of common shares then outstanding; or

●	1% of the average weekly trading volume of our common shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least ninety (90) days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding ninety (90) days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers, and the holders of 5% or more of our outstanding common shares, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common shares or other securities convertible into or exercisable or exchangeable for our common shares for a period of three (3) months after this offering is completed without the prior written consent of the placement agent. See “Plan of Distribution.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations that may be associated with the purchase, ownership, and disposition of our common shares and the pre-funded warrants (which we refer to collectively as our securities) and the exercise or lapse of such pre-funded warrants by U.S. holders (as defined below) and non-U.S. holders (as defined below). This summary is not intended to be a complete summary of the U.S. federal income tax consequences to purchasers of our securities, and does not discuss any state, local or other tax consequences, of an investment in our company. Moreover, this summary deals only with securities that are held as capital assets by holders who acquire our securities in this offering or by exercising a pre-funded warrant that was acquired in this offering. The discussion does not discuss all of the U.S. federal income tax consequences that may be relevant to a potential investor in our company in light of such investor’s particular circumstances or to investors subject to special rules, such as brokers and dealers in securities, certain financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our securities as part of a hedging, integrated, or conversion transaction or a straddle, or as part of any other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their holdings, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons who hold directly or constructively at least 5% of our shares, or persons liable for the alternative minimum tax or the net investment income tax. This summary does not address any tax law other than the U.S. federal income tax law, including any estate tax law or any foreign, state or local income tax law.

Each potential investor is urged and expected to consult his, her or its own tax advisors prior to acquiring any of our securities to discuss his, her or its own tax and financial situation, including the application and effect of U.S. federal, state, local, and other tax laws and any possible changes in the tax laws that may occur after the date of this prospectus. This section is not to be construed as tax advice or as a substitute for careful tax planning.

The discussion herein is based on existing law as contained in the Code, currently applicable Treasury Regulations thereunder, or the Regulations, administrative rulings and court decisions as of the date of this prospectus, all of which are subject to change by legislative, judicial and administrative action, which change may in any given instance have a retroactive effect. No rulings have been or will be requested from the IRS or any other taxing authority concerning any of the tax matters discussed herein. Furthermore, no statutory, administrative, or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of our securities or instruments similar to our securities. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described in this summary. The IRS or a court may disagree with the following discussion or with any of the positions taken by us for U.S. federal income tax reporting purposes, including the positions taken with respect to, for example, the classification of our company as a partnership. A different treatment of our securities or our company from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain, or loss in respect of an investment in our securities.

As used herein, the term “U.S. holder” means a beneficial owner of our securities that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in its gross income for U.S. federal income tax purposes, regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) a U.S. state, a local government or any instrumentality thereof.

As used herein, the term “non-U.S. holder” means any beneficial owner of our securities (other than a partnership or other entity treated as a partnership) that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds securities of our company, the U.S. tax treatment of any partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or similarly treated entity) that acquires, holds, or sells our securities, we urge you to consult your own tax adviser, as to the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of securities, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Status of our Company

Pursuant to current law, and subject to the discussion of “publicly traded partnerships” herein, our company expects to be classified as a partnership for U.S. federal income tax purposes, and, accordingly, expects that no U.S. federal income tax will be payable by it as an entity. Instead, each holder of our shares will be required to take into account his, her or its distributive share of the items of income, gain, loss, deduction, credit and tax preferences of our company.

If our company were not classified as a partnership and, instead, were to be classified as an association taxable as a corporation for U.S. federal income tax purposes, our company would be subject to federal income tax on its taxable income at the regular corporate tax rate (currently 21%), which would reduce the amount of cash available for distribution to the shareholders. In that event, the holders of our shares would not be entitled to take into account their distributive shares of our company’s losses or deductions in computing their taxable income. Nor would they be subject to tax on their respective shares of our company’s income or gains. Distributions to a holder would be treated as (i) dividends to the extent of our company’s current or accumulated earnings and profits, (ii) a return of capital to the extent of each holder’s adjusted basis in his, her or its shares, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s adjusted basis in his, her or its shares. Overall, treatment of our company as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in our company.

Given the number of shareholders we have, and because our shares are listed on NYSE American, we believe that our company will be regarded as a publicly traded partnership. Under U.S. federal income tax law, a publicly traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income,” within the meaning of section 7704(d) of the Code, and it is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of shares or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

There can be no assurance that the IRS would not prevail in asserting that our company should be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of our company for U.S. federal income tax purposes or whether our company will have sufficient qualifying income under Section 7704(d) of the Code. Whether our company will continue to meet the qualifying income exception is dependent on our company’s continuing activities and the nature of the income generated by those activities. We intend to take the position that any loans we make to any of our subsidiaries are not being made as part of a lending business we conduct. There can be no assurance the IRS will not successfully challenge any such position. We also intend to take the position that we will not otherwise be directly engaged in any trade or business for U.S. federal income tax purposes, but again there can be no assurance that this position will not be challenged by the IRS. This discussion assumes we are not, and will not be, engaged in any trade or business (including a lending business) for U.S. federal income tax purposes. In addition, whether offsetting management services agreements (if any) between our manager and the operating businesses may give rise to management fee income to our company is not clear. In any event, our company’s board of directors intends to cause our company to conduct its activities in such manner as is necessary for our company to continue to meet the qualifying income exception.

If at the end of any year in which we would be considered to be a publicly traded partnership, our company fails to meet the qualifying income exception, our company may still qualify as a partnership for federal income tax purposes if our company is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) our company and each of the holders of our shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. The remainder of this discussion of the material U.S. federal income tax considerations assumes we would not be classified as a publicly traded partnership treated as a corporation.

If in any year in which we would be considered to be a publicly traded partnership, our company fails to satisfy the qualifying income exception in a particular taxable year (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure) or is required to register under the Investment Company Act, our company will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of that year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders in liquidation of their shares in our company. This contribution and liquidation should be tax-free to holders and our company so long as our company, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, our company would be classified as a corporation for U.S. federal income tax purposes.

The balance of this discussion assumes that our company is not engaged in a trade or business, and that it will be treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders

Tax Characterization of the Pre-Funded Warrants

Although the matter is not entirely free from doubt, a pre-funded warrant should be treated as a common share for U.S. federal income tax purposes, and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common shares, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common share received. Similarly, the tax basis of the pre-funded warrant should carry over to the common share received upon exercise, increased by the exercise price of $0.01 per share. If the pre-funded warrant is treated as a partnership interest, it is possible that the holder of such pre-funded warrant may be allocated income or gains with respect to such pre-funded warrants and would otherwise be treated as a partner in our company for U.S. federal income tax purposes, with the tax consequences as described below, but such pre-funded warrant holder would not be entitled to any distributions from our company with respect to such income or gain. Each holder should consult his, her or its tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to common shares, is generally intended to also pertain to pre-funded warrants.

Tax Treatment of Our Company

On the basis that our company is properly classified as a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed as a result of certain audit adjustments, as contemplated by the partnership audit rules) although it will file an annual partnership information return with the IRS. The information return will report the results of our company’s activities and will contain schedules reflecting allocations of profits or losses (and items thereof) to members of our company, that is, to the shareholders. In addition, to meet the terms of certain recordkeeping requirements under the Code, our company must annually obtain from each shareholder the names and addresses of any and all ultimate beneficial owners of our company shares and, to the extent a shareholder is not, in whole or in part, the ultimate beneficial owner, such ultimate beneficial owner’s direct or indirect fractional ownership share in our company, and the amount of any distribution(s) received by such ultimate beneficial owner by reason of his, her or its direct or indirect fractional ownership share in our company.

Tax Treatment of Company Income to Holders

Each partner of a partnership is required to report on his, her or its income tax return his, her or its share of items of income, gain, loss, deduction and credit of the partnership without regard to whether cash distributions are received. Each holder will be required to report on his, her or its tax return his, her or its allocable share of company income, gain, loss, deduction and credit for our company’s taxable year that ends with or within the holder’s taxable year. Each item of company income, gain, loss, deduction or credit will generally have the same character (e.g., capital or ordinary) as it would if the holder had recognized the item directly. Thus, holders of our shares may be required to report taxable income without a corresponding current receipt of cash if our company were to recognize taxable income and not make cash distributions to the shareholders.

Allocation of Company Profits and Losses

The determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement, provided that the allocation has “substantial economic effect” or reflects the “partners’ interests in the partnership.” Subject to the discussion below, it is intended that the allocations under the operating agreement should have “substantial economic effect” or be respected as reflecting the “partners’ interests in the partnership.” Whether an allocation is considered to reflect the partners’ interests in the partnership is a facts and circumstances analysis of the underlying economic arrangement.

In general, under the operating agreement, items of ordinary income and loss will be allocated among the holders of our shares and our manager on the basis of their relative rights to receive distributions from our company. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to publicly traded partnerships, is not always clear. Our company will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects each holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of U.S. federal income tax law. It is, therefore, possible that the IRS will prevail in asserting that certain of the allocations, conventions or assumptions are not acceptable, and may require items of company income, gain, loss, deduction or credit to be reallocated in a manner that could be adverse to a holder of our shares.

Treatment of Distributions

Distributions of cash (or in certain cases, marketable securities) made by our company to the shareholders will generally not be taxable to a shareholder to the extent that the amount of cash (or the value of such marketable securities) distributed to the shareholder does not exceed such shareholder’s adjusted tax basis in his, her or its common shares (determined as described in the discussions regarding common shares purchased in this offering and common shares acquired through exercise of pre-funded warrants) immediately before the distribution. To the extent that a shareholder receives an amount of cash in excess of his, her or its adjusted tax basis (or in certain cases marketable securities with a value in excess of such basis), with such basis determined immediately before the distribution, that shareholder will recognize gain equal to such excess (see the section entitled “—Disposition of Securities” below). Such distributions of cash or marketable securities will reduce the tax basis of the shares held by a shareholder receiving such a distribution by the amount of such cash or the value of such marketable securities, as the case may be.

Tax Basis in Pre-Funded Warrants and Common Shares

The holder’s initial tax basis in a common share received upon exercise of a pre-funded warrant generally will be an amount equal to the sum of (i) the holder’s initial investment in the pre-funded warrant, (ii) the exercise price of the pre-funded warrant and (iii) the holder’s share of our liabilities at the time of exercise. Notwithstanding the forgoing, the resulting initial tax basis of a common share that arises on the exercise of a pre-funded warrant by a holder of pre-funded warrants who also holds common shares will be added to the overall tax basis of the U.S. holder in all of his or her common shares, because a holder of partnership interests is deemed to have a “unified basis” in all of his or her partnership interests (in this case, common shares), without the ability to specifically identify the tax basis that might otherwise be attributable to a particular common share, for example.

A holder’s initial tax basis in his, her or its shares acquired in this offering will generally be equal to the purchase price plus such holder’s share of our company’s liabilities at the time of his, her or its purchase of the shares. A holder’s tax basis in his, her or its common shares will be increased from time to time by (a) the holder’s share of our company’s taxable income, including capital gain, (b) the holder’s share of our company’s income, if any, that is exempt from tax, (c) any increase in the holder’s share of our company’s liabilities, and (d) any additional capital contributions by such holder to our company. A holder’s tax basis in his, her or its common shares will generally be decreased from time to time (but not below zero) by (a) the amount of any cash and the adjusted basis of any property distributed (or deemed distributed) to the holder, (b) the holder’s share of our company’s losses and deductions, (c) the holder’s share of our company’s expenditures that are neither deductible nor properly chargeable to a capital account, and (d) any decrease in the holder’s share of our company’s liabilities. As described above, a pre-funded warrant is likely to be treated as the equivalent of a common share for U.S. federal income tax purposes, but the exercise of a pre-funded warrant by payment of the exercise price should still increase the holder’s basis in the resulting common shares by the amount of the exercise price.

Holding Period

A holder’s holding period for the common shares purchased this offering will begin on the day after the date of such purchase. The holding period for a common share acquired through the exercise of a pre-funded warrant should begin on the day after the date of exercise of such pre-funded warrant by such holder.

Exercise or Lapse of a Pre-Funded Warrant

The payment of cash by a U.S. holder or non-U.S. holder upon the exercise of a pre-funded warrant in exchange for the one common share underlying such pre-funded warrant should not result in the recognition of gain or loss to such exercising pre-funded warrant holder. However, under applicable Treasury Regulations, the exercise of such pre-funded warrant may result in adjustments to the capital accounts of the members of our company and/or the allocation of gross taxable income to the pre-funded warrant holder, attributable to the difference between the value of the common share underlying each exercised pre-funded warrant on the date of exercise and such pre-funded warrant’s exercise price. Any adjustments or allocations of gross income required by these regulations may result in adverse or unexpected tax consequences to the holder of the exercised pre-funded warrant or the other holders of common shares. In general, a U.S. holder’s or non-U.S. holder’s initial tax basis in the common share received on the exercise of a pre-funded warrant should be equal to the sum of (a) such U.S. holder’s or non-U.S. holder’s tax basis in such pre-funded warrant plus (b) the exercise price paid by such U.S. holder or non-U.S. holder on the exercise of such pre-funded warrant. On the basis that ownership of a pre-funded warrant is treated as equivalent to the ownership of a common share (as discussed above under “—Tax Characterization of Pre-Funded Warrants”), the holding period for the common shares acquired upon exercise of the pre-funded warrant should be unaffected by the exercise and should begin when the holder first acquired the pre-funded warrant. In general, if a pre-funded warrant is allowed to lapse unexercised, a U.S. holder or non-U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the pre-funded warrant.

Tax Considerations for U.S. Holders

Tax Treatment of Company Income to U.S. Holders

Our company’s taxable income is expected to consist principally of interest income, capital gains and dividends from our C corporation subsidiaries. Interest income will be earned upon the funds loaned by our company (if any) to the operating subsidiaries and from temporary investments of our company and will be taxable to the holders at ordinary income rates. Long-term capital gains will be reported upon the sale of capital assets by our company held for more than one year, and short-term capital gains will be reported upon the sale of capital assets by our company held for one year or less. Under current law, long-term capital gains allocated to non-corporate U.S. holders may qualify for a reduced rate of tax. Capital gains allocated to corporate U.S. holders will be taxed at ordinary income tax rates. Any dividends received by our company from its domestic corporate holdings may constitute qualified dividend income in the hands of certain non-corporate U.S. holders, which will, under current law, qualify for a reduced rate of tax provided various technical requirements are satisfied. Any dividends received by our company that do not constitute qualified dividend income will be taxed to U.S. holders at the tax rates generally applicable to ordinary income. Dividend income of our company from its domestic operating subsidiaries that is allocated to corporate holders of our shares may qualify for a dividends-received deduction, provided ownership thresholds and certain other requirements are met.

Disposition of Securities

Upon the transfer of securities by a U.S. holder in a sale or other taxable disposition, the holder will generally recognize gain or loss equal to the difference between (i) the proceeds realized on such sale (plus, in the case of a disposition of common shares, the U.S. holder’s share of company liabilities allocable to such common shares) and (ii) such holder’s adjusted tax basis in the securities sold (as described in “—Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders —Tax Basis in Pre-Funded Warrants and Common Shares”). Such gain or loss recognized on the sale of securities by a non-corporate U.S. holder who has held such securities for more than 12 months will be taxable as long-term capital gain or loss, except that in the case of gains attributable to taxable dispositions of common shares, the portion of the selling shareholder’s gain allocable to (or amount realized, in excess of tax basis, attributable to) “inventory items” and “unrealized receivables” of the company as defined in Section 751 of the Code will be treated as ordinary income. Capital gain or loss of non-corporate U.S. holders where the securities sold are considered held for 12 months or less is taxable as short-term capital gain or loss. Short-term capital gain is generally subject to U.S. federal income tax at ordinary income tax rates. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of common shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income. Non-corporate U.S. holders may carry excess capital losses forward indefinitely until the loss is fully absorbed or deducted. Corporate U.S. holders may carry capital losses back three years and forward five years. Capital losses may be subject to various other limitations under the Code, and U.S. holders are urged to consult their tax advisors regarding the deductibility of any particular loss in their circumstances.

If a U.S. holder acquires company shares at different prices and sells less than all of his, her or its shares, the holder will not be entitled to specify particular shares as having been sold (as it could do if our company were a corporation). Rather, the holder should determine his, her or its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of his, her or its “unified basis” in his, her or its shares sold.

A U.S. holder selling shares in our company is urged to consult the holder’s tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.

Treatment of Loans

A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of share may be considered to have disposed of those shares. In such case, the holder would no longer be regarded as a beneficial owner of those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder intending to participate in any such transaction is urged to consult with his, her or its tax adviser.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of our company. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitations on Deductibility of Losses; Management Fees and Other Expenses

A U.S. holder’s ability to deduct for U.S. federal income tax purposes his, her or its distributive share of any company losses or expenses will be limited to the lesser of (i) the adjusted tax basis in such holder’s shares, or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of our company. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold his, her or its shares if the lender of such borrowed funds owns shares or can look only to the borrower’s shares for repayment. Losses in excess of the amount at risk must be deferred until years in which our company generates taxable income against which to offset such losses. The deductibility of losses may be further limited by U.S. federal income tax law, and U.S. holders should discuss such limitations with their own tax advisors.

Our company will pay a management fee (and possibly certain transaction fees) to our manager. Our company will also pay certain costs and expenses incurred in connection with activities of our manager. Our company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. holders of our shares. Under current law in effect for taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U.S. holders may not deduct any such miscellaneous itemized deductions for federal income tax purposes. A non-corporate U.S. holder’s inability to deduct such items could result in such holder reporting as his, her or its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year. Corporate U.S. holders of our shares generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law.

Non-U.S. Holders

Taxation of Income or Gains Allocated to Non-U.S. Holders

Subject to the discussion below, a non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of our company’s income or gains, provided that such income or gain is not considered to be effectively connected with the conduct of a trade or business within the United States. If the income or gain from our company is treated as effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income (and possibly gain realized upon the sale or exchange of our shares, as discussed below) will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on such effectively connected income. We intend to take the position that, except to the extent as may be required by law for income or gain attributable to “U.S. real property interests” as described below, our company will not be engaged in a U.S. trade or business for these purposes and our income will not be effectively connected with any such U.S. trade or business. However, there can be no assurance that the IRS will not successfully challenge this position. The balance of this discussion assumes that our company will not be engaged in a U.S. trade or business.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder would be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an applicable income tax treaty) in respect of such holder’s distributive share of dividends, interest, and other fixed or determinable annual or periodical income from sources within the United States realized by our company that are not effectively connected with the conduct of a U.S. trade or business. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder.

Non-U.S. holders will be required to timely and accurately complete an applicable IRS Form W-8 (or other applicable form) and provide such form to our company for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in our company.

Taxation of Distributions Received by Non-U.S. Holders

In general, the tax consequences of the receipt of distributions of cash from us to a non-U.S. holder will be the same as set forth above under “—Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders—Treatment of Distributions,” except that any taxable gain that arises as a result of such distributions and that are attributable to “U.S. real property interests” (as defined below) will generally be taxed as described below under “—Taxation of Gains From Sales or Other Taxable Distributions of U.S. Real Property Interests.”

Disposition of Shares

Upon the sale or other taxable disposition of shares, a non-U.S. holder will recognize a capital gain or loss for U.S. tax purposes only if the gain or loss is (i) effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such gain or loss is attributable) or (ii) treated as a gain or loss from sources within the United States and the non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Subject to some exceptions, a transferee of an interest in a partnership must withhold 10% of the amount realized on the disposition of an interest in a partnership if any portion of the gain (if any) on the disposition would be treated by a non-U.S. person as effectively connected with the conduct of a trade or business within the United States. A transfer can occur when a partnership distribution results in gain recognition. If the transferee fails to withhold any amount required to be withheld, the partnership must deduct and withhold from distributions to the transferee the amount the transferee failed to withhold (plus interest).

Taxation of Gains from Sales or Other Taxable Dispositions of U.S. Real Property Interests

In general, non-U.S. holders will be subject to U.S. withholding and federal income taxes on gains attributable to a taxable sale or other disposition (i) by our company of a “U.S. real property interest”, or USRPI, that are allocable to a non-U.S. holder, or (ii) by a non-U.S. holder of our shares (A) if the shares sold are USRPIs or (B) to the extent such gains are attributable to USRPIs we hold at the time of such disposition. Gains from taxable sales or other dispositions of USRPIs are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain. For this purpose, a USRPI includes an interest (other than solely as a creditor) in (i) certain U.S. real property, (ii) a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), and (iii) a partnership that holds USRPIs. We have made no determination as to whether any of our company’s investments will constitute a USRPI and there can be no assurance that we will not own or acquire USRPIs in the future.

Certain Other Considerations for Both U.S. Holders and Non-U.S. Holders

Tax Reporting by Our Company

Information returns will be filed by our company with the IRS, as required, with respect to income, gain, loss, deduction, credit and other items derived from our company’s activities. Our company will file a partnership return with the IRS and will use reasonable efforts to issue tax information that describes your allocable share of our income, gain, loss, deduction, and credit, including a Schedule K-1, to you (and to our manager) as promptly as possible. In preparing this information, our company will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction, and credit. Delivery of this information by our company will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which our company holds an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. In addition, the IRS may prevail in asserting that certain of our reporting conventions are impermissible, which could result in an adjustment to your income or loss.

It is possible that our company may engage in transactions that subject our company and, potentially, the holders of common shares, to other information reporting requirements with respect to an investment in our company. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. For tax years beginning after December 31, 2017, a partnership must designate a “partnership representative” to serve as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. Our company has designated Ellery W. Roberts to be the partnership representative for tax years beginning after December 31, 2017, and we refer to Mr. Roberts in such capacity as the “partnership representative.”

Our partnership representative, who is required by the operating agreement to notify all holders of any U.S. federal income tax audit of our company, will have the authority under the operating agreement to conduct and respond to any IRS audit of our company’s tax returns or other tax-related administrative or judicial proceedings, and, if appropriate, to contest (including by pursuing litigation) any proposed adjustments by the IRS, and, if considered appropriate, to settle such proposed adjustments. A final determination of U.S. tax matters in any proceeding initiated or contested by the partnership representative will be binding on all holders of our shares who held their shares during the period under audit. The partnership representative will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to company items. In addition, in his capacity as the “partnership representative” the partnership representative will have significant authority under applicable law to bind our shareholders to audit adjustments applicable to the company and its shareholders. Moreover, in the case of an audit adjustment that results in an adjustment to items of partnership income, gain, loss or deduction for any particular year, the IRS may assess an “imputed underpayment” amount against our company unless the company makes a valid election to have such imputed underpayment assessed against the relevant shareholders (or former shareholders) to which such assessment relates. We will not make a determination as to whether we will pay any imputed underpayment that may be assessed against us or whether we will make the election to have the imputed underpayment assessed against our shareholders or former shareholders until such time as any such assessment may occur.

A U.S. federal income tax audit of our company’s information return may result in an audit of the tax return of a holder of our shares, which, in turn, could result in adjustments to a holder’s items of income, gain, loss, deduction, and credit that are unrelated to our company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of our company or of an income tax return of a holder, might not take a position that differs from the treatment thereof by our company or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Reportable Transaction Disclosure Rules

If our company were to engage in a “reportable transaction,” our company (and possibly others, including U.S. holders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with rules governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of a threshold amount computed without regard to offsetting gains or other income or limitations. An investment in our company may be considered a “reportable transaction” if, for example, we recognize significant losses in the future. In certain circumstances, a holder of our shares who disposes of all or part of the shares in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose his, her or its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly holders’ tax returns) would be audited by the IRS. Certain of these rules are currently unclear, and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if our company were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, holders may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations. Our company does not intend to engage in any reportable transaction. However, we urge U.S. holders to consult their tax advisers regarding the reportable transaction disclosure rules and the possible application of these rules to them.

Information Reporting Requirements and Related Withholding Taxes

Under the “backup withholding” rules, a holder of our shares may be subject to backup withholding (currently at the rate of 24%) with respect to any taxable income or gain attributable to such shares unless the holder:

●	is a corporation or qualifies for certain other exempt categories and, when required, certifies this fact; or

●	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder of our shares who does not provide us with a correct taxpayer identification number also may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Investors should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Pursuant to U.S. federal legislation known as the Foreign Account Tax Compliance Act, or FATCA, we may be subject to additional information reporting and withholding obligation requirements with respect to any shareholder that is a “foreign financial institution,” or an FFI, or a “non-financial foreign entity,” or an NFFE, as each such term is defined by FATCA. In general, under these requirements, U.S. federal withholding tax at a 30% rate may apply to certain U.S. source income earned by us which is allocable to an FFI or NFFE unless (i) in the case of an FFI, such FFI registers with the IRS, and (ii) in the case of either an FFI or NFFE, such entities disclose the identity of their U.S. owners or account holders and annually report certain information about such accounts. This 30% withholding tax may also apply to taxable sales or other dispositions of our shares.

PLAN OF DISTRIBUTION

We are offering up to 3,424,658 common shares, based on an assumed offering price of $1.46 per share, the closing price of our common shares on January 31, 2024, for gross proceeds of up to $5,000,000 before deduction of placement agent commissions and offering expenses, in a reasonable best-efforts offering. There shall be no minimum amount of proceeds as a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

Pursuant to a placement agency agreement, dated as of , 2024, we have engaged Spartan Capital Securities, LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. There is no arrangement for funds to be received in escrow, or trust or similar arrangement.

We expect to deliver the securities being offered pursuant to this prospectus on or about           , 2024.

Placement Agent, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 8% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent of up to $100,000.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us.

	Per Share	Total Maximum
Assumed public offering price	$1.46	$5,000,000
Placement agent fees (8%)	0.12	400,000
Proceeds, before expenses, to us	$1.34	$4,600,000

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent fees, will be approximately $295,000, all of which are payable by us. This figure includes the placement agent’s accountable expenses, including, but not limited to, legal fees for placement agent’s legal counsel of up to $100,000. We paid the placement agent an advance of $25,000 towards to the payment of its accountable expenses which shall be returned to us to the extent not used to pay its accountable out-of-pocket expenses actually incurred.

Lock-Up Agreements

We, all of our directors and officers, and the holders of 5% or more of our outstanding common shares, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common shares or other securities convertible into or exercisable or exchangeable for our common shares for a period of three (3) months after this offering is completed without the prior written consent of the placement agent.

The placement agent may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the placement agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Right of First Refusal

We have granted the placement agent a right of first refusal for a period of twelve (12) months after the closing of this offering to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such twelve (12) month period. We shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain the placement agent. If the placement agent should decline such retention, we shall have no further obligations to the placement agent with respect to the offering for which it has offered to retain the placement agent.

Tail

If, within twelve (12) months following the closing of the offering, we complete any financing of equity, equity-linked or debt or other capital raising activity with, or receive any proceeds from, any of the investors introduced by the placement agent or with whom we had an in-person meeting or phone or video call that was facilitated by the placement agent, or investors to whom the placement agent sent the prospectus, then we will pay the placement agent, upon the closing of such financing or receipt of such proceeds, the compensation equivalent to that set forth under the captions “Placement Agent, Commissions and Expenses” above. If the engagement period of the placement agent pursuant to the terms of the engagement letter with us ends prior to the closing of the offering and if within twelve (12) months following such end of the engagement period (except if the engagement period is terminated for “cause” as defined in the engagement letter), we complete any financing of equity, equity-linked or debt or other capital raising activity with, or receives any proceeds from, any of the investors with whom we had an in-person meeting or phone or video call that was facilitated by the placement agent or investors to whom the placement agent sent the prospectus, then we will pay the placement agent, upon the closing of such financing or receipt of such proceeds, the compensation equivalent to that set forth under the captions “Placement Agent, Commissions and Expenses” above.

Placement Agent’s Warrant

In connection with the August 11, 2023 private placement transaction, we had issued to Spartan Capital Securities, LLC, the exclusive placement agent for the private placement, a warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the notes and exercise of the warrants at an exercise price of $20.13 per share (subject to adjustment), resulting in the issuance of a warrant for 86,613 common shares. This warrant is set to expire on a date that is not more than five (5) years from the date of the commencement of the sale of our common shares in the private placement offering in compliance with FINRA Rule 5110(e)(1)(A). The warrant, now deemed compensation by FINRA as a result of the current offering, was subject to and satisfies the 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The placement agent (or its respective permitted assignees under Rule 5110(e)(2)(B)) had agreed to not sell, transfer, assign, pledge, or hypothecate the warrant or the securities underlying such warrant, nor engage in any hedging, short sale, derivative, put, or call transaction(s) that would result in the effective economic disposition of such warrant or the underlying securities for a period of 180 days following the date of commencement of sales pursuant to the aforementioned offering.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual offering price of the securities was negotiated between us, the placement agent and the investors in the offering based on the trading of our common shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Selling Restrictions

Other than in the United States of America, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a Member State), no securities have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to our securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	by the placement agent to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior written consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of our securities shall result in a requirement for us or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who initially acquires any of our securities or to whom any offer is made will be deemed to have represented, acknowledged, and agreed with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any of our securities are being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representatives has been obtained to each such proposed offer or resale.

We, the placement agent, and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No securities have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA;

provided that no such offer of the securities shall require the us or the placement agent to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Hong Kong

Our securities may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired our securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired our securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Dubai International Financial Centre

This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. Our securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our securities should conduct their own due diligence on such securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Switzerland

Our securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, our company or our securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our securities will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of our securities have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our securities.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the “Corporations Act”, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons, or “Exempt Investors”, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our securities without disclosure to investors under Chapter 6D of the Corporations Act.

Our securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

We have not engaged counsel outside of the United States to review any other country’s securities laws and therefore, notwithstanding the above, neither we nor the placement agent can assure you that the summary of the laws above are accurate as of the date of this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the shares offered hereby will be passed upon by Bevilacqua PLLC, Washington, D.C. Sichenzia Ross Ference Carmel LLP, New York, New York is acting as counsel to the placement agent.

As of the date of this prospectus, Bevilacqua PLLC owns 2,851 common shares and Louis A. Bevilacqua, the managing member of Bevilacqua PLLC, owns 719 common shares. Mr. Bevilacqua also owns approximately 9% of 1847 Partners Class A Member LLC and 10% of 1847 Partners Class B Member LLC. Mr. Bevilacqua received these securities as partial consideration for legal services previously provided to us.

EXPERTS

The financial statements of our company for the years ended December 31, 2022 and 2021 have been included in this prospectus in reliance upon the report of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The financial statements of ICU Eyewear for the years ended December 31, 2022 and 2021 have been included in this prospectus in reliance upon the report of Frank, Rimerman + Co. LLP, an independent auditor, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us or our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC at www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.1847holdings.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and is not incorporated by reference into this document.

FINANCIAL STATEMENTS

1847 HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 AND 2022

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$2,056,751	$1,079,355
Investments	277,816	277,310
Receivables, net	7,767,629	5,215,568
Contract assets	34,211	89,574
Inventories, net	13,957,173	4,184,019
Prepaid expenses and other current assets	1,274,079	379,875
Total Current Assets	25,367,659	11,225,701

Property and equipment, net	2,211,600	1,885,206
Operating lease right-of-use assets	4,310,916	2,854,196
Long-term deposits	153,735	82,197
Intangible assets, net	9,199,053	9,985,129
Goodwill	19,452,270	19,452,270
TOTAL ASSETS	$60,695,233	$45,484,699

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$13,816,421	$6,741,769
Contract liabilities	1,905,590	2,353,295
Customer deposits	2,565,877	3,059,658
Due to related parties	193,762	193,762
Current portion of operating lease liabilities	1,075,151	713,100
Current portion of finance lease liabilities	182,384	185,718
Current portion of notes payable, net	1,877,409	551,210
Current portion of convertible notes payable, net	1,447,427	-
Related party note payable	362,779	362,779
Derivative liabilities	1,322,624	-
Total Current Liabilities	24,749,424	14,161,291

Operating lease liabilities, net of current portion	3,366,728	2,237,797
Finance lease liabilities, net of current portion	649,186	784,148
Notes payable, net of current portion	303,498	144,830
Convertible notes payable, net	25,245,621	24,667,799
Revolving line of credit, net	3,311,558	-
Deferred tax liability, net	584,000	599,000
TOTAL LIABILITIES	58,210,015	42,594,865

Shareholders’ Equity
Series A senior convertible preferred shares, no par value, 4,450,460 shares designated; 226,667 and 1,593,940 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	190,377	1,338,746
Series B senior convertible preferred shares, no par value, 583,334 shares designated; 91,567 and 464,899 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	240,499	1,214,181
Allocation shares, 1,000 shares authorized; 1,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022	1,000	1,000
Common shares, $0.001 par value, 500,000,000 shares authorized; 785,322 and 56,789 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	785	57
Distribution receivable	(2,000,000)	(2,000,000)
Additional paid-in capital	57,315,083	43,966,628
Accumulated deficit	(53,255,900)	(41,919,277)
TOTAL 1847 HOLDINGS SHAREHOLDERS’ EQUITY	2,491,844	2,601,335
NON-CONTROLLING INTERESTS	(6,626)	288,499
TOTAL SHAREHOLDERS’ EQUITY	2,485,218	2,889,834
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$60,695,233	$45,484,699

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$18,777,921	$14,472,361	$53,572,198	$39,437,482

Operating Expenses
Cost of sales	10,737,174	9,596,387	32,774,377	25,109,863
Personnel	4,006,639	3,365,592	9,960,863	7,159,442
Depreciation and amortization	625,967	516,414	1,818,373	1,526,759
General and administrative	4,195,261	2,505,571	10,715,638	6,737,782
Total Operating Expenses	19,565,041	15,983,964	55,269,251	40,533,846

LOSS FROM OPERATIONS	(787,120)	(1,511,603)	(1,697,053)	(1,096,364)

Other Income (Expense)
Other income (expense)	(187,200)	2,756	(135,232)	3,431
Interest expense	(5,704,169)	(1,875,757)	(9,747,299)	(3,714,623)
Gain on disposal of property and equipment	18,026	15,614	18,026	47,690
Loss on extinguishment of debt	-	(2,039,815)	-	(2,039,815)
Loss on change in fair value of warrant liability	(27,900)	-	(27,900)	-
Gain on change in fair value of derivative liabilities	425,977	-	425,977	-
Loss on write-down of contingent note payable	-	(158,817)	-	(158,817)
Gain on bargain purchase	-	-	2,639,861	-
Total Other Expense	(5,475,266)	(4,056,019)	(6,826,567)	(5,862,134)

NET LOSS BEFORE INCOME TAXES	(6,262,386)	(5,567,622)	(8,523,620)	(6,958,498)
INCOME TAX BENEFIT (EXPENSE)	403,314	1,095,000	(258,007)	1,411,000
NET LOSS	$(5,859,072)	$(4,472,622)	$(8,781,627)	$(5,547,498)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(30,767)	(399,106)	(295,125)	(456,500)
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS	$(5,828,305)	$(4,073,516)	$(8,486,502)	$(5,090,998)

PREFERRED SHARE DIVIDENDS	(125,029)	(353,816)	(453,121)	(697,312)
DEEMED DIVIDENDS	(28,000)	(9,012,730)	(2,397,000)	(9,012,730)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(5,981,334)	$(13,440,062)	$(11,336,623)	$(14,801,040)
LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS - BASIC AND DILUTED	$(12.04)	$(412.65)	$(56.02)	$(701.74)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	496,849	32,570	202,354	21,092

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

Three and Nine Months Ended September 30, 2023

	Series A Senior Convertible Preferred Shares		Series B Senior Convertible Preferred Shares		Allocation	Common Shares		Distribution	Additional Paid-In	Accumulated	Non- Controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Receivable	Capital	Deficit	Interests	Equity
Balance at December 31, 2022	1,593,940	$1,338,746	464,899	$1,214,181	$1,000	56,789	$57	$(2,000,000)	$43,966,628	$(41,919,277)	$288,499	$2,889,834
Issuance of common shares upon settlement of accrued series A preferred share dividends	-	-	-	-	-	996	1	-	152,667	-	-	152,668
Issuance of common shares and warrants in connection with a private debt offering	-	-	-	-	-	4,157	4	-	1,360,358	-	-	1,360,362
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	614	1	-	(1)	-	-	-
Deemed dividend from issuance of warrants to common shareholders	-	-	-	-	-	-	-	-	618,000	(618,000)	-	-
Deemed dividend from down round provision in warrants	-	-	-	-	-	-	-	-	1,217,000	(1,217,000)	-	-
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(110,045)	-	(110,045)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(52,820)	-	(52,820)
Net income (loss)	-	-	-	-	-	-	-	-	-	1,112,534	(65,053)	1,047,481
Balance at March 31, 2023	1,593,940	$1,338,746	464,899	$1,214,181	$1,000	62,556	$63	$(2,000,000)	$47,314,652	$(42,804,608)	$223,446	$5,287,480
Issuance of common shares upon settlement of accrued series A preferred share dividends	-	-	-	-	-	1,871	2	-	111,267	-	-	111,269
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	12,391	12	-	(12)	-	-	-
Issuance of common shares upon exercise of warrants	-	-	-	-	-	5,066	5	-	5,059	-	-	5,064
Issuance of common shares upon conversion of series B senior convertible preferred shares	-	-	(85,000)	(221,686)	-	4,307	4	-	221,682	-	-	-
Deemed dividend from down round provision in warrants	-	-	-	-	-	-	-	-	534,000	(534,000)	-	-
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(110,051)	-	(110,051)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(55,176)	-	(55,176)
Net loss	-	-	-	-	-	-	-	-	-	(3,770,731)	(199,305)	(3,970,036)
Balance at June 30, 2023	1,593,940	$1,338,746	379,899	$992,495	$1,000	86,191	$86	$(2,000,000)	$48,186,648	$(47,274,566)	$24,141	$1,268,550
Issuance of common shares and prefunded warrants in public offering	-	-	-	-	-	78,450	79	-	2,352,601	-	-	2,352,680
Fair value of warrant liability recognized upon issuance of prefunded warrants	-	-	-	-	-	-	-	-	(1,156,300)	-	-	(1,156,300)
Issuance of common shares upon exercise of prefunded warrants	-	-	-	-	-	55,000	55	-	(55)	-	-	-
Extinguishment of warrant liability upon exercise of prefunded warrants	-	-	-	-	-	-	-	-	1,184,200	-	-	1,184200
Issuance of warrants in connection with a private debt offering	-	-	-	-	-	-	-	-	633,552	-	-	633,552
Issuance of common shares upon conversion of series A senior convertible preferred shares	(1,367,273)	(1,148,369)	-	-	-	160,752	161	-	1,148,208	-	-	-
Issuance of common shares upon conversion of series B senior convertible preferred shares	-	-	(288,332)	(751,996)	-	84,188	84	-	751,912	-	-	-
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	9,746	10	-	(10)	-	-	-
Issuance of common shares upon conversion of promissory notes	-	-	-	-	-	299,206	299	-	3,994,253	-	-	3,994,552
Issuance of common shares upon settlement of accrued series A preferred share dividends	-	-	-	-	-	8,423	8	-	137,238	-	-	137,246
Issuance of common shares upon settlement of accrued series B preferred share dividends	-	-	-	-	-	3,366	3	-	54,836	-	-	54,839
Deemed dividend from down round provision in warrants	-	-	-	-	-	-	-	-	28,000	(28,000)	-	-
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(93,941)	-	(93,941)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(31,088)	-	(31,088)
Net loss	-	-	-	-	-	-	-	-	-	(5,828,305)	(30,767)	(5,859,072)
Balance at September 30, 2023	226,667	$190,377	91,567	$240,499	$1,000	785,322	$785	$(2,000,000)	$57,315,083	$(53,255,900)	$(6,626)	$2,485,218

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

Three and Nine Months Ended September 30, 2022

	Series A Senior Convertible Preferred Shares		Series B Senior Convertible Preferred Shares		Allocation	Common Shares		Distribution	Additional Paid-In	Accumulated	Non- Controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Receivable	Capital	Deficit	Interests	Equity
Balance at December 31, 2021	-	$-	-	$-	$1,000	28,105	$28	$(2,000,000)	$21,724,225	$(20,754,394)	$930,812	$(98,329)
Issuance of common shares upon conversion of series A senior convertible preferred shares	-	-	-	-	-	381	-	-	111,986	-	-	111,986
Issuance of series B senior convertible preferred shares and warrants	-	-	-	-	-	-	-	-	152,350	-	-	152,350
Dividends - common shares	-	-	-	-	-	-	-	-	-	(249,762)	-	(249,762)
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(121,455)	-	(121,455)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(13,760)	-	(13,760)
Net loss	-	-	-	-	-	-	-	-	-	(873,030)	(54,178)	(927,208)
Balance at March 31, 2022	-	$-	-	$-	$1,000	28,486	$28	$(2,000,000)	$21,988,561	$(22,012,401)	$876,634	$(1,146,178)
Issuance of series B convertible preferred shares and warrants	-	-	-	-	-	-	-	-	19,700	-	-	19,700
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(159,298)	-	(159,298)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(48,983)	-	(48,983)
Net loss	-	-	-	-	-	-	-	-	-	(144,452)	(3,216)	(147,668)
Balance at June 30, 2022	-	$-	-	$-	$1,000	28,486	$28	$(2,000,000)	$22,008,261	$(22,365,134)	$873,418	$(1,482,427)
Issuance of warrants in connection with notes payable	-	-	-	-	-	-	-	-	402,650	-	-	402,650
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	1,267	1	-	(1)	-	-	-
Issuance of common shares upon partial extinguishment of convertible notes payable	-	-	-	-	-	8,000	8	-	4,639,992	-	-	4,640,000
Issuance of common shares upon partial extinguishment of contingent note payable	-	-	-	-	-	1,899	2	-	1,100,925	-	-	1,100,927
Issuance of common shares upon settlement of debt	-	-	-	-	-	2,851	3	-	1,653,386	-	-	1,653,389
Issuance of common shares and warrants in connection with a public offering	-	-	-	-	-	14,286	15	-	5,148,685	-	-	5,148,700
Reclassification of preferred shares from mezzanine equity to permanent equity	1,684,849	1,415,100	481,566	1,257,650	-	-	-	-	-	-	-	2,672,750
Redemption of series A senior convertible preferred shares	(90,909)	(76,354)	-	-	-	-	-	-	-	(132,737)	-	(209,091)
Redemption of series B senior convertible preferred shares	-	-	(16,667)	(43,469)	-	-	-	-	-	(14,032)	-	(57,501)
Deemed dividends – down round provision in warrants	-	-	-	-	-	-	-	-	9,012,730	(9,012,730)	-	-
Dividends - common shares	-	-	-	-	-	-	-	-	-	(843,592)	-	(843,592)
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(156,738)	-	(156,738)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(50,309)	-	(50,309)
Net loss	-	-	-	-	-	-	-	-	-	(4,073,516)	(399,106)	(4,472,622)
Balance at September 30, 2022	1,593,940	$1,338,746	464,899	$1,214,181	$1,000	56,789	$57	$(2,000,000)	$43,966,511	$(36,648,788)	$474,312	$8,346,136

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,781,627)	$(5,547,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on bargain purchase	(2,639,861)	-
Gain on disposal of property and equipment	(18,026)	(47,690)
Loss on extinguishment of debt	-	2,039,815
Loss on write-down of contingent note payable	-	158,817
Loss on change in fair value of warrant liability	27,900	-
Gain on change in fair value of derivative liabilities	(425,977)
Deferred tax asset (liability)	(15,000)	(1,497,000)
Bad debt expense	46,172	-
Inventory reserve	120,000	-
Depreciation and amortization	1,818,373	1,526,759
Amortization of debt discounts	3,879,558	1,697,572
Amortization of right-of-use assets	631,960	409,641
Changes in operating assets and liabilities:
Receivables	(676,181)	(1,957,022)
Contract assets	55,363	(39,996)
Inventories	104,178	670,699
Prepaid expenses and other current assets	(814,427)	(280,129)
Other assets	3,262	3,125
Accounts payable and accrued expenses	2,526,198	1,689,185
Contract liabilities	(447,705)	(1,965,568)
Customer deposits	(493,781)	(488,593)
Operating lease liabilities	(597,698)	(349,403)
Net cash used in operating activities	(5,697,319)	(3,977,286)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid in acquisition, net of cash acquired	(3,670,887)	-
Purchases of property and equipment	(230,152)	(255,930)
Proceeds from disposal of property and equipment	-	77,513
Investments in certificates of deposit	(506)	(527)
Net cash used in investing activities	(3,901,545)	(178,944)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common shares and warrants in connection with private debt offerings	5,767,518	-
Net proceeds from issuance of common shares and warrants in public offerings	2,352,680	5,148,700
Net proceeds from issuance of series B senior convertible preferred shares	-	1,429,700
Net proceeds from notes payable	1,410,000	499,600
Net proceeds from revolving line of credit	3,086,227	-
Proceeds from exercise of warrants	5,064	-
Repayments of notes payable and finance lease liabilities	(1,939,558)	(810,315)
Redemption of series A senior convertible preferred shares	-	(209,091)
Redemption of series B senior convertible preferred shares	-	(57,501)
Accrued series A preferred share dividends paid	-	(437,491)
Accrued series B preferred share dividends paid	(105,671)	(113,052)
Accrued common share dividends paid	-	(1,093,354)
Net cash provided by financing activities	10,576,260	4,357,196

NET CHANGE IN CASH AND CASH EQUIVALENTS	977,396	200,966

CASH AND CASH EQUIVALENTS
Beginning of the period	1,079,355	1,383,533
End of the period	$2,056,751	$1,584,499

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$3,217,831	$1,576,964
Cash paid for income taxes	$141,135	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Net assets acquired in the acquisition of ICU Eyewear	$7,139,861	$-
Deemed dividend from issuance of warrants to common shareholders	$618,000	$-
Deemed dividend from down round provision in warrants	$1,779,000	$9,012,730
Accrued dividends on series A preferred shares	$314,037	$-
Accrued dividends on series B preferred shares	$139,084	$-
Issuance of common shares upon settlement of accrued series A dividends	$401,183	$-
Issuance of common shares upon settlement of accrued series B dividends	$54,839	$-
Issuance of common shares upon conversion of series A preferred shares	$1,148,369	$111,986
Issuance of common shares upon conversion of series B preferred shares	$973,682	$-
Issuance of common shares upon cashless exercise of warrants	$23	$1
Debt discounts on notes payable	$4,705,971	$503,050
Fair value of derivative liabilities recognized upon issuance of notes payable	$2,613,177	$-
Fair value of warrant liability recognized upon issuance of prefunded warrants	$1,156,300	$-
Issuance of common shares upon exercise of prefunded warrants	$220	$-
Extinguishment of warrant liability upon exercise of prefunded warrants	$1,184,200	$-
Reclassification of notes payable to convertible notes payable upon default	$3,329,702	$-
Issuance of common shares upon conversion of convertible notes payable and accrued interest	$3,129,976	$-
Settlement of revolving line of credit and accrued interest through the issuance of a new revolving line of credit	$2,003,985	$-
Financed purchases of property and equipment	$256,843	$568,764
Operating lease right-of-use asset and liability initial measurement	$2,088,680	$-
Operating lease right-of-use asset and liability remeasurement	$-	$254,713

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

NOTE 1—BASIS OF PRESENTATION AND OTHER INFORMATION

The accompanying unaudited condensed consolidated financial statements of 1847 Holdings LLC (the “Company,” “we,” “us,” or “our”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q of Regulation S-X. They do not include all the information and footnotes required by GAAP for complete financial statements. The December 31, 2022 consolidated balance sheet data was derived from audited financial statements but do not include all disclosures required by GAAP. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 11, 2023. The interim unaudited condensed consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10-K. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements, consisting solely of normal recurring adjustments, have been made. Operating results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023.

Reverse Share Split

On September 11, 2023, we effected a 1-for-25 reverse split of our outstanding common shares. All outstanding common shares and warrants were adjusted to reflect the 1-for-25 reverse split, with respective exercise prices of the warrants proportionately increased. The outstanding convertible notes and series A and B senior convertible preferred shares conversion prices were adjusted to reflect a proportional decrease in the number of common shares to be issued upon conversion.

All share and per share data throughout these condensed consolidated financial statements have been retroactively adjusted to reflect the reverse share split. The total number of authorized common shares did not change. As a result of the reverse common share split, an amount equal to the decreased value of common shares was reclassified from “common shares” to “additional paid-in capital.”

Warrant liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the warrants are indexed to the Company’s own shares and whether the events where holders of the warrants could potentially require net cash settlement are within the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

Embedded Derivative Liabilities

The Company evaluates the embedded features in accordance with ASC 480, and ASC 815, Derivatives and Hedging Activities (“ASC 815”). Certain conversion options and redemption features are required to be bifurcated from their host instrument and accounted for as free-standing derivative financial instruments should certain criteria be met. The Company applies significant judgment to identify and evaluate complex terms and conditions of all of its financial instruments, including notes payable and warrants, to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the consolidated statement of operations each period.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Reclassifications

Certain reclassifications within operating expenses have been made to the prior period’s financial statements to conform to the current period financial statement presentation. There is no impact in total to the results of operations and cash flows in all periods presented.

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). The Company has evaluated all recent accounting pronouncements and determined that the adoption of pronouncements applicable to the Company has not had or is not expected to have a material impact on the Company’s condensed consolidated financial statements.

NOTE 3—LIQUIDITY AND GOING CONCERN ASSESSMENT

Management assesses liquidity and going concern uncertainty in the Company’s condensed consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

As of September 30, 2023, the Company had cash and cash equivalents of $2,056,751. For the nine months ended September 30, 2023, the Company incurred a loss from operations of $1,697,053, cash flows used in operations of $5,697,319 and working capital of $618,235. The Company has generated operating losses since its inception and has relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflow from operations, which creates substantial doubt about its ability to continue as a going concern for a period at least one year from the date of issuance of these condensed consolidated financial statements.

Management plans to address the above as needed by, securing additional bank lines of credit and obtaining additional financing through debt or equity transactions. Management has implemented tight cost controls to conserve cash.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and to eventually attain profitable operations. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

NOTE 4—DISAGGREGATION OF REVENUES AND SEGMENT REPORTING

The Company has four reportable segments:

The Retail and Appliances Segment provides a wide variety of appliance products (laundry, refrigeration, cooking, dishwashers, outdoor, accessories, parts, and other appliance related products) and services (delivery, installation, service and repair, extended warranties, and financing).

The Retail and Eyewear Segment provides a wide variety of eyewear products (non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers and outdoor specialty sunglasses).

The Construction Segment provides finished carpentry products and services (door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, fireplace mantles, windows, and custom design and build of cabinetry and countertops).

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

The Automotive Supplies Segment provides horn and safety products (electric, air, truck, marine, motorcycle, and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment, and emergency vehicles.

The Company provides general corporate services to its segments; however, these services are not considered when making operating decisions and assessing segment performance. These services are reported under “Corporate Services” below and these include costs associated with executive management, financing activities and public company compliance.

The Company’s revenues for the three and nine months ended September 30, 2023 and 2022 are disaggregated as follows:

	Three Months Ended September 30, 2023
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Appliances	$2,210,075	$-	$-	$-	$2,210,075
Appliance accessories, parts, and other	210,933	-	-	-	210,933
Eyewear	-	3,387,117	-	-	3,387,117
Eyewear accessories, parts, and other	-	856,137	-	-	856,137
Automotive horns	-	-	-	616,189	616,189
Automotive lighting	-	-	-	266,891	266,891
Custom cabinets and countertops	-	-	3,793,285	-	3,793,285
Finished carpentry	-	-	7,437,294	-	7,437,294
Total Revenues	$2,421,008	$4,243,254	$11,230,579	$883,080	$18,777,921

	Three Months Ended September 30, 2022
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Appliances	$2,492,544	$-	$-	$-	$2,492,544
Appliance accessories, parts, and other	442,161	-	-	-	442,161
Eyewear	-	-	-	-	-
Eyewear accessories, parts, and other	-	-	-	-	-
Automotive horns	-	-	-	1,094,636	1,094,636
Automotive lighting	-	-	-	395,074	395,074
Custom cabinets and countertops	-	-	2,990,767	-	2,990,767
Finished carpentry	-	-	7,057,179	-	7,057,179
Total Revenues	$2,934,705	$-	$10,047,946	$1,489,710	$14,472,361

	Nine Months Ended September 30, 2023
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Appliances	$6,129,197	$-	$-	$-	$6,129,197
Appliance accessories, parts, and other	758,392	-	-	-	758,392
Eyewear	-	8,045,966	-	-	8,045,966
Eyewear accessories, parts, and other	-	3,484,061	-	-	3,484,061
Automotive horns	-	-	-	2,408,638	2,408,638
Automotive lighting	-	-	-	1,098,745	1,098,745
Custom cabinets and countertops	-	-	8,150,092	-	8,150,092
Finished carpentry	-	-	23,497,107	-	23,497,107
Total Revenues	$6,887,589	$11,530,027	$31,647,199	$3,507,383	$53,572,198

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

	Nine Months Ended September 30, 2022
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Appliances	$7,206,386	$-	$-	$-	$7,206,386
Appliance accessories, parts, and other	1,116,114	-	-	-	1,116,114
Eyewear	-	-	-	-	-
Eyewear accessories, parts, and other	-	-	-	-	-
Automotive horns	-	-	-	3,766,415	3,766,415
Automotive lighting	-	-	-	1,348,340	1,348,340
Custom cabinets and countertops	-	-	10,288,711	-	10,288,711
Finished carpentry	-	-	15,711,516	-	15,711,516
Total Revenues	$8,322,500	$-	$26,000,227	$5,114,755	$39,437,482

Segment information for the three and nine months ended September 30, 2023 and 2022 are as follows:

	Three Months Ended September 30, 2023
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$2,421,008	$4,243,254	$11,230,579	$883,080	$-	$18,777,921
Operating Expenses
Cost of revenues	1,976,031	2,662,586	5,472,716	625,841	-	10,737,174
Personnel	246,567	751,485	2,317,681	280,416	410,490	4,006,639
Personnel – corporate allocation	(71,400)	-	(214,200)	(71,400)	357,000	-
Depreciation and amortization	46,603	108,636	418,789	51,939	-	625,967
General and administrative	337,039	666,678	1,620,340	231,585	989,619	3,845,261
General and administrative – management fees	75,000	75,000	125,000	75,000	-	350,000
General and administrative – corporate allocation	(69,285)	-	(224,170)	(19,355)	312,810	-
Total Operating Expenses	2,540,555	4,264,385	9,516,156	1,174,026	2,069,919	19,565,041
Income (loss) from operations	$(119,547)	$(21,131)	$1,714,423	$(290,946)	$(2,069,919)	$(787,120)

	Three Months Ended September 30, 2022
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$2,934,705	$-	$10,047,946	$1,489,710	$-	$14,472,361
Operating Expenses
Cost of revenues	2,183,972	-	6,544,843	867,572	-	9,596,387
Personnel	273,843	-	2,525,195	348,798	217,756	3,365,592
Personnel – corporate allocation	(71,400)	-	(214,200)	(71,400)	357,000	-
Depreciation and amortization	48,019	-	416,525	51,870	-	516,414
General and administrative	439,745	-	1,180,744	329,896	280,186	2,230,571
General and administrative – management fees	75,000	-	125,000	75,000	-	275,000
General and administrative – corporate allocation	(20,026)	-	(78,689)	(108,535)	207,250	-
Total Operating Expenses	2,929,153	-	10,499,418	1,493,201	1,062,192	15,983,964
Income (loss) from operations	$5,552	$-	$(451,472)	$(3,491)	$(1,062,192)	$(1,511,603)

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

	Nine Months Ended September 30, 2023
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$6,887,589	$11,530,027	$31,647,199	$3,507,383	$-	$53,572,198
Operating Expenses
Cost of revenues	5,461,866	7,102,908	18,048,394	2,161,209	-	32,774,377
Personnel	784,561	2,070,996	6,098,832	927,245	79,229	9,960,863
Personnel – corporate allocation	(226,100)	-	(678,300)	(226,100)	1,130,500	-
Depreciation and amortization	139,809	277,839	1,244,908	155,817	-	1,818,373
General and administrative	1,044,671	2,404,342	4,270,157	771,084	1,250,384	9,740,638
General and administrative – management fees	225,000	150,000	375,000	225,000	-	975,000
General and administrative – corporate allocation	(146,268)	-	(686,763)	(140,797)	973,828	-
Total Operating Expenses	7,283,539	12,006,085	28,672,228	3,873,458	3,433,941	55,269,251
Income (loss) from operations	$(395,950)	$(476,058)	$2,974,971	$(366,075)	$(3,433,941)	$(1,697,053)

	Nine Months Ended September 30, 2022
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$8,322,500	$-	$26,000,227	$5,114,755	$-	$39,437,482
Operating Expenses
Cost of revenues	6,245,993	-	15,835,830	3,028,040	-	25,109,863
Personnel	803,473	-	5,269,419	1,063,803	22,747	7,159,442
Personnel – corporate allocation	(216,400)	-	(649,200)	(216,400)	1,082,000	-
Depreciation and amortization	175,835	-	1,195,314	155,610	-	1,526,759
General and administrative	1,305,884	-	3,782,889	1,014,037	(190,028)	5,912,782
General and administrative – management fees	225,000	-	375,000	225,000	-	825,000
General and administrative – corporate allocation	(50,419)	-	(600,949)	(317,667)	969,035	-
Total Operating Expenses	8,489,366	-	25,208,303	4,952,423	1,883,754	40,533,846
Income (loss) from operations	$(166,866)	$-	$791,924	$162,332	$(1,883,754)	$(1,096,364)

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Equipment and machinery	$1,406,531	$1,403,817
Office furniture and equipment	156,960	156,960
Transportation equipment	1,158,102	883,077
Displays	757,162	-
Leasehold improvements	181,206	166,760
Total property and equipment	3,659,961	2,610,614
Less: Accumulated depreciation	(1,448,361)	(725,408)
Property and equipment, net	$2,211,600	$1,885,206

Depreciation expense for the three and nine months ended September 30, 2023 was $261,275 and $724,297, respectively. In comparison, depreciation expense for the three and nine months ended September 30, 2022 was $151,722 and $432,683, respectively.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

NOTE 6—INTANGIBLE ASSETS

Intangible assets at September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Customer relationships	$9,024,000	$9,024,000
Marketing-related	2,992,000	2,684,000
Technology-related	623,000	623,000
Total intangible assets	12,639,000	12,331,000
Less: accumulated amortization	(3,439,947)	(2,345,871)
Intangible assets, net	$9,199,053	$9,985,129

Amortization expense for the three and nine months ended September 30, 2023 was $364,692 and $1,094,076, respectively. In comparison, amortization expense for the three and nine months ended September 30, 2022 was $364,692 and $1,094,076, respectively.

Estimated amortization expense for intangible assets for the next five years consists of the following as of September 30, 2023:

Year Ending December 31,	Amount
2023 - remaining	$364,692
2024	1,458,769
2025	1,325,778
2026	1,150,640
2027	909,142
Thereafter	3,990,032
Total	$9,199,053

NOTE 7—SELECTED ACCOUNT INFORMATION

Receivables

Receivables at September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Trade accounts receivable	$6,924,822	$4,867,749
Vendor rebates receivable	6,060	460
Credit card payments in process of settlement	-	102,917
Retainage	1,241,919	603,442
Total receivables	8,172,801	5,574,568
Allowance for doubtful accounts	(405,172)	(359,000)
Total receivables, net	$7,767,629	$5,215,568

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Inventories

Inventories at September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Appliances	$2,113,379	$2,155,839
Eyewear	9,224,632	-
Automotive	1,181,768	934,683
Construction	1,983,242	1,519,345
Total inventories	14,503,021	4,609,867
Less reserve for obsolescence	(545,848)	(425,848)
Total inventories, net	$13,957,173	$4,184,019

Inventory balances are composed of finished goods. Raw materials and work in process inventory are immaterial to the condensed consolidated financial statements.

Accounts payable and accrued expenses

Accounts payable and accrued expenses at September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Trade accounts payable	$9,105,572	$4,129,393
Credit cards payable	380,165	357,964
Accrued payroll liabilities	892,035	824,369
Accrued interest	2,228,397	1,179,875
Accrued dividends	27,480	136,052
Other accrued liabilities	1,182,772	114,116
Total accounts payable and accrued expenses	$13,816,421	$6,741,769

NOTE 8—LEASES

Operating Leases

On July 1, 2023, ICU Eyewear Holdings, Inc. (“ICU Eyewear”) entered into a lease amendment to renew its office and warehouse space in the retail and eyewear segment, located in Hollister, California. The lease renewal commenced on July 1, 2023 and shall expire on June 30, 2028. Under the terms of the lease renewal, ICU Eyewear will lease the premises at the monthly rate of $35,000 for the first year, with scheduled annual increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The initial measurement of the right-of-use asset and liability associated with this operating lease was $2,088,680.

The following was included in the condensed consolidated balance sheets at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Operating lease right-of-use assets	$4,310,916	$2,854,196
Lease liabilities, current portion	1,075,151	713,100
Lease liabilities, long-term	3,366,728	2,237,797
Total operating lease liabilities	$4,441,879	$2,950,897
Weighted-average remaining lease term (months)	47	47
Weighted average discount rate	6.08%	4.36%

Rent expense for the three and nine months ended September 30, 2023 was $419,769 and $1,149,954, respectively. In comparison, rent expense for the three and nine months ended September 30, 2022 was $278,823 and $804,544, respectively.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

As of September 30, 2023, maturities of operating lease liabilities were as follows:

Year Ending December 31,	Amount
2023 - remaining	$312,613
2024	1,332,327
2025	1,304,733
2026	1,032,656
2027	766,969
Thereafter	273,660
Total	5,022,958
Less: imputed interest	(581,079)
Total operating lease liabilities	$4,441,879

Finance Leases

As of September 30, 2023, maturities of financing lease liabilities were as follows:

Year Ending December 31,	Amount
2023 - remaining	$58,735
2024	218,099
2025	211,332
2026	211,332
2027	210,042
Thereafter	28,833
Total	938,373
Less: amount representing interest	(106,803)
Present value of minimum lease payments	$831,570

As of September 30, 2023, the weighted-average remaining lease term for all finance leases is 4.30 years.

NOTE 9—BUSINESS COMBINATIONS

On December 21, 2022, the Company’s newly formed wholly owned subsidiaries 1847 ICU Holdings Inc. (“1847 ICU”) and 1847 ICU Acquisition Sub Inc. entered into an agreement and plan of merger with ICU Eyewear and San Francisco Equity Partners, as the stockholder representative, which was amended on February 9, 2023.

On February 9, 2023, closing of the transactions contemplated by the agreement and plan of merger was completed. Pursuant to the agreement and plan of merger, 1847 ICU Acquisition Sub Inc. merged with and into ICU Eyewear, with ICU Eyewear surviving the merger as a wholly owned subsidiary of 1847 ICU. The merger consideration paid by 1847 ICU to the stockholders of ICU Eyewear consists of (i) $4,000,000 in cash, minus any unpaid debt of ICU Eyewear and certain transaction expenses, and (ii) 6% subordinated promissory notes in the aggregate principal amount of $500,000.

ICU Eyewear specializes in the sale and distribution of reading eyewear and sunglasses, blue light blocking eyewear, sun readers, and other outdoor specialty sunglasses, as well as select health and personal care items, including face masks. This transaction aligned with the Company’s acquisition strategy of targeting small businesses in various industries that the Company expects will face minimal threats of technological or competitive obsolescence, produce positive and stable earnings and cash flow, as well as achieve attractive returns on the Company’s invested capital.

The Company accounted for the acquisition using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the Company used its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill is measured as the excess of the purchase consideration over the fair value of the net tangible assets and identifiable assets acquired, or if the fair value of the net assets acquired exceeds the purchase consideration, a bargain purchase gain is recorded.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

The preliminary fair value of the purchase consideration issued to the ICU Eyewear stockholders was allocated to the net tangible assets acquired. The preliminary fair value of the net assets acquired was $7,139,861, exceeding the purchase consideration, resulting in a bargain purchase gain of $2,639,861. For the three and nine months ended September 30, 2023, ICU Eyewear contributed revenue of $4,243,524 and $11,530,027, respectively. Additionally, for the same periods, ICU Eyewear reported a net loss of $743,236 and net income of $1,215,425, respectively, which are included in our condensed consolidated statements of operations for the respective periods.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired:

Provisional purchase consideration at preliminary fair value:
Cash	$4,000,000
Notes payable	500,000
Amount of consideration	$4,500,000

Assets acquired and liabilities assumed at preliminary fair value
Cash	$329,113
Accounts receivable	1,922,052
Inventory	9,997,332
Prepaids and other current assets	79,777
Property and equipment	545,670
Other assets	74,800
Marketing related intangibles	308,000
Accounts payable and accrued expenses	(6,116,883)
Net tangible assets acquired	$7,139,861

Consideration paid	4,500,000
Preliminary gain on bargain purchase	$(2,639,861)

Pro Forma Information

The following unaudited pro forma results presented below include the effects of the ICU Eyewear acquisition as if it had been consummated as of January 1, 2022, with adjustments to give effect to pro forma events that are directly attributable to this acquisition.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$18,777,921	$19,573,352	$55,648,535	$55,839,814
Net loss	(5,859,072)	(4,778,614)	(8,801,137)	(5,630,467)
Net loss attributable to common shareholders	(5,981,334)	(13,746,054)	(11,356,133)	(14,884,009)
Loss per share attributable to common shareholders – basic and diluted	$(12.04)	$(422.04)	$(56.12)	$(705.68)

These unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations would have been if the acquisitions had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

NOTE 10—DEBT

Revolving Lines of Credit

On February 9, 2023, 1847 ICU and ICU Eyewear entered into a loan and security agreement with Industrial Funding Group, Inc. for a revolving loan of up to $5,000,000, which was evidenced by a secured promissory note in the principal amount of up to $5,000,000. On February 9, 2023, 1847 ICU received an advance of $2,063,182 under the note, of which $1,963,182 was used to repay certain debt of ICU Eyewear in connection with the agreement and plan of merger, with the remaining $100,000 used to pay lender fees. On February 11, 2023, the Industrial Funding Group, Inc. sold and assigned the loan and security agreement, the note and related loan documents to GemCap Solutions, LLC.

The note was to mature on February 9, 2025 with all advances bearing interest at an annual rate equal to the greater of (i) the sum of (a) the “Prime Rate” as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such prime rate changes, plus (b) eight percent (8.00%), and (ii) fifteen percent (15.00%); provided that following and during the continuation of an event of default (as defined in the loan and security agreement), interest on the unpaid principal balance of the advances shall accrue at an annual rate equal to such rate plus three percent (3.00%). Interest accrued on the advances was payable monthly commencing on March 7, 2023. The note was secured by all of the assets of 1847 ICU and ICU Eyewear.

On September 11, 2023, GemCap Solutions, LLC sold and assigned the loan to AB Lending SPV I LLC d/b/a Mountain Ridge Capital. On the same date, 1847 ICU and ICU Eyewear entered into an amended and restated credit and security agreement with the AB Lending SPV I LLC d/b/a Mountain Ridge Capital for a revolving loan of up to $15,000,000, which loan may be drawn in advances. On the same date, the Company received an advance of $4,218,985, which was used to pay the amounts outstanding under the loan from GemCap Solutions, LLC, to pay certain closing fees and expenses in connection with the closing and for general working capital purposes.

The revolving loan matures on September 11, 2026 and bears interest at an annual rate equal to Term SOFR plus eight percent (8.00%) per annum or, if at any time the Term SOFR cannot be determined, then at the Base Rate plus seven percent (7.00%), but in any event at a rate no higher than that permitted under applicable law. “Term SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York for a one-month period on the date that is two (2) business days prior to the first day of such one-month period and “Base Rate” means a rate per annum equal to the greatest of (i) the Federal Funds Rate in effect on such day plus 1.00%, (ii) the Prime Rate in effect on such day, and (iii) Term SOFR for a one-month tenor plus 1.00%. However, following and during the continuation of an event of default (as defined in the amended and restated credit and security agreement), interest shall accrue at a default rate equal to such above rate plus two percent (2.00%) per annum. Interest accrued on the advances shall be payable monthly on the first day of each month commencing on October 1, 2023. The Company may voluntarily prepay the entire unpaid principal amount of the advances prior to the maturity date, but must pay a prepayment fee determined as follows: (i) a fee of three percent (3.00%) if the prepayment is made on or before September 11, 2024, (ii) a fee of two percent (2.00%) if the prepayment is made between September 12, 2024 and September 11, 2025, or (iii) a fee of one percent (1.00%) if the prepayment is made between September 12, 2025 and September 11, 2026.

The amended and restated credit and security agreement contains customary affirmative and negative financial and other covenants and events of default for a loan of this type. The loan is secured by a first priority security interest in all of the assets of 1847 ICU and ICU Eyewear and is guaranteed by the Company pursuant to a limited guaranty. The Company may satisfy its obligations under the limited guaranty by paying such amounts in cash, or by issuing to the lender a number of common shares equal to the sum needed to satisfy the obligations under the limited guaranty in full divided by a price equal to the lesser of $4.575 or the closing price of the common shares on the day prior to such issuance; provided that if such issuance would violate Section 7.13 of the NYSE American Company Guide, which restricts the issuance of shares equal to 20% or more of the outstanding common shares for less than the greater of book or market value, then the Company must obtain shareholder approval of such issuance.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Notes Payable

6% Subordinated Promissory Notes

As part of the consideration paid in the acquisition of ICU Eyewear, 1847 ICU issued the sellers 6% subordinated promissory notes in the aggregate principal amount of $500,000. The notes bear interest at the rate of 6% per annum with all principal and accrued interest being due and payable in one lump sum on February 9, 2024; provided that upon an event of default (as defined in the notes), such interest rate shall increase to 10%. 1847 ICU may prepay all or any portion of the notes at any time prior to the maturity date without premium or penalty of any kind. The notes contain customary events of default, including, without limitation, in the event of (i) non-payment, (ii) a default by 1847 ICU of any of its covenants in the notes, the agreement and plan of merger or any other agreement entered into in connection with the agreement and plan of merger, or a breach of any of the representations or warranties under such documents, (iii) the insolvency or bankruptcy of 1847 ICU or ICU Eyewear or (iv) a change of control (as defined in the notes) of 1847 ICU or ICU Eyewear. The notes are unsecured and subordinated to all senior indebtedness.

Purchase and Sale of Future Revenues Agreement

On March 31, 2023, the Company and its subsidiary 1847 Cabinet Inc. (“1847 Cabinet”) entered into a non-recourse funding agreement with a third-party for the sale of future revenues totaling $1,965,000 for net cash proceeds of $1,410,000. The Company is required to make weekly ACH payments in the amount of $39,300. The agreement also allows for the third-party to file UCCs securing their interest in the receivables and includes customary events of default.

The Company recorded a debt discount of $555,000, which will be amortized under the effective interest method. The Company is utilizing the prospective method to account for subsequent changes in the estimated future payments, whereby if there is a change in the estimated future cash flows, a new effective interest rate is determined based on the revised estimate of remaining cash flows. As of September 30, 2023, the effective interest rate was 72.4%.

Private Placement of 20% OID Promissory Notes and Warrants

On August 11, 2023, the Company entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which the Company issued and sold to the investors 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 and warrants for the purchase of an aggregate of 40,989 common shares for total cash proceeds of $2,218,000.

The notes are due and payable on February 11, 2024. The Company may voluntarily prepay the notes in full at any time. In addition, if the Company consummates any equity or equity-linked or debt securities issuance, or enters into a loan agreement or other financing, other than certain excluded debt (as defined in the notes), then the Company must prepay the notes in full. The notes are unsecured and have priority over all other unsecured indebtedness of the Company, except for certain senior indebtedness (as defined in the notes). The notes contain customary affirmative and negative covenants and events of default for a loan of this type.

The warrants are exercisable for a period five (5) years at an exercise price of $18.30 (subject to standard adjustments for share splits, share combinations, share dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions) and may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of common shares upon exercise thereof.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Pursuant to the securities purchase agreement, the Company is required to hold a special meeting of its shareholders on or before the date that is sixty (60) calendar days after the date of the securities purchase agreement for the purpose of obtaining shareholder approval of the issuance of all common shares that may be issued upon conversion of the notes and exercise of the warrants in accordance with NYSE American rules (the “Shareholder Approval”). In connection with the securities purchase agreement, the Company also entered into a registration rights agreement with the investors, pursuant to which the Company agreed to file a registration statement to register all common shares underlying the notes and the warrants under the Securities Act of 1933, as amended, within fifteen (15) days following an event of default and use its best efforts to cause such registration statement to be declared effective within ninety (90) days after the filing thereof. If the Company fails to meet these deadlines or comply with certain other requirements in the registration rights agreement, then on each date that the Company fails to comply, and on each monthly anniversary thereof, the Company shall pay to each investor an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate subscription amount paid by such investor pursuant to the securities purchase agreement, subject to an aggregate cap of 10%. If the Company fails to pay any of these amounts in full within seven (7) days after the date payable, the Company must pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law).

Spartan Capital Securities, LLC (“Spartan”) acted as placement agent in connection with the securities purchase agreement and received (i) a cash transaction fee equal to 6% of the aggregate gross proceeds, (ii) a non-accountable and non-reimbursable due diligence and expense fee equal to 1% of the aggregate gross proceeds and (iii) a warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the notes and exercise of the warrants at an exercise price of $20.13 per share (subject to adjustment), resulting in the issuance of a warrant for 86,613 common shares. The warrant is exercisable at any time six months after the date of issuance and until the fifth anniversary thereof.

Subject to Shareholder Approval, the notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs at a conversion price equal to 90% of the lowest volume weighted average price of the Company’s common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $3.00 (subject to adjustments). The conversion price of the notes is subject to standard adjustments, including a price-based adjustment in the event that the Company issues any common shares or other securities convertible into or exercisable for common shares at an effective price per share that is lower than the conversion price, subject to certain exceptions.

The Company evaluated the embedded features within these promissory notes in accordance with ASC 480 and ASC 815. The Company determined that the embedded features, specifically (i) the default penalty of 40% on outstanding principal, and (ii) the conversion option into common shares at 90% of the lowest VWAP in the five days preceding conversion, subject to a $3.00 floor price, constitute derivative liabilities. These features, arising from default provisions not within the Company’s control, including the contingent interest feature and the contingent conversion (deemed redemption) feature, meet the definition of a derivative and do not qualify for derivative accounting exemptions. Consequently, these embedded features are bifurcated from the debt host and recognized as a single derivative liability.

The initial fair value of the derivative liabilities was determined using a Monte Carlo Simulation valuation model, considering various potential outcomes and scenarios. The model used the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 145.37%; (iii) risk-free interest rate of 5.37%; (iv) maximum term of one year; (v) estimated fair value of the common shares of $18.52 per share; and (vi) various probability assumptions. Subsequent changes in fair value are recognized in the statement of operations each reporting period. The issuance costs for the promissory notes, along with the allocated fair values of both the warrants and the bifurcated embedded derivative liability, have been collectively treated as a debt discount. This discount is being amortized to interest expense over the term of the promissory notes using the effective interest method.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Convertible Notes Payable

Private Placements of Promissory Notes and Warrants

On February 3, 2023, the Company entered into securities purchase agreements with two accredited investors, Mast Hill Fund, L.P. (“Mast Hill”) and Leonite Fund I, LP (“Leonite”), pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $604,000 and (ii) five-year warrants for the purchase of an aggregate of 1,259 common shares at an exercise price of $105.00 per share (subject to adjustment) for total cash proceeds of $540,000. As additional consideration, the Company issued an aggregate of 1,259 common shares to the investors as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 9 common shares at an exercise price of $525.00 (subject to adjustment).

On February 9, 2023, the Company entered into securities purchase agreements with two accredited investors, Mast Hill and Leonite, pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $2,557,575 and (ii) five-year warrants for the purchase of an aggregate of 5,329 common shares at an exercise price of $420.00 per share (subject to adjustment) for total cash proceeds of $2,271,818. As additional consideration, the Company issued 2,898 common shares to Mast Hill and issued to Leonite a five-year warrant for the purchase of 2,431 common shares at an exercise price of $1.00 per share (subject to adjustment), which were issued as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 120 common shares at an exercise price of $525.00 (subject to adjustment).

On February 22, 2023, the Company entered into securities purchase agreement with one accredited investor, Mast Hill, pursuant to which the Company issued to such investor (i) a promissory note in the principal amount of $878,000 and (ii) five-year warrants for the purchase of an aggregate of 1,830 common shares at an exercise price of $420.00 per share (subject to adjustment) for total cash proceeds of $737,700. As additional consideration, the Company issued a five-year warrant for the purchase of 1,984 common shares at an exercise price of $1.00 per share (subject to adjustment) to the investor as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 76 common shares at an exercise price of $525.00 (subject to adjustment).

These notes bear interest at a rate of 12% per annum and mature on the first anniversary of the date of issuance; provided that any principal amount or interest which is not paid when due shall bear interest at a rate of the lesser of 16% per annum or the maximum amount permitted by law from the due date thereof until the same is paid. The notes require monthly payments of principal and interest commencing in May 2023. The Company may voluntarily prepay the outstanding principal amount and accrued interest of each note in whole upon payment of certain prepayment fees. In addition, if at any time the Company receives cash proceeds from any source or series of related or unrelated sources, including, but not limited to, the issuance of equity or debt, the exercise of outstanding warrants, the issuance of securities pursuant to an equity line of credit (as defined in the notes) or the sale of assets outside of the ordinary course of business, each holder shall have the right in its sole discretion to require the Company to immediately apply up to 50% of such proceeds to repay all or any portion of the outstanding principal amount and interest then due under the notes. The notes are unsecured and have priority over all other unsecured indebtedness. The notes contain customary affirmative and negative covenants and events of default for a loan of this type.

The notes become convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs under the notes at a conversion price equal the lower of (i) $420.00 (subject to adjustments) and (ii) 80% of the lowest volume weighted average price of the common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $3.00 (subject to adjustments).

The Company evaluated the embedded features within these promissory notes in accordance with ASC 480 and ASC 815. The Company determined that the embedded features, specifically (i) the default penalty of 15% on outstanding principal and accrued interest, and (ii) the conversion option into common shares at the lower of $420.00 or 80% of the lowest VWAP in the five days preceding conversion, subject to a $3.00 floor price, constitute derivative liabilities. These features, arising from default provisions not within the Company’s control, including the contingent interest feature and the contingent conversion (deemed redemption) feature, meet the definition of a derivative and do not qualify for derivative accounting exemptions. Consequently, these embedded features are bifurcated from the debt host and recognized as a single derivative liability.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

The initial fair value of the derivative liabilities was determined using a Monte Carlo Simulation valuation model, considering various potential outcomes and scenarios. The model used the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 160.45%; (iii) risk-free interest rate of 4.68%; (iv) maximum term of one year; (v) estimated fair value of the common shares of $193.00 per share; and (vi) various probability assumptions. Subsequent changes in fair value are recognized in the statement of operations each reporting period. The issuance costs for the promissory notes, along with the allocated fair values of both the warrants and the bifurcated embedded derivative liability, have been collectively treated as a debt discount. This discount is being amortized to interest expense over the term of the promissory notes using the effective interest method.

On August 4, 2023, the Company received notices from Mast Hill and Leonite that an event of default had occurred under the notes issued on February 3, 2023 for failure to make certain payments when due. Mast Hill and Leonite agreed in writing that they would not require any payments in cash for the over-due amounts or accelerate the payments due under the notes for a period of 60 days. Since an event of default occurred, Mast Hill and Leonite has the right to convert the notes, including the over-due amounts, penalties and fees, into common shares at their election. On August 4, 2023, Mast Hill converted its note in full into 5,536 common shares, which conversion amount included $91,174 of principal, interest and certain penalties and fees. In August 2023, Leonite converted its note in full into 47,979 common shares, which conversion amount included $730,814 of principal, interest and certain penalties and fees.

On August 9, 2023, the Company received notices from Mast Hill and Leonite that an event of default had occurred under the notes issued on February 9, 2023 for failure to make certain payments when due. Mast Hill and Leonite agreed in writing that they would not require any payments in cash for the over-due amounts or accelerate the payments due under the notes for a period of 60 days. Since an event of default occurred, Mast Hill and Leonite has the right to convert the notes, including the over-due amounts, penalties and fees, into common shares at their election. In August 2023, Mast Hill converted a portion of its note into 100,691 common shares, which conversion amount included $1,002,556 of principal, interest and certain penalties and fees. In August 2023, Leonite converted a portion of its note into 145,000 common shares, which conversion amount included $1,305,432 of principal, interest and certain penalties and fees.

On August 31, 2023, the Company, Mast Hill and Leonite entered into amendments to the notes issued on February 9, 2023 and February 22, 2023, pursuant to which the parties agreed to extend the maturity date of these remaining notes to August 31, 2024 and the Company agreed to make monthly payments commencing on September 30, 2023, as further described in the amendments. Mast Hill and Leonite also agreed not to convert any portion of the remaining notes as long as the Company makes these payments when due. As consideration for Mast Hill and Leonite’s entry into the amendments, the Company agreed to pay Mast Hill and Leonite an amendment fee equal to 10% of the principal amounts of the remaining notes.

Derivative Liabilities

The following table provides a roll-forward of the derivative liabilities for the three and nine months ended September 30, 2023, as follows:

Amount
Balance at December 31, 2022	$-
Initial fair value of derivative liabilities upon issuance	2,613,177
Gain on change in fair value of derivative liabilities	(425,977)
Extinguishment of derivative liabilities upon conversion of convertible notes	(864,576)
Balance at September 30, 2023	$1,322,624

The gain on change in fair value of derivative liabilities for three and nine months ended September 30, 2023, is comprised as follows:

Amount
Initial derivative expense	$154,991
Gain on change in fair value of derivative liabilities	(580,968)
Gain on change in fair value of derivative liabilities	$(425,977)

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Interest Expense and Accrued Interest Reconciliation

The following table provides a reconciliation of interest expense for the nine months ended September 30, 2023, as follows:

Amount
Interest expense from amortization of debt discounts	$3,879,558
Interest expense from notes payable	243,119
Interest expense from related party notes payable	83,891
Interest expense from convertible notes payable	4,595,106
Interest expense from revolving lines of credit	765,786
Interest expense from financing leases	38,308
Other interest expense	141,531
$9,747,299

The following table provides a reconciliation of accrued interest at September 30, 2023, as follows:

Amount
Accrued interest balance at December 31, 2022	$1,179,875
Interest expense from notes payable	243,119
Interest expense from related party notes payable	83,891
Interest expense from convertible notes payable	4,595,106
Interest expense from revolving lines of credit	765,786
Interest expense from financing leases	38,308
Cash paid for interest	(3,217,831)
Common shares issued in settlement of interest	(1,247,701)
Settlement of interest through the issuance of a new revolving line of credit	(212,156)
Accrued interest balance at September 30, 2023	$2,228,397

NOTE 11—RELATED PARTIES

Related Party Notes Payable

On September 30, 2020, a portion of the purchase price for the acquisition of Kyle’s Custom Wood Shop, Inc. (“Kyle’s”) was paid by the issuance of a promissory note by 1847 Cabinet to the sellers in the principal amount of $1,260,000. Payment of the principal and accrued interest on the note was subject to vesting.

On July 26, 2022, the Company and 1847 Cabinet entered into a conversion agreement with sellers, pursuant to which they agreed to convert $797,221 of the vesting note into 1,899 common shares of the Company at a conversion price of $420.00 per share. As a result, the Company recognized a loss on extinguishment of debt of $303,706. Pursuant to the conversion agreement, the note was cancelled, and the Company agreed to pay $558,734 to the sellers no later than October 1, 2022.

On March 30, 2023, the Company entered into an amendment to the conversion agreement, effective retroactively to October 1, 2022. Pursuant to the amendment, the Company agreed to pay a total of $642,544 in three monthly payments commencing on April 5, 2023.

Management Services Agreement

On April 15, 2013, the Company and 1847 Partners LLC (the “Manager”) entered into a management services agreement, pursuant to which the Company is required to pay the Manager a quarterly management fee equal to 0.5% of its adjusted net assets for services performed (the “Parent Management Fee”). The amount of the Parent Management Fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by the Manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) Parent Management Fees received by (or owed to) the Manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid Parent Management Fees. The Company expensed $0 in Parent Management Fees for the three and nine months ended September 30, 2023 and 2022.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Offsetting Management Services Agreements

The Company’s subsidiary 1847 Asien Inc. (“1847 Asien”) entered into an offsetting management services agreement with the Manager on May 28, 2020, 1847 Cabinet entered into an offsetting management services agreement with the Manager on August 21, 2020 (which was amended and restated on October 8, 2021), the Company’s subsidiary 1847 Wolo Inc. (“1847 Wolo”) entered into an offsetting management services agreement with the Manager on March 30, 2021 and 1847 ICU entered into an offsetting management services agreement with the Manager on February 9, 2023. Pursuant to the offsetting management services agreements, each of 1847 Asien, 1847 Wolo and 1847 ICU appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement) and 1847 Cabinet appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $125,000 or 2% of adjusted net assets (as defined in the management services agreement); provided, however, in each case that if the aggregate amount of management fees paid or to be paid by such entities, together with all other management fees paid or to be paid to the Manager under other offsetting management services agreements, exceeds, or is expected to exceed, 9.5% of the Company’s gross income in any fiscal year or the Parent Management Fee in any fiscal quarter, then the management fee to be paid by such entities shall be reduced, on a pro rata basis determined by reference to the other management fees to be paid to the Manager under other offsetting management services agreements.

1847 Asien expensed management fees of $75,000 and $225,000 for the three and nine months ended September 30, 2023 and 2022, respectively.

1847 Cabinet expensed management fees of $125,000 and $375,000 for the three and nine months ended September 30, 2023 and 2022, respectively.

1847 Wolo expensed management fees of $75,000 and $225,000 for the three and nine months ended September 30, 2023 and 2022, respectively.

1847 ICU expensed management fees of $75,000 and $150,000 for the three and nine months ended September 30, 2023.

On a consolidated basis, the Company expensed total management fees of $350,000 and $975,000 for the three and nine months ended September 30, 2023, respectively, compared to $275,000 and $825,000 for the three and nine months ended September 30, 2022, respectively.

Advances

From time to time, the Company has received advances from its chief executive officer to meet short-term working capital needs. As of September 30, 2023 and December 31, 2022, a total of $118,834 in advances from related parties are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As of September 30, 2023 and December 31, 2022, the Manager has funded the Company $74,928 in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Building Lease

On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, the sellers of Kyle’s, who are officers of Kyle’s and principal shareholders of the Company. The lease is for a term of five years, with an option for a renewal term of five years and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term.

The total rent expense under this related party lease was $21,777 and $65,330 for the three and nine months ended September 30, 2023 and 2022, respectively.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

NOTE 12—SHAREHOLDERS’ EQUITY

Series A Senior Convertible Preferred Shares

During the three months ended September 30, 2023, the Company accrued dividends of $93,941 for the series A senior convertible preferred shares and settled $137,246 of previously accrued dividends through the issuance of 8,423 common shares. During the nine months ended September 30, 2023, the Company accrued dividends of $314,037 for the series A senior convertible preferred shares and settled $401,183 of previously accrued dividends through the issuance of 11,290 common shares.

On May 15, 2023, the Company entered into amendments to the securities purchase agreements relating to the series A senior convertible preferred shares, pursuant to which the securities purchase agreements were amended to include a provision giving the Company to option to force the exercise of warrants issued pursuant to such securities purchase agreements for the issuance of a number of common shares equal to the quotient of (i) eighty percent (80%) of the Black Scholes Value of the warrants divided by (ii) the applicable exercise price of the warrants.

During the three and nine months ended September 30, 2023, an aggregate of 1,367,273 series A senior convertible preferred shares were converted into an aggregate of 160,752 common shares.

As of September 30, 2023 and December 31, 2022, the Company had 226,667 and 1,593,940 series A senior convertible preferred shares issued and outstanding, respectively.

Series B Senior Convertible Preferred Shares

During the three months ended September 30, 2023, the Company accrued dividends of $31,088 for the series B senior convertible preferred shares and settled $54,839 of previously accrued dividends through the issuance of 3,366 common shares. During the nine months ended September 30, 2023, the Company accrued dividends of $139,084 for the series B senior convertible preferred shares, paid $105,671 and settled $54,839 previously accrued dividends through the issuance of 3,366 common shares.

On May 15, 2023, the Company entered into amendments to the securities purchase agreements relating to the series B senior convertible preferred shares, pursuant to which the securities purchase agreements were amended to include a provision giving the Company to option to force the exercise of warrants issued pursuant to such securities purchase agreements for the issuance of a number of common shares equal to the quotient of (i) eighty percent (80%) of the Black Scholes Value of the warrants divided by (ii) the applicable exercise price of the warrants.

During the three months ended September 30, 2023, an aggregate of 288,332 series B senior convertible preferred shares were converted into an aggregate of 84,188 common shares. During the nine months ended September 30, 2023, an aggregate of 373,332 series B senior convertible preferred shares were converted into an aggregate of 88,495 common shares.

As of September 30, 2023 and December 31, 2022, the Company had 91,567 and 464,899 series B senior convertible preferred shares issued and outstanding, respectively.

Common Shares

As of September 30, 2023 and December 31, 2022, the Company was authorized to issue 500,000,000 common shares. As of September 30, 2023 and December 31, 2022, the Company had 785,311 and 56,789 common shares issued and outstanding, respectively.

In February 2023, the Company issued an aggregate of 4,157 common shares to two accredited investors as a commitment fee (see Note 10).

On May 16, 2023, the Company issued an aggregate of 10,068 common shares upon the forced cashless exercise of warrants, which were originally issued with the series A and B senior convertible preferred shares.

In May 2023, the Company issued 5,066 common shares upon the exercise of warrants for cash proceeds of $5,064.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

On July 3, 2023, the Company entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, pursuant to which the Company agreed to issue and sell to such purchasers an aggregate of 38,450 common shares and prefunded warrants for the purchase of 55,000 common shares at an offering price of $20.00 per common share and $19.00 per pre-funded warrant, pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-272057). On July 7, 2023, the closing of this offering was completed. At the closing, the purchasers prepaid the exercise price of the prefunded warrants in full. Therefore, the Company received total gross proceeds of $1,869,000. Pursuant to the placement agency agreement, Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, the Company received net proceeds of approximately $1,494,480. All of the purchasers exercised the prefunded warrants in full either at closing or shortly thereafter and the Company issued an aggregate of 55,000 common shares upon such exercise.

On July 14, 2023, the Company entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, which were amended pursuant to an amendatory agreement, dated July 18, 2023, among the Company, Spartan and such purchasers. Pursuant to the foregoing, on July 18, 2023, the Company issued and sold to such purchasers an aggregate of 40,000 common shares at a purchase price of $24.00 per share for total gross proceeds of $960,000, pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-269509). Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, the Company received net proceeds of approximately $858,200.

During the nine months ended September 30, 2023, the Company issued an aggregate 14,656 common shares to the holders of the series A and B senior convertible preferred shares in settlement of $456,022 of accrued dividends. Pursuant to the series A and B senior convertible preferred shares designations, dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares on the Company’s principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date.

During the nine months ended September 30, 2023, the Company issued an aggregate of 12,683 common shares upon the cashless exercise of other warrants.

During the nine months ended September 30, 2023, the Company issued an aggregate of 160,752 common shares upon the conversion of an aggregate of 1,367,273 series A senior convertible preferred shares.

During the nine months ended September 30, 2023, the Company issued an aggregate of 88,495 common shares upon the conversion of an aggregate of 373,332 series B senior convertible preferred shares.

During the nine months ended September 30, 2023, the Company issued an aggregate of 299,206 common shares upon the conversion promissory notes and accrued interest (see Note 10).

Warrants

Warrant Dividend Issued to Common Shareholders

On January 3, 2023, the Company issued warrants for the purchase of 4,079 common shares as a dividend to common shareholders of record as of December 23, 2022, pursuant to a warrant agent agreement, dated January 3, 2023, with VStock Transfer, LLC. Each holder of common shares received a warrant to purchase one (1) common share for every ten (10) common shares owned as of the record date (with the number of shares underlying the warrant received rounded down to the nearest whole number). Each warrant represents the right to purchase common shares at an initial exercise price of $420.00 per share (subject to certain adjustments as set forth in the warrants). The Company may, at its option, voluntarily reduce the then-current exercise price to such amount and for such period or periods of time which may be through the expiration date as may be deemed appropriate by the board of directors. Cashless exercises of the warrants are not permitted. The warrants will generally be exercisable in whole or in part beginning on the later of (i) January 3, 2024 or (ii) the date that a registration statement on Form S-3 with respect to the issuance and registration of the common shares underlying the warrants has been filed with and declared effective by the SEC, and thereafter until January 3, 2026. The Company may redeem the warrants at any time in whole or in part at $0.001 per warrant (subject to equitable adjustment to reflect share splits, share dividends, share combinations, recapitalizations and like occurrences) upon not less than 30 days’ prior written notice to the registered holders of the warrants. As a result of the issuance of warrants as a dividend to common shareholders, the Company recognized a deemed dividend of approximately $0.6 million, which was calculated using a Black-Scholes pricing model.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Warrants Issued in Private Placements of Promissory Notes

On February 3, 2023 (as described in Note 10), the Company entered into securities purchase agreements with two accredited investors, Mast Hill and Leonite, pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $604,000 and (ii) five-year warrants for the purchase of an aggregate of 1,259 common shares at an exercise price of $420.00 per share (subject to adjustment) for total cash proceeds of $540,000. As additional consideration, the Company issued an aggregate of 1,259 common shares to the investors as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 9 common shares at an exercise price of $525.00 (subject to adjustment). On August 30, 2023, Leonite exercised its warrant in full on a cashless basis for 684 common shares and on September 11, 2023, Mast Hill exercised its warrant in full on a cashless basis for 143 common shares. The exercise prices of the outstanding foregoing warrants were adjusted on multiple occasions due to the antidilution provisions (down round feature) in the warrants described below.

Accordingly, a portion of the proceeds were allocated to the warrants and common shares based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 162.3%; (iii) weighted average risk-free interest rate of 4.1%; (iv) expected life of five years; (v) estimated fair value of the common shares of $193.00 per share; (vi) exercise price ranging from $420.00 to $525.00; and (vii) various probability assumptions related to down round price adjustments. The fair value of the warrants was $222,129 and the fair value of the commitment shares was $242,858, resulting in the amount allocated to the warrants and commitment shares, based on their relative fair value of $218,172, which was recorded as additional paid-in capital.

On February 9, 2023 (as described in Note 10), the Company entered into securities purchase agreements with two accredited investors, Mast Hill and Leonite, pursuant to which the Company issued to such investors five-year warrants for the purchase of an aggregate of 5,329 common shares at an exercise price of $420.00 per share (subject to adjustment). As additional consideration, the Company issued Leonite a five-year warrant for the purchase of 2,431 common shares at an exercise price of $1.00 per share (subject to adjustment), which were issued as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 120 common shares at an exercise price of $525.00 (subject to adjustment). On August 30, 2023, Leonite exercised both warrants in full on a cashless basis for 3,920 common shares and on September 11, 2023, Mast Hill exercised its warrant in full on a cashless basis for 1,901 common shares. The exercise prices of the outstanding foregoing warrants were adjusted on multiple occasions due to the antidilution provisions (down round feature) in the warrants described below.

Accordingly, a portion of the proceeds were allocated to the warrants and common shares based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 162.0%; (iii) weighted average risk-free interest rate of 4.3%; (iv) expected life of five years; (v) estimated fair value of the common shares of $180.00 per share; (vi) exercise price ranging from $1.00 to $525.00; and (vii) various probability assumptions related to down round price adjustments. The fair value of the warrants was $1,323,774 and the fair value of the commitment shares was $521,590, resulting in the amount allocated to the warrants and commitment shares, based on their relative fair value of $879,829, which was recorded as additional paid-in capital.

On February 22, 2023 (as described in Note 10), the Company entered into securities purchase agreement with one accredited investor, Mast Hill, pursuant to which the Company issued to such investor five-year warrants for the purchase of an aggregate of 1,830 common shares at an exercise price of $420.00 per share (subject to adjustment). As additional consideration, the Company issued a five-year warrant for the purchase of 1,984 common shares at an exercise price of $1.00 per share (subject to adjustment) to the investor as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 76 common shares at an exercise price of $525.00 (subject to adjustment). On September 11, 2023, Mast Hill exercised both warrants in full on a cashless basis for 3,098 common shares. The exercise prices of the outstanding foregoing warrants were adjusted on multiple occasions due to the antidilution provisions (down round feature) in the warrants described below.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Accordingly, a portion of the proceeds were allocated to the warrants based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 161.6%; (iii) weighted average risk-free interest rate of 4.5%; (iv) expected life of five years; (v) estimated fair value of the common shares of $151.00 per share; (vi) exercise price ranging from $1.00 to $525.00; and (vii) various probability assumptions related to down round price adjustments. The fair value of the warrants was $556,485, resulting in the amount allocated to the warrants, based on their relative fair value of $261,945, which was recorded as additional paid-in capital.

Warrants Issued in Public Equity Offering

On July 7, 2023 (as described above), the Company closed on a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, pursuant to which the Company agreed to issue and sell to such purchasers prefunded warrants for the purchase of 55,000 common shares at an exercise price of $1.00 per common share. All of the prefunded warrants were exercised in full either at closing or shortly thereafter and the Company issued an aggregate of 55,000 common shares upon such exercise.

The Company evaluated the prefunded warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the prefunded warrants and applicable authoritative guidance in ASC 480 and ASC 815-40. The Company determined the prefunded warrants issued failed the indexation guidance under ASC 815-40, specifically, the prefunded warrants provide for a Black-Scholes value calculation in the event of certain transactions (“Fundamental Transactions”), which includes a floor on volatility utilized in the value calculation at 100% or greater. The Company has determined that this provision introduces leverage to the holders of the warrants that could result in a value that would be greater than the settlement amount of a fixed-for-fixed option on the Company’s own equity shares. Accordingly, pursuant to ASC 815-40, the Company recorded the fair value of the warrants as a liability upon issuance and marked to market each reporting period in the Company’s consolidated statement of operations until their exercise or expiration.

The fair value of the warrants deemed to be a liability, due to certain contingent put features, was determined using the Black-Scholes option pricing model, which was deemed to be an appropriate model due to the terms of the warrants issued, including a fixed term and exercise price. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 157.8%; (iii) risk-free interest rate of 5.3%; (iv) expected life of 30 days; (v) estimated fair value of the common shares of $22.04 per share; (vi) exercise price of $1.00.

The following table provides a roll-forward of the warrant liability for the three and nine months ended September 30, 2023, as follows:

Amount
Balance at December 31, 2022	$-
Fair value of warrant liability upon issuance	1,156,300
Loss on change in fair value of warrant liability	27,900
Extinguishment of warrant liability upon exercise of prefunded warrants	(1,184,200)
Balance at September 30, 2023	$-

Warrants Issued in Private Placement of 20% OID Promissory Notes

On August 11, 2023 (as described in Note 10), the Company entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which the Company issued five-year warrants for the purchase of an aggregate of 40,989 common shares an exercise price of $18.30 (subject to standard adjustments). Spartan acted as placement agent in connection with the securities purchase agreement and received warrants for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the notes and exercise of the warrants at an exercise price of $20.13 per share (subject to standard adjustments), resulting in the issuance of a warrant for 86,613 common shares. The warrant is exercisable at any time six months after the date of issuance and until the fifth anniversary thereof.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

Accordingly, a portion of the proceeds were allocated to the warrants based on their relative fair value using the Black-Scholes option pricing model. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 153.1%; (iii) risk-free interest rate of 4.3%; (iv) expected life of 5 years; (v) estimated fair value of the common shares of $18.52 per share; (vi) exercise price ranging from $18.30 to $20.13. The fair value of the warrants was $2,171,600, resulting in the amount allocated to the warrants, based on their relative fair value of $909,377, which was recorded as additional paid-in capital.

Exercise Price Adjustments to Warrants

As a result of the issuance of common shares in settlement of series A senior convertible preferred shares accrued dividends on January 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $153.44 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $1,217,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares in settlement of series A senior convertible preferred shares accrued dividends on April 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $59.48 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $534,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares in the offering on July 7, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $20.00 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $19,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares in settlement of series A senior convertible preferred shares and series B senior convertible preferred shares accrued dividends on July 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $16.28 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of approximately $3,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares upon the conversion of promissory notes on August 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $7.92 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $6,000, which was calculated using a Black-Scholes pricing model.

Below is a table summarizing the changes in warrants outstanding during the nine months ended September 30, 2023:

	Warrants	Weighted- Average Exercise Price
Outstanding at December 31, 2022	30,712	$413.98
Granted	199,719	39.60
Exercised/settled	(94,816)	(17.43)
Outstanding at September 30, 2023	135,615	$33.86
Exercisable at September 30, 2023	131,536	$21.88

As of September 30, 2023, the outstanding warrants have a weighted average remaining contractual life of 4.74 years and a total intrinsic value of $0.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(UNAUDITED)

NOTE 13—EARNINGS (LOSS) PER SHARE

The computation of weighted average shares outstanding and the basic and diluted loss per common share attributable to common shareholders for the three and nine months ended September 30, 2023 and 2022 consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss attributable to common shareholders	$(5,981,334)	$(13,440,062)	$(11,336,623)	$(14,801,040)
Weighted-average common shares outstanding – basic and diluted	496,849	32,570	202,354	21,092
Loss per common share attributable to common shareholders – basic and diluted	$(12.04)	$(412.65)	$(56.02)	$(701.74)

For the three and nine months ended September 30, 2023, there were 3,650,553 potential common share equivalents from warrants, convertible debt, and series A and B senior convertible preferred shares excluded from the diluted earnings per share calculations as their effect is anti-dilutive.

For the three and nine months ended September 30, 2022, there were 64,630 potential common share equivalents from warrants, convertible debt, and series A and B senior convertible preferred shares excluded from the diluted earnings per share calculations as their effect is anti-dilutive.

NOTE 14—DEFERRED INCOME TAXES

As of September 30, 2023, the Company has net operating loss carry forwards of approximately $5.9 million that may be available to reduce future years’ taxable income indefinitely. Future tax benefits which may arise as a result of these losses have not been recognized in these condensed consolidated financial statements, as their realization is determined not likely to occur. Accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. For the period ending September 30, 2023, the Company reflects a deferred tax liability in the amount of $0.6 million due to the future tax liability from an asset with an indefinite life known as a “naked credit.” The future tax liability from this indefinite lived asset can be offset by up to 80% of net operating loss carryforwards created after 2017. The remaining portion of the future tax liability from indefinite lived assets cannot be used to offset definite lived deferred tax assets.

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The Company has a net cumulative long-term deferred tax liability of $584,000. The major components of the deferred tax assets and liabilities at September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022
Deferred tax assets
Inventory obsolescence	$289,000	$93,000
Reserves	86,000	-
Business interest limitations	2,750,000	1,707,000
Lease liabilities	533,000	650,000
Other	45,000	75,000
Loss carryforward	1,475,000	285,000
Valuation allowance	(2,698,000)	-
Total deferred tax asset	2,480,000	2,810,000

Deferred tax liabilities
Fixed assets	(430,000)	(418,000)
Right-of-use assets	(508,000)	(628,000)
Intangibles	(2,126,000)	(2,363,000)
Total deferred tax liability	(3,064,000)	(3,409,000)
Total deferred tax liability, net	$(584,000)	$(599,000)

NOTE 15—SUBSEQUENT EVENTS

On October 30, 2023, the Company issued 19,709 common shares as payment of dividends on the series A senior convertible preferred shares and series B senior convertible preferred shares.

On January 8, 2024, we effected a 1-for-4 reverse split of our outstanding common shares. All outstanding common shares and warrants were adjusted to reflect the 1-for-4 reverse split, with respective exercise prices of the warrants proportionately increased. The outstanding convertible notes and series A and B senior convertible preferred shares conversion prices were adjusted to reflect a proportional decrease in the number of common shares to be issued upon conversion.

All share and per share data throughout these condensed consolidated financial statements have been retroactively adjusted to reflect the reverse share split. The total number of authorized common shares did not change. As a result of the reverse common share split, an amount equal to the decreased value of common shares was reclassified from “common shares” to “additional paid-in capital.”

1847 HOLDINGS LLC

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2022 AND 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of 1847 Holdings LLC:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 1847 Holdings LLC (“the Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill

Critical Audit Matter Description

As of December 31, 2022, the carrying value of goodwill was $19,452,270. As described in note 2 to the consolidated financial statements, the Company tests goodwill for impairment annually at the reporting unit level, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. The Company’s evaluation of goodwill for impairment involves the comparison of the fair value of each reporting unit to its carrying value. The Company’s estimate for each reporting unit is based on the present value of estimated future cash flows attributable to the respective reporting unit. The Company utilized a third party valuation specialist to assist in the preparation of the impairment assessment. The determination of the fair value requires management to make significant estimates and assumptions.

We identified the evaluation of the impairment analysis for goodwill as a critical audit matter because of the significant estimates and assumptions management made in determining the fair value of its reporting units. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of such estimates and assumptions. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the following:

●	Testing management’s processes for estimating the fair value of its reporting units.

●	Obtained the discounted cash flow models and evaluating the valuation analysis for mathematical accuracy.

●	Evaluating whether the valuation techniques applied were appropriate.

●	Evaluating the significant assumptions provided by management or developed by the third-party valuation specialist related to revenues, EBITDA, income taxes, long term growth rates, and discount rates to discern whether they are reasonable considering (i) the current and past performance of the entity; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit.

In addition, professionals with specialized skill and knowledge were utilized by the Firm to assist in the performance of these procedures.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2017.

Draper, UT

April 10, 2023, (February 2, 2024, as to the effects of the reverse stock split described in Note 20).

1847 HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS

Current Assets
Cash and cash equivalents	$1,079,355	$1,383,533
Investments	277,310	276,429
Receivables, net	5,215,568	3,378,996
Contract assets	89,574	88,466
Inventories, net	4,184,019	5,427,302
Prepaid expenses and other current assets	379,875	582,048
Total Current Assets	11,225,701	11,136,774

Property and equipment, net	1,885,206	1,695,311
Operating lease right-of-use assets	2,854,196	3,192,604
Long-term deposits	82,197	85,691
Intangible assets, net	9,985,129	11,443,897
Goodwill	19,452,270	19,452,270
TOTAL ASSETS	$45,484,699	$47,006,547

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$6,741,769	$4,818,672
Contract liabilities	2,353,295	2,547,903
Customer deposits	3,059,658	3,465,259
Due to related parties	193,762	193,762
Current portion of operating lease liabilities	713,100	613,696
Current portion of finance lease liabilities	185,718	100,652
Current portion of notes payable, net	551,210	692,522
Current portion of related party note payable	362,779	-
Total Current Liabilities	14,161,291	12,432,466

Operating lease liabilities, net of current portion	2,237,797	2,607,862
Finance lease liabilities, net of current portion	784,148	455,905
Notes payable, net of current portion	144,830	251,401
Convertible notes payable, net	24,667,799	26,630,655
Related party note payable, net of current portion	-	1,001,183
Deferred tax liability, net	599,000	2,070,000
TOTAL LIABILITIES	42,594,865	45,449,472

Mezzanine Equity
Series A senior convertible preferred shares	-	1,655,404
TOTAL MEZZANINE EQUITY	-	1,655,404

Shareholders’ Equity (Deficit)
Series A senior convertible preferred shares, no par value, 4,450,460 shares designated; 1,593,940 and 1,818,182 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,338,746	-
Series B senior convertible preferred shares, no par value, 583,334 shares designated; 464,899 and zero shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,214,181	-
Allocation shares, 1,000 shares authorized; 1,000 shares issued and outstanding as of December 31, 2022 and 2021	1,000	1,000
Common shares, $0.001 par value, 500,000,000 shares authorized; 56,789 and 28,105 shares issued and outstanding as of December 31, 2022 and 2021, respectively	57	28
Distribution receivable	(2,000,000)	(2,000,000)
Additional paid-in capital	43,966,628	21,724,225
Accumulated deficit	(41,919,277)	(20,754,394)
TOTAL 1847 HOLDINGS SHAREHOLDERS’ EQUITY (DEFICIT)	2,601,335	(1,029,141)
NON-CONTROLLING INTERESTS	288,499	930,812
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	2,889,834	(98,329)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)	$45,484,699	$47,006,547

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2022	2021
Revenues	$48,929,124	$30,660,984

Operating Expenses
Cost of revenues	33,227,730	20,100,906
Personnel	9,531,101	3,803,497
Depreciation and amortization	2,037,112	908,982
General and administrative	9,872,689	6,951,498
Total Operating Expenses	54,668,632	31,764,883

LOSS FROM OPERATIONS	(5,739,508)	(1,103,899)

Other Income (Expense)
Other income (expense)	(11,450)	876
Interest expense	(4,594,740)	(1,296,537)
Gain on forgiveness of debt	-	360,302
Gain on disposal of property and equipment	65,417	10,885
Gain on disposition of subsidiary	-	3,282,804
Loss on extinguishment of debt	(2,039,815)	(137,692)
Loss on redemption of preferred shares	-	(4,017,553)
Loss on write-down of contingent note payable	(158,817)	(602,204)
Total Other Income (Expense)	(6,739,405)	(2,399,119)

NET LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(12,478,913)	(3,503,018)
INCOME TAX BENEFIT (EXPENSE) FROM CONTINUING OPERATIONS	1,677,000	(218,139)
NET LOSS FROM CONTINUING OPERATIONS	(10,801,913)	(3,721,157)
NET INCOME FROM DISCONTINUED OPERATIONS	-	240,405
NET LOSS	$(10,801,913)	$(3,480,752)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM CONTINUING OPERATIONS	(642,313)	(284,372)
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM DISCONTINUED OPERATIONS	-	108,182
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS	$(10,159,600)	$(3,304,562)

NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	(10,159,600)	(3,436,785)
NET INCOME FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	-	132,223
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS	$(10,159,600)	$(3,304,562)

PREFERRED SHARE DIVIDENDS	(899,199)	(984,176)
DEEMED DIVIDEND	(9,012,730)	(1,527,086)
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS COMMON SHAREHOLDERS	$(20,071,529)	$(5,815,824)

LOSS PER COMMON SHARE ATTRIBUTABLE TO 1847 HOLDINGS COMMON SHAREHOLDERS
BASIC
LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS	$(768.34)	$(500.88)
EARNINGS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	11.13
LOSS PER COMMON SHARE	$(768.34)	$(489.75)
DILUTED
LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS	$(836.28)	$(212.88)
EARNINGS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	4.73
LOSS PER COMMON SHARE	$(836.28)	$(208.15)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	24,001	11,875
DILUTED	24,001	27,940

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Series A Senior Convertible Preferred Shares		Series B Senior Convertible Preferred Shares		Allocation	Common Shares		Distribution	Additional Paid-In	Accumulated	Non- Controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Receivable	Capital	Deficit	Interests	(Deficit)
Balance at January 1, 2021	-	$-	-	$-	$1,000	27,108	$27	$(2,000,000)	$17,009,908	$(13,856,973)	$(879,239)	$274,723
Issuance of series A preferred shares and warrants	-	-	-	-	-	-	-	-	3,000,000	(1,527,086)	-	1,472,914
Discount on warrant features	-	-	-	-	-	-	-	-	956,526	-	-	956,526
Discount on convertible notes payable	-	-	-	-	-	-	-	-	-	-	1,146,804	1,146,804
Issuance of common adjustment shares	-	-	-	-	-	997	1	-	757,791	-	-	757,792
Dividends – common shares	-	-	-	-	-	-	-	-	-	(242,160)	-	(242,160)
Dividends – series A preferred shares	-	-	-	-	-	-	-	-	-	(984,176)	-	(984,176)
Net loss	-	-	-	-	-	-	-	-	-	(4,143,999)	663,247	(3,480,752)
Balance at December 31, 2021	-	$-	-	$-	$1,000	28,105	$28	$(2,000,000)	$21,724,225	$(20,754,394)	$930,812	$(98,329)
Issuance of common shares upon conversion of series A preferred shares	-	-	-	-	-	381	-	-	111,948	-	-	111,986
Issuance of series B preferred shares and warrants	-	-	-	-	-	-	-	-	172,050	-	-	172,050
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	1,267	1	-	(1)	-	-	-
Issuance of common shares upon partial extinguishment of convertible notes payable	-	-	-	-	-	8,000	8	-	4,639,992	-	-	4,640,000
Issuance of common shares upon partial extinguishment of related party note payable	-	-	-	-	-	1,899	2	-	1,100,925	-	-	1,100,927
Issuance of common shares upon settlement of debt	-	-	-	-	-	2,851	3	-	1,653,386	-	-	1,653,389
Issuance of common shares and warrants in connection with a public offering	-	-	-	-	-	14,286	15	-	5,148,685	-	-	5,148,700
Issuance of warrants in connection with notes payable	-	-	-	-	-	-	-	-	402,650	-	-	402,650
Reclassification of preferred shares from mezzanine equity to permanent equity	1,684,849	1,415,100	481,566	1,257,650	-	-	-	-	-	-	-	2,672,750
Redemption of series A preferred shares	(90,909)	(76,354)	-	-	-	-	-	-	-	(132,737)	-	(209,091)
Redemption of series B preferred shares	-	-	(16,667)	(43,469)	-	-	-	-	-	(14,032)	-	(57,501)
Dividends – common shares	-	-	-	-	-	-	-	-	-	(1,093,354)	-	(1,093,354)
Dividends – series A preferred shares	-	-	-	-	-	-	-	-	-	(590,162)	-	(590,162)
Dividends – series B preferred shares	-	-	-	-	-	-	-	-	-	(162,268)	-	(16,268)
Deemed dividend – down round provision in warrants	-	-	-	-	-	-	-	-	9,012,730	(9,012,730)	-	-
Net loss	-	-	-	-	-	-	-	-	-	(10,159,600)	(642,313)	(10,801,913)
Balance at December 31, 2022	1,593,940	$1,338,746	464,899	$1,214,181	$1,000	56,789	$57	$(2,000,000)	$43,966,628	$(41,919,277)	$288,499	$2,889,834

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,801,913)	$(3,480,752)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from discontinued operations	-	(240,405)
Gain on disposition of subsidiary	-	(3,282,804)
Gain on forgiveness of debt	-	(360,302)
Gain on disposal of property and equipment	(65,417)	(10,885)
Loss on redemption of preferred shares	-	4,017,553
Loss on extinguishment of debt	2,039,815	-
Loss on write-down of contingent note payable	158,817	602,204
Deferred tax asset (liability)	(1,471,000)	75,000
Inventory reserve	38,000	-
Depreciation and amortization	2,037,112	908,982
Amortization of debt discounts	1,900,194	382,565
Amortization of right-of-use assets	593,121	181,032
Changes in operating assets and liabilities:
Receivables	(1,836,572)	48,930
Contract assets	(1,108)	-
Inventories	1,205,283	389,110
Prepaid expenses and other current assets	202,173	182,366
Other assets	3,494	-
Accounts payable and accrued expenses	2,992,107	719,890
Contract liabilities	(194,608)	(950,640)
Customer deposits	(405,601)	94,302
Due to related parties	-	3,570
Operating lease liabilities	(525,374)	(177,282)
Net cash used in operating activities from continuing operations	(4,131,477)	(897,566)
Net cash used in operating activities from discontinued operations	-	(170,580)
Net cash used in operating activities	(4,131,477)	(1,068,146)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash paid in acquisitions	-	(15,857,295)
Purchases of property and equipment	(256,677)	(177,475)
Proceeds from disposal of property and equipment	97,140	25,000
Proceeds from disposition of subsidiary	-	325,000
Investments in certificates of deposit	(881)	-
Net cash used in investing activities from continuing operations	(160,418)	(15,684,770)
Net cash provided by investing activities from discontinued operations	-	644,303
Net cash used in investing activities	(160,418)	(15,040,467)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable, net of fees and debt discounts	-	23,744,975
Net proceeds from notes payable	499,600	3,550,000
Payment of notes payable – related party	-	(100,000)
Proceeds from (repayment on) lines of credit	-	(301,081)
Repayment of grid note – related party	-	(56,900)
Net proceeds from issuance of common shares and warrants in public offering	5,148,700	-
Net proceeds from issuance of series A senior convertible preferred shares	-	3,000,000
Net proceeds from issuance of series B senior convertible preferred shares	1,429,700	-
Repayments of notes payable and finance lease liabilities	(977,907)	(5,021,511)
Repayments to sellers	-	(977,686)
Cash paid for financing costs	-	(165,230)
Redemption of series A senior convertible preferred shares	(209,091)	(6,054,241)
Redemption of series B senior convertible preferred shares	(57,501)	-
Dividends on series A senior convertible preferred shares	(590,162)	(1,032,806)
Dividends on series B senior convertible preferred shares	(162,268)	-
Dividends on common shares	(1,093,354)	-
Net cash provided by financing activities from continuing operations	3,987,717	16,585,520
Net cash used in financing activities from discontinued operations	-	(208,693)
Net cash provided by financing activities	3,987,717	16,376,827

NET CHANGE IN CASH AND CASH EQUIVALENTS FROM CONTINUING OPERATIONS	(304,178)	3,184
NET CHANGE IN CASH AND CASH EQUIVALENT FROM DISCONTINUED OPERATIONS	-	265,030
CASH AND CASH EQUIVALENTS AVAILABLE FROM DISCONTINUED OPERATIONS	-	265,030

CASH AND CASH EQUIVALENTS FROM CONTINUING OPERATIONS
Beginning of the period	1,383,533	1,380,349
End of the period	$1,079,355	$1,383,533

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$2,115,140	$176,204
Cash paid for income taxes	$188,224	$50,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
Net assets acquired in the acquisition of High Mountain and Innovative Cabinets	$-	$3,716,375
Net assets acquired in the acquisition of Wolo	$-	$6,606,403
Due to seller (net cash paid to seller after closing)	$-	$977,685
Notes payable sellers	$-	$6,730,345
Accrued common share dividends	$-	$242,160
Deemed dividend related to issuance of preferred shares	$-	$1,527,086
Additional paid in capital – common shares and warrants issued	$-	$757,792
Issuance of common shares upon conversion of series A preferred shares	$111,986	$-
Issuance of common shares upon cashless exercise of warrants	$1	$-
Deemed dividend from down round provision in warrants	$9,012,730	$-
Financed purchases of property and equipment	$568,764	$688,978
Debt discount on notes payable issued with warrants	$503,050	$-
Operating lease right-of-use asset and liability remeasurement	$254,713	$2,184,477

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

1847 Holdings LLC (the “Company”) was formed under the laws of the State of Delaware on January 22, 2013. The Company is in the business of acquiring small businesses in a variety of different industries.

On March 27, 2020, the Company and the Company’s wholly owned subsidiary 1847 Asien Inc., a Delaware corporation (“1847 Asien”), entered into a stock purchase agreement with Asien’s Appliance, Inc., a California corporation (“Asien’s”), and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992 (the “Asien’s Seller”), pursuant to which 1847 Asien acquired all of the issued and outstanding stock of Asien’s on May 28, 2020. As a result of this transaction, the Company owns 95% of 1847 Asien, with the remaining 5% held by a third-party, and 1847 Asien owns 100% of Asien’s.

On August 27, 2020, the Company and the Company’s wholly owned subsidiary 1847 Cabinet Inc., a Delaware corporation (“1847 Cabinet”), entered into a stock purchase agreement with Kyle’s Custom Wood Shop, Inc., an Idaho corporation (“Kyle’s”), and Stephen Mallatt, Jr. and Rita Mallatt (the “Kyle’s Sellers”), pursuant to which 1847 Cabinet acquired all of the issued and outstanding stock of Kyle’s on September 30, 2020. As a result of this transaction, the Company owns 92.5% of 1847 Cabinet, with the remaining 7.5% held by a third-party, and 1847 Cabinet owns 100% of Kyle’s.

On December 22, 2020, the Company and its wholly-owned subsidiary 1847 Wolo Inc. (“1847 Wolo”) entered into a stock purchase agreement with Wolo Mfg. Corp., a New York corporation (“Wolo Mfg”), and Wolo Industrial Horn & Signal, Inc., a New York corporation (“Wolo H&S”), and Barbara Solow and Stanley Solow (together, the “Wolo Sellers”), pursuant to which 1847 Wolo acquired all of the issued and outstanding stock of Wolo Mfg and Wolo H&S on March 30, 2021 (see Note 11). As a result of this transaction, the Company owns 92.5% of 1847 Wolo, with the remaining 7.5% held by a third-party, and 1847 Wolo owns 100% of Wolo Mfg and Wolo H&S.

On March 3, 2017, the Company’s wholly owned subsidiary 1847 Neese Inc., a Delaware corporation (“1847 Neese”), entered into a stock purchase agreement with Neese, Inc., an Iowa corporation (“Neese”), and Alan Neese and Katherine Neese (the “Neese Sellers”), pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese on March 3, 2017. As a result of this transaction, the Company owned 55% of 1847 Neese, with the remaining 45% held by the Neese Sellers. On April 19, 2021, the Company entered into a stock purchase agreement with the Neese Sellers, pursuant to which the Neese Sellers purchased the Company’s 55% ownership interest in 1847 Neese for a purchase price of $325,000 in cash (the “Neese Spin-Off”). As a result of the Neese Spin-Off, 1847 Neese is no longer a subsidiary of the Company (see Note 4).

On September 23, 2021, 1847 Cabinet entered into a securities purchase agreement with High Mountain Door & Trim Inc., a Nevada corporation (“High Mountain”), and Sierra Homes, LLC d/b/a Innovative Cabinets & Design, a Nevada limited liability company (“Innovative Cabinets”), and Steven J. Parkey and Jose D. Garcia-Rendon (together, the “H&I Sellers”), pursuant to which 1847 Cabinet acquired all of the issued and outstanding capital stock or other equity securities of High Mountain and Innovative Cabinets on October 8, 2021 (see Note 11). As a result of this transaction, 1847 Cabinet acquired 92.5% of High Mountain and Innovative Cabinets, with the remaining 7.5% held by a third-party. On April 1, 2022, 1847 Cabinet transferred all of its shares of High Mountain to Innovative Cabinets, as a result of which Innovative Cabinets now owns 92.5% of High Mountain, with the remaining 7.5% held by a third-party.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars.

The results of 1847 Neese are included within discontinued operations for the year ended December 31, 2021.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its majority-owned or controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Reverse Share Split

On August 2, 2022, the Company effected a 1-for-4 reverse split of its outstanding common shares. All outstanding common shares and warrants were adjusted to reflect the 1-for-4 reverse split, with respective exercise prices of the warrants proportionately increased. The outstanding convertible notes and series A and B convertible senior preferred shares conversion prices were adjusted to reflect a proportional decrease in the number of common shares to be issued upon conversion.

All share and per share data throughout these condensed consolidated financial statements have been retroactively adjusted to reflect the reverse share split. The total number of authorized common shares did not change. As a result of the reverse common share split, an amount equal to the decreased value of common shares was reclassified from “common shares” to “additional paid-in capital.”

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 280, Segment Reporting, requires that an enterprise report selected information about reportable segments in its financial reports issued to its shareholders. The Company has three reportable segments - the Retail and Appliances Segment, which is operated by Asien’s, the Construction Segment, which is operated by Kyle’s, High Mountain and Innovative Cabinets, and the Automotive Supplies Segment, which is operated by Wolo Mfg and Wolo H&S (together, “Wolo”).

The Retail and Appliances Segment is comprised of the business of Asien’s, which is based in Santa Rosa, CA, and provides a wide variety of appliance products (laundry, refrigeration, cooking, dishwashers, outdoor, accessories, parts, and other appliance related products) and services (delivery, installation, service and repair, extended warranties, and financing).

The Construction Segment is comprised of the businesses of Kyle’s, High Mountain and Innovative Cabinets. Kyle’s, which is based in Boise, Idaho, provides a wide variety of construction services including custom design and build of kitchen and bathroom cabinetry, delivery, installation, service and repair, and financing. High Mountain, which is based in Reno, Nevada, specializes in all aspects of finished carpentry products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others, as well as window installation. Innovative Cabinets, also based in Reno, Nevada, specializes in custom cabinetry and countertops.

The Automotive Supplies Segment is comprised of the business of Wolo, which is based in Deer Park, NY, and designs and sells horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment, and emergency vehicles.

The Company provides general corporate services to its segments; however, these services are not considered when making operating decisions and assessing segment performance. These services are reported under “Corporate Services” below and these include costs associated with executive management, financing activities and public company compliance.

Cash and Cash Equivalents, and Marketable Securities

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. As of December 31, 2022 and 2021, the Company had $380,401 and $369,963 in excess of FDIC limits, respectively.

The Company’s investments in marketable securities are classified based on the nature of the securities and their availability for use in current operations. The Company classifies its marketable debt securities as either short-term or long-term based on each instrument’s underlying contractual maturity date.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Reclassifications

Certain reclassifications within property and equipment, notes payable, preferred shares, and operating expenses have been made to prior period’s financial statements to conform to the current period financial statement presentation. There is no impact in total to the results of operations and cash flows in all periods presented.

Revenue Recognition and Cost of Revenue

The Company records revenue in accordance with FASB ASC Topic 606, Revenue from Contracts with Customers. Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

Retail and Appliances Segment

The Company collects payment for special-order models including tax and partial payment for non-special orders from the customer at the time the order is placed. The Company does not incur incremental costs obtaining purchase orders from customers, however, if it did, because all contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations – The revenue that the Company recognizes arises from orders it receives from customers. The Company’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, the Company’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation. Once this occurs, the Company has satisfied its performance obligation and it recognizes revenue.

Transaction Price ‒ The Company agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In the Company’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that the Company collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to the Company. Substantially all sales are to individual retail consumers (homeowners), builders and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. The Company has a diverse customer base with no one client accounting for more than 10% of total revenue.

Customer deposits ‒ The Company records customer deposits when payments are received in advance of the delivery of the merchandise. The Company expects that substantially all of the customer deposits will be recognized within six months as the performance obligations are satisfied.

Construction Segment

The Company’s construction segment revenues are derived primarily through contracts with customers whereby the Company specializes in all aspects of products and services relating to finished carpentry, custom cabinetry, and countertops. The Company recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Since most contracts are bundled to include both material and installation services, the Company combines these items into one performance obligation as the overall promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct. The Company does offer assurance-type warranties on certain of its installed products and services that do not represent a separate performance obligation and, as such, do not impact the timing or extent of revenue recognition.

For any contracts that are not complete at the reporting date, the Company recognizes revenue over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being installed. The Company utilizes the output method to measure progress toward completion for the value of the goods and services transferred to the customer as it believes this best depicts the transfer of control of assets to the customer. Additionally, external factors such as weather, and customer delays may affect the progress of a project’s completion, and thus the timing and amount of revenue recognition, cash flow, and profitability from a particular contract may be adversely affected.

An insignificant portion of sales, primarily retail sales, is accounted for on a point-in-time basis when the sale occurs. Sales taxes, when incurred, are recorded as a liability and excluded from revenue on a net basis.

Contracts can be subject to modification to account for changes in contract specifications and requirements. The Company considers contract modifications to exist when the modification either creates new, or changes the existing, enforceable rights and obligations. Most contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and the Company’s measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis.

All contracts are billed either contractually or as work is performed. Billing on long-term contracts occurs primarily on a monthly basis throughout the contract period whereby the Company submits progress invoices for customer payment as work is performed. On some contracts, the customer may withhold payment on an invoice equal to a percentage of the invoice amount, which will be subsequently paid after satisfactory completion of each project. This amount is referred to as retainage and is common practice in the construction industry, as it allows for customers to ensure the quality of the service performed prior to full payment. The retention provisions are not considered a significant financing component.

Cost of revenues earned include all direct material and labor costs and those indirect costs related to contract performance.

Contract Assets and Contract Liabilities

The Company records a contract asset when it has satisfied its performance obligation prior to billing and a contract liability when a customer payment is received prior to the satisfaction of the Company’s performance obligation. The difference between the beginning and ending balances of contract assets and liabilities primarily results from the timing of the Company’s performance and the customer’s payment. At times, the Company has a right to payment from previous performance that is conditional on something other than passage of time, such as retainage, which is included in contract assets or contract liabilities, as determined on a contract-by-contract basis.

Automotive Supplies Segment

The Company’s automotive supplies segment designs and sells horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, the Company sells its products to big-box national retail chains, through specialty and industrial distributors, as well as online/mail order retailers and original equipment manufacturers.

The Company collects payment for internet and phone orders, including tax, from the customer at the time the order is shipped. Customers placing orders with a purchase order through the EDI (Electronic Data Interface) are allowed to purchase on credit and make payment after receipt of product on the agreed upon terms.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Performance Obligations – The revenue that the Company recognizes arises from orders it receives from contracts with customers. The Company’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, the Company’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment of the order. Once this occurs, the Company has satisfied its performance obligation and it recognizes revenue.

Transaction Price ‒ The Company agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In the Company’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that the Company collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenues includes the cost of purchased merchandise plus freight, warehouse salaries, tariffs, and any applicable delivery charges from the vendor to the Company. The Company had two major customers who represent a significant portion of revenue in the automotive segment. These two customers represented 39.4% of total revenue in the automotive segment for the year ended December 31, 2022.

Warranties vary and are typically 90 days to consumers and manufacturing defect warranty to are available to resellers. At times, depending on the product, the Company can also offer a warranty up to 12 months.

Receivables

Receivables consist of trade accounts receivable from customer, credit card transactions in the process of settlement, and vendor rebates receivable. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivables are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts. The Company historically collects substantially all of its outstanding rebates receivable. Retainage receivables represent the amount retained by customers to ensure the quality of the installation and is received after satisfactory completion of each installation project. Management regularly reviews aging of retainage receivables and changes in payment trends and records an allowance when collection of amounts due are considered at risk. The allowance for doubtful accounts amounted to $359,000 for the years ended December 31, 2022 and 2021, respectively. Uncollectible balances are expensed in the periods they are determined to be uncollectible.

Inventory

For Asien’s, inventory mainly consists of appliances that are acquired for resale and is valued at the average cost determined on a specific item basis. Inventory also consists of parts that are used in service and repairs and may or may not be charged to the customer depending on warranty and contractual relationship. Kyle’s typically orders inventory on a job-by-job basis and those jobs are put into production within hours of being received. Inventories consisting of materials and supplies are stated at lower of costs or market. High Mountain and Innovative Cabinets’ inventory mainly consists of doors, door frames, baseboards, crown molding, cabinetry, countertops, custom cabinets, closet shelving, and other related products. The Company values inventory at each balance sheet date to ensure that it is carried at the lower of cost or net realizable value with cost determined based on the average cost basis. Wolo’s inventory consists of finished goods acquired for resale and is valued at the weighted-average cost determined on a specific item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions. The Company estimated an obsolescence allowance of $425,848 and $387,848 at December 31, 2022 and 2021, respectively.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Property and Equipment

Property and equipment is stated at historical cost less accumulated depreciation. Depreciation of furniture, vehicles and equipment is calculated using the straight-line method over the estimated useful lives as follows:

Useful Life (Years)
Building and Improvements	2-5
Machinery and Equipment	3-7
Trucks and Vehicles	3-5

Goodwill

Goodwill represents the excess of purchase price over the fair value of the net assets acquired. The Company evaluates goodwill for impairment annually, on December 31, or more frequently if an event occurs or circumstances that indicate the goodwill is not recoverable. When impairment indicators are identified, the Company may elect to perform an optional qualitative assessment to determine whether it is more likely than not that the fair value of its reporting units has fallen below their carrying value. This assessment is based on several factors, including industry and market conditions, overall financial performance, including an assessment of cash flows in comparison to actual and projected results of prior periods. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value based on such qualitative analysis, or if the Company elects to skip this step, the Company performs a Step 1 quantitative analysis to determine the fair value of the reporting unit. At December 31, 2022 and 2021, there were no impairments of goodwill.

Intangible Assets

Acquired identifiable intangible assets are amortized over the following periods:

Acquired intangible Asset	Amortization Basis	Expected Life (years)
Customer-Related	Straight-line basis	9-15
Marketing-Related	Straight-line basis	5
Technology-Related	Straight-line basis	7

The Company periodically evaluates the reasonableness of the useful lives of these assets. These assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques. The Company has no intangibles with indefinite lives. At December 31, 2022 and 2021, there were no impairments of intangible assets.

Long-Lived Assets

The Company reviews its property and equipment and right-of-use (“ROU”) assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The test for impairment is required to be performed by management upon triggering events. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At December 31, 2022 and 2021, there were no impairments of long-lived assets.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: Unadjusted quoted prices that are available in active markets for identical assets or liabilities at the measurement date.

Level 2: Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly.

Level 3: Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.

The Company’s marketable securities are considered held to maturity are comprised of certificates of deposit and are categorized as Level 2 in the fair value hierarchy.

Cash and cash equivalents, receivables, inventories, prepaid expenses, accounts payable, accrued expenses, customer deposits, and contract assets and liabilities approximate fair value, due to their short-term nature. The carrying value of notes payable and short and long-term debt also approximates fair value since these instruments bear market rates of interest.

Assets and liabilities that are measured at fair value on a nonrecurring basis relate primarily to long-lived assets, intangible assets, and goodwill, which are remeasured when the derived fair value is below carrying value in the consolidated balance sheets.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Basic Income (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is calculated by adjusting the weighted average number of shares of common stock outstanding for the dilutive effect, if any, of common stock equivalents. Common stock equivalents whose effect would be antidilutive are not included in diluted earnings (loss) per share. The Company uses the treasury stock method to determine the dilutive effect, which assumes that all common stock equivalents have been exercised at the beginning of the period and that the funds obtained from those exercises were used to repurchase shares of common stock of the Company at the average closing market price during the period (see Note 18).

Operating Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases. The Company determines whether a contract is a lease at contract inception or for a modified contract at the modification date. At inception or modification, the Company recognizes ROU assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. Lease liabilities and their corresponding ROU assets are initially measured at the present value of the unpaid lease payments as of the lease commencement date. If the lease contains a renewal and/or termination option, the exercise of the option is included in the term of the lease if the Company is reasonably certain that a renewal or termination option will be exercised. As the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The IBR is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset.

Operating lease payments are recognized as an expense on a straight-line basis over the lease term in equal amounts of rent expense attributed to each period during the term of the lease, regardless of when actual payments are made. This generally results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in later years. The difference between rent expense recognized and actual rental payments is typically represented as the spread between the ROU asset and lease liability.

When calculating the present value of minimum lease payments, the Company accounts for leases as one single lease component if a lease has both lease and non-lease fixed cost components. Variable lease and non-lease cost components are expensed as incurred.

The Company does not recognize ROU assets and lease liabilities for short-term leases that have an initial lease term of 12 months or less. The Company recognizes the lease payments associated with short-term leases as an expense on a straight-line basis over the lease term.

Liquidity and Going Concern Assessment

As of December 31, 2022, the Company had cash and cash equivalents of $1,079,355. For the year ended December 31, 2022, the Company incurred a loss from operations of $5,739,508 (before deducting losses attributable to non-controlling interests), cash flows used in operations of $4,131,477, and working capital deficit of $2,935,590. The Company has generated operating losses since its inception and has relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflow from operations, which creates substantial doubt about its ability to continue as a going concern for a period at least one year from the date of issuance of these consolidated financial statements.

Management plans to address the above as needed by, securing additional bank lines of credit and obtaining additional financing through debt or equity transactions. Management has implemented tight cost controls to conserve cash.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and to eventually attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Sequencing

Under ASC Topic 815, Derivatives and Hedging, the Company has adopted a sequencing policy, whereby, in the event that reclassification of contracts from equity to assets or liabilities is necessary pursuant to ASC 815 due to the Company’s inability to demonstrate it has sufficient authorized shares as a result of certain securities with a potentially indeterminable number of shares, shares will be allocated on the basis of the earliest maturity date of potentially dilutive instruments first, with the earliest maturity date of grants receiving the first allocation of shares. Pursuant to ASC 815, issuances of securities to the Company’s employees and directors, or to compensate grantees in a share-based payment arrangement, are not subject to the sequencing policy.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. As a smaller reporting company, the guidance is effective for our fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this ASU to have a material impact on the consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts In An Entity’s Own Equity. ASU 2020-06 simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature and for convertible instruments with a beneficial conversion feature. As a result, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, ASU 2020-06 amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2022. The Company’s adoption of this update did not have a material impact on the consolidated financial statements and related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU amends ASC 805 to require acquiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in business combinations. The ASU is effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This ASU should be applied prospectively to acquisitions occurring on or after the effective date of December 15, 2022, and early adoption is permitted. The Company adopted this guidance on January 1, 2022. The Company’s adoption of this update did not have a material impact on the consolidated financial statements and related disclosures.

In March 2022, the FASB issued ASU 2022-02, Troubled Debt Restructurings (“TDRs”) and Vintage Disclosures (Topic 326): Financial Instruments – Credit Losses. This amended guidance will eliminate the accounting designation of a loan modification as a TDR, including eliminating the measurement guidance for TDRs. The amendments also enhance existing disclosure requirements and introduce new requirements related to modifications of receivables made to borrowers experiencing financial difficulty. Additionally, this guidance requires entities to disclose gross write-offs by year of origination for financing receivables, such as loans and interest receivable. The ASU is effective January 1, 2023, and is required to be applied prospectively, except for the recognition and measurement of TDRs which can be applied on a modified retrospective basis. The Company does not expect the adoption of this ASU to have a material impact on the consolidated financial statements and related disclosures.

NOTE 3—DISAGGREGATION OF REVENUES AND SEGMENT REPORTING

The Company has three reportable segments:

The Retail and Appliances Segment provides a wide variety of appliance products (laundry, refrigeration, cooking, dishwashers, outdoor, accessories, parts, and other appliance related products) and services (delivery, installation, service and repair, extended warranties, and financing).

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The Construction Segment provides finished carpentry products and services (door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, fireplace mantles, windows, and custom design and build of cabinetry and countertops).

The Automotive Supplies Segment provides horn and safety products (electric, air, truck, marine, motorcycle, and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment, and emergency vehicles.

The Company provides general corporate services to its segments; however, these services are not considered when making operating decisions and assessing segment performance. These services are reported under “Corporate Services” below and these include costs associated with executive management, financing activities and public company compliance.

The Company’s revenues for the years ended December 31, 2022 and 2021 are disaggregated as follows:

	Year Ended December 31, 2022
	Retail and Appliances	Construction	Automotive Supplies	Total
Revenues
Appliances	$9,197,811	$-	$-	$9,197,811
Appliance accessories, parts, and other	1,473,318	-	-	1,473,318
Automotive horns	-	-	5,068,616	5,068,616
Automotive lighting	-	-	1,420,472	1,420,472
Custom cabinets and countertops	-	10,644,283	-	10,644,283
Finished carpentry	-	21,124,624	-	21,124,624
Total Revenues	$10,671,129	$31,768,907	$6,489,088	$48,929,124

	Year Ended December 31, 2021
	Retail and Appliances	Construction	Automotive Supplies	Total
Revenues
Appliances	$11,214,436	$-	$-	$11,214,436
Appliance accessories, parts, and other	1,526,627	-	-	1,526,627
Automotive horns	-	-	4,215,868	4,215,868
Automotive lighting	-	-	1,500,163	1,500,163
Custom cabinets and countertops	-	7,391,959	-	7,391,959
Finished carpentry	-	4,811,931	-	4,811,931
Total Revenues	$12,741,063	$12,203,890	$5,716,031	$30,660,984

Segment information for the years ended December 31, 2022 and 2021 is as follows:

	Year Ended December 31, 2022
	Retail and Appliances	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$10,671,129	$31,768,907	$6,489,088	$-	$48,929,124
Operating expenses
Cost of revenues	8,203,401	20,980,103	4,044,226	-	33,227,730
Personnel	822,539	6,100,374	1,094,361	1,513,827	9,531,101
Depreciation and amortization	222,438	1,607,148	207,526	-	2,037,112
General and administrative	1,649,702	5,156,425	1,275,369	1,791,193	9,872,689
Total Operating Expenses	10,898,080	33,844,050	6,621,482	3,305,020	54,668,632
Loss from Operations	$(226,951)	$(2,075,143)	$(132,394)	$(3,305,020)	$(5,739,508)

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

	Year Ended December 31, 2021
	Retail and Appliances	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$12,741,063	$12,203,890	$5,716,031	$-	$30,660,984
Operating expenses
Cost of revenues	9,782,837	6,709,827	3,608,242	-	20,100,906
Personnel	783,913	1,463,443	1,014,895	541,246	3,803,497
Depreciation and amortization	182,714	570,378	155,890	-	908,982
General and administrative	1,916,882	2,376,351	1,912,695	745,570	6,951,498
Total Operating Expenses	12,666,346	11,119,999	6,691,722	1,286,816	31,764,883
Income (loss) from Operations	$74,717	$1,083,891	$(975,691)	$(1,286,816)	$(1,103,899)

NOTE 4—DISCONTINUED OPERATIONS

ASC Topic 360, Property, Plant, and Equipment, requires that a long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which a set of criteria have been met, including criteria that the sale of the asset (disposal group) is probable, and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

On April 19, 2021, the Company entered into a stock purchase agreement with the original owners of Neese, pursuant to which they purchased our 55% ownership interest in 1847 Neese for a purchase price of $325,000 in cash. As a result of this transaction, 1847 Neese is no longer a subsidiary of the Company. All financial information of 1847 Neese operations are classified as discontinued operations and not presented as part of continuing operations for the year ended December 31, 2021.

In accordance with ASC Topic 205, Presentation of Financial Statements, the Company elected to not allocate consolidated interest expense to discontinued operations where the debt is not directly attributable to or related to discontinued operations.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The following information presents the major classes of line items constituting the after-tax loss from discontinued operations in the consolidated statements of operations for the year ended December 31, 2021:

Year Ended December 31, 2021
REVENUES
Services	$612,862
Sales of parts and equipment	324,189
TOTAL REVENUE	937,051
OPERATING EXPENSES
Cost of revenues	298,050
Personnel costs	485,774
Depreciation and amortization	360,746
Fuel	112,746
General and administrative	290,872
TOTAL OPERATING EXPENSES	1,548,188
LOSS FROM OPERATIONS	(611,137)
OTHER INCOME (EXPENSE)
Financing costs and loss on early extinguishment of debt	(320)
Gain on forgiveness of debt	380,247
Gain on sale of assets	548,723
Interest expense	(78,308)
Other income (expense)	1,200
TOTAL OTHER INCOME (EXPENSE)	851,542
NET LOSS BEFORE INCOME TAXES	240,405
INCOME TAX EXPENSE	-
NET INCOME BEFORE NON-CONTROLLING INTERESTS	240,405
LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	108,182
NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$132,223

The following information presents the major classes of line items constituting significant operating, investing and financing cash flow activities in the unaudited consolidated statements of cash flows relating to discontinued operations for the year ended December 31, 2021:

Year Ended December 31, 2021
Cash flows from operating activities of discontinued operations:
Net Income	$240,405
Adjustments to reconcile net loss to net cash provided by (used in) operating activities of discontinued operations:
Depreciation and amortization	360,746
Amortization of financing costs and warrant features	2,187
Amortization of operating lease right-of-use assets	19,007
Gain on forgiveness of PPP loans	(380,247)
Gain on sale of equipment	(548,723)
Changes in operating assets and liabilities:
Accounts receivable	10,698
Inventory	(161,286)
Prepaid expenses and other assets	49,222
Accounts payable and accrued expenses	118,980
Operating lease liability	(19,007)
Accrued expense long-term	137,438
Net cash used in operating activities from discontinued operations	$(170,580)

Cash flows from investing activities in discontinued operations:
Proceeds from sale of equipment	$675,000
Purchase of equipment	(30,697)
Net cash provided by investing activities in discontinued operations	$644,303

Cash flows from financing activities in discontinued operations:
Proceeds from note payable	$380,385
Repayments of notes payable	(589,078)
Net cash used in financing activities in discontinued operations	$(208,693)

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 5—RECEIVABLES

Receivables at December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Trade accounts receivable	$4,867,749	$2,691,702
Vendor rebates receivable	460	126,118
Credit card payments in process of settlement	102,917	116,187
Retainage	603,442	803,989
Total receivables	5,574,568	3,737,996
Allowance for doubtful accounts	(359,000)	(359,000)
Total receivables, net	$5,215,568	$3,378,996

NOTE 6—INVENTORIES

Inventories at December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Appliances	$2,155,839	$2,206,336
Automotive	934,683	2,064,834
Construction	1,519,345	1,543,980
Total inventories	4,609,867	5,815,150
Less reserve for obsolescence	(425,848)	(387,848)
Total inventories, net	$4,184,019	$5,427,302

Inventory balances are composed of finished goods. Raw materials and work in process inventory are immaterial to the consolidated financial statements.

NOTE 7—PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Equipment and machinery	$1,403,817	$808,592
Office furniture and equipment	156,960	105,203
Transportation equipment	883,077	864,121
Leasehold improvements	166,760	112,356
Total property and equipment	2,610,614	1,890,272
Less: Accumulated depreciation	(725,408)	(194,961)
Property and equipment, net	$1,885,206	$1,695,311

Depreciation expense for the years ended December 31, 2022 and 2021 was $578,344 and $166,412, respectively.

NOTE 8—INTANGIBLE ASSETS

Intangible assets at December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Customer relationships	$9,024,000	$9,024,000
Marketing-related	2,684,000	2,684,000
Technology-related	623,000	623,000
Total intangible assets	12,331,000	12,331,000
Less: accumulated amortization	(2,345,871)	(887,103)
Intangible assets, net	$9,985,129	$11,443,897

Amortization expense for the years ended December 31, 2022 and 2021 was $1,458,768 and $742,570, respectively.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Estimated amortization expense for intangible assets for the next five years consists of the following as of December 31, 2022:

Year Ending December 31,	Amount
2023	$1,458,768
2024	1,458,768
2025	1,325,778
2026	1,150,640
2027	909,142
Thereafter	3,682,033
Total	$9,985,129

NOTE 9—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Trade accounts payable	$4,129,393	$3,117,825
Credit cards payable	357,964	52,300
Accrued payroll liabilities	824,369	263,590
Accrued interest	1,179,875	711,258
Accrued dividends	136,052	242,160
Other accrued liabilities	114,116	431,539
Total accounts payable and accrued expenses	$6,741,769	$4,818,672

On July 26, 2022, the Company entered into a conversion agreement with Bevilacqua PLLC, pursuant to which it agreed to convert $1,197,280 of the accounts payable owed to it into 2,851 common shares of the Company at a conversion price of $420.00 per share. As a result, the Company recognized a loss on extinguishment of debt of $456,109.

NOTE 10—LEASES

Operating Leases

On June 9, 2021, Kyle’s entered into an additional industrial lease agreement with a third party. The lease commenced on January 1, 2022 and is for a term of 62 months, with an option for a renewal term of five years, and provides for a base rent of $3,336 for months 3-4 (with no payments for the first two months), with gradual increases to $7,508 for final year. In addition, Kyle’s is responsible for its proportionate share of all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants. The lease increased the operating lease right to use asset and corresponding operating lease liability by $361,158.

On October 29, 2021, High Mountain entered into a new lease agreement with a third party. The term of the lease commenced on June 1, 2022 (upon the completion of improvements) and is for a period of 61 months. The base rent is $29,400 for months 2-13 (with no payments for the first month), with gradual increases to $34,394 for months 50-61. In addition, High Mountain is responsible for its proportionate share of all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants. The lease increased the operating lease right to use asset and corresponding operating lease liability by $1,718,183.

In April 2022, Wolo entered into a lease amendment to renew its office and warehouse space in the automotive supplies segment, located in Deer Park, New York. The lease renewal commenced on August 1, 2022 and shall expire on July 31, 2025. Under the terms of the lease renewal, Wolo will lease the premises at the monthly rate of $7,518 for the first year, with scheduled annual increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $254,713.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The following was included in the consolidated balance sheets at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Operating lease right-of-use assets	$2,854,196	$3,192,604
Lease liabilities, current portion	713,100	613,696
Lease liabilities, long-term	2,237,797	2,607,862
Total operating lease liabilities	$2,950,897	$3,221,558
Weighted-average remaining lease term (months)	47	59
Weighted average discount rate	4.36%	4.29%

Rent expense for the years ended December 31, 2022 and 2021 was $1,054,936 and $448,510, respectively.

As of December 31, 2022, maturities of operating lease liabilities were as follows:

Year Ending December 31,	Amount
2023	$829,045
2024	846,987
2025	802,413
2026	512,756
2027	228,889
Thereafter	-
Total	3,220,090
Less: imputed interest	(269,193)
Total operating lease liabilities	$2,950,897

Financing Leases

On May 6, 2021, Kyle’s entered in an equipment financing lease to purchase equipment for $276,896, which matures in December 2027. The balance payable was $229,080 as of December 31, 2022.

On October 12, 2021, Kyle’s entered in an equipment financing lease to purchase equipment for $245,376, which matures in December 2027. The balance payable was $203,169 as of December 31, 2022.

On March 28, 2022, Kyle’s entered an equipment financing lease to purchase machinery and equipment for $316,798, which matures in January 2028. The balance payable was $274,527 as of December 31, 2022.

On April 11, 2022, Kyle’s entered in an equipment financing lease to purchase machinery and equipment for $11,706, which matures in June 2027. The balance payable was $10,237 as of December 31, 2022.

On July 13, 2022, Kyle’s entered in an equipment financing lease to purchase machinery and equipment for $240,260, which matures in June 2028. The balance payable was $223,179 as of December 31, 2022.

As of December 31, 2022, maturities of financing lease liabilities were as follows:

Year Ending December 31,	Amount
2023	$234,556
2024	218,099
2025	211,332
2026	211,332
2027	210,042
Thereafter	28,833
Total	1,114,194
Less: amount representing interest	(144,328)
Present value of minimum lease payments	$969,866

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 11—BUSINESS COMBINATIONS

Wolo

On December 22, 2020, the Company 1847 Wolo entered into a stock purchase agreement with Wolo and the Wolo Sellers, pursuant to which 1847 Wolo agreed to acquire all of the issued and outstanding capital stock of Wolo.

On March 30, 2021, the Company, 1847 Wolo, Wolo and the Wolo Sellers entered into amendment No. 1 to the stock purchase agreement and closing of the acquisition of all of the issued and outstanding capital stock of Wolo was completed (the “Wolo Acquisition”).

The aggregate purchase price was $8,344,056, consisting of (i) $6,550,000 in cash, (ii) a 6% secured promissory note in the aggregate principal amount of $850,000 and (iii) cash paid to seller, net of working capital adjustment, of $944,056.

The Company accounted for the Wolo Acquisition using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. In accordance with ASC 805, the Company assigned fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date.

The fair value of the purchase consideration issued to the Wolo Sellers was allocated to the net tangible assets acquired. The fair value of the net assets acquired was approximately $6,606,403. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows an analysis for the Wolo Acquisition:

Purchase consideration at fair value:
Notes payable	$850,000
Cash	6,550,000
Net cash paid to Seller (post-closing)	944,056
Amount of consideration	$8,344,056

Assets acquired and liabilities assumed at fair value
Cash	$1,171,655
Accounts receivable	1,860,107
Inventory	1,944,929
Customer related intangibles	233,000
Marketing related intangibles	992,000
Technology related intangibles	623,000
Other current assets	218,154
Deferred tax liability	(325,000)
Accounts payable and accrued expenses	(111,442)
Net tangible assets acquired	$6,606,403

Total net assets acquired	$6,606,403
Consideration paid	8,344,056
Goodwill	$1,737,653

High Mountain and Innovative Cabinets

On September 23, 2021, 1847 Cabinet entered into a securities purchase agreement with High Mountain, Innovative Cabinets and the H&I Sellers, which was amended on October 6, 2021, pursuant to which 1847 Cabinet agreed to acquire all of the issued and outstanding capital stock or other equity securities of High Mountain and Innovative Cabinets. On October 8, 2021, closing of the acquisition was completed (the “H&I Acquisition”).

The purchase price was $15,441,173 (subject to adjustment), consisting of (i) $10,687,500 in cash (subject to adjustment) and (ii) the issuance by 1847 Cabinet of 6% subordinated convertible promissory notes in the amount of $4,753,673 consisting of an aggregate principal amount of $5,880,345, net of debt discount of $1,126,672.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The Company accounted for the H&I Acquisition using the acquisition method of accounting in accordance with ASC 805. In accordance with ASC 805, the Company assigned fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date.

The fair value of the purchase consideration issued to the H&I Sellers was allocated to the net tangible assets acquired. The fair value of the net assets acquired was approximately $3,716,376. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows an analysis for the H&I Acquisition:

Purchase consideration at fair value:
Cash	$10,687,500
Notes payable, net of debt discount	4,753,673
Amount of consideration	$15,441,173

Assets acquired and liabilities assumed at fair value
Cash	$208,552
Accounts receivable	1,042,194
Inventory	1,848,729
Contract assets	367,177
Other current assets	80,771
Marketing intangible	1,610,000
Customer intangible	4,843,000
Property and equipment	610,882
Operating lease assets	831,951
Other assets	-
Accounts payable and accrued expenses	(1,207,424)
Contract liabilities	(3,770,081)
Deferred tax liabilities	(1,670,000)
Lease liabilities	(856,377)
Financing leases	(18,600)
Loans payable	(204,399)
Net tangible assets acquired	$3,716,375

Total net assets acquired	$3,716,375
Consideration paid	15,441,173
Preliminary goodwill	$11,724,798

The estimated useful life remaining on the property and equipment acquired in the Wolo and H&I acquisitions is 3 to 7 years.

For the years ended December 31, 2022 and 2021, Wolo contributed revenue of $6,489,088 and $5,716,031, respectively, and net loss from continuing operations of $1,307,085 and $1,476,272, respectively, which are included in the consolidated statements of operations for the years ended December 31, 2022 and 2021.

For the years ended December 31, 2022 and 2021, High Mountain and Innovative Cabinets contributed combined revenue of $25,817,012 and $6,766,540, respectively, and combined net loss from continuing operations of $5,121,056 and combined net income from continuing operations $276,743, respectively, which are included in the consolidated statements of operations for the years ended December 31, 2022 and 2021.

Pro Forma Information

The following unaudited pro forma results presented below include the effects of the Wolo and H&I acquisitions as if they had been consummated as of January 1, 2021, with adjustments to give effect to pro forma events that are directly attributable to the acquisitions.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

	Years Ended December 31,
	2022	2021
Revenues	$48,929,124	$51,589,004
Net loss	(10,801,913)	(4,445,617)
Net loss attributable to common shareholders	(20,071,529)	(6,540,284)
Loss per share attributable to common shareholders:
Basic	$(836.00)	$(551.00)
Diluted	$(836.00)	$(551.00)

These unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations would have been if the acquisitions had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

NOTE 12 —NOTES PAYABLE

Notes payable at December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
6% Subordinated Amortizing Promissory Notes	$465,805	$581,963
Loans on vehicles	230,235	396,351
Subtotal	696,040	943,923
Current portion of notes payable	(551,210)	(692,522)
Long-term notes payable	$144,830	$251,401

Promissory Notes

On July 29, 2020, 1847 Asien entered into a securities purchase agreement with the Asien’s Seller, pursuant to which the Asien’s Seller sold 1,038 common shares to 1847 Asien a purchase price of $1,000.00 per share. As consideration, 1847 Asien issued to the Asien’s Seller a two-year 6% amortizing promissory note in the aggregate principal amount of $1,037,500. On October 8, 2021, 1847 Asien and the Asien’s Seller entered into amendment no. 1 to securities purchase agreement to amend certain terms of the securities purchase agreement and the 6% amortizing promissory note. Pursuant to the amendment, the repayment terms of the 6% amortizing promissory note were revised so that one-half (50%) of the outstanding principal amount ($518,750) and all accrued interest thereon shall be amortized on a two-year straight-line basis and payable quarterly in accordance with the amortization schedule set forth on Exhibit A to the amendment, except for the payments that were initially scheduled on January 1, 2022 and April 1, 2022, which were paid from the proceeds of the senior convertible promissory notes described below, and the second-half (50%) of the outstanding principal amount ($518,750) and all accrued, but unpaid interest thereon shall be paid on the second anniversary of the date of the 6% amortizing promissory note, along with any other unpaid principal or accrued interest thereon. On October 20, 2022, the parties entered into a letter agreement pursuant to which the parties agreed to extend the maturity date of the note to February 28, 2023 and revised the repayment terms so that the outstanding principal amount and all accrued interest thereon shall be payable monthly, beginning on November 30, 2022. As additional consideration for entering into the letter agreement, 1847 Asien also agreed to pay the Asien’s Seller $87,707 as an amendment fee. The note is unsecured and contains customary events of default. The remaining principal and accrued interest balance of the note at December 31, 2022 was $465,805 and $94,456, respectively.

On March 30, 2021, a portion of the purchase price for the acquisition of Wolo was paid by the issuance of a 6% secured promissory note in the principal amount of $850,000 by 1847 Wolo to the Wolo Sellers. Interest on the outstanding principal amount was payable quarterly at the rate of six percent (6%) per annum. On October 8, 2021, the promissory note was repaid in full.

On March 30, 2021, 1847 Wolo and Wolo entered into a credit agreement with Sterling National Bank for revolving loans in the principal amount of $1,000,000 and a term loan in the principal amount of $3,550,000. On October 8, 2021, the revolving loan and the term loan were repaid in full.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

On July 8, 2022, the Company entered into a securities purchase agreement with Mast Hill Fund, L.P., pursuant to which the Company issued to it a promissory note in the principal amount of $600,000 and a five-year warrant for the purchase of 1,000 common shares at an exercise price of $600.00 per share (subject to adjustment), which such exercise price was adjusted to $420.00 following the adjustments (see Note 17), which may be exercised on a cashless basis if the market price of the Company’s common shares is greater than the exercise price, for total net proceeds of $499,600. Additionally, the Company issued a three-year warrant to J.H. Darbie & Co (the broker) for the purchase of 36 common shares at an exercise price of $750.00 (subject to adjustment), which such exercise price was adjusted to $420.00 following the adjustments, which may be exercised on a cashless basis if the market price of the Company’s common shares is greater than the exercise price. Accordingly, a portion of the proceeds were allocated to the warrants based on its relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. On August 10, 2022, the promissory note was repaid in full.

Vehicle Loans

Asien’s has entered into seven retail installment sale contracts pursuant to which it agreed to finance its delivery trucks at rates ranging from 3.74% to 8.72% with an aggregate remaining principal amount of $93,140 as of December 31, 2022.

Kyle’s has entered into two retail installment sale contracts pursuant to which it agreed to finance its delivery trucks at rates ranging from 5.90% to 6.54% with an aggregate remaining principal amount of $50,950 as of December 31, 2022.

High Mountain has entered into twelve retail installment sale contracts pursuant to which it agreed to finance delivery trucks and equipment at rates ranging from 3.74% to 6.34% with an aggregate remaining principal amount of $71,723 as of December 31, 2022.

Innovative Cabinets has entered into two retail installment sale contracts pursuant to which it agreed to finance delivery trucks and equipment at rates of 3.74% with an aggregate remaining principal amount of $14,422 as of December 31, 2022.

Following is a summary of payments due on notes payable for the succeeding five years:

Year Ending December 31,	Amount
2023	$551,210
2024	66,988
2025	52,231
2026	17,427
2027	8,184
Thereafter	-
Total payments	$696,040

NOTE 13 —NOTE PAYABLE – RELATED PARTY

On September 30, 2020, a portion of the purchase price for the acquisition of Kyle’s was paid by the issuance of a promissory note by 1847 Cabinet to the Kyle’s Sellers in the principal amount of $1,260,000. Payment of the principal and accrued interest on the note was subject to vesting. As of December 31, 2021, the vested principal and accrued interest balance of the related party note was $1,001,183 and $103,156, respectively.

On July 26, 2022, the Company and 1847 Cabinet entered into a conversion agreement with the Kyle’s Sellers, pursuant to which they agreed to convert $797,221 of the vesting note into 1,899 common shares of the Company at a conversion price of $420.00 per share. As a result, the Company recognized a loss on extinguishment of debt of $303,706. Pursuant to the conversion agreement, the note was cancelled, and the Company agreed to pay $558,734 to the Kyle’s Sellers no later than October 1, 2022. See also Note 20 regarding an amendment to the conversion agreement. As of December 31, 2022, the vested principal and accrued interest balance of the related party note was $362,779 and $203,291, respectively.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 14—CONVERTIBLE PROMISSORY NOTES

Secured Convertible Promissory Notes

On October 8, 2021, the Company and each of its subsidiaries 1847 Asien, 1847 Wolo, 1847 Cabinet, entered into a note purchase agreement with two institutional investors, pursuant to which the Company issued to these purchasers secured convertible promissory notes in the aggregate principal amount of $24,860,000. The notes contain an aggregate original issue discount of $497,200. As a result, the total purchase price was $24,362,800. After payment of expenses of $617,825, the Company received net proceeds of $23,744,975, of which $10,687,500 was used to fund the cash portion of the purchase price for the acquisition of High Mountain and Innovative Cabinets. In addition, as consideration for the financing, the Company granted the financing agent warrants for the purchase of 1,875 common shares with a fair value of $956,526 and 7.5% interest in High Mountain and Innovative Cabinets which had a fair value of $1,146,803. The agent fees were reflected as a discount against the convertible note payable with the warrants being included in additional paid in capital and the equity interest being including within noncontrolling interest on the consolidated balance sheet. The remaining principal balance of the convertible notes at December 31, 2022 is $22,432,803, net of debt discounts of $2,427,197, and an accrued interest balance of $500,702.

The notes bear interest at a rate per annum equal to the greater of (i) 4.75% plus the U.S. Prime Rate that appears in The Wall Street Journal from time to time or (ii) 8%; provided that, upon an event of default (as defined in the notes), such rate shall increase to 24% or the maximum legal rate. Payments of interest only, computed at such rate on the outstanding principal amount, will be due and payable quarterly in arrears commencing on January 1, 2022 and continuing on the first day of each calendar quarter thereafter through and including the maturity date, October 8, 2026.

The Company may voluntarily prepay the notes in whole or in part upon payment of a prepayment fee in an amount equal to 10% of the principal and interest paid in connection with such prepayment. In addition, immediately upon receipt by the Company or any subsidiary of any proceeds from any issuance of indebtedness (other than certain permitted indebtedness), any proceeds of any sale or disposition by the Company or any subsidiary of any of the collateral or any of its respective assets (other than asset sales or dispositions in the ordinary course of business which are permitted by the note purchase agreement), or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Company must prepay the notes in an amount equal to all such proceeds, net of reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Company or a subsidiary in connection therewith (in each case, paid to non-affiliates).

The holders of the notes may, in their sole discretion, elect to convert any outstanding and unpaid principal portion of the notes, and any accrued but unpaid interest on such portion, into common shares at a conversion price equal to $420.00 (subject to standard adjustments, including a full ratchet antidilution adjustment); provided that the notes contain certain beneficial ownership limitations.

Pursuant to the terms of the notes, until the date that is eighteen (18) months after the issuance date of the notes, the holders shall have the right, but not the obligation, to participate in any securities offering other than a permitted issuance (as defined in the note purchase agreement) in an amount of up to the original principal amount of the notes. In addition, the holders shall have the right of first refusal to participate in any issuance of indebtedness until the notes have been terminated; provided, however, that this right of first refusal shall not apply to permitted issuances.

The note purchase agreement and the notes contain customary representations, warranties, affirmative and negative financial and other covenants and events of default for loans of this type. The notes are guaranteed by each subsidiary and are secured by a first priority security interest in all of the assets of the Company and its subsidiaries.

6% Subordinated Convertible Promissory Notes

On October 8, 2021, a portion of the purchase price for the acquisition of High Mountain and Innovative Cabinets was paid by the issuance of 6% subordinated convertible promissory notes in the aggregate principal amount of $5,880,345 by 1847 Cabinet to the H&I Sellers.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The notes bear interest at a rate of six percent (6%) per annum and are due and payable on October 8, 2024; provided that upon an event of default (as defined in the notes), such interest rate shall increase to ten percent (10%) per annum. 1847 Cabinet may prepay the notes in whole or in part, without penalty or premium, upon ten (10) business days prior written notice to the holders of the notes.

At any time prior to October 8, 2022, the holders may, in their sole discretion, elect to convert up to twenty percent (20%) of the original principal amount of the notes and all accrued, but unpaid, interest into such number of shares of the common stock of 1847 Cabinet determined by dividing the amount to be converted by a conversion price determined by dividing (i) the fair market value of 1847 Cabinet (determined in accordance with the notes) by (ii) the number of shares of 1847 Cabinet outstanding on a fully diluted basis. In addition, on October 8, 2021, the Company entered into an exchange agreement with the holders, pursuant to which the Company granted them the right to exchange all of the principal amount and accrued but unpaid interest under the notes or any portion thereof for a number of common shares to be determined by dividing the amount to be converted by an exchange price equal to the higher of (i) the 30-day volume weighted average price for the common shares on the primary national securities exchange or over-the-counter market on which the common shares are traded over the thirty (30) trading days immediately prior to the applicable exchange date or (ii) $1,000.00 (subject to equitable adjustments for stock splits, stock combinations, recapitalizations and similar transactions).

The notes contain customary events of default, including in the event of a default under the secured convertible promissory notes described above. The rights of the holders to receive payments under the notes are subordinated to the rights of the purchasers under secured convertible promissory notes described above.

On July 26, 2022, the Company and 1847 Cabinet entered into a conversion agreement with the H&I Sellers, pursuant to which they agreed to convert an aggregate of $3,360,000 of the convertible notes into an aggregate of 8,000 common shares of the Company at a conversion price of $420.00 per share. As a result, the Company recognized a loss on extinguishment of debt of $1,280,000. The remaining principal balance of the convertible notes at December 31, 2022 is $2,234,996, net of debt discounts of $285,350, and an accrued interest balance of $381,426.

Following is a summary of payments due on convertible notes payable for the succeeding five years:

Year Ending December 31,	Amount
2023	$-
2024	2,520,346
2025	-
2026	24,860,000
2027	-
Thereafter	-
Total payments	$27,380,346

NOTE 15—RELATED PARTIES

Management Services Agreement

On April 15, 2013, the Company and 1847 Partners LLC (the “Manager”) entered into a management services agreement, pursuant to which the Company is required to pay the Manager a quarterly management fee equal to 0.5% of its adjusted net assets for services performed (the “Parent Management Fee”). The amount of the Parent Management Fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by the Manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) Parent Management Fees received by (or owed to) the Manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid Parent Management Fees. The Company expensed $0 in Parent Management Fees for the years ended December 31, 2022 and 2021.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Offsetting Management Services Agreements

1847 Asien entered into an offsetting management services agreement with the Manager on May 28, 2020, 1847 Cabinet entered into an offsetting management services agreement with the Manager on August 21, 2020 (which was amended and restated on October 8, 2021) and 1847 Wolo entered into an offsetting management services agreement with the Manager on March 30, 2021. Pursuant to the offsetting management services agreements, 1847 Asien appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement), 1847 Cabinet appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement), which was increased to $125,000 or 2% of adjusted net assets on October 8, 2021, and 1847 Wolo appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement); provided, however, in each case that if the aggregate amount of management fees paid or to be paid by such entities, together with all other management fees paid or to be paid to the Manager under other offsetting management services agreements, exceeds, or is expected to exceed, 9.5% of the Company’s gross income in any fiscal year or the Parent Management Fee in any fiscal quarter, then the management fee to be paid by such entities shall be reduced, on a pro rata basis determined by reference to the other management fees to be paid to the Manager under other offsetting management services agreements.

1847 Asien expensed management fees of $300,000 for the years ended December 31, 2022 and 2021.

1847 Cabinet expensed management fees of $500,000 and $350,000 for the years ended December 31, 2022 and 2021, respectively.

1847 Wolo expensed management fees of $300,000 and $225,000 for the years ended December 31, 2022 and 2021, respectively.

On a consolidated basis, the Company expensed total management fees of $1,100,000 and $875,000 for the years ended December 31, 2022 and 2021, respectively.

Advances

From time to time, the Company has received advances from its chief executive officer to meet short-term working capital needs. As of December 31, 2022 and 2021, a total of $118,834 in advances from related parties are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As of December 31, 2022 and 2021, the Manager has funded the Company $74,928 in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Building Lease

On September 1, 2020, Kyle’s entered into an industrial lease agreement with the Kyle’s Sellers, who are officers of Kyle’s and principal shareholders of the Company. The lease is for a term of five years, with an option for a renewal term of five years and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term.

As of December 31, 2022 and 2021, the total rent expense under this related party leases was $87,106.

NOTE 16—CONVERTIBLE PREFERRED SHARES

Series A Senior Convertible Preferred Shares

On September 30, 2020, the Company executed a share designation, which was amended on November 20, 2020, March 26, 2021 and September 29, 2021, to designate 4,450,460 of its shares as series A senior convertible preferred shares. Following is a description of the rights of the series A senior convertible preferred shares.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Ranking. The series A senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series A senior convertible preferred shares; (ii) on parity with the series B senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and each other class or series that is expressly made senior to the series A senior convertible preferred shares.

Dividend Rights. Holders of series A senior convertible preferred shares are entitled to dividends at a rate per annum of 14.0% of the stated value ($2.00 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at the Company’s discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares on the Company’s principal trading market (the “VWAP”) during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and Rule 144 rulemaking referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $1.57; provided further, that the Company may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of the Company or its subsidiaries, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of the Company, including the common shares and allocation shares, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, which majority must include Leonite Capital LLC so long as it holds any series A senior convertible preferred shares (the “Requisite Holders”), voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of the Requisite Holders shall be required prior to the creation or issuance by the Company or by its subsidiaries Kyle’s and Wolo of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of the Company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo. Notwithstanding the foregoing, this shall not apply to any financing transaction the use of proceeds of which will be used to redeem the series A senior convertible preferred shares and the warrants issued in connection therewith.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Conversion Rights. Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($2.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by a conversion price of $700.00 per share (subject to adjustment); provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

Redemption Rights. The Company may redeem in whole, or upon the written consent of the Requisite Holders and in the manner provided for in such written consent, in part, the series A senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

Adjustments. The share designation contains standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of the Company’s assets, mergers, consolidations or similar transactions. In addition, the share designation provides that if, but only if, the Requisite Holders provide the Company with at least ten (10) business day’s prior written notice, then, from and after the date of such notice, the stated dividend rate, the stated value and the conversion price shall automatically adjust as follows:

●	On the first day of the 12th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

●	On the first day of the 24th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

●	On the first day of the 36th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding the third adjustment date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $3.00. In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act of 1933, as amended, for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series A senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Additional Equity Interest. On the third adjustment date set forth above, the Company is required to cause Kyle’s and Wolo to issue to the holders of series A senior convertible preferred shares, on a pro rata basis, a ten percent (10%) equity stake Kyle’s and/or Wolo. The holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Kyle’s shall receive the equity stake in Kyle’s and the holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Wolo shall receive the equity stake in Wolo. The Company is required to cause Kyle’s and Wolo to grant to the holders of the series A senior convertible preferred shares upon the issuance to them of such equity interest a right to receive an additional number of shares of common stock of Kyle’s or Wolo if Kyle’s or Wolo issues to any third-party equity securities at a price below the acquisition price (as defined below). Such additional number of shares of common stock of Kyle’s or Wolo to be issued in such instance shall be equal to a number of shares of common stock of Kyle’s or Wolo which, when added to the number of shares of common stock of Kyle’s or Wolo constituting the initial additional equity interest, would be equal to the total number of shares of common stock which would have been issued to a holder of series A senior convertible preferred shares if the price per share of common stock of Kyle’s or Wolo was equivalent to the price per equity security paid by such third-party in Kyle’s or Wolo. For purposes of this provision, “acquisition price” means the price per share of Kyle’s and Wolo that was paid by the Company upon the acquisition of Kyle’s and Wolo, respectively.

On March 26, 2021, the Company sold an aggregate of 1,818,182 units, at a price of $1.65 per unit, for aggregate gross proceeds of $3,000,000. Each unit consists of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $1,000.00 per common share (subject to adjustments), which such exercise price was adjusted to $420.00 following the adjustments (see Note 17), and may be exercised on a cashless basis under certain circumstances. The embedded conversion options of the series A senior convertible preferred shares and warrants were clearly and closely related to the equity host and did not require bifurcation. The $3,000,000 of proceeds were allocated on a relative fair value basis of $1,527,086 to the series A preferred shares and $1,472,914 to the warrants. The series A preferred shares fair value was derived using an Option Pricing Method and the warrants fair value was derived using a Monte Carlo Simulation Model.

On October 12, 2021, the Company redeemed 2,632,278 series A senior convertible preferred shares for a total redemption price, including dividends through such date, of $6,395,645.

On February 16, 2022, 133,333 shares of series A senior convertible preferred shares were converted into 381 common shares. On August 12, 2022, the Company redeemed 90,909 series A senior convertible preferred shares for a total redemption price of $209,091.

During the year ended December 31, 2022, the Company accrued dividends attributable to the series A senior convertible preferred shares in the amount of $590,162 and paid prior period accrued dividends of $615,593. During the year ended December 31, 2021, the Company accrued dividends attributable to the series A senior convertible preferred shares in the amount of $984,176 and paid prior period accrued dividends of $1,032,806.

As of December 31, 2022 and 2021, the Company had 1,593,940 and 1,818,182 series A senior convertible preferred shares issued and outstanding, respectively.

Series B Senior Convertible Preferred Shares

On February 17, 2022, the Company executed a share designation to designate 583,334 of its shares as series B senior convertible preferred shares. Following is a description of the rights of the series B senior convertible preferred shares.

Ranking. The series B senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series B senior convertible preferred shares; (ii) on parity with the series A senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and each other class or series that is expressly made senior to the series B senior convertible preferred shares.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Dividend Rights. Holders of series B senior convertible preferred shares are entitled to dividends at a rate per annum of 14.0% of the stated value ($3.00 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at the Company’s discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the VWAP during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking regarding the Rule 144 holding period referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $2.70; provided further, that the Company may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $2.70 or higher.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of the Company or its subsidiaries, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series B senior convertible preferred shares as to the distribution of assets on any liquidation of the Company, including the common shares and allocation shares, each holder of outstanding series B senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series B senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series B senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series B senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series B senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series B senior convertible preferred shares do not have any voting rights; provided that, so long as any series B senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series B senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating (i) any amendment, alteration or repeal of any of the provisions of the share designation or (ii) the Company’s creation or issuance of any parity securities or any senior securities. Notwithstanding the foregoing, such vote of the holders shall not be required in connection with the issuance of parity securities or senior securities if, and so long as, the proceeds resulting from the issuance of such securities are used to redeem in full the outstanding series B senior convertible preferred shares.

Conversion Rights. Each series B senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($3.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $1,200 per share (subject to adjustments); provided that in no event shall the holder of any series B senior convertible preferred shares be entitled to convert any number of series B senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series B senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

Redemption Rights. The Company may redeem in whole (but not in part) the series B senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid dividends and any other amounts due pursuant to the terms of the series B senior convertible preferred shares.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Adjustments. The share designation contains standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of the Company’s assets, mergers, consolidations or similar transactions. In addition, the share designation provides that the stated dividend rate, the stated value and the conversion price shall automatically adjust as follows:

●	On the first day of the 12th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

●	On the first day of the 24th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

●	On the first day of the 36th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $3.00 per share (subject to adjustment for splits or dividends of the common shares). In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act of 1933, as amended, for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series B senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

From February 24, 2022 to March 24, 2022, the Company sold an aggregate of 426,999 units, at a price of $3.00 per unit, for aggregate gross proceeds of $1,281,000. From April 20, 2022 to May 19, 2022, the Company sold an aggregate of 54,567 units to the Company’s Chief Executive Officer, Ellery W. Roberts, for aggregate gross proceeds of $163,700. The Company had total issuance costs relating to these offerings of approximately $15,000, resulting in net proceeds of $1,429,700.

Each unit consists of one (1) series B senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $1,200.00 per common share (subject to adjustments), which such exercise price was adjusted to $420.00 following the adjustments (see Note 17), and may be exercised on a cashless basis under certain circumstances. The embedded conversion options of the series B senior convertible preferred shares and warrants were clearly and closely related to the equity host and did not require bifurcation. The $1,429,700 of net proceeds were allocated on a relative fair value basis of $1,257,650 to the series B preferred shares and $172,050 to the warrants. The series B preferred shares fair value was derived using an Option Pricing Method and the warrants fair value was derived using a Monte Carlo Simulation Model.

On August 26, 2022, the Company redeemed 16,667 series B senior convertible preferred shares for a total redemption price of $57,501.

During the year ended December 31, 2022, the Company accrued dividends attributable to the series B senior convertible preferred shares in the amount of $162,268 and paid prior period accrued dividends of $129,103.

As of December 31, 2022 and 2021, the Company had 464,899 and 0 series B senior convertible preferred shares issued and outstanding, respectively.

Mezzanine (Temporary) Equity Classification

The Company applied the guidance in ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815, Derivatives and Hedging, in order to determine the appropriate classification for both the series A senior convertible preferred shares and the series B senior convertible preferred shares (see above for series A and B senior convertible preferred shares rights).

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

ASC 480 requires equity instruments to be evaluated on an ongoing basis for mezzanine equity (temporary equity) vs permanent equity classification. As a result of the maximum number of common shares that may be issuable (upon conversion of the preferred securities) exceeding the number of authorized but unissued common shares available, temporary equity classification is required. As of December 31, 2021, there were 1,818,182 series A senior convertible preferred shares presented in mezzanine equity.

As a result of the 1-for-4 reverse split of the outstanding common shares on August 2, 2022 (as described in Note 1), the maximum number of common shares that may be issuable (upon conversion of the preferred securities) no longer exceeded the number of unissued common shares available, resulting in the reclassification of 1,684,849 series A senior convertible preferred shares and 481,566 series B senior convertible preferred shares from mezzanine equity to permanent equity.

NOTE 17—SHAREHOLDERS’ EQUITY (DEFICIT)

Allocation Shares

As of December 31, 2022 and 2021, the Company had authorized and outstanding 1,000 allocation shares. These allocation shares do not entitle the holder thereof to vote on any matter relating to the Company other than in connection with amendments to the Company’s operating agreement and in connection with certain other corporate transactions as specified in the operating agreement.

The Manager owns 100% of the allocation shares of the Company which represent the original equity interest in the Company. As a holder of the allocation shares, the Manager is entitled to receive a 20% profit allocation as a form of preferred distribution, pursuant to a profit allocation formula upon the occurrence of certain events. Generally, the distribution of the profit allocation is paid upon the occurrence of the sale of a material amount of capital stock or assets of one of the Company’s businesses, including if the Company distributes its equity ownership in a subsidiary to the Company’s shareholders in a spin-off or similar transaction (a “Sale Event”), or, at the option of the Manager, at the five-year anniversary date of the acquisition of one of the Company’s businesses (a “Holding Event”). The Company records distributions of the profit allocation to the holders upon occurrence of a Sale Event or Holding Event as dividends declared on allocation interests to stockholders’ equity when they are approved by the Company’s board of directors.

The 1,000 allocation shares are issued and outstanding and held by the Manager, which is controlled by Mr. Roberts, the Company’s chief executive officer and a principal shareholder.

Common Shares

The Company’s board of directors approved a 1-for-4 reverse stock split of its issued and outstanding common shares, which became effective August 2, 2022 (as described in Note 1).

As of December 31, 2022 and 2021, the Company was authorized to issue 500,000,000 common shares. As of December 31, 2022 and 2021, the Company had 56,789 and 28,105 common shares issued and outstanding, respectively.

On March 26, 2021, the Company issued an aggregate of 997 common shares to the holders of the series A senior convertible preferred shares issued during 2020. The purchase price for the units issued to such holders was $1.90 per unit. As noted above, on March 26, 2021, the Company issued additional units at a purchase price of $1.65 per unit. In exchange for the consent of the holders of the Company’s outstanding series A senior convertible preferred shares to the issuance of these additional units at a lower purchase price than such holders paid for their shares, the Company issued 997 common shares to such holders.

On February 16, 2022, the Company issued 381 common shares upon the conversion of 133,333 series A senior convertible preferred shares.

From July 12, 2022 to September 15, 2022, the Company issued 1,267 common shares upon cashless exercises of warrants.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

On August 2, 2022, the Company entered into an underwriting agreement with Craft Capital Management LLC and R.F. Lafferty & Co. Inc., as representatives of the underwriters named on Schedule 1 thereto, relating to the Company’s public offering of common shares. Under the underwriting agreement, the Company agreed to sell 14,286 common shares to the underwriters, at a gross purchase price per share of $420.00 per share, pursuant to the Company’s registration statement on Form S-1 (File No. 333-259011) under the Securities Act of 1933, as amended. On August 5, 2022, the closing of the public offering was completed and the Company sold 14,286 common shares for total gross proceeds of $6 million. After deducting underwriting commissions and expenses, the Company received net proceeds of approximately $5.15 million.

On August 2, 2022, the Company issued an aggregate of 8,000 common shares upon the partial extinguishment of the 6% convertible promissory notes issued to the H&I Sellers (as described in Note 14).

On August 2, 2022, the Company issued 1,899 common shares upon the partial extinguishment of the related party promissory issued to the Kyle’s Sellers (as described in Note 13).

On August 2, 2022, the Company issued 2,851 common shares to Bevilacqua PLLC, the Company’s outside securities counsel, upon the settlement of accounts payable (as described in Note 9).

On March 23, 2022, the Company declared a common share dividend of $5.00 per share, or an aggregate of $249,762, to shareholders of record as of March 31, 2022. This dividend was paid on April 15, 2022.

On July 29, 2022, the Company declared a common share dividend of $13.13 per share, or an aggregate of $337,841, to shareholders of record as of August 4, 2022. This dividend was paid on August 19, 2022.

On August 23, 2022, the Company declared a common share dividend of $13.13 per share, or an aggregate of $505,751 to shareholders of record as of September 30, 2022. This dividend was paid on October 17, 2022.

Warrants

During 2021 (as described in Note 16), the Company issued units, with each unit consisting of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $1,000.00 per common share (subject to adjustment), which such exercise price was adjusted to $420.00 following the adjustments described below. Accordingly, a portion of the proceeds were allocated to the warrant based on its relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 62.5-63.25%; (iii) weighted average risk-free interest rate of 0.16%; (iv) expected life of three years; (v) estimated fair value of the common shares of $1,040.00-$2,100.00 per share; and (vi) various probability assumptions related to redemption, calls and price resets. The amount allocated to the warrants, based on their relative fair of $1,472,914, was recorded as additional paid-in capital.

The warrants allow the holder to purchase one (1) common share at an exercise price of $420.00 per common share (subject to adjustment including upon any future equity offering with a lower exercise price), which may be exercised on a cashless basis under certain circumstances. Upon a reduction to the exercise price of such warrants, the number of warrant shares shall increase such that the aggregate exercise price will remain the same. The warrants have a term of three years and are callable by the Company after one year if the 30-day average stock price is in excess of $5 and the trading volume in the Company’s shares exceed 100,000 shares a day over such period. The Company can also redeem the warrants during the term for $0.50 a warrant in the first year; $1.00 a warrant in the second year; and $1.50 a warrant in the third year.

On October 8, 2021, the Company issued to Leonite Capital LLC a five-year warrant for the purchase of 625 common shares with an exercise price of $4.00 per share and a five-year warrant for the purchase of 1,250 common shares with an exercise price of $1,000.00 per share (subject to adjustment), which such exercise price was adjusted to $420.00 following the adjustments described below. The exercise price is subject to standard adjustments, including upon any future equity offering with a lower exercise price. Upon a reduction to the exercise price of such warrants, the number of warrant shares shall increase such that the aggregate exercise price will remain the same. The warrants may be exercised on a cashless basis under certain circumstances and contain certain beneficial ownership limitations.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

During 2022 (as described in Note 16), the Company issued units, with each unit consisting of one (1) series B senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $1,200.00 per common share (subject to adjustment), which such exercise price was adjusted to $420.00 following the adjustments described below. Accordingly, a portion of the proceeds were allocated to the warrant based on its relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 51.81%; (iii) weighted average risk-free interest rate of 0.31%; (iv) expected life of three years; (v) estimated fair value of the common shares of $776.00 per share; and (vi) various probability assumptions related to redemption, calls and price resets. The fair value of the warrants was $379,533, or $315.00 per warrant, resulting in the amount allocated to the warrants, based on their relative fair of $172,050, was recorded as additional paid-in capital.

The warrants allow the holder to purchase one (1) common share at an exercise price of $420.00 per common share (subject to adjustment including upon any future equity offering with a lower exercise price), which may be exercised on a cashless basis under certain circumstances. The Company may force the exercise of the warrants at any time after the one year anniversary of the date of the warrants, if (i) the Company is listed on a national securities exchange or the over-the-counter market, (ii) the underlying common shares are registered or the holder of the warrant otherwise has the ability to trade the underlying common shares without restriction, (iii) the 30-day volume-weighted daily average price of the common shares exceeds 200% of the exercise price, as adjusted, and (iv) the average daily trading volume is at least 100,000 common shares during such 30-day period. The Company may redeem the warrants held by any holder in whole (but not in part) by paying in cash to such holder as follows: (i) $0.50 per share then underlying the warrant if within the first twelve (12) months of issuance; (ii) $1.00 per share then underlying the warrant if after the first twelve (12) months, but before twenty-four (24) months of issuance; and (iii) $1.50 per share then underlying the warrant if after twenty-four months, but before thirty-six (36) months.

On July 8, 2022 (as described in Note 12), the Company entered into a securities purchase agreement with Mast Hill Fund, L.P., pursuant to which the Company issued to it a promissory note in the principal amount of $600,000, and a five-year warrant for the purchase of 1,000 common shares at an exercise price of $600.00 per share (subject to adjustment), which such exercise price was adjusted to $420.00 following the adjustments described below, which may be exercised on a cashless basis if the market price of the Company’s common shares is greater than the exercise price, for total net proceeds of $499,600. Additionally, the Company issued a three-year warrant to J.H. Darbie & Co (the broker) for the purchase of 36 common shares at an exercise price of $750.00 (subject to adjustment), which such exercise price was adjusted to $420.00 following the adjustments described below, which may be exercised on a cashless basis if the market price of the Company’s common shares is greater than the exercise price. Accordingly, a portion of the proceeds were allocated to the warrants based on its relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 49.11%; (iii) weighted average risk-free interest rate of 3.13%; (iv) expected life of five years; (v) estimated fair value of the common shares of $723.00 per share; and (vi) various probability assumptions related to down round price adjustments. The fair value of the warrants was $2,405,306, or $601.00 per warrant, resulting in the amount allocated to the warrants, based on their relative fair of $402,650, which was recorded as additional paid-in capital. On August 10, 2022, the promissory note was repaid in full. On September 15, 2022, Mast Hill Fund, L.P. exercised its warrant on a cashless basis.

As a result of the issuance of the note to Mast Hill Fund, L.P. on July 8, 2022, the exercise price of certain of the Company’s outstanding warrants was adjusted to $520.00 pursuant to certain antidilution provisions of such warrants (down round feature). In addition, certain of the Company’s outstanding warrants include a “full ratchet” feature, whereby the exercise price was reset to $520.00 and the number of shares underlying the warrants was increased in the same proportion as the exercise price decrease. As a result, the Company recognized a deemed dividend of approximately $6.4 million, which was calculated using a Black-Scholes pricing model.

On August 5, 2022, the Company issued a common share purchase warrant to each of Craft Capital Management LLC and R.F. Lafferty & Co. Inc., the representatives of the underwriters for the public offering described above, for the purchase of 358 common shares at an exercise price of $525.00, subject to adjustments. The warrants will be exercisable at any time and from time to time, in whole or in part, during the period commencing on February 5, 2023 and ending on August 2, 2027 and may be exercised on a cashless basis under certain circumstances.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

As a result of the public offering, the exercise price of certain of the Company’s outstanding warrants was adjusted to $420.00 pursuant to certain antidilution provisions of such warrants (down round feature). In addition, certain of the Company’s outstanding warrants include an “full ratchet” feature, whereby the exercise price was reset to $420.00 and the number of shares underlying the warrants was increased in the same proportion as the exercise price decrease. As a result, the Company recognized a deemed dividend of approximately $2.6 million, which was calculated using a Black-Scholes pricing model.

Below is a table summarizing the changes in warrants outstanding during the years ended December 31, 2022 and 2021:

	Warrants	Weighted- Average Exercise Price
Outstanding at December 31, 2020	6,603	$1,000.00
Granted	6,421	903.00
Outstanding at December 31, 2021	13,024	$952.00
Granted(1)	19,785	525.00
Exercised	(2,097)	(558.00)
Outstanding at December 31, 2022	30,712	$413.98
Exercisable at December 31, 2022	29,996	$411.33

(1)	Includes the issuance of warrants for the purchase of 2,955 common shares and an increase of 16,830 common shares underlying warrants pursuant to the adjustments described above.

As of December 31, 2022, the outstanding warrants have a weighted average remaining contractual life of 1.43 years and a total intrinsic value of $108,750.

NOTE 18—EARNINGS (LOSS) PER SHARE

The computation of weighted average shares outstanding and the basic and diluted loss per common share attributable to common shareholders for the years ended December 31, 2022 and 2021 consisted of the following:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Net loss per common share attributable to common shareholders	(20,071,529)	$(5,815,824)
Weighted average common shares outstanding	24,001	11,875
Basic and diluted loss per share	$(836.28)	$(489.75)

For the year ended December 31, 2022, there were 64,669 potential common share equivalents from warrants, convertible debt, and series A and B convertible preferred shares excluded from the diluted earnings per share calculations as their effect is anti-dilutive.

For the year ended December 31, 2021, there were 43,973 potential common share equivalents from warrants, convertible debt, and series A convertible preferred shares excluded from the diluted earnings per share calculations as their effect is anti-dilutive.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 19 —INCOME TAXES

As of December 31, 2022 and 2021, the Company had net operating loss carry forwards of $1,248,630 and $438,209, respectively, that may be available to reduce future years’ taxable income in varying amounts through 2041.

The provision for Federal income tax consists of the following:

The cumulative tax effect at the expected rate of 13.5% and (3.4)% of significant items comprising the Company’s net deferred tax amount is as follows:

The components for the provision of income taxes include:

	December 31, 2022	December 31, 2021
Current Federal and State	$(206,000)	$143,000
Deferred Federal and State	(1,471,000)	75,300
Total (benefit) provision for income taxes	$(1,677,000)	$218,300

A reconciliation of the statutory US Federal income tax rate to the Company’s effective income tax rate is as follows:

	December 31, 2022	December 31, 2021
Federal tax	21.0%	21.0%
State tax	1.1%	1.7%
Permanent items	(3.1)%	(5.0)%
Measurement Period Adjustment	-	(16.9)%
Valuation Allowance	-	2.3%
Other	(5.5)%	(6.5)%
Effective income tax rate	13.5%	(3.4)%

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The Company has a net cumulative current deferred tax asset of $168,000 and a net cumulative long-term deferred tax liability of $769,000. The major components of deferred tax assets and liabilities are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets
Inventory obsolescence	$93,000	$107,000
Sales return reserve	-	-
Business interest limitation	1,707,000	481,000
Lease liability	650,000	712,000
Other	75,000	135,000
Loss carryforward	285,000	153,000
Valuation Allowance	-	-
Total deferred tax assets	$2,810,000	$1,588,000

Deferred tax liabilities
Fixed assets	$(418,000)	$(230,000)
Right of Use Assets	(628,000)	(706,000)
Intangibles	(2,363,000)	(2,722,000)
Total deferred tax liabilities	$(3,409,000)	$(3,658,000)

Total net deferred income tax assets (liabilities)	$(599,000)	$(2,070,000)

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. At December 31, 2022 and 2021, the Company does not believe that a liability for uncertain tax provisions exists, and therefore, accrued interest and penalties were $0, respectively. The tax years ended December 31, 2016 through December 31, 2022 are considered to be open under statute and therefore may be subject to examination by the Internal Revenue Service and various state jurisdictions.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The Company is a partnership for federal income taxes; however, its subsidiaries are C corporations. The Company will file consolidated returns whenever possible. Following is a summary of prepaid and deferred tax assets and liabilities for December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Prepaid income taxes (accrued tax liability)	$122,000	$(175,000)
Deferred tax liability	$(599,000)	$(2,070,000)

	Years Ended December 31,
	2022	2021
Income tax expense	$1,677,000	$218,000

NOTE 20 —SUBSEQUENT EVENTS

Warrant Dividend

On January 3, 2023, the Company issued warrants for the purchase of 4,079 common shares as a dividend to common shareholders of record as of December 23, 2022 pursuant to a warrant agent agreement, dated January 3, 2023, with VStock Transfer, LLC. Each holder of common shares received a warrant to purchase one (1) common share for every ten (10) common shares owned as of the record date (with the number of shares underlying the warrant received rounded down to the nearest whole number). Each warrant represents the right to purchase common shares at an initial exercise price of $420.00 per share (subject to certain adjustments as set forth in the warrants). The Company may, at its option, voluntarily reduce the then-current exercise price to such amount and for such period or periods of time which may be through the expiration date as may be deemed appropriate by the board of directors. Cashless exercises of the warrants are not permitted.

The warrants will generally be exercisable in whole or in part beginning on the later of (i) January 3, 2024 or (ii) the date that a registration statement on Form S-3 with respect to the issuance and registration of the common shares underlying the warrants has been filed with and declared effective by the SEC, and thereafter until January 3, 2026.

The Company may redeem the warrants at any time in whole or in part at $0.10 per warrant (subject to equitable adjustment to reflect share splits, share dividends, share combinations, recapitalizations and like occurrences) upon not less than 30 days’ prior written notice to the registered holders of the warrants.

Private Placements

On February 3, 2023, the Company entered into securities purchase agreements with two accredited investors, pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $604,000, which include an original issue discount in the amount of $60,400, (ii) five-year warrants for the purchase of an aggregate of 1,259 common shares at an exercise price of $420.00 per share (subject to adjustment) and (iii) an aggregate of 1,259 common shares for an aggregate purchase price of $543,600.

On February 9, 2023, the Company entered into securities purchase agreements with the same two accredited investors, pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $2,557,575, which include an original issue discount in the amount of $139,091, and (ii) five-year warrants for the purchase of an aggregate of 5,329 common shares at an exercise price of $420.00 per share (subject to adjustment). The Company also issued 2,898 common shares to one investor and issued to the other investor a five-year warrant for the purchase of 2,431 common shares at an exercise price of 1.00 per share (subject to adjustment). The aggregate purchase price was $2,301,818.

On February 22, 2023, the Company entered into another securities purchase agreement with one of the investors pursuant to which the Company issued to such investor (i) a promissory note in the principal amount of $878,000, which includes an original issue discount in the amount of $87,800, (ii) a five-year warrant for the purchase of 1,830 common shares at an exercise price of $420.00 per share (subject to adjustment) and (iii) a five-year warrant for the purchase of 1,984 common shares at an exercise price of $1.00 per share (subject to adjustment) for a total purchase price of $790,200.

In the aggregate, the Company issued promissory notes in the aggregate principal amount of $4,039,575, warrants for the purchase of an aggregate of 12,833 common shares and 4,157 common shares for gross proceeds of $3,635,618 and net proceeds of approximately $3,553,118.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The notes bear interest at a rate of 12% per annum and mature on the first anniversary of the date of issuance; provided that any principal amount or interest which is not paid when due shall bear interest at a rate of the lesser of 16% per annum or the maximum amount permitted by law from the due date thereof until the same is paid. The notes require monthly payments of principal and interest commencing in May 2023. The Company may voluntarily prepay the outstanding principal amount and accrued interest of each note in whole upon payment of certain prepayment fees. In addition, if at any time the Company receives cash proceeds from any source or series of related or unrelated sources, including, but not limited to, the issuance of equity or debt, the exercise of outstanding warrants, the issuance of securities pursuant to an equity line of credit (as defined in the notes) or the sale of assets outside of the ordinary course of business, each holder shall have the right in its sole discretion to require the Company to immediately apply up to 50% of such proceeds to repay all or any portion of the outstanding principal amount and interest then due under the notes. The notes are unsecured and have priority over all other unsecured indebtedness. The notes contain customary affirmative and negative covenants and events of default for a loan of this type.

The notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs under the notes at a conversion price equal the lower of (i) $420.00 (subject to adjustments) and (ii) 80% of the lowest volume weighted average price of the common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $3.00 (subject to adjustments).

The conversion price of the notes and the exercise price of the warrants are subject to standard adjustments, including a price-based adjustment in the event that the Company issues any common shares or other securities convertible into or exercisable for common shares at an effective price per share that is lower than the conversion or exercise price, subject to certain exceptions. In addition, the notes and the warrants contain an ownership limitation, such that the Company shall not effect any conversion or exercise, and the holders shall not have the right to convert or exercise, any portion of the notes or the warrants to the extent that after giving effect to the issuance of common shares upon conversion or exercise, such holder, together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon conversion or exercise.

Acquisition of ICU Eyewear

On December 21, 2022, the Company’s newly formed wholly owned subsidiaries 1847 ICU Holdings Inc. (“1847 ICU”) and 1847 ICU Acquisition Sub Inc. (“Merger Sub”) entered into an agreement and plan of merger with ICU Eyewear Holdings Inc. (“ICU Holdings”) and San Francisco Equity Partners, as the stockholder representative, which was amended on February 9, 2023.

On February 9, 2023, closing of the transactions contemplated by the agreement and plan of merger was completed. Pursuant to the agreement and plan of merger, Merger Sub merged with and into ICU Holdings, with ICU Holdings surviving the merger as a wholly owned subsidiary of 1847 ICU. The merger consideration paid by 1847 ICU to the stockholders of ICU Holdings consists of (i) $4,000,000 in cash, minus any unpaid debt of ICU Holdings and certain transaction expenses, and (ii) 6% subordinated promissory notes in the aggregate principal amount of $500,000.

The notes bear interest at the rate of 6% per annum with all principal and accrued interest being due and payable in one lump sum on February 9, 2024; provided that upon an event of default (as defined in the notes), such interest rate shall increase to 10%. 1847 ICU may prepay all or any portion of the notes at any time prior to the maturity date without premium or penalty of any kind. The notes contain customary events of default, including, without limitation, in the event of (i) non-payment, (ii) a default by 1847 ICU of any of its covenants in the notes, the agreement and plan of merger or any other agreement entered into in connection with the agreement and plan of merger, or a breach of any of the representations or warranties under such documents, (iii) the insolvency or bankruptcy of 1847 ICU or ICU Holdings or (iv) a change of control (as defined in the notes) of 1847 ICU or ICU Holdings. The notes are unsecured and subordinated to all senior indebtedness (as defined in the notes).

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Loan and Security Agreement

On February 9, 2023, 1847 ICU, ICU Holdings and ICU Holdings’ wholly owned subsidiary ICU Eyewear, Inc. (together, the “Borrower”) entered into a loan and security agreement with Industrial Funding Group, Inc. for a revolving loan of up to $5,000,000, which is evidenced by a secured promissory note in the principal amount of up to $5,000,000. On February 9, 2023, 1847 ICU received an advance of $2,063,182 under the note, of which $1,963,182 was used to repay certain debt of ICU Holdings in connection with the agreement and plan of merger, with the remaining $100,000 used to pay lender fees. On February 11, 2023, the Industrial Funding Group, Inc. sold and assigned the loan and security agreement, the note and related loan documents to GemCap Solutions, LLC.

The note matures on February 9, 2025 with all advances bearing interest at an annual rate equal to the greater of (i) the sum of (a) the “Prime Rate” as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such prime rate changes, plus (b) eight percent (8.00%), and (ii) fifteen percent (15.00%); provided that following and during the continuation of an event of default (as defined in the loan and security agreement), interest on the unpaid principal balance of the advances shall accrue at an annual rate equal to such rate plus three percent (3.00%). Interest accrued on the advances shall be payable monthly commencing on March 7, 2023. The Borrower may voluntarily prepay the entire unpaid principal amount of the note without premium or penalty; provided that in the event that such prepayment is made on or before February 9, 2024, then the Borrower must pay certain fees set forth in the note. The note is secured by all of the assets of the Borrower.

The loan and security agreement contains customary representations, warranties and affirmative and negative financial and other covenants for loans of this type. The loan and security agreement contains customary events of default, including, among others: (i) for failure to pay principal and interest on the note when due, or to pay any fees due under the loan and security agreement; (ii) for failure to perform any covenant or agreement contained in the loan and security agreement or any document delivered in connection therewith; (iii) if any statement, representation or warranty in the loan and security agreement or any document delivered in connection therewith is at any time found to have been false in any material respect at the time such representation or warranty was made; (iv) if the Borrower defaults under any agreement or contract with a third party which default would result in a liability to the Borrower in excess of $25,000; (v) for any voluntary or involuntary bankruptcy, insolvency, or dissolution or assignment to creditors; (vi) if any judgments or attachments aggregating in excess of $10,000 at any given time are obtained against the Borrower which remain unstayed for a period of ten (10) days or are enforced or if there is an indictment under an criminal statute or proceeding pursuant to which remedies sought may include the forfeiture of any property; (vii) if a material adverse effect or change of control of the Borrower (each as defined in the loan agreement) shall have occurred; (viii) for certain environmental claims; and (ix) for failure to notify the lender of certain events or failure to deliver certain documentation required by the loan and security agreement.

Amendment to Conversion Agreement

On March 30, 2023, the Company entered into an amendment to the conversion agreement described in Note 13, effective retroactively to October 1, 2022. Pursuant to the amendment, the Company agreed to pay a total of $642,544 in three monthly payments commencing on April 5, 2023.

Amendment to 6% Amortizing Promissory Note

On April 6, 2023, 1847 Asien entered into an amendment to the 6% amortizing promissory note described in Note 12, effective retroactively to October 20, 2022. Pursuant to the amendment, the parties agreed to extend the maturity date of the note to July 30, 2023 and revised the repayment terms so that the outstanding principal amount and all accrued interest thereon shall be payable in three payments on April 6, 2023, June 30, 2023 and July 30, 2023. As additional consideration for entering into the amendment, 1847 Asien also agreed to pay an amendment fee of $84,362 on the maturity date.

Reverse Share Splits

On September 11, 2023, we effected a 1-for-25 reverse split of our outstanding common shares. All outstanding common shares and warrants were adjusted to reflect the 1-for-25 reverse split, with respective exercise prices of the warrants proportionately increased. The outstanding convertible notes and series A and B senior convertible preferred shares conversion prices were adjusted to reflect a proportional decrease in the number of common shares to be issued upon conversion.

On January 8, 2024, we effected a 1-for-4 reverse split of our outstanding common shares. All outstanding common shares and warrants were adjusted to reflect the 1-for-4 reverse split, with respective exercise prices of the warrants proportionately increased. The outstanding convertible notes and series A and B senior convertible preferred shares conversion prices were adjusted to reflect a proportional decrease in the number of common shares to be issued upon conversion.

All share and per share data throughout these condensed consolidated financial statements have been retroactively adjusted to reflect the reverse share splits. The total number of authorized common shares did not change. As a result of the reverse common share splits, an amount equal to the decreased value of common shares was reclassified from “common shares” to “additional paid-in capital.”

ICU EYEWEAR HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Board of Directors

ICU Eyewear Holdings, Inc.

Hollister, California

INDEPENDENT AUDITORS’ REPORT

Opinion

We have audited the accompanying consolidated financial statements of ICU Eyewear Holdings, Inc. (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Restatement of Financial Statements

As described in Note 2, the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 presented herein have been restated to correct for certain errors related to revenue recognition and the impairment of an intangible asset. Our opinion is not modified with respect to this matter.

Emphasis of Matter – Acquisition of Company

As described in Note 11 to the consolidated financial statements, the Company completed a merger agreement in February 2023, whereby it became a wholly owned subsidiary of the acquiring entity. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Frank, Rimerman + Co. LLP

San Jose, California

February 2, 2024

ICU EYEWEAR HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
	(as restated -Note 2)	(as restated -Note 2)
ASSETS

Current Assets
Cash and cash equivalents	$907,651	$1,955,303
Accounts receivable, net of allowance for doubtful accounts and returns of $564,000 ($430,000 at 2021)	1,441,686	1,128,256
Inventory, net	10,164,500	11,458,625
Prepaid expenses and other current assets	130,094	271,938
Total Current Assets	12,643,931	14,814,122
Property and equipment, net	578,204	859,878
Deposits	74,800	74,800
Intangible asset, net	642,000	724,000
Total Assets	$13,938,935	$16,472,800

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Line of credit	$2,872,206	$2,851,651
Accounts payable	5,685,743	6,898,561
Accrued liabilities	274,227	611,178
Total Current Liabilities	8,832,176	10,361,390

Commitments and Contingencies (Notes 5 and 6)

Stockholders’ Equity
Series A-2 convertible preferred stock, $0.001 par value, 2,000,000 shares authorized; 1,933,639 shares issued and outstanding (aggregate liquidation preference of $6,975,000)	1,934	1,934
Series A-1 convertible preferred stock, $0.001 par value, 3,200,000 shares authorized; 3,175,627 shares issued and outstanding (aggregate liquidation preference of $34,367,000)	3,175	3,175
Series A convertible preferred stock, $0.001 par value, 3,600,000 shares authorized; 3,299,640 shares issued and outstanding (aggregate liquidation preference of $16,266,000)	3,299	3,299
Common stock; $0.001 par value; 12,500,000 shares authorized; 925,106 shares issued and outstanding	925	925
Additional paid-in capital	37,535,504	37,535,504
Accumulated deficit	(32,438,078)	(31,433,427)
Total Stockholders’ Equity	5,106,759	6,111,410
Total Liabilities and Stockholders’ Equity	$13,938,935	$16,472,800

See Notes to Consolidated Financial Statements

ICU EYEWEAR HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2022	2021
	(as restated -Note 2)	(as restated -Note 2)

Revenue - eyewear, net	$20,446,381	$19,766,650
Revenue - personal protective equipment	-	2,266,004
Total Revenue	20,446,381	22,032,654
Cost of revenue - eyewear	14,053,642	12,564,687
Cost of revenue - personal protective equipment	-	2,164,412
Total Cost of Revenue	14,053,642	14,729,099
Gross profit	6,392,739	7,303,555
Selling, General and Administrative Expenses	7,272,615	6,833,698
Impairment of Intangible Asset	82,000	-
Income (loss) from Operations	(961,876)	469,857
Interest and Other Expense
Interest expense	(262,743)	(178,054)
Other income (expense), net	237,329	(259,488)
Income (Loss) before Income Tax Expense	(987,290)	32,315
Income Tax Expense	(17,361)	(37,800)
Net Loss	$(1,004,651)	$(5,485)

See Notes to Consolidated Financial Statements

ICU EYEWEAR HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2022 AND 2021

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2020	8,408,906	$8,408	925,106	$925	$37,535,504	$(27,740,269)	$9,804,568
Restatements (Note 2)	-	-	-	-	-	(3,687,673)	(3,687,673)
Balances, January 1, 2021, as restated (Note 2)	8,408,906	8,408	925,106	925	37,535,504	(31,427,942)	6,116,895
Net loss	-	-	-	-	-	(5,485)	(5,485)
Balances, December 31, 2021, as restated (Note 2)	8,408,906	8,408	925,106	925	37,535,504	(31,433,427)	6,111,410
Net loss	-	-	-	-	-	(1,004,651)	(1,004,651)
Balances, December 31, 2022, as restated (Note 2)	8,408,906	$8,408	925,106	$925	$37,535,504	$(32,438,078)	$5,106,759

See Notes to Consolidated Financial Statements

ICU EYEWEAR HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2022	2021
	(as restated -Note 2)	(as restated -Note 2)
Cash Flows from Operating Activities
Net loss	$(1,004,651)	$(5,485)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	482,659	550,782
Allowance for doubtful accounts	-	792,459
Reserve for inventory obsolescence	-	154,000
Impairment of intangible assets	82,000	-
Changes in operating assets and liabilities:
Accounts receivable	(313,430)	558,014
Inventory	1,294,125	13,608
Prepaid expenses and other current assets	141,844	(220,206)
Other receivable	-	5,577,234
Accounts payable	(1,212,818)	(9,208,499)
Accrued liabilities	(336,951)	(602,249)
Net cash used in operating activities	(867,222)	(2,390,342)

Cash Flows from Investing Activities
Purchases of property and equipment	(200,985)	(742,727)
Net cash used in investing activities	(200,985)	(742,727)

Cash Flows from Financing Activities
Change in line of credit, net	20,555	-
Net cash provided by financing activities	20,555	-

Net Decrease in Cash and Cash Equivalents	(1,047,652)	(3,133,069)
Cash and Cash Equivalents, beginning of year	1,955,303	5,088,372
Cash and Cash Equivalents, end of year	$907,651	$1,955,303

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$262,743	$178,054
Cash paid for income taxes	$17,361	$37,800

See Notes to Consolidated Financial Statements

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Management’s Plans Regarding the Financing of Future Operations

Nature of Business

ICU Eyewear Holdings, Inc. (ICU Holdings or Parent) was incorporated in the state of Idaho in
September 1997. In October 1997, ICU Holdings acquired all of the outstanding stock in ICU Eyewear, Inc. (Eyewear) (collectively, the Company). On October 20, 2003, the Company was reincorporated as a California Corporation. The Company was acquired by a collaborative group of investors on August 27, 2010 and is headquartered in Hollister, California. In February 2023, the Company was acquired by 1847 Holdings LLC (1847 Holdings) and became a wholly owned subsidiary of 1847 Holdings (Note 11).

ICU Holdings’ operations consist of managing the operations of Eyewear. Eyewear sells reading glasses, sunglasses and related eyewear under several brand names to retailers primarily located in the United States of America (U.S.) and, to a lesser extent, abroad. Customers include major drugstore chains, mass merchants, independent retailers, and sporting goods stores. The Company’s products are manufactured primarily in China.

In March 2020, as a response to the global outbreak of the novel coronavirus, the Company entered into a distribution and supply agreement (the distribution and supply agreement) with a supplier, which is a related-party company owned by a Company stockholder, to distribute personal protective equipment (PPE). The PPE products include face masks, exam gloves, hair nets, beard nets, isolation suits, face shields and goggles manufactured in China. Distribution of PPE products ceased in 2021 and the Company does not intend to continue these product sales in the future.

Management’s Plans Regarding the Financing of Future Operations

The Company has an accumulated deficit of $32,438,000 at December 31, 2022. In February 2023, the Company was acquired by 1847 Holdings (Note 11), a publicly traded partnership with access to capital resources. The Company also continues to focus on increasing revenue and managing expenditures. Management believes given the acquisition by 1847 Holdings, the forecast of increasing revenue, and the management of operating expenditures will provide sufficient resources to sustain working capital needs through at least February 2, 2025. However, over the longer term, if the Company does not generate sufficient revenue from new and existing products and services, additional debt or equity financing may be required. There is no assurance if the Company requires additional future financing, that financing will be available on terms which are acceptable to the Company, or at all.

2. Significant Accounting Policies

Financial Statement Restatement:

In 2023, in connection with the preparation of the 2022 consolidated financial statements, the Company’s management determined certain adjustments to the 2021 consolidated financial statements were required. The Company determined it improperly applied certain principles in its method of recognition of revenue under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606). The errors primarily related to understatements of customer sales allowances and chargebacks. These adjustments were included in the restated consolidated financial statements issued on April 25, 2023.

Subsequent to the issuance of the 2022 consolidated financial statements, the Company’s management determined the impairment of an intangible asset recorded in 2022 was overstated based on a formal third-party asset valuation report. As a result, these financial statements have been restatement to reflect the correction of the impairment loss overstatement.

The following table details the impact of the restatement identified in 2024 on the 2022 consolidated financial statements:

	As Reported April 25, 2023	Adjustments	As Restated February 2, 2024
Current assets	$12,643,931	$-	$12,643,931
Total assets	13,296,935	642,000	13,938,935
Current liabilities	8,832,176	-	8,832,176
Accumulated deficit	(33,080,078)	642,000	(32,438,078)
Income from operations	(4,579,876)	3,618,000	(961,876)
Net income (loss)	(4,622,651)	3,618,000	(1,004,651)

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table details the impact of the restatement on the previously issued 2021 consolidated financial statements:

	As Reported as Previously Restated April 25, 2023	Adjustments	As Restated February 2, 2024
Current assets	$14,814,122	$-	$14,814,122
Total assets	19,448,800	(2,976,000)	16,472,800
Current liabilities	10,361,390	-	10,361,390
Accumulated deficit	(28,457,427)	(2,976,000)	(31,433,427)
Income from operations	469,857	-	469,857
Net income (loss)	(5,485)	-	(5,485)

Principles of Consolidation:

The consolidated financial statements include the accounts of ICU Holdings and Eyewear. All intercompany transactions and balances have been eliminated in consolidation.

Distribution and Supply Agreement:

Under the distribution and supply agreement with a related-party supplier, the Company earned a fixed percentage of the gross PPE product sales, less any shipping, tariff or duty costs. The Company took legal title to the inventory prior to delivery to customers; however, inventory risk was mitigated as it had a right to return unsold product to the supplier. Additionally, the related contracts for PPE purchases were between the customer and the Company and the Company was responsible for all related sales, support, marketing, accounting, information technology, order processing and logistics expenses for products sold under the distribution and supply agreement. As a result, the Company recognized revenue for PPE product sales on a gross basis as the principal in the transactions because it controlled the products prior to transfer to the customer.

Revenue Recognition:

The Company recognizes revenue in accordance with Topic 606. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company records revenue on the sale of its eyewear and PPE products upon shipment to retailers, net of contractually obligated returns and other additional required rebate and pricing reserves. The Company maintains the practice of accepting returned eyewear goods if they are slow moving or become damaged, although there is no legal requirement to do so under certain contracts. Therefore, in addition to the contractually obligated reserves, the Company provides an additional reserve for expected eyewear-related returns based on historical trends and current expectations when eyewear products are shipped to retailers. For new accounts, management estimates the expected returns based on historical experience from similar customers.

Customer agreements for purchases of eyewear generally require payment by the Company of marketing development funds, co-operative advertising fees, rebates and similar charges. The Company accounts for these fees as a reduction in revenue, unless there is an identifiable benefit and the fair value of the charges can be reasonably estimated, in which case the Company records these transactions as sales and marketing expense.

Revenue earned from distribution of PPE products under the distribution and supply agreement was recorded on a gross basis upon shipment of goods to the customer.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash and highly liquid investments purchased with a remaining maturity of three months or less. The recorded carrying value amount of cash and cash equivalents approximates their fair value.

Concentration of Credit Risk:

Financial instruments, which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents at one U.S. financial institution. Cash and cash equivalent balances exceeded the Federal Deposit Insurance Corporation (FDIC) insurable limit of $250,000 at December 31, 2022 and 2021. The Company has not experienced any losses on its cash and cash equivalent deposits through December 31, 2022.

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivable are contract assets derived from providing goods to customers. The Company generally does not require collateral on its accounts receivable. The Company mitigates the potential credit risk in accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and maintains allowances for estimated sales returns and credit losses. Credit losses have been within management’s expectations.

Major Customers:

In 2022 and 2021, the Company had one major eyewear customer, defined as an eyewear customer generating net sales in excess of 10% of the Company’s annual net revenue of eyewear products. Sales to the major customer accounted for 65% of net eyewear sales in 2022 (65% in 2021). The Company had a receivable of $1,184,000 from the major customer at December 31, 2022 ($1,908,000 at December 31, 2021).

Major suppliers are defined as vendors representing greater than 10% of annual non-payroll related disbursements related to eyewear products. The Company had one major supplier in 2022 and 2021, which is a related-party company owned by a stockholder of the Company. Disbursements to the major supplier accounted for 28% of non-payroll related disbursements in 2022 (28% in 2021). Disbursements are generally for the purchase of eyewear-related inventory. There was $1,461,000 payable to the major vendor at December 31, 2022 ($2,426,000 at December 31, 2021).

Inventory:

Inventory consists of purchased goods held for resale and an allocated amount of freight, duty, purchasing, handling and storage costs. Inventory is reflected net of a reserve for obsolescence and is valued at the lower of cost basis or market. Market represents the lower of replacement cost or estimated net realizable value.

Shipping and Handling Costs:

Amounts billed to customers for shipping are recorded as net revenue. Shipping and handling costs including outbound freight costs incurred in the delivery of products to customers are charged to cost of revenue in the period incurred.

Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful life of the asset, generally two to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

Leases:

Effective January 1, 2022 (the Adoption Date), the Company adopted the requirements of (FASB ASC Topic 842, Leases (Topic 842), which requires all entities that lease assets with terms of greater than twelve months to capitalize the assets and related liabilities on the balance sheet, which had not previously required capitalization. Leases are classified as either an operating or finance lease under Topic 842, with classification affecting the pattern of expense recognition in operations.

The Company elected the short-term lease recognition exemption for all applicable classes of leased assets. Leases with an initial term of twelve months or less that do not include an option to purchase the underlying asset or an option to extend the lease, which the Company is reasonably certain to exercise, are not recorded on the consolidated balance sheet. As a result, the Company did not have any leases at the Adoption Date requiring capitalization under Topic 842.

For future operating leases meeting the requirements of capitalization, the Company will record an operating lease right of use asset and an operating lease liability at the lease commencement date. An operating lease right-of-use asset represents the right to use a specified asset for a stated lease term, and a lease liability represents the legal obligation to make lease payments.

Intangible Assets:

The intangible asset at December 31, 2022 and 2021 relates to a trademark from the acquisition of the Company on August 27, 2010. All other acquired intangible assets in the transaction were fully amortized in 2018. The Company determined the trademark had an indefinite life and was not subject to amortization but was subject to impairment.

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. In 2022, the Company recorded an impairment loss of $82,000 related to the trademark (no impairment loss in 2021).

Income Taxes:

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred income tax assets and liabilities are recorded net and classified as noncurrent on the consolidated balance sheet. A valuation allowance is provided against the Company’s deferred income tax assets when realization is not reasonably assured.

Advertising Costs:

The Company expenses the cost of producing advertisements at the time of production and expenses the cost of placing the advertisements over the period in which the advertisements are run. Advertising costs were $419,000 in 2022 ($328,000 in 2021).

Stock-Based Compensation:

The Company generally grants stock options for a fixed number of shares with an exercise price equal to the fair value of the underlying shares at the date of grant. Fair value is determined by the Board of Directors (the Board). The Company accounts for stock option grants using the fair value method and stock-based compensation is recognized as the underlying options vest.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses in the consolidated financial statements and related disclosures. Actual results could differ from those estimates.

Risks and Uncertainties:

The global outbreak of the novel coronavirus continues to be an evolving situation. The virus has disrupted much of society, impacted global travel and supply chains, and adversely impacted global commercial activity in most industries. The rapid development and fluidity of this situation precludes any prediction as to its ultimate impact, which may have a continued adverse effect on economic and market conditions and extend the period of global economic uncertainty. These conditions, which may be across industries, sectors or geographies, may impact the Company’s operating performance in the near term.

3. Property and Equipment

Property and equipment consist of the following at December 31:

	2022	2021
Displays	$9,047,238	$8,846,041
Office furniture and equipment	701,888	702,100
Leasehold improvements	386,281	386,281
Computer software	208,844	208,844
Automobiles	6,000	6,000
	10,350,251	10,149,266
Less accumulated depreciation and amortization	(9,772,047)	(9,289,388)
	$578,204	$859,878

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Income Taxes

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain income tax positions based on its understanding and interpretation of income tax laws. The taxing authorities may challenge these positions, and the resolution of the matters could result in recognition of income tax expense in the Company’s consolidated financial statements. Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

The Company uses the “more likely than not” criterion for recognizing the income tax benefit of uncertain income tax positions and establishing measurement criteria for income tax benefits. The Company has evaluated the impact of these positions and believes its income tax filing positions and deductions will be sustained upon examination. Accordingly, no reserve for uncertain income tax positions or related accruals for interest and penalties have been recorded at December 31, 2022 or 2021. In the event the Company should need to recognize interest and penalties related to unrecognized income tax liabilities, this amount will be recorded as an accrued liability and an increase to income tax expense.

Deferred income taxes result from the tax effect of transactions recognized in different periods for financial statement and income tax reporting purposes. The Company’s net deferred income tax assets at December 31, 2022 were $3,643,000 ($3,448,000 at December 31, 2021) and have been fully offset by a valuation allowance, as their realization is not reasonably assured. The deferred income tax assets consist primarily of net operating losses that may be carried forward to offset future income tax liabilities and timing differences related to allowances, certain accruals, and depreciation and amortization.

At December 31, 2022, the Company has net operating loss carryforwards of $12,954,000 ($12,410,000 at December 31, 2021). The federal net operating loss carryforwards generated prior to December 31, 2017 of $900,000 will begin to expire in 2034. Federal net operating losses generated in tax years beginning after December 31, 2017 may be carried forward indefinitely. The state net operating losses may be carried forward indefinitely.

Section 382 of the Internal Revenue Code limits the annual use of net operating loss carryforwards and further limits their use in certain situations where changes occur in stock ownership of a company. If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, utilization of the carryforwards could be restricted. In 2020, given the profitability of the Company, a formal Section 382 study was performed and the Company determined the utilization of the carryforwards had not been restricted.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company believes all tax years since the acquisition in August 2010 remain open to examinations by the appropriate government agencies in the federal and state jurisdictions.

5. Commitments and Contingencies

Royalties:

The Company has license agreements with copyright, trademark and other intellectual property holders for certain products. In 2022 and 2021, the Company recorded expenses of $7,000 and $20,000, respectively, related to royalties owed under the license agreements. At December 31, 2022 and 2021 the Company did not have any royalties payable.

Litigation:

From time to time, the Company may become party to various disputes and legal matters considered routine and in the ordinary course of its activities. The Company is not aware of any legal claims at December 31, 2022. In the opinion of management, any liabilities for future legal claims will not have a material adverse effect on the Company’s consolidated financial statements. As a result, no liability for potential legal claims has been recorded at December 31, 2022.

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Indemnification Agreements:

In the ordinary course of business, the Company enters into agreements with, among others, customers, consultants and resellers. Some of these agreements require the Company to indemnify the other party against third party claims alleging a Company product infringes upon a patent and/or copyright. Agreements in which trademarks are licensed to another party normally require the Company to indemnify the other party against third party claims alleging that one of the Company’s products infringes a trademark. Certain of these agreements require the Company to indemnify the other party against certain claims relating to property damage, personal injury or the acts or omissions of the Company, its employees, agents or representatives.

The Company has also indemnified its Board and executive officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which the individual may be involved by reason of being or having been a director or executive officer.

The Company believes the estimated fair value of any future obligations from these indemnification agreements is minimal. Therefore, the consolidated financial statements do not include liabilities for any potential indemnification obligations at December 31, 2022.

Customer Contracts:

The Company has entered into various agreements with customers that guarantee certain gross margin improvements, gross margins, and store sales volume during the contract periods. The Company has also guaranteed updates and refreshes to the displays at customer stores. Any amounts due to customers related to margin and sales guarantees are recorded as a reduction of revenue and accounts receivable if not achieved.

6. Credit Facility

The Company has a credit facility with a financial institution, which provides a line of credit to support working capital of up to $4,000,000. The credit facility is subject to certain accounts receivable and inventory limitations, as defined in the credit facility.

Outstanding borrowings under the credit facility were $2,872,206 at December 31, 2022 ($2,851,651 at December 31, 2021), which bear interest at the greater of 5%, or the prime rate, plus 1.75% per annum (5.00% at December 31, 2022). The line of credit expires in April 2024.

Borrowings under the credit facility are collateralized by substantially all assets of the Company. The credit facility also requires the Company to maintain compliance with certain financial and non-financial covenants. At December 31, 2022, management believes the Company was in compliance with all covenants required by the credit facility.

7. Capital Stock

Common Stock:

The Company is authorized to issue 12,500,000 shares of common stock with a par value of $0.001 per share. The Company had 925,106 shares of common stock issued and outstanding at December 31, 2022.

Convertible Preferred Stock:

The Company is authorized to issue 8,800,000 shares of convertible preferred stock with a par value of $0.001 per share of which the Company’s Board has designated as 3,600,000 shares as Series A convertible preferred stock (Series A), 3,200,000 shares as Series A-1 convertible preferred stock (Series A-1) and 2,000,000 shares as Series A-2 convertible preferred stock (Series A-2). The Company had 3,299,640 shares of Series A, 3,175,627 shares of Series A-1 and 1,933,639 shares of Series A-2 issued and outstanding at December 31, 2022.

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The holders of Series A, Series A-1 and Series A-2 (collectively, preferred stock) have the rights, preferences, privileges and restrictions as set forth below:

Liquidation:

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A-2 are entitled to receive, prior to and in preference to the holders of Series A-1, Series A and common stock, an amount per share as adjusted for stock splits, dividends, reclassifications or the like equal to $3.6074 per share, plus all declared and unpaid dividends. If upon occurrence of a liquidation, the assets and funds to be distributed among the holders of Series A-2 are insufficient to permit the payment to all holders, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A-2 in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon completion of distribution to the holders of Series A-2, the holders of shares of Series A-1 are entitled to receive, prior to and in preference to the holders of Series A and common stock, an amount per share as adjusted for stock splits, dividends, reclassifications or the like equal to $10.822 per share, plus all declared and unpaid dividends. If upon occurrence of a liquidation, the assets and funds to be distributed among the holders of Series A-1 are insufficient to permit the payment to all holders, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A-1 in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon completion of distribution to the holders of Series A-2 and Series A-1, the holders of shares of Series A are entitled to receive, prior to and in preference to the holders of common stock, an amount per share as adjusted for stock splits, dividends, reclassifications or the like equal to $4.9296 per share, plus all declared and unpaid dividends. If upon occurrence of a liquidation, the assets and funds to be distributed among the holders of Series A are insufficient to permit the payment to all holders, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon completion of distribution to the holders of preferred stock, all remaining assets, if any, will be distributed ratably to the holders of common stock and preferred stock, on an as-converted to common stock basis.

Voting:

The holders of shares of preferred stock are entitled to voting rights equal to the number of shares of common stock, into which each share of preferred stock could be converted. So long as shares of preferred stock are issued and outstanding, the holders of preferred stock, voting together as a single class, are entitled to elect four members to the Board. The holders of preferred stock and common stock, voting together as a single class, on an as-converted basis, are entitled to elect the remaining members of the Board.

Conversion:

Each share of preferred stock is convertible into shares of common stock, at the option of the holder, at any time. Each share of preferred stock automatically converts into the number of shares of common stock determined in accordance with the conversion ratio upon the earlier of (i) the date upon affirmative election by the holders of at least a majority of the shares of then outstanding preferred stock, voting together as a single class, or (ii) upon the closing of a public offering of common stock with aggregate gross proceeds of at least $40,000,000.

Dividends:

The holders of preferred stock are entitled to receive non-cumulative dividends, when and if declared by the Board, at the rate of 8% of their original issuance price per share, as adjusted for stock dividends, combinations, splits, recapitalizations or the like, per annum, prior to any payment of dividends to holders of common stock.

Protective Provisions:

The holders of preferred stock also have certain protective provisions. The Company cannot, without the approval from the holders of at least a majority of the preferred stock then outstanding, voting as a single class, take any action that: (i) amends, alters or repeals any provisions of the Articles of Incorporation or Bylaws of the Company or changes the voting or other powers, preferences or other special rights, privileges or restrictions of preferred stock; (ii) increases or decreases the authorized number of shares of Series A; (iii) results in repurchase of common stock or preferred stock in which the stockholders of the same class and series are not treated equally; (iv) results in an asset transfer or acquisition of the Company; (v) consummates a liquidation, dissolution or winding up of the Company; or (vi) increases or decreases the authorized members of the Board.

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Redemption:

Preferred stock is not redeemable at the option of the holder.

8. Equity Incentive Plan

In January 2013, the Board approved the 2013 Equity Incentive Plan (the 2013 Plan). The 2013 Plan provides for the granting of stock options to Company employees, directors, and consultants. The Company has reserved 107,714 shares of common stock for issuance under the 2013 Plan.

The exercise price of incentive stock options and non-statutory stock options will be no less than 100% of the fair value per share of the Company’s common stock on the grant date. If a grantee owns capital stock representing more than 10% of the outstanding shares, the price of each share will be at 110% of the fair value. Fair value is determined by the Board. Options expire after ten years (five years for grantees owning greater than 10% of all classes of stock). Options granted generally vest over four years, of which, 25% of the options vest one year after the vesting commencement date, and the balance vests monthly thereafter over the remaining period.

In 2022 and 2021, the Company did not recognize any stock-based compensation related to options granted to employees as it was determined to not be material to the consolidated financial statements as a whole. No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements or capitalized inventory or property and equipment through December 31, 2022.

Stock option activity under the 2013 Plan is as follows:

		Options Outstanding
	Options Available for Grant	Number of Shares	Weighted Average Exercise Price
Balances, December 31, 2020	56,299	51,000	$0.05
Balances, December 31, 2021	56,299	51,000	0.05
Balances, December 31, 2022	56,299	51,000	$0.05

At December 31, 2022, incentive options outstanding had a weighted-average remaining contractual life of 2.4 years. At December 31, 2022, 48,844 options were vested and exercisable with a weighted-average exercise price of $0.05 and weighted-average remaining contractual life of 1.9 years. Future stock-based compensation for unvested options granted and outstanding at December 31, 2022 was not significant to the consolidated financial statements.

9. Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. The Company may match 25% of employee contributions up to 6% of a participant’s eligible compensation, subject to certain limitations. The Company did not make any matching contributions to the 401(k) plan in 2022 or 2021.

10. Other Receivable

In August 2020, the Company was a victim of a cyber-attack whereby the attacker impersonated a Company employee and initiated a bank information change request to a customer. When the customer processed the change request and attempted to make a payment to the Company for PPE product purchases, the payment was instead fraudulently transferred to the attacker’s bank account. Investigators with the U.S. Secret Service were able to discover the fraud and recover the funds, which are now the subject of a civil forfeiture action in the Northern District of Texas. The Company filed a petition for remission of the funds. At December 31, 2020, the amount expected to be received of $5,577,234 was recorded as a receivable, which was received in 2021.

ICU EYEWEAR HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Subsequent Events

Merger Agreement and Credit Facilities:

On December 21, 2022, 1847 ICU Holdings Inc. (1847 ICU) and 1847 ICU Acquisition Sub Inc. (Merger Sub), both wholly owned subsidiaries of 1847 Holdings, entered into an agreement and plan of merger (the Merger Agreement) with the Company and its investors. On February 9, 2023, the transactions contemplated by the parties were completed. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company becoming the surviving entity and a wholly owned subsidiary of 1847 ICU. The merger consideration paid by 1847 ICU to the Company stockholders consisted of (i) $4,000,000 in cash, minus any unpaid debt of Eyewear and certain transaction expenses, and (ii) 6% subordinated promissory notes in the aggregate principal amount of $500,000.

In connection with the Merger Agreement, the Company’s existing credit facility (Note 6) was repaid in full, and the Company entered into a new credit facility with a financial institution (the 2023 credit facility) which provides a line of credit to support working capital of up to $5,000,000. The credit facility is subject to certain accounts receivable and inventory limitations, as defined in the 2023 credit facility. Outstanding borrowings under the 2023 credit facility bear interest at the greater of the prime rate as reported in The Wall Street Journal, plus 8.0% per annum, or 15.0%. The line of credit expires in February 2025. Borrowings under the 2023 credit facility are collateralized by substantially all assets of the Company and requires the Company to maintain compliance with certain financial and non-financial covenants.

In September 2023, the Company entered into a new credit facility with a financial institution (the September 2023 credit facility), which provides a line of credit to support working capital of up to $15,000,000. Upon entering into the September 2023 credit facility, the Company repaid all existing borrowings under the February 2023 credit facility and it was closed. The September 2023 credit facility is subject to certain accounts receivable and inventory limitations, as defined in the facility. Outstanding borrowings generally bear interest between 7% to 8% and are collateralized by substantially all assets of the Company. The September 2023 credit facility expires in September 2026 and requires the Company to maintain compliance with certain financial and non-financial covenants.

Banking Industry:

On March 10, 2023, Silicon Valley Bank (SVB), a financial institution heavily integrated into the ecosystem of the venture community, was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver.  On March 12, 2023, the FDIC, the U.S. Department of the Treasury and the Federal Reserve System issued a joint statement indicating actions would be taken to complete the FDIC’s resolution of SVB in a manner that protects depositors.  The financial institution was reopened by the FDIC on March 13, 2023, with customers having full access to their deposits and debt facilities as at the time of the closure.  As of April 25, 2023, the Company does not have a direct relationship with SVB and will continue to monitor and evaluate potential risks related to customers and partners who may be impacted.

Subsequent events have been evaluated through February 2, 2024, which is the date the consolidated financial statements were approved by the Company and available to be issued. No additional items requiring disclosure in the consolidated financial statements have been identified.

Up to 3,424,658 Common Shares or

Pre-Funded Warrants to Purchase Common Shares

1847 HOLDINGS LLC

PROSPECTUS

Spartan Capital Securities, LLC

, 2024

Until , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$738.00
FINRA filing fee	1,250.00
Accounting fees and expenses	30,000.00
Legal fees and expenses	132,500.00
Transfer agent fees and expenses	5,000.00
Printing and related fees and expenses	20,000.00
Miscellaneous fees and expenses	5,512.00
Total	$195,000.00

Item 14. Indemnification of Directors and Officers

Certain provisions of our operating agreement are intended to be consistent with Section 145 of the General Corporation Law of the State of Delaware, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our operating agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the company or its shareholders;

●	for acts or omissions not in good faith or a knowing violation of law;

●	regarding unlawful distributions and interest purchases analogous to Section 174 of the General Corporation Law of the State of Delaware; or

●	for any transaction from which the director derived an improper benefit.

Our operating agreement provides that:

●	we must indemnify our directors and officers to the equivalent extent permitted by General Corporation Law of the State of Delaware;

●	we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

●	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by our board of directors.

The indemnification provisions contained in our operating agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise.

In addition, we have entered into indemnification agreements with each of our executive officers and directors, pursuant to which we have agreed to indemnify them to the fullest extent permitted by law. Under the indemnification agreements, we have agreed to advance all expenses incurred by or on behalf of the independent directors in connection with any proceeding within thirty (30) days after the receipt by us of a statement requesting such advance, whether prior to or after final disposition of such proceeding.

We also have insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

The placement agency agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the placement agent of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act. Please see “Description of Securities” for more information regarding the convertible securities described below.

On March 26, 2021, we sold an aggregate of 1,818,182 units, at a price of $1.65 per unit, for an aggregate purchase price of $3,000,000. In this offering, we issued 1,818,182 series A senior convertible preferred shares and three-year warrants to purchase 10,829 common shares.

On March 26, 2021, we also issued an aggregate of 998 common shares to prior holders of the series A senior convertible preferred shares.

On October 8, 2021, we issued to two institutional investors secured convertible promissory notes in the aggregate principal amount of $24,860,000. On October 8, 2021, we also issued to one investor five-year warrants for the purchase of 3,602 common shares.

On February 24, 2022, we sold an aggregate of 320,333 units, at a price of $3.00 per unit, for aggregate gross proceeds of $960,999. On March 24, 2022, we sold an additional 106,666 units for aggregate gross proceeds of $319,990. On April 20, 2022, we sold an additional 28,333 units for aggregate gross proceeds of $85,000. On May 12, 2022, we sold an additional 16,667 units for aggregate gross proceeds of $50,000. On May 19, 2022, we sold an additional 9,567 units for aggregate gross proceeds of $28,700. In the aggregate, we issued 481,566 series B senior convertible preferred shares and three-year warrants to purchase 1,209 common shares.

On July 8, 2022, we entered into a securities purchase agreement with Mast Hill Fund, L.P., pursuant to which we issued to Mast Hill Fund, L.P. a promissory note in the principal amount of $600,000, which includes an original issue discount in the amount of $60,000, and a five-year warrant for the purchase of 1,000 common shares for a total purchase price of $540,000.

On July 8, 2022, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 36 common shares.

On August 2, 2022, we issued 2,851 common shares to Bevilacqua PLLC, our outside securities counsel, upon the settlement of accounts payable.

On January 3, 2023, we issued warrants for the purchase of 4,079 common shares as a dividend to our common shareholders of record as of December 23, 2022 pursuant to a warrant agent agreement, dated January 3, 2023, with VStock Transfer, LLC.

On February 3, 2023, we entered into securities purchase agreements with two accredited investors, pursuant to which we issued to such investors (i) promissory notes in the aggregate principal amount of $604,000, which include an original issue discount in the amount of $60,400, and (ii) five-year warrants for the purchase of an aggregate of 1,259 common shares for a total purchase price of $543,600. As additional consideration, we issued an aggregate of 1,259 common shares to the investors as a commitment fee.

On February 3, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 9 common shares.

On February 9, 2023, we entered into securities purchase agreements with the same two accredited investors, pursuant to which we issued to such investors (i) promissory notes in the aggregate principal amount of $2,557,575, which include an original issue discount in the amount of $255,757, and (ii) five-year warrants for the purchase of an aggregate of 5,239 common shares for a total purchase price of $2,301,818. As additional consideration, we issued 2,898 common shares to one investor and issued to the other investor a five-year warrant for the purchase of 2,431 common shares, which were issued as a commitment fee.

On February 9, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 120 common shares.

On February 22, 2023, we entered into another securities purchase agreement with one of the investors pursuant to which we issued to such investor (i) a promissory note in the principal amount of $878,000, which includes an original issue discount in the amount of $87,800, and (ii) a five-year warrant for the purchase of 1,830 common shares for a total purchase price of $790,200. As additional consideration, we issued a five-year warrant for the purchase of 1,984 common shares to the investor as a commitment fee.

On February 22, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 76 common shares.

On August 11, 2023, we issued to certain accredited investors 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 and warrants for the purchase of an aggregate of 40,989 common shares for a total purchase price of $2,500,000. We also issued to Spartan Capital Securities, LLC, the representative of the placement agent for this offering, a common share purchase warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the 20% OID subordinated promissory notes and exercise of the warrants, or approximately 86,613 common shares as of the date of this prospectus.

The issuance of these securities was made in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1	Form of Placement Agency Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-1 filed on January 24, 2024)
3.1	Certificate of Formation of 1847 Holdings LLC (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on February 7, 2014)
3.2	Second Amended and Restated Operating Agreement of 1847 Holdings LLC, dated January 19, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 22, 2018)
3.3	Amendment No. 1 to Second Amended and Restated Operating Agreement (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 11, 2021)
3.4	Amendment No. 2 to Second Amended and Restated Operating Agreement of 1847 Holdings LLC, dated October 16, 2023 (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed on October 16, 2023)
3.5	Amendment No. 3 to Second Amended and Restated Operating Agreement of 1847 Holdings LLC, dated December 19, 2023 (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1 filed on January 24, 2024)
4.1	Form of Pre-Funded Common Share Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed on January 24, 2024)
4.2	Amended and Restated Share Designation of Series A Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 1, 2021)
4.3	Amendment No. 1 to Amended and Restated Share Designation of Series A Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 5, 2021)
4.4	Share Designation of Series B Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 2, 2022)
4.5	Warrant Agency Agreement, dated August 11, 2023, between 1847 Holdings LLC and VStock Transfer, LLC and Form of Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 14, 2023)
4.6	Common Share Purchase Warrant issued by 1847 Holdings LLC to Spartan Capital Securities, LLC on August 11, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on August 14, 2023)
4.7	Common Share Purchase Warrant issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on February 22, 2023 (incorporated by reference to Exhibit 4.6 to Amendment No. 1 to Registration Statement on Form S-3 filed on April 28, 2023)
4.8	Common Share Purchase Warrant issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on February 9, 2023 (incorporated by reference to Exhibit 4.10 to Amendment No. 1 to Registration Statement on Form S-3 filed on April 28, 2023)
4.9	Common Share Purchase Warrant issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on February 3, 2023 (incorporated by reference to Exhibit 4.13 to Amendment No. 1 to Registration Statement on Form S-3 filed on April 28, 2023)
4.10	Warrant Agent Agreement, dated January 3, 2023, between 1847 Holdings LLC and VStock Transfer, LLC and form of Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 9, 2023)
4.11	Common Share Purchase Warrant issued to Craft Capital Management LLC on August 5, 2022 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 8, 2022)
4.12	Common Share Purchase Warrant issued to R.F. Lafferty & Co. Inc. on August 5, 2022 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on August 8, 2022)
4.13	Warrant for Common Shares issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on July 8, 2022 (incorporated by reference to Exhibit 4.18 to the Registration Statement on Form S-3 filed on February 1, 2023)
4.14	Warrant for Common Shares issued by 1847 Holdings LLC to Leonite Capital LLC on October 8, 2021 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 13, 2021)
5.1	Opinion of Bevilacqua PLLC as to the legality of the common shares (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.2	Management Services Agreement, dated April 15, 2013, between 1847 Holdings LLC and 1847 Partners LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/A filed on March 14, 2014)
10.3	Amendment No. 1 to Management Services Agreement, dated September 15, 2013, between 1847 Holdings LLC and 1847 Partners LLC (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on February 7, 2014)
10.4	Management Services Agreement, dated February 9, 2023, between 1847 ICU Holdings Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on February 13, 2023)
10.5	Amendment No. 1 to Management Services Agreement, dated March 30, 2023, between 1847 ICU Holdings Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on April 5, 2023)
10.6	Management Services Agreement, dated March 30, 2021, between 1847 Wolo Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on April 5, 2021)
10.7	Amendment No. 1 to Management Services Agreement, dated March 30, 2023, between 1847 Wolo Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on April 5, 2023)

10.8	Amended and Restated Management Services Agreement, dated October 8, 2021, between 1847 Cabinet Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on October 13, 2021)
10.9	Management Services Agreement, dated May 28, 2020, between 1847 Asien Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed June 3, 2020)
10.10	Amendment No. 1 to Management Services Agreement, dated March 30, 2023, between 1847 Asien Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on April 5, 2023)
10.11	6% Subordinated Promissory Note issued by 1847 ICU Holdings Inc. to Oceanus Investment Inc. on February 9, 2023 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on February 13, 2023)
10.12	6% Subordinated Promissory Note issued by 1847 ICU Holdings Inc. to San Francisco Equity Partners III, LP on February 9, 2023 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on February 13, 2023)
10.13	6% Subordinated Promissory Note issued by 1847 ICU Holdings Inc. to Richard Conti on February 9, 2023 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on February 13, 2023)
10.14	6% Subordinated Promissory Note issued by 1847 ICU Holdings Inc. to Kirk Hobbs on February 9, 2023 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on February 13, 2023)
10.15	Conversion Agreement, dated July 26, 2022, among 1847 Holdings LLC, 1847 Cabinet Inc., Stephen Mallatt, Jr. and Rita Mallatt (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 27, 2022)
10.16	Letter Agreement, dated March 30, 2023, among 1847 Holdings LLC, 1847 Cabinet Inc., Stephen Mallatt, Jr. and Rita Mallatt (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 5, 2023)
10.17	6% Subordinated Convertible Promissory Note issued by 1847 Cabinet Inc. to Steven J. Parkey on October 8, 2021 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on October 13, 2021)
10.18	6% Subordinated Convertible Promissory Note issued by 1847 Cabinet Inc. to Jose D. Garcia-Rendon on October 8, 2021 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on October 13, 2021)
10.19	Exchange Agreement, dated October 8, 2021, among 1847 Holdings LLC, Steven J. Parkey and Jose D. Garcia-Rendon (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on October 13, 2021)
10.20	6% Amortizing Promissory Note issued by 1847 Asien Inc. to Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992, on July 29, 2020 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed August 4, 2020)
10.21	Amendment No. 1 to Securities Purchase Agreement and 6% Amortizing Promissory Note, dated October 8, 2021, between 1847 Asien Inc. and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992 (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed on October 13, 2021)
10.22	Letter Agreement, dated October 20, 2022, between Asien Inc. and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on October 26, 2022)
10.23	Letter Agreement, dated April 6, 2023, between Asien Inc. and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992 (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K filed on April 11, 2023)
10.24	Amended and Restated Credit and Security Agreement, dated September 11, 2023, among AB Lending SPV I, LLC, d/b/a Mountain Ridge Capital, ICU Eyewear, Inc., ICU Eyewear Holdings, Inc. and 1847 ICU Holdings Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 14, 2023)
10.25	Limited Guaranty Agreement, dated September 11, 2023, by 1847 Holdings LLC in favor of AB Lending SPV I, LLC, d/b/a Mountain Ridge Capital (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 14, 2023)
10.26	Pledge Agreement, dated September 11, 2023, by 1847 ICU Holdings Inc. in favor of AB Lending SPV I, LLC, d/b/a Mountain Ridge Capital (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on September 14, 2023)
10.27	Pledge Agreement, dated September 11, 2023, by ICU Eyewear Holdings, Inc. in favor of AB Lending SPV I, LLC, d/b/a Mountain Ridge Capital (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on September 14, 2023)
10.28	Trademark Security Agreement, dated September 11, 2023, by 1847 ICU Holdings Inc., ICU Eyewear Holdings, Inc., and ICU Eyewear, Inc., in favor of AB Lending SPV I, LLC, d/b/a Mountain Ridge Capital (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on September 14, 2023)
10.29	Form of Securities Purchase Agreement, dated August 11, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 14, 2023)

10.30	Form of Registration Rights Agreement, dated August 11, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 14, 2023)
10.31	Form of 20% OID Subordinated Promissory Note, dated August 11, 2023 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on August 14, 2023)
10.32	Promissory Note issued by 1847 Holdings LLC to Mast Hill Fund, L.P. on February 22, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 28, 2023)
10.33	Letter Agreement, dated August 10, 2023, between Mast Hill Fund, L.P and 1847 Holdings LLC (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on August 10, 2023)
10.34	Letter Agreement, dated August 31, 2023, between Mast Hill Fund, L.P and 1847 Holdings LLC (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.35	Promissory Note issued by 1847 Holdings LLC to Mast Hill Fund, L.P. on February 9, 2023 (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed on February 13, 2023)
10.36	Letter Agreement, dated August 9, 2023, between Mast Hill Fund, L.P. and 1847 Holdings LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on August 10, 2023)
10.37	Letter Agreement, dated August 31, 2023, between Mast Hill Fund, L.P and 1847 Holdings LLC (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.38	Promissory Note issued by 1847 Holdings LLC to Leonite Fund I, LP on February 9, 2023 (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed on February 13, 2023)
10.39	Letter Agreement, dated August 9, 2023, between Leonite Fund I, LP and 1847 Holdings LLC (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on August 10, 2023)
10.40	Letter Agreement, dated August 31, 2023, between Leonite Fund I, LP and 1847 Holdings LLC (incorporated by reference to Exhibit 10.40 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.41	Note Purchase Agreement, dated October 8, 2021, among 1847 Holdings LLC, 1847 Asien Inc., 1847 Wolo Inc., 1847 Cabinet Inc., Asien’s Appliance, Inc., Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., Kyle’s Custom Wood Shop, Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC, SILAC Insurance Company and Leonite Capital, LLC (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on October 13, 2021)
10.42	Secured Convertible Promissory Note issued by 1847 Holdings LLC to SILAC Insurance Company on October 8, 2021 (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on October 13, 2021)
10.43	Secured Convertible Promissory Note issued by 1847 Holdings LLC to SILAC Insurance Company on October 8, 2021 (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed on October 13, 2021)
10.44	Secured Convertible Promissory Note issued by 1847 Holdings LLC to Leonite Capital LLC on October 8, 2021 (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed on October 13, 2021)
10.45	Guaranty Agreement, dated October 8, 2021, among 1847 Asien Inc., 1847 Wolo Inc., 1847 Cabinet Inc., Asien’s Appliance, Inc., Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., Kyle’s Custom Wood Shop, Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC and Leonite Capital LLC (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed on October 13, 2021)
10.46	Security Agreement, dated October 8, 2021, among 1847 Holdings LLC, 1847 Asien Inc., 1847 Wolo Inc., 1847 Cabinet Inc., Asien’s Appliance, Inc., Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., Kyle’s Custom Wood Shop, Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC and Leonite Capital, LLC (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed on October 13, 2021)
10.47	Intellectual Property Security Agreement, dated October 8, 2021, among Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc. and Leonite Capital, LLC (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed on October 13, 2021)
10.48	Second Amended and Restated Secured Promissory Note issued by 1847 Holdings LLC to 1847 Cabinet Inc. on October 8, 2021 (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on October 13, 2021)
10.49	Residential Lease Agreement, dated August 5, 2020, between Redwood Gospel Missions and Asien’s Appliance, Inc. (incorporated by reference to Exhibit 10.20 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.50	Industrial Lease, dated September 1, 2020, between Kyle’s Custom Wood Shop, Inc. and Stephen Mallatt, Jr. and Rita Mallatt (incorporated by reference to Exhibit 10.47 to the Annual Report on Form 10-K filed on April 15, 2021)
10.51	Standard Lease Agreement, dated June 9, 2021, between Emerald Town, LLC and Kyle’s Custom Wood Shop, Inc. (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.52	Lease, dated October 29, 2021, between WL-MCK SRI Owner LLC and High Mountain Door & Trim Inc. (incorporated by reference to Exhibit 10.24 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)

10.53	Lease, dated December 7, 2020, between SW Commerce Reno, LLC and Sierra Homes, LLC (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.54	Agreement of Lease, dated October 4, 1978, between PKI Reality LLC and Wolo Mfg. Corp., as amended (incorporated by reference to Exhibit 10.27 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.55†	Employment Offer Letter, dated September 7, 2021, between Vernice L. Howard and 1847 Holdings LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 10, 2021)
10.56†	Letter Agreement Regarding the Assignment, Assumption and Amendment of Employment Agreement, dated March 23, 2022, among 1847 Holdings LLC, 1847 HQ Inc. and Vernice L. Howard (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed on March 31, 2022)
10.57†	Employment Offer Letter, March 1, 2023, between Glyn C. Milburn and 1847 HQ Inc. (incorporated by reference to Exhibit 10.59 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.58	Form of Independent Director Agreement between 1847 Holdings LLC and each independent director (incorporated by reference to Exhibit 10.31 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.59	Form of Indemnification Agreement between 1847 Holdings LLC and each independent director (incorporated by reference to Exhibit 10.32 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.60†	1847 Holdings LLC 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 filed on May 18, 2023)
10.61†	Form of Share Option Agreement incorporated by reference to Exhibit 10.62 to the Registration Statement on Form S-1 filed on May 18, 2023)
10.62†	Form of Restricted Share Award Agreement incorporated by reference to Exhibit 10.63 to the Registration Statement on Form S-1 filed on May 18, 2023)
10.63†	Form of Restricted Share Unit Award Agreement incorporated by reference to Exhibit 10.64 to the Registration Statement on Form S-1 filed on May 18, 2023)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on April 11, 2023)
23.1	Consent of Sadler, Gibb & Associates, LLC
23.2	Consent of Frank, Rimerman + Co. LLP
23.3	Consent of Bevilacqua PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
101.INS	XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Exhibit Filing Fees

†	Executive compensation plan or arrangement

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 2, 2024.

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Ellery W. Roberts Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ellery W. Roberts	Chairman and Chief Executive Officer (principal executive officer)	February 2, 2024
Ellery W. Roberts

*	Chief Financial Officer (principal financial and accounting officer)	February 2, 2024
Vernice L. Howard

*	Director	February 2, 2024
Robert D. Barry

*	Director	February 2, 2024
Michele A. Chow-Tai

*	Director	February 2, 2024
Clark R. Crosnoe

*	Director	February 2, 2024
Paul A. Froning

*	Director	February 2, 2024
Tracy S. Harris

*	Director	February 2, 2024
Lawrence X. Taylor

*	By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Attorney-In-Fact